Form 10KSB40, Exhibit 13
period 1996-09-30
BEDFORD BANCSHARES INC
filed 1996-12-30
CIK 921435

EXHIBIT 13


                 Annual Report to Stockholders for Fiscal Year
                           Ended September 30, 1996

                                [CORPORATE LOGO]

                            BEDFORD BANCSHARES, INC.

                               1996 ANNUAL REPORT
                ------------------------------------------------

                 BEDFORD BANCSHARES, INC. - 1996 ANNUAL REPORT

------------------------------------------------------------------------------


TABLE OF CONTENTS
------------------------------------------------------------------------------




Corporate Profile and Stock Market Information............................   2

Letter to Stockholders....................................................   3

Selected Financial and Other Data.........................................   4

Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........................   6


Report of Independent Certified Public Accountants........................  14


Consolidated Financial Statements.........................................  15


Notes to Consolidated Financial Statements................................  30


Office Locations..........................................................  51

Corporate Profile and Related Information

Bedford Bancshares, Inc. (the "Company") is the parent company of Bedford Federal Savings Bank ("Bedford Federal" or the "Savings Bank"). The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that the Savings Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers, but utilizes the support staff and facilities of the Savings Bank from time to time.

      Bedford Federal, a federally-chartered stock savings bank headquartered in Bedford, Virginia, was originally chartered in 1935 under the name "Bedford Federal Savings and Loan Association." The Savings Bank has operated as a federally-chartered stock savings bank since its mutual-to-stock conversion on August 19, 1994. Deposits have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). The Savings Bank is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Bedford Federal conducts its business from its main office in Bedford, Virginia, two full service branch offices located in Bedford County, Virginia, and three Automated Teller Machines ("ATMs").

      The Savings Bank attracts deposits from the general public and uses such deposits, together with borrowings and other funds, primarily to originate loans secured by first mortgages on owner-occupied, one-to-four family residences in its market area and to invest in mortgage-backed and investment securities. To a lesser extent, Bedford Federal also originates construction loans, commercial real estate and consumer loans.

Stock Market Information

The Company's common stock trades on the Nasdaq National Market under the trading symbol of "BFSB". The daily stock quotation for Bedford Bancshares, Inc., is published in The Wall Street Journal and in other local newspapers under the trading symbol of "BFSB" or "Bedford Bc". The following table reflects the stock price as published by the Nasdaq National Market statistical report.


                                                                       Dividends     Dividends
                                                                       Per Share     Per Share
Quarter Ended                    High           Low         Volume     Declared        Paid
-----------------------------------------------------------------------------------------------
December 1994                   $11.75        $10.25       153,965         --            --
March 1995                      $13.00        $10.75        90,995       $.15            --
June 1995                       $16.25        $12.25       298,726         --          $.15
September 1995                  $18.75        $15.50       209,914       $.15            --
December 1995                   $18.75        $17.50        93,376       $.09          $.15
March 1996                      $18.25        $16.75       120,970       $.09          $.09
June 1996                       $17.75        $15.75       189,406       $.10          $.09
September 1996                  $17.25        $16.50        85,591       $.11          $.10


      On September 30, 1996, there were approximately 651 shareholders of record with approximately 51.6% of the 1,143,669 outstanding shares held in nominee or "street" name through various brokerage firms. There were seven firms making a market in the Company's common stock during the month of September 1996.

      The Savings Bank may not declare or pay a cash dividend on its stock if the effect thereof would cause the regulatory capital of the Savings Bank to be reduced below (1) the amount required for the liquidation account established in connection with the Savings Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS").

Letter from the Chief Executive Officer

To Our Stockholders:

I am pleased to report that Bedford Bancshares, Inc. experienced solid performance and growth during fiscal 1996. The year was highlighted by a record level of loan closings, strong growth of core earnings, a 30% increase in dividends declared and the resolution of the deposit insurance premium disparity between the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF").

During the fourth quarter of fiscal 1996, federal legislation was passed imposing a one-time assessment on all members of the SAIF, including Bedford Federal, in order to recapitalize the SAIF to the congressionally mandated ratio of 1.25%. The assessment, based on the level of an institution's domestic deposits at March 31, 1995, amounted to approximately $555,000 ($344,000 on an after-tax basis) for Bedford Federal. As a result of the one-time assessment, we anticipate a reduction in future SAIF premiums.

Reflecting the impact of the one-time assessment, net income for fiscal 1996 amounted to $1.3 million compared to $1.4 million for fiscal 1995. On a per share basis, earnings for fiscal 1996 and 1995 were $1.17 and $1.20, respectively. The return on average assets for the year ended September 30, 1996, was 1.10% compared to a return of 1.28% for the previous year. The returns on average equity were 6.98% and 7.31% for fiscal 1996 and 1995, respectively. Without the one-time assessment, net income for fiscal 1996 would have exceeded $1.6 million, or $1.48 per share.

Total assets were $127.2 million on September 30, 1996, up 10.5% from the level one year earlier. The asset growth was focused in net loans receivable, which increased 11.5% in fiscal 1996 over fiscal 1995. During fiscal 1996, a record $29.6 million of mortgage loans were closed representing a 38.1% increase over fiscal 1995. As a result, total mortgage loans at September 30, 1996, were 9.40% above the level at the end of fiscal 1995. In addition, home equity loans were up 46.4% and installment loans were up 23.6% from fiscal year end 1995 to fiscal year end 1996. These increases reflect the fairly stable interest rate environment experienced during fiscal 1996, as well as the continuing growth in the markets served by Bedford Federal.

Stockholders' equity ended fiscal 1996 at $18.2 million, down 2.5% from the $18.6 million on September 30, 1995. The modest decrease primarily reflects the repurchase of 65,390 shares of the Corporation's common stock at an aggregate price of $1.1 million and dividend declarations of $457,000 (.$39 per share), mostly offset by net income of $1.3 million.

We were deeply saddened by the death of T. Glenn Bradley on September 23, 1996. Mr. Bradley had served as a director for 30 years and as Chairman of the Board since 1983. Mr. Bradley was a valuable asset to Bedford Bancshares, Inc., and we will all miss his keen insight, wisdom and kindness. Mr. Hugh Bond was elected Chairman of the Board to fill the vacancy left by Mr. Bradley's death. Mr. Bond has been a director for 33 years and had served as president since 1970.

This report provides details of our progress in fiscal 1996. The successes we enjoyed reflect the loyalty and support of our customers and stockholders, and the dedication, commitment and pride of your Board of Directors, management and staff. We thank you and look forward to continued success in the future.

Sincerely,


/s/ Harold K. Neal
Harold K. Neal
President and Chief Executive Officer
December 16, 1996



SELECTED FINANCIAL AND OTHER DATA
---------------------------------------------------------------------------------------------
Financial Condition (Dollars in Thousands)
---------------------------------------------------------------------------------------------
At September 30,                          1996       1995        1994       1993       1992
---------------------------------------------------------------------------------------------
Total assets.......................    $127,201    115,054    $105,217    $96,933    $94,723
Loans receivable, net..............     108,873     97,669      89,309     80,995     77,211
Investment securities..............       8,006      7,761       7,651      5,915      5,867
Marketable equity securities.......       3,879      3,660       3,360      3,289      3,091
Mortgage-backed securities.........         482         31          37         47         59
Foreclosed real estate, net........          --         --          --         31        329
Deposits...........................      95,378     90,063      84,841     89,187     88,745
FHLB advances......................      12,000      5,000       1,000      1,000         --
Retained earnings..................       8,739      8,263       7,519      6,144      5,219
Total stockholders equity..........      18,227     18,685      18,659         --         --

Summary of Operations (Dollars in Thousands)
---------------------------------------------------------------------------------------------
Year Ended September 30,                  1996       1995        1994       1993       1992
---------------------------------------------------------------------------------------------
Interest income....................      $9,264     $8,137      $6,964     $7,095     $7,905
Interest expense...................       4,492      3,778       3,478      3,740      4,929
Net interest income................       4,772      4,359       3,486      3,355      2,976
Provision for credit losses........          22         20          51        234        182
Non-interest income................         735        543         554        497        508
Non-interest expense...............       3,429(1)   2,620       2,238      2,089      2,081
Net income before income taxes and
  cumulative effect of change in
  accounting principle.............       2,056      2,262       1,751      1,529      1,221
Net income.........................       1,302      1,401       1,445        925        677

Other Selected Data
---------------------------------------------------------------------------------------------
Year Ended September 30,                 1996       1995      1994(2)       1993       1992
---------------------------------------------------------------------------------------------
Return on average assets...........        1.10%      1.28%       1.12%       .97%       .72%
Return on average equity...........        6.98       7.31       12.89      16.25      13.82
Average equity to average assets...       15.69      17.49        8.71       5.98       5.25
Net interest rate spread...........        3.34       3.26        3.28       3.39       3.07
Non-performing assets to total assets       .54       1.14        1.07        .40        .88
Non-performing loans to total loans         .63       1.34        1.26        .44        .66
Allowance for loan losses to total loans    .60        .63         .71        .73       1.02

Per Share Data
---------------------------------------------------------------------------------------------
Year Ended September 30,                   1996       1995      1994(2)       1993       1992
---------------------------------------------------------------------------------------------
Net income per share...............      $ 1.17    $  1.20     $  1.23        N/A        N/A
Book value per share...............       16.95      16.81       15.84        N/A        N/A
Cash dividends declared per share..         .39        .30          --        N/A        N/A



-------------
(1) Includes a one-time, special assessment of $555,000 to recapitalize the SAIF.
(2) Income and related ratios exclude the cumulative effect of a change in accounting principle of $323,000 in fiscal year 1994.

Total Assets [Graphics Omitted - Plotting Points Below]

     Bar graph showing Total Assets in thousands of dollars for the year ended September 30. The horizontal axis shows the years 1992 to 1996 and the vertical axis shows amounts from $0 to $140,000. Graph values are $94,723, $96,933, $105,217, $115,054, $127,201 for 1992, 1993, 1994, 1995, and 1996, respectively.

Loan Portfolio Composition [Graphics Omitted - Plotting Points Below]

     Pie Chart showing Loan Portfolio Composition identifying the type of loan and in percentages At September 30, 1996. 1-4 Family Residential (76.7%), Commercial & Multi-Family Real Estate (5.4%), Consumer/Commercial Business (8.1%), Construction (6.0%), Land (3.8%).

Deposit Portfolio Composition [Graphics Omitted - Plotting Points Below]

     Pie Chart showing Deposit Portfolio Composition identifying the type of deposit and in percentages At September 30, 1996. Certificates (65.5%), Checking (13.7%), Savings (16.0%), Money Market (4.8%).

Net Interest Incom [Graphics Omitted - Plotting Points Below]

     Bar graph showing Net Interest Income in thousands of dollars for the year ended September 30. The horizontal axis shows the years 1992 to 1996 and the vertical axis shows amounts from $0 to $5000. Graph values are $2,976, $3,355, $3,486, $4,359, $4,772 for 1992, 1993, 1994, 1995, and 1996, respectively.

Net Income [Graphics Omitted - Plotting Points Below]

     Bar graph showing Net Income in thousands of dollars for the year ended September 30. The horizontal axis shows the years 1992 to 1996 and the vertical axis shows amounts from $0 to $1500. Graph values are $677, $925, $1,445, $1,401, $1,302 for 1992, 1993, 1994, 1995, and 1996, respectively.

Return on Average Assets [Graphics Omitted - Plotting Points Below]

     Bar graph showing Return On Average Assets stated in percentages for the year ended September 30. The horizontal axis shows the years 1992 to 1996 and the vertical axis shows amounts from 0.00% to 1.50%. Graph values are 0.72%, 0.97%, 1.12%, 1.28%, 1.10% for 1992, 1993, 1994, 1995, and 1996, respectively.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


Management Strategy
          The Company's management strategy is to maintain profitability and a strong capital position through controlled growth. This has been accomplished in the past by the Savings Bank's focus upon the origination of traditional one- to four-family, adjustable rate mortgage loans which are retained in its loan portfolio. To a lesser extent, the Savings Bank originates 10 to 15 year, fixed-rate mortgage loans, and consumer loans, including home equity, automobile and personal loans. This strategy, along with prudent underwriting standards, is designed to reduce the risk of loss in the Savings Bank's loan portfolio as well as to reduce the interest risk exposure.

          Management has increased the interest rate sensitivity of Bedford Federal's earning assets to better match the sensitivity of its interest bearing liabilities, while maintaining high asset quality. This has been accomplished by: (1) originating adjustable-rate mortgage loans and shorter term consumer loans for its portfolio, (2) emphasizing the solicitation and retention of core deposits from within the Savings Bank's market area, (3) investing in short- and intermediate-term investments, (4) adhering to sound underwriting and investment standards, and (5) effectively managing interest rates paid on deposits.

          In its efforts to manage the interest rates it pays on deposits, the Savings Bank focuses on maintaining a stable deposit base while providing efficient and quality service to its customers. Historically, Bedford Federal has relied primarily upon the cash flows from its deposits and mortgage payments as its major sources of funds, however, in recent years the bank has utilized borrowings from the Federal Home Loan Bank ("FHLB") to meet increased lending requirements.


General
          Net interest income is the primary source of the Company's earnings. Net interest income is affected by the levels of average earning assets and average interest bearing liabilities, and the respective interest rates earned and paid. The difference between average rates of interest earned on interest earning assets and average rates paid on interest bearing liabilities is the "interest rate spread." The "net interest margin" relates net interest income to average earning assets and serves as an indication of the effectiveness of funds allocation.

          The Savings Bank also receives income from service charges and other fees primarily related to credit and deposit services. Bedford Federal incurs expenses in its day-to-day operations including salaries and benefits, deposit insurance, facilities expense, marketing and other related business expenses.


Interest Rate Sensitivity Analysis
          As rates on sources of funds have become deregulated and subject to competitive pressures, financial institutions have become increasingly concerned with the extent to which they are able to match maturities of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the interest rate sensitivity "gap." The "gap" represents the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a specific time period. The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at September 30, 1996, which are expected to reprice or mature in each of the future time periods shown. It is important to note that certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans have features which restrict changes in interest rates on a short-term basis over the life of the assets. Further in the event of a change in interest rates, prepayment levels and decay rates on core deposits may deviate significantly from those assumed in calculating the table.

The following table indicates the time periods in which interest-earning assets and interest bearing liabilities will mature or reprice in accordance with their contractual terms. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future commitments and loans in process.




                                                                         At September 30, 1996
                                            ----------------------------------------------------------------------------------
                                            Three       More than 3  More than 6  More than   More than
                                            Months       Months to     Months     1 Year to   3 Years to   More Than
                                            or Less      6 Months     to 1 Year    3 Years     5 Years      5 Years     Total
                                            -------     -----------  -----------  ---------   ----------   ----------   -----
                                                                            (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans(1)(2) .................   $  7,409     $  8,506     $ 64,760    $  8,541     $  3,152     $  9,259    $101,627
  Other loans(1) .......................      3,830          526          957       5,238          843           --      11,394
  Marketable equity securities(3) ......      3,879           --           --          --           --           --       3,879
  Federal funds sold and other short- ..
    term investments ...................        223           --           --          --           --           --         223
  Investment securities ................         --           --           --       2,708        1,883        2,483       7,074
  Mortgage-backed securities(2) ........         --           --           --          25           --          457         482
  FHLB stock ...........................        932           --           --          --           --           --         932
                                           --------     --------     --------    --------     --------     --------    --------
    Total interest-earning assets            16,273        9,032       65,717      16,512        5,878       12,199     125,611
                                           --------     --------     --------    --------     --------     --------    --------
Less:
  Loans in process .....................      1,600        1,599           --          --           --           --       3,199
  Unearned discount and deferred fees(2)         26           20          179          38           11           25         299
  Allowance for credit losses ..........         56           43          390          82           24           55         650
                                           --------     --------     --------    --------     --------     --------    --------
    Net interest-earning assets ........     14,591        7,370       65,148      16,392        5,843       12,119     121,463
                                           --------     --------     --------    --------     --------     --------    --------
Interest-bearing liabilities:
  Money market deposits ................      1,479        1,001        1,137         504          240          218       4,579
  Passbook deposits ....................        679          648        1,209       4,225        2,511        6,018      15,290
  NOW and other demand deposits ........        829          738        1,244       2,573          689        1,525       7,598
  Certificate accounts .................     11,197           --       22,624      26,071        2,560           --      62,452
  Borrowed funds .......................      2,000           --       10,000          --           --           --      12,000
                                           --------     --------     --------    --------     --------     --------    --------
    Total interest-bearing liabilities       16,184        2,387       36,214      33,373        6,000        7,761     101,919
                                           --------     --------     --------    --------     --------     --------    --------
Interest sensitivity gap(4) ............   $ (1,593)    $  4,983     $ 28,934    $(16,981)    $   (157)    $  4,358    $ 19,544
                                           ========     ========     ========    ========     ========     ========    ========
Cumulative interest sensitivity            $ (1,593)    $  3,390     $ 32,324    $ 15,343     $ 15,186     $ 19,544
                                           ========     ========     ========    ========     ========     ========
Cumulative interest sensitivity gap as
  a percent of total assets ............      (1.25)%       2.67%      25.41%       12.06%       11.94%      15.36%
Cumulative net interest-bearing assets
  as a percent of interest-bearing
  liabilities ..........................      90.16 %     118.25%     159.00%      117.40%      116.13%     119.18%


----------------------------------
(1) For purposes of the gap analysis, mortgage and other loans are reduced for nonperforming loans but are not reduced for the allowance for credit losses.
(2) For purposes of the gap analysis, unearned discount and deferred fees are pro rated for mortgage loans and mortgage backed securities.
(3)  Includes assets held for sale.

Analysis of Net Interest Income
          The following table sets forth certain information relating to the Savings Bank's average balance sheet and reflects the interest earned on assets and interest expense of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.


                                                                  For the Year Ended September 30,
                                               ----------------------------------------------------------------------
                                                             1996                                1995
                                               ----------------------------------    --------------------------------
                                                                          Yield/                              Yield/
                                               Average                    Average    Average                 Average
                                               Balance     Interest        Cost      Balance    Interest       Cost
                                               -------     --------       -------    -------    --------     --------
                                                                        (Dollars in Thousands)
Assets:
  Interest-earning assets:
    Mortgage loans(1) .....................   $ 91,605    $  7,408         8.09%   $ 86,126   $  6,632        7.70%
    Other loans(1) ........................      9,305         972        10.45       7,413        736        9.93
    Interest-earning deposits(2) ..........      3,718         225         6.05       3,472        211        6.08
    Federal funds sold and
      other short-term investments ........      1,050          93         8.86         924         58        6.28
    Investment securities .................      7,112         479         6.74       6,743        430        6.38
    Mortgage-backed securities, net .......        287          20         6.97          35          3        8.57
    FHLB stock ............................        932          67         7.19         932         67        7.19
                                               -------      ------                  -------      -----
      Total interest-earning assets            114,009       9,264         8.13     105,645      8,137        7.70
                                                            ------                               -----
  Noninterest earning assets ..............      4,807                                3,886
                                               -------                              -------
      Total assets ........................   $118,816                             $109,531
                                               =======                              =======

Liabilities and equity:
  Interest-bearing liabilities:
    Money market deposits .................   $  5,011    $    154         3.07%   $  5,957   $    181        3.04%
    Passbook deposits .....................     15,400         458         2.97      17,045        516        3.03
    NOW and other demand deposits .........      7,316         203         2.77       5,971        168        2.81
    Certificate accounts ..................     60,093       3,313         5.51      52,529      2,697        5.13
                                               -------      ------                  -------      -----
  Total savings accounts ..................     87,820       4,128         4.70      81,502      3,562        4.37
    Borrowed funds ........................      6,018         364         6.05       3,596        216        6.01
                                               -------      ------                  -------      -----
      Total interest-bearing liabiliies         93,838       4,492         4.79      85,098      3,778        4.44
                                                            ------                               -----
Noninterest-bearing liabilities ...........      6,336                                5,278
Equity ....................................     18,642                               19,155
                                               -------                              -------
      Total liabilities and equity            $118,816                             $109,531
                                               =======                              =======
Net interest income .......................               $  4,772                            $  4,359
                                                            ======                               =====
Interest rate spread(3) ...................                                3.34%                              3.26%
Net interest margin(4) ....................                                4.19%                              4.13%
Ratio of interest-earning assets
  interest-bearing liabilities ............     121.50%                              124.15%

---------------------
(1) Amount is net of deferred loan fees and discounts, loans in process and allowance for credit losses and includes accrued interest.
(2)  Includes assets held for sale.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

The following table sets forth certain information regarding changes in interest income and expense of the Savings Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume (change in average volume times the old rate); (2) changes in rate (changes in rate times the old average volume); and (3) net change. The change attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                              Year Ended September 30,
                                             --------------------------------------------------------------
                                                   1995 vs. 1996                     1994 vs. 1995
                                             -----------------------------    -----------------------------
                                                 Increase (Decrease)              Increase (Decrease)
                                                         Due to                         Due to
                                             -----------------------------    -----------------------------
                                               Volume     Rate       Net       Volume     Rate        Net
                                             ---------- --------   -------    ---------  ------     --------
                                                                 (Dollars In Thousands)
Interest-earning assets:
  Mortgage loans .........................   $   432    $   344    $   776    $   501    $   324    $   825
  Other loans ............................       195         41        236        190         16        206
  Interest-earning deposits ..............        15         (1)        14          6         60         66
  Federal funds sold and other short-term
    investments ..........................         9         26         35         11        (13)        (2)
  Investment securities, net .............        24         25         49         73         (8)        65
  Mortgage-backed securities, net ........        18         (1)        17         (1)        --         (1)
  FHLB stock .............................        --         --         --         --         14         14
                                             -------    -------    -------    -------    -------    -------
      Total interest-earning assets ......       693        434      1,127        780        393      1,173
                                             -------    -------    -------    -------    -------    -------

Interest-bearing liabilities:
  Money market deposits ..................       (29)         2        (27)        --          4          4
  Passbook deposits ......................       (49)        (9)       (58)      (119)        --       (119)
  NOW and other demand deposits ..........        38         (3)        35          9         (7)         2
  Certificate accounts ...................       406        210        616        (35)       273        238
  Borrowed funds .........................       146          2        148        140         35        175
                                             -------    -------    -------    -------    -------    -------
      Total interest-bearing liabilities..       512        202        714         (5)       305        300
                                             -------    -------    -------    -------    -------    -------
Net change in interest income ............   $   181    $   232    $   413    $   785    $    88    $   873
                                             =======    =======    =======    =======    =======    =======


Comparison of Financial Condition for Fiscal Years Ended September 30, 1996 and 1995.
          The Corporation's total assets were $127.2 million at September 30, 1996, an increase of 10.5% from the $115.1 million on September 30, 1995. The asset growth was primarily due to a 11.47% rise in loans receivable, net, from $97.7 million at fiscal year-end 1995 to $108.9 at fiscal year-end 1996.

          An increase in new home construction within the markets Bedford Federal serves combined with the stable interest rate environment that continued during fiscal 1996 were the major factors in the expansion of loans. This increase was funded primarily by principal repayments of the loan portfolio, increased deposits, and FHLB advances. Because lending is directly affected by interest rates, a rise in interest rates could cause a slow down in new loan originations. Investment securities increased $245,000, marketable equity securities rose $219,000 and mortgage-backed securities were up $451,000 in 1996 over 1995.

          At September 30, 1995 and 1996, the Corporation's total investments in loans receivable, net, and securities equalled 94.8% and 95.3% of total assets, respectively. Effective October 1, 1994, the Corporation adopted SFAS 115, "Accounting for Certain Investments in Debt 3 and Equity Securities." SFAS 115 requires that all investments in debt securities and all investments in equity securities that have readily determinable fair values be classified into three categories. Securities that management has positive intent and ability to hold until maturity will be classified as held to maturity. Securities that are purchased and held specifically for the purpose of selling in the near future will be classified as trading securities. All other securities will be classified as available for sale. Securities
                                                                             9
          classified as trading and available for sale will be carried at market value. Unrealized holding gains and losses for trading securities will be included in current income. Unrealized holding gains and losses for available for sale securities will be reported as a net amount in a separate component of stockholders' equity until realized. At September 30, 1996, Bedford Bancshares had $5.2 million of securities held to maturity and $6.2 million of securities available for sale. In addition, at September 30, 1996, the Bank had $932,000 invested in Federal Home Loan Bank ("FHLB") stock.

          Deposits totaled $95.4 million at September 30, 1996, an increase of $5.3 million from $90.1 million at September 30, 1995. The increase was partially attributable to the higher rates paid on deposits during fiscal 1996 combined with the healthy economic environment in the areas served by Bedford Federal. Advances from the FHLB totaled $12 million at September 30, 1996, an increase of $7 million from $5 million at September 30, 1995. The increase was primarily used to fund the increase in the loan portfolio.

          Total stockholders' equity was $18.2 million on September 30, 1996, down $458,000 from the $18.7 million one year previous. This planned reduction reflects the acquisition of 65,390 shares of the Corporation's common stock at an aggregate cost of $1.1 million under the stock buy back program conducted during 1996. In addition, the Corporation declared $457,000 of dividends during fiscal 1996 and realized net income of $1.3 million. The equity-to-asset ratio at September 30, 1996 stood at 14.3% down from 16.2% one year earlier.

Comparison of Operating Results for Years Ended September 30, 1996 and 1995
          Net Income. Net income decreased $99,000 in fiscal 1996 from fiscal 1995. During the fourth quarter of fiscal 1996, the FDIC imposed a one-time assessment on all members of the SAIF in order to recapitalize the SAIF to the federally mandated level of 1.25%. The assessment amounted to approximately $555,000 for Bedford Federal
          ($344,000 on an after tax basis). Excluding the impact of the assessment, net income would have been $1.6 million, or 14.2% higher than fiscal 1995.

          Interest Income. Interest income totaled $9.3 million for the fiscal year ended September 30, 1996, a 13.9% increase from the $8.1 million recorded for fiscal 1995. The $1.2 million expansion of interest income is due to the 7.9% growth of average earning assets, primarily loans, coupled with the overall improvement in the rate earned on average earning assets. The table on page 9 provides a detailed analysis of the changes in interest income due to volume and rate.

          Interest Expense. Interest expense increased $714,000 from $3.8 million for the year ended September 30, 1995 to $4.5 million for the fiscal year ended September 30, 1996. Both the level and cost of average interest-bearing liabilities rose in fiscal 1996 over fiscal 1995. Average interest-bearing liabilities rose 10.2% and the cost increased 35 basis points in fiscal 1996 over fiscal 1995, primarily due to a 38 basis point increase in certificate accounts due to more aggressive pricing and a larger balance of FHLB advances which tend to have higher costs than deposit accounts. The table on the previous page provides a detailed analysis of the change in interest expense due the changes in volume and rate.

          Net Interest Income. Net interest income totaled $4.8 million for the year ended September 30, 1996, up 9.5% from the $4.4 million realized in fiscal 1995. An 8 basis point improvement in the interest rate spread and a more favorable mix of earning assets contributed to the improved level of net interest income. The growth of net interest income was somewhat restrained by the increase in average borrowed funds and the rise in the cost of interest-bearing liabilities. A detailed analysis of net interest income is presented earlier in this report.

          Provisions for Credit Losses. Provisions for credit losses for the year ended September 30, 1996 increased $2,000 to $22,000 compared to the provisions recorded in fiscal 1995. The amount of the provisions reflects management's assessment of loan loss reserves on non-classified loans. At September 30, 1996, the allowance for credit losses was $650,000, representing .60% of loans receivable,net, and 95.03% of non-performing loans. Based upon the quality of the Savings Bank's loan portfolio, the relatively stable local economy, and favorable interest rate environment, management presently believes the Savings Bank's allowance for credit losses is adequate to absorb any anticipated credit losses. Management currently expects future provisions for credit losses to be based primarily upon growth in the loan portfolio and other factors. However, assessment of the adequacy of the allowance for credit loss involves subjective judgments regarding future events and thus there can be no assurance that additional provisions for credit losses will not be required in future periods.

          Noninterest Income. For the year ended September 30, 1996, noninterest income amounted to $735,000, up 35.4% from the $543,000 earned in fiscal 1995. Service charges and fees on loans were up $58,000 due to an increase in the number and dollar volume of loan originations. Other customer service fees and commissions reflected a $77,000 rise primarily due to an increase in customer deposit activity. In addition, the Savings Bank realized a gain of $27,000 on the sale of foreclosed property during fiscal 1996 compared to a loss of $4,000 in fiscal 1995.

          Noninterest Expense. Noninterest expense totaled $3.4 million for the year ended September 30, 1996 compared to $2.6 million for fiscal 1995. This change was primarily due to the imposition by the FDIC on members of the SAIF of the one-time assessment designed to recapitalize the SAIF. The charge to Bedford Federal was approximately $555,000. Compensation and employee benefits were up $87,000 due primarily to merit increases and higher benefits costs. In addition, occupancy and equipment expense increased $77,000 due primarily to expenses related to the installation and operation of three ATMs.

          Income Taxes. The provision for income taxes decreased $107,000 to $754,000 in fiscal 1996 from $861,000 in fiscal 1995 due to the lower level of taxable income.

Liquidity and Capital Resources
          Under applicable federal regulations, Bedford Federal is required to maintain specified levels of "liquid investments" in qualifying types of U.S. Government, federal agency and other investments, having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At September 30, 1996, the Savings Bank's liquidity, as measured for regulatory purposes, was 8.55% which was $3.3 million in excess of the minimum OTS requirement. The Savings Bank adjusts its liquidity as appropriate to meet its asset/liability objectives.

          Primary funding sources for the Savings Bank are deposits, amortization and prepayments of loans, FHLB advances, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relative predictable source of funds, deposit flows and loan prepayments are significantly influenced by general interest rates, economic conditions and competition. In addition, Bedford Federal invests excess funds in overnight deposits which provide liquidity to meet funding requirements.

          The Savings Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets is dependent on the Savings Bank's operating, financing and investing activities during any given period. At September 30, 1996, cash and cash equivalents totaled $3.1 million.

          Bedford Federal has other sources of liquidity if the need for funds exceeds the level generated from normal operations. Included in these other sources are additional FHLB advances and the ability to borrow against securities. At September 30, 1996, the Savings Bank had $12.0 million in advances outstanding from the FHLB of Atlanta. At September 30, 1996, the Savings Bank had commitments to fund loans of $1.8 million, $3.2 million of loans in process, and $2.0 million and $362,000 of unfunded home equity lines of credit and commercial credit loans, respectively.

          Certificates of deposit scheduled to mature within one year totaled $33.8 million September 30, 1996. Based on historical deposit withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of such maturing deposits will remain in the Savings Bank.

          As of September 30, 1996, Bedford Federal exceeded its tangible, core and risk-based capital requirements by 10.9%, 9.4% and 15.1%, respectively. See Note 14 to the Company's Consolidated Financial Statements included in this Annual Report.

Impact of Inflation and Changing Prices
          The financial statements and related data in this report have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation.

          Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

Recent Developments
          The Savings Bank's deposits are insured up to the legal maximum by the SAIF as administered by the FDIC. In the past, Bedford Federal and most other SAIF members have paid an annual insurance premium between .23% and .31% of total deposits held. On the other hand, a vast majority of members of the BIF, primarily commercial banks, paid insurance premiums on deposits at or near the legal minimum of $2,000 per year. Recent federal legislation required the FDIC to impose a one-time assessment on all members of SAIF in order to recapitalize the SAIF to the federally mandated level of 1.25%. The assessment equalled .65% of an institution's domestic deposits as of March 31, 1995 and was approximately $555,000 for Bedford Federal. It is anticipated that future SAIF premiums will be lowered which will reduce somewhat the competitive advantage commercial banks have had regarding deposit insurance premiums.

          On August 20, 1996, The Small Business Job Protection Act of 1996 was signed into law. Under this law the tax bad debt reserve method that had been available to thrift institutions was repealed for tax years beginning after 1995. Upon repeal, a small thrift (under $500 million in assets) is required to recapture into income the portion of its bad debt reserves that exceeds the greater of (1) the experience method reserve computed as if the thrift had always been a small bank, or (2) the lesser of the base year reserve or the contracted base year reserve. The impact of this change was immaterial on Bedford Federal.

                    Bedford Bancshares, Inc. and Subsidiaries
                    -----------------------------------------




                        Consolidated Financial Statements
                      As of September 30, 1996 and 1995 and
              For the Years Ended September 30, 1996, 1995 and 1994
                   Bedford Bancshares, Inc. and Subsidiaries

                            [BDO SEIDMAN LETTERHEAD]


[LOGO]              BDO Seidman LLP               300 Arboretum Place, Suite 520
                    Accountants and Consultants   Richmond, Virginia 23236
                                                  Telephone: (804) 330-3092
                                                  Fax: (804) 330-7753



Report of Independent Certified Public Accountants


The Board of Directors and Stockholders
Bedford Bancshares, Inc.
Bedford, Virginia

We have audited the consolidated balance sheet of Bedford Bancshares, Inc. and subsidiaries (the "Company") as of September 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Bedford Bancshares, Inc. and subsidiaries as of September 30, 1995 and 1994, were audited by other auditors whose report dated October 27, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bedford Bancshares, Inc. and subsidiaries as of September 30, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in the Summary of Accounting Policies to the consolidated financial statements, the Company changed its method of accounting for income taxes by adopting Statement of Financial Accounting Standards No. 109, effective October 1, 1993. The Company also changed its method of accounting for debt and equity securities by adopting Statement of Financial Accounting Standards No. 115, effective October 1, 1994.


/s/ BDO Seidman, LLP


October 29, 1996

                   Bedford Bancshares, Inc. and Subsidiaries

                                                    Consolidated Balance Sheets
                                                                 (in thousands)

------------------------------------------------------------------------------
September 30,                                            1996          1995
------------------------------------------------------------------------------


   Assets

Cash (including interest bearing deposits of
  approximately $223 and $725)                         $  3,075      $  3,337
Securities (Notes 1 and 6)                               11,435        10,520
Investment in Federal Home Loan Bank stock,
  at cost (Note 6)                                          932           932
Loans receivable, net (Notes 2, 6 and 14)               108,873        97,669
Property and equipment, net (Note 4)                      1,238         1,313
Accrued interest receivable                                 662           713
Deferred income taxes (Note 9)                              438           214
Refundable income taxes                                       -           103
Other assets                                                548           253
-------------------------------------------------------------------------------







                                                       $127,201      $115,054
------------------------------------------------------------------------------

                    Bedford Bancshares, Inc. and Subsidiaries

                                                   Consolidated Balance Sheets
                                                                (in thousands)

--------------------------------------------------------------------------------
September 30,                                              1996          1995
--------------------------------------------------------------------------------


   Liabilities and Stockholders' Equity

Liabilities
  Deposits (Note 5)                                       $ 95,378     $ 90,063
  Advances from Federal Home Loan Bank (Note 6)             12,000        5,000
  Advances from borrowers for taxes and insurance              539          545
  Dividends payable                                            126          186
  Other liabilities (Note 8)                                   931          575
--------------------------------------------------------------------------------

Total liabilities                                          108,974       96,369
--------------------------------------------------------------------------------


Commitments and contingencies (Notes 11 and 12)
--------------------------------------------------------------------------------


Stockholders' equity
  Preferred stock, par value $.10, authorized 250,000
    shares, none outstanding                                     -            -
  Common stock, par value $.10, authorized 2,750,000
    shares, 1,143,669 and 1,204,875 shares, issued and
    outstanding                                                114          121
  Additional paid-in capital                                10,773       11,366
  Retained earnings, substantially restricted (Note 10)      8,739        8,263
  Unrealized loss on securities available for sale (Note 1)    (33)          (9)
  Less stock acquired by ESOP and RRP (Note 11)             (1,366)      (1,056)
--------------------------------------------------------------------------------


Total stockholders' equity                                  18,227       18,685
--------------------------------------------------------------------------------


                                                          $127,201     $115,054
--------------------------------------------------------------------------------



           See accompanying summary of accounting policies and notes to consolidated financial statements.

                    Bedford Bancshares, Inc. and Subsidiaries

                                         Consolidated Statements of Operations
                                                                (in thousands)

------------------------------------------------------------------------------
Year Ended September 30,                             1996     1995     1994
------------------------------------------------------------------------------

Interest income
  Loans                                             $8,380   $7,368   $6,337
  U.S. government obligations, including agencies      748      708      563
  Other investments                                    136       61       64
------------------------------------------------------------------------------

Total interest income                                9,264    8,137    6,964
------------------------------------------------------------------------------

Interest expense
  Deposits (Note 5)                                  4,128    3,562    3,437
  Borrowed money                                       364      216       41
------------------------------------------------------------------------------

Total interest expense                               4,492    3,778    3,478
------------------------------------------------------------------------------

Net interest income                                  4,772    4,359    3,486

Provision for loan losses (Note 2)                      22       20       51
------------------------------------------------------------------------------

Net interest income after provision for
  loan losses                                        4,750    4,339    3,435
------------------------------------------------------------------------------

Noninterest income
  Service charges and fees on loans                    403      345      362
  Other customer service fees and commissions          257      180      169
  Gain (loss) on sale of loans, investments
    and foreclosed real estate                          30       (4)       8
  Other                                                 45       22       15
------------------------------------------------------------------------------

Total noninterest income                               735      543      554
------------------------------------------------------------------------------

Noninterest expense
  Compensation and employee benefits                 1,467    1,380    1,197
  Occupancy and equipment                              336      259      254
  Data processing                                      311      302      260
  Federal insurance of accounts                        207      197      202
  Advertising                                           87       85       73
  Professional fees                                    115      149       84
  BIF/SAIF premium disparity assessment (Note 8)       555        -        -
  Other                                                351      248      168
------------------------------------------------------------------------------

Total noninterest expense                            3,429    2,620    2,238
------------------------------------------------------------------------------


                                                                  continued...

                    Bedford Bancshares, Inc. and Subsidiaries

                                         Consolidated Statements of Operations
                                                                (in thousands)
                                                                   (continued)

-----------------------------------------------------------------------------
Year Ended September 30,                            1996      1995      1994
-----------------------------------------------------------------------------


Income before income taxes and cumulative
  effect of change in accounting principle        $2,056    $2,262    $1,751

Provision for income taxes (Note 9)                  754       861       629
-----------------------------------------------------------------------------


Net income before cumulative effect of
  change in accounting principle                   1,302     1,401     1,122

Cumulative effect at October 1, 1993, of
  change in accounting for income taxes                -         -       323
-----------------------------------------------------------------------------


Net income                                        $1,302    $1,401    $1,445
-----------------------------------------------------------------------------



Primary and fully diluted earnings per common
  share
    Income before cumulative effect               $1.17    $  1.20    $  .95
    Cumulative effect of change in accounting
      principle                                       -          -       .28
-----------------------------------------------------------------------------


Net income                                        $1.17    $  1.20   $  1.23
-----------------------------------------------------------------------------



          See accompanying summary of accounting policies and notes to consolidated financial statements.

                    Bedford Bancshares, Inc. and Subsidiaries

                               Consolidated Statements of Stockholders' Equity
                                                                (in thousands)


-----------------------------------------------------------------------------------------------------------
                                            Additional                 Unrealized     Acquired
                                   Common    Paid-in      Retained     Gain/(Loss)     By ESOP
                                    Stock    Capital      Earnings    on Securities    and RRP      Total
-----------------------------------------------------------------------------------------------------------


Balance, September 30, 1993        $  --     $    --      $  6,144       $   --       $   --      $  6,144

Net income                            --          --         1,445           --           --         1,445
Change in unrealized loss
  on marketable equity
  securities                          --          --            --          (70)          --           (70)
Sale of stock (1,256,375
  shares)                            126      11,814            --           --         (800)       11,140

-----------------------------------------------------------------------------------------------------------

Balance, September 30, 1994          126      11,814         7,589          (70)        (800)       18,659

Net income                            --          --         1,401           --           --         1,401
Cumulative effect of change
  in accounting principle             --          --            --           35           --            35
Change in unrealized loss
  on securities available
  for sale (Note 1)                   --          --            --           26           --            26
Allocated/earned ESOP
  shares (Note 10)                    --          62            --           --           93           155
Purchase of RRP shares
  (Note 10)                           --          --            --           --          (349)        (349)
Repurchase of stock
  (51,500 shares)                     (5)       (510)         (370)          --          --           (885)
Dividends declared ($.30
  per share)                          --          --          (357)          --          --           (357)
-----------------------------------------------------------------------------------------------------------





                                                                  continued...

                    Bedford Bancshares, Inc. and Subsidiaries

                               Consolidated Statements of Stockholders' Equity
                                                                (in thousands)
                                                                   (continued)




---------------------------------------------------------------------------------------------------------
                                             Additional              Unrealized     Acquired
                                   Common     Paid-in    Retained    Gain/(Loss)     By ESOP
                                   Stock      Capital   Earnings    on Securities    and RRP      Total
---------------------------------------------------------------------------------------------------------

Balance, September 30, 1995         $121    $ 11,366    $  8,263       $  (9)       $(1,056)     $18,685

Net income                            --          --       1,302          --             --        1,302
Change in unrealized loss
  on securities available
  for sale (Note 1)                   --          --          --         (24)            --          (24)
Allocated/earned ESOP
  shares (Note 11)                    --          55          88          --             26          169
Purchase of RRP shares
  (Note 11)                           --          --          --          --           (483)        (483)
Repurchase of stock
  (65,390 shares)                     (7)       (647)       (461)         --             --       (1,115)
Dividends declared ($.39
  per share)                          --          --        (457)         --             --         (457)
Exercise of options (Note 11)         --          41           4          --             --           45
RRP vesting (Note 11)                 --         (42)         --          --            147          105

---------------------------------------------------------------------------------------------------------

Balance, September 30, 1996         $114    $ 10,773    $  8,739       $ (33)       $(1,366)     $18,227
=========================================================================================================



          See accompanying summary of accounting policies and notes to consolidated financial statements.

                    Bedford Bancshares, Inc. and Subsidiaries

                                         Consolidated Statements of Cash Flows
                                                                (in thousands)

---------------------------------------------------------------------------------------------
Year Ended September 30,                                       1996        1995        1994
---------------------------------------------------------------------------------------------

Operating activities
  Net income                                                $  1,302    $  1,401    $  1,445
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Cumulative effect of change in accounting
        for income taxes                                          --          --        (323)
      Provision for loan losses                                   22          20          51
      Provision for depreciation and amortization                163         120          97
      (Increase) decrease in deferred income taxes              (121)        116          67
      (Gain) loss on sale of loans and securities                 (2)          4          (8)
      (Gain) loss on sale of foreclosed real estate              (28)         --          (4)
      Loans originated for sale                                 (152)       (184)       (301)
      Proceeds from sale of loans originated for sale            153         188         309
      (Increase) decrease in interest receivable                  51        (128)        (50)
      (Increase) decrease in other assets                       (295)        (84)         46
      Increase (decrease) in other liabilities                   356         331          92
---------------------------------------------------------------------------------------------

Net cash provided by operating activities                      1,449       1,784       1,421
---------------------------------------------------------------------------------------------

Investing activities
  Proceeds from maturities of investments                      2,200       1,200       1,700
  Proceeds from sales of investments                             872         394          --
  Principal collected on mortgage-backed securities               26           7          10
  Purchases of investment securities                          (4,035)     (1,955)     (3,579)
  Net increase in loans to customers                         (11,311)     (8,380)     (8,365)
  Net proceeds from sales of foreclosed real estate              113          --         113
  Purchases of foreclosed real estate                             --          --         (78)
  Purchases of premises, equipment and leasehold
    improvements                                                 (88)       (298)        (69)
---------------------------------------------------------------------------------------------


Net cash absorbed by investing activities                    (12,223)     (9,032)    (10,268)
---------------------------------------------------------------------------------------------








                                                                  continued...

                    Bedford Bancshares, Inc. and Subsidiaries

                                         Consolidated Statements of Cash Flows
                                                                (in thousands)
                                                                   (continued)



--------------------------------------------------------------------------------------------
Year Ended September 30,                                     1996        1995       1994
--------------------------------------------------------------------------------------------

Financing activities
  Net increase (decrease) in customer deposits              $ 5,315    $  5,222    $ (4,346)
  Net increase (decrease) in advance payments
    from borrowers                                               (6)         72          23
  Proceeds from advances and other borrowed money            11,000       5,000          --
  Principal payments of advances                             (4,000)     (1,000)         --
  Proceeds from sale of stock                                    --          --      11,940
  Purchase of stock by ESOP and RRP                            (483)       (349)       (800)
  Allocation of ESOP and RRP shares                             274         155          --
  Repurchase of stock                                        (1,115)       (885)         --
  Dividends paid                                               (518)       (183)         --
  Issuance of common stock                                       45          --          --
--------------------------------------------------------------------------------------------

Net cash provided by financing activities                    10,512       8,032       6,817
--------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents               (262)        784      (2,030)

Cash and cash equivalents - beginning of year                 3,337       2,553       4,583
--------------------------------------------------------------------------------------------

Cash and cash equivalents - end of year                    $  3,075    $  3,337    $  2,553
============================================================================================


Supplemental Disclosures of Cash Flow Information
--------------------------------------------------------------------------------------------

Cash payments of interest expense                          $  4,503    $  3,777    $  3,480
============================================================================================

Cash payments of income taxes                              $    817    $    718    $    616
============================================================================================




          See accompanying summary of accounting policies and notes to consolidated financial statements.

                    Bedford Bancshares, Inc. and Subsidiaries

                                                Summary of Accounting Policies



--------------------------------------------------------------------------------

Nature of Business and Regulatory Environment

Bedford Bancshares, Inc. (the "Parent Company") is a unitary thrift holding company whose principal asset is its wholly-owned subsidiary, Bedford Federal Savings Bank (the "Savings Bank"). The Savings Bank is a federally chartered stock savings bank that provides a full range of banking services to individual and corporate customers. In these financial statements the consolidated group is referred to collectively as "the Company".

The Office of Thrift Supervision ("OTS") is the primary regulator for federally chartered savings associations, as well as savings and loan holding companies.

The Federal Deposit Insurance Corporation ("FDIC") is the federal deposit insurance administrator for both banks and savings associations. The FDIC has specified authority to prescribe and enforce such regulations and issue such orders as it deems necessary to prevent actions or practices by savings associations that pose a serious threat to the Savings Association Insurance Fund ("SAIF").

Principles of Consolidation

The consolidated financial statements include the accounts of Bedford Bancshares, Inc. and Bedford Federal Savings Bank, its wholly-owned subsidiary, and First Financial Enterprises, Inc., the wholly-owned subsidiary of the Savings Bank. All material intercompany accounts and transactions have been eliminated in the consolidation. Prior year accounts are reclassified when necessary to conform to current year classifications.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities

The Company adopted  Statement of Financial  Accounting  Standards No. 115 (SFAS
115), "Accounting for Certain Investments in Debt and Equity Securities", as of October 1, 1994. This statement requires certain securities to be classified as "held to maturity", "trading" or "available for sale", according to management's intent and ability.

Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

                    Bedford Bancshares, Inc. and Subsidiaries

                                                Summary of Accounting Policies
                                                                   (continued)



-------------------------------------------------------------------------------

Investment Securities (continued)

Trading securities, if any, are carried at fair value. Realized gains and losses on sales and unrealized changes in fair values are included in noninterest income.

Investments classified as "available for sale" are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Realized gains and losses on these sales are included in noninterest income and are computed under the specific identification method.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loans receivable consists primarily of long-term real estate loans secured by first deeds of trust on single family residences, other residential property, commercial property and land located primarily in the state of Virginia. Interest income on mortgage loans is recorded when earned and is recognized based on the level yield method. The Company provides an allowance for accrued interest deemed to be uncollectible, which is netted against accrued interest receivable in the consolidated balance sheets.

The Company defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments. Any unamortized net fees on loans fully repaid or sold are recognized as income in the year of repayment or sale.

The Company places loans on nonaccrual status after being delinquent greater than 90 days or earlier if the Company becomes aware that the borrower has entered bankruptcy proceedings, or in situations in which the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or interest will not be made in full. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received until the loan is reinstated.

                    Bedford Bancshares, Inc. and Subsidiaries

                                                Summary of Accounting Policies
                                                                   (continued)



-------------------------------------------------------------------------------

Loans Receivable (continued)

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management's assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating future loan losses. Additions to the allowance are charged to operations. Loans are charged-off partially or wholly at the time management determines collectibility is not probable. Management's assessment of the adequacy of the allowance is subject to evaluation and adjustment by the Company's regulators.

Effective October 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan" (as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures"). The effect of adopting these new accounting standards was immaterial to the operating results of the Company for the year ended September 30, 1996.

Under the new accounting standard, a loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's original effective interest rate. Prior to October 1, 1995, the allowance for loan losses for all loans which would have qualified as impaired under the new accounting standards was primarily based upon the estimated fair market value of the related collateral.

For impaired loans that are on nonaccrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

As of September 30, 1996, the Company had no loans that were considered as impaired.

Real Estate Owned

Real estate acquired through foreclosure is initially recorded at the lower of fair value, less estimated selling costs, or the balance of the loan on the property at date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

                    Bedford Bancshares, Inc. and Subsidiaries

                                                Summary of Accounting Policies
                                                                   (continued)


-------------------------------------------------------------------------------

Real Estate Owned (continued)

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value.

Sale of Loans, Participations in Loans

The Company is able to generate funds by selling loans and participations in loans to the Federal Home Loan Mortgage Corporation and other investors. Under participation service agreements, the Company continues to service the loans and the participant is paid its share of principal and interest collections.

Gain or loss on loan participations is recognized at the time of the sale. The gain or loss recorded is equal to the present value of the estimated future interest receipts, net of allowance for estimated servicing costs and a normal servicing profit on the portion sold less the present value of interest payments to be remitted to the buyers. The resulting deferred premium or discount is amortized or accreted to income using the level yield method. Loan servicing income is recorded when earned. Loan servicing costs are charged to expense as incurred.

Property, Equipment and Depreciation

The various classes of property are stated at cost and are depreciated by accelerated and straight-line methods over their estimated useful lives of 30 to 40 years for office buildings, 15 to 20 years for land improvements, 15 years for ATM facilities, 5 to 10 years for furniture and equipment and 5 years for automobiles. Additions and improvements are capitalized, while repairs are expensed as incurred. The cost and accumulated depreciation on property are eliminated from the accounts upon disposal, and any resulting gain or loss is included in the determination of net income.

Income Taxes

During the year ended September 30, 1994, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which required a change from the deferred method to the asset and liabilities method of accounting for income taxes.

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                    Bedford Bancshares, Inc. and Subsidiaries

                                                Summary of Accounting Policies
                                                                   (continued)


-------------------------------------------------------------------------------

Income Taxes (continued)

In computing Federal income taxes, savings banks that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code are allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income (8%) before such deduction or an amount based on a percentage of eligible loans. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $212,000 as of September 30, 1996.

As a result of 1996 tax legislation, the Company will compute its tax bad debt deduction by use of the "experience method", which is based on a moving five-year average of actual charge-offs, for tax years beginning with fiscal year 1997. According to the legislation, "applicable excess reserves" must be recaptured as taxable income over five years beginning with fiscal year 1997. The amount to be recaptured is the excess of the accumulated reserves since fiscal year 1987 over the amount allowed by use of the experience method for those years. Management does not believe that the legislation will have a material effect on the Company's financial statements.

The Company has reported the cumulative effect of change in the method of accounting for income taxes as of the beginning of the 1994 fiscal year in the consolidated statement of operations.

Accounting Pronouncements

In March 1995, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of". SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, SFAS 121 requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less costs to sell. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Management does not expect the application of this pronouncement to have a material effect on the Company's financial statements.

In May 1995, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights an Amendment of FASB Statement No. 65". SFAS 122 requires entities to allocate the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the bank sells or securitizes the loans and retains the mortgage servicing rights. In addition, SFAS 122 requires entities to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 is effective for fiscal years beginning after December 15, 1995. Management does not expect the application of this pronouncement to have a material effect on the Company's financial statements.

                    Bedford Bancshares, Inc. and Subsidiaries

                                                Summary of Accounting Policies
                                                                   (continued)


-------------------------------------------------------------------------------

Accounting Pronouncements (continued)

In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 but encourages the adoption of a new accounting method based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. SFAS No. 123 is required to be adopted by the Company prospectively beginning October 1, 1996. Management does not expect the application of this pronouncement to have a material effect on the Company's financial statements.

In June 1996, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This
Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

Earnings Per Share

Earnings per share of Common Stock for the years ended September 30, 1996 and 1995 have been determined by dividing the net income for the twelve month period by the calculated weighted average number of shares of Common Stock and common stock equivalents. The September 30, 1994 calculation was computed as if the conversion from mutual ownership to stock ownership had occurred on the first day of the fiscal year rather than on August 19, 1994. Shares acquired by the employee stock benefit plans are accounted for in accordance with AICPA Statement of Position 93-6 and are not considered in the weighted average shares outstanding until the shares have been earned by the employees and/or committed to be released. The weighted average number of shares of Common Stock outstanding for the years ending September 30, 1996, 1995 and 1994, including common stock equivalents, were 1,112,697, 1,165,381 and 1,176,375, respectively.

                    Bedford Bancshares, Inc. and Subsidiaries

                                                Summary of Accounting Policies
                                                                   (continued)


-------------------------------------------------------------------------------

Statement of Cash Flows

For purposes of the statements of cash flows the Company considers all highly liquid debt instruments with maturities, when purchased, of three months or less, to be cash equivalents. Cash and cash equivalents include cash on hand, funds due from banks, and federal funds sold.

Conversion to Stock Ownership

At a special meeting on August 2, 1994, the members of the Savings Bank approved management's plan to convert the Savings Bank from a Federal Mutual to a Federal Stock Savings Bank. The plan called for the formation of Bedford Bancshares, Inc. which would own the stock of the Savings Bank upon its conversion to a stock form of ownership. The stock of the Parent Company would then be offered through a Subscription and Community Offering to the Savings Bank's tax-qualified employee stock plans, eligible account holders and others. The transaction was accounted for as a pooling of interests.

On August 19, 1994, the Parent Company issued 1,256,375 shares of $.10 par value Common Stock at $10 per share and became the parent company of the Savings Bank. Net proceeds, after deducting conversion expenses and underwriters' discounts of $624,000, were $11,940,000 and are reflected as Common Stock and additional paid-in capital in the accompanying consolidated financial statements.

                    Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements



-------------------------------------------------------------------------------

1.  Investment Securities

A summary of the amortized cost and estimated market values of investment securities, in thousands, is as follows:



September 30, 1996
-------------------------------------------------------------------------------------


                                                     Gross        Gross     Estimated
                                       Amortized  Unrealized   Unrealized    Market
                                         Cost        Gains       Losses       Value
-------------------------------------------------------------------------------------


Held to Maturity

  United States government
    and agency obligations               $5,214         $24         $ 77     $ 5,161

  Mortgage-backed securities                 25           -            -          25
-------------------------------------------------------------------------------------


                                          5,239          24           77       5,186
-------------------------------------------------------------------------------------


Available for Sale

  United States government
    and agency obligations                1,900           8           48       1,860

  Mortgage-backed securities                490           -           33         457

  Marketable Equity securities            3,909           -           30       3,879
-------------------------------------------------------------------------------------


                                          6,299           8          111       6,196
-------------------------------------------------------------------------------------


                                        $11,538         $32         $188     $11,382
=====================================================================================


                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

1.  Investment Securities (continued)



September 30, 1995
-------------------------------------------------------------------------------------


                                                     Gross        Gross     Estimated
                                       Amortized  Unrealized   Unrealized    Market
                                         Cost        Gains       Losses       Value
-------------------------------------------------------------------------------------


Held to Maturity

  United States government
    and agency obligations            $ 5,420          $64         $107      $ 5,377

  Mortgage-backed securities               31            -            -           31
-------------------------------------------------------------------------------------


                                        5,451           64          107        5,408
-------------------------------------------------------------------------------------


Available for Sale

  United States government
    and agency obligations              1,400            9            -        1,409

  Marketable equity securities          3,684            -           24        3,660
-------------------------------------------------------------------------------------


                                        5,084            9           24        5,069
-------------------------------------------------------------------------------------


                                      $10,535          $73         $131      $10,477
=====================================================================================




Proceeds from the sale of securities available for sale during the years ended September 30, 1996 and 1995 were $802,000 and $394,000, respectively. A gain of $2,000 was realized on the 1996 sale while a loss of $8,000 was realized on the 1995 sale.

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


-------------------------------------------------------------------------------

1.  Securities (continued)

The amortized cost and estimated market value of debt securities, in thousands, at September 30, 1996, by contractual maturity, were as follows:



September 30, 1996
--------------------------------------------------------------------------------------


                                                                            Estimated
                                                             Amortized       Market
                                                               Cost           Value
--------------------------------------------------------------------------------------


Held to Maturity

  Due in one year or less                                    $      -         $    -
  Due in one through five years                                 3,481          3,407
  Due after five years                                          1,733          1,754
--------------------------------------------------------------------------------------


                                                                5,214          5,161
  Mortgage-backed securities                                       25             25
--------------------------------------------------------------------------------------


                                                                5,239          5,186
--------------------------------------------------------------------------------------


Available for Sale
  Due in one year or less                                           -              -
  Due in one through five years                                 1,400          1,391
  Due after five years                                            500            469
--------------------------------------------------------------------------------------


                                                                1,900          1,860
  Mortgage-backed securities                                      490            457
--------------------------------------------------------------------------------------


                                                                2,390          2,317
--------------------------------------------------------------------------------------


                                                               $7,629         $7,503
======================================================================================



Expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

2.  Loans Receivable

Loans receivable, in thousands, are summarized as follows:



September 30,                                                    1996         1995
------------------------------------------------------------------------------------


First mortgage loans                                          $ 91,386     $ 83,532
Construction loans                                              10,121        9,732
Home equity loans                                                2,636        1,800
Loans to depositors, secured by savings                            551          799
Installment loans                                                5,169        4,183
Term notes                                                       3,158        1,653
------------------------------------------------------------------------------------


                                                               113,021      101,699

Less
  Undisbursed loans in process                                   3,199        2,994
  Unearned discount resulting from add-on interest                  15           60
  Deferred loan fees and costs, net                                284          336
  Allowance for credit losses                                      650          640
------------------------------------------------------------------------------------


                                                              $108,873     $ 97,669
====================================================================================



Activity in the allowance for credit losses, in thousands, is summarized as follows:


Year Ended September 30,                             1996         1995         1994
------------------------------------------------------------------------------------


Balance at beginning of year                         $640         $636         $595
Provision charged to operations                        22           20           51
Charge offs net of recoveries                         (12)         (16)         (10)
------------------------------------------------------------------------------------


Balance at end of year                               $650         $640         $636
====================================================================================


                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


-------------------------------------------------------------------------------

3.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of those loans, in thousands, are summarized as follows:



Year Ended September 30,                             1996         1995         1994
------------------------------------------------------------------------------------


Federal Home Loan Mortgage Corporation (FHLMC)     $1,472       $1,511       $1,387
Virginia Housing Development Authority (VHDA)       1,245        1,197        1,016
------------------------------------------------------------------------------------


                                                   $2,717       $2,708       $2,403
====================================================================================




Custodial escrow balances maintained in connection with the foregoing loan servicing at September 30, 1996, 1995 and 1994 were approximately $18,000, $24,000 and $17,000, respectively.


4.  Property and Equipment

Property and equipment, in thousands, are summarized as follows:



September 30,                                        1996        1995
----------------------------------------------------------------------


Land                                               $  251      $  251
Office buildings                                    1,190       1,161
Rental buildings                                       48          48
Furniture, fixtures and equipment                     755         841
Automobile                                             16          16
Leasehold improvements                                 23          25
----------------------------------------------------------------------


                                                    2,283       2,342
Less accumulated depreciation                       1,045       1,029
----------------------------------------------------------------------


                                                   $1,238      $1,313
======================================================================

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)

--------------------------------------------------------------------------------

5.  Deposits

Deposits, in thousands, are summarized as follows:



September 30,                                      1996                   1995
-------------------------------------------------------------------------------------


                                             Amount    Percent      Amount    Percent
-------------------------------------------------------------------------------------


NOW accounts                                $13,057    13.69%      $10,967    12.18%
Money market accounts                         4,579     4.80         5,630     6.25
Savings accounts                             15,290    16.03        15,728    17.46
Time deposits                                62,452    65.48        57,738    64.11
-------------------------------------------------------------------------------------


                                            $95,378   100.00%      $90,063  100.00%
=====================================================================================


The aggregate amount of certificates of deposit of $100,000 or more was approximately $6,978,000 and $4,563,000 at September 30, 1996 and 1995,
respectively.

At September 30, 1996, the scheduled maturities of time deposits, in thousands, are as follows:

                    Year ending September 30,
                    -------------------------
                              1997                       $33,827
                              1998                        21,669
                              1999                         4,399
                              2000                         1,944
                       2001 and thereafter                   613
                    --------------------------------------------
                                                         $62,452
                    ============================================


Interest expense on deposits, in thousands, is summarized as follows:

September 30,                              1996       1995        1994
-----------------------------------------------------------------------


NOW accounts                             $  197     $  185      $  166
Money market account                        160        182         177
Savings account                             458        517         635
Time deposits                             3,313      2,678       2,459
-----------------------------------------------------------------------


                                         $4,128     $3,562      $3,437
=======================================================================

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

6.  Advances from Federal Home Loan Bank

Borrowings ("advances") from the Federal Home Loan Bank ("FHLB"), in thousands, are scheduled to mature as follows:

September 30,                                    1996        1995
------------------------------------------------------------------


Within one year                                $12,000     $4,000
One to two years                                     -      1,000
------------------------------------------------------------------


                                               $12,000     $5,000
==================================================================



The weighted average interest rate on advances at September 30, 1996 and 1995 was 5.77% and $6.40%, respectively. These advances are collateralized by the Company's investment in FHLB stock and qualifying real estate loans under a blanket collateral agreement.

7.  Fair value of Financial Instruments

The estimated fair values of the Company's financial instruments, in thousands, as of September 30, 1996, are as follows:

                                                 Carrying       Fair
                                                  Amount        Value
---------------------------------------------------------------------


Financial assets
  Cash and short-term investments               $  3,075     $  3,075
  Securities                                      11,435       11,382
  Loans, net of allowance for loan losses        108,873      109,601

Financial liabilities
  Deposits                                        95,378       95,388
  Advances from Federal Home Loan Bank            12,000       12,000



                                                 Notional       Fair
                                                  Amount        Value
---------------------------------------------------------------------


Unrecognized financial instruments
  Commitments to extend credit                    $4,187       $4,187

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


-------------------------------------------------------------------------------

7.  Fair Value of Financial Instruments (continued)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and short-term investments

For those short-term investments, the carrying amount is a reasonable estimate of fair value.

Securities

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loan receivables

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar remaining maturities. This calculation ignores loan fees and certain factors affecting the interest rates charged on various loans such as the borrower's creditworthiness and compensating balances and dissimilar types of real estate held as collateral.

Deposit liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank

For advances that mature within one year of the balance sheet date, carrying value is considered a reasonable estimate of fair value.

The fair values of all other advances are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of advances.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Because of the competitive nature of the marketplace loan fees vary greatly with no fees charged in many cases.

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


-------------------------------------------------------------------------------

8. BIF/SAIF Premium Disparity Assessment

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of September 30, 1996. Based on the Company's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Company will pay of special assessment of $555,000 on November 27, 1996 to capitalize the SAIF. The FDIC is expected to lower the premium for deposit insurance to a level necessary to maintain the SAIF at its required reserve level; however, the range of premiums has not been determined.

9.  Income Taxes

The provision for income taxes, in thousands, is summarized as follows:

Year Ended September 30,                  1996       1995       1994
---------------------------------------------------------------------


Current
  Federal                                 $816       $656       $495
  State                                     97         89         67
---------------------------------------------------------------------


                                           913        745        562
Deferred tax expense (benefit)            (159)       116         67
---------------------------------------------------------------------


Total provision for income taxes          $754       $861       $629
=====================================================================



Differences between the statutory and effective tax rates are summarized as follows:

                                                  Percent of Pretax Income
                                                 --------------------------
Year Ended September 30,                         1996       1995       1994
----------------------------------------------------------------------------


Tax at statutory rate                            34.0%      34.0%      34.0%
Increases (decreases) in taxes resulting from:
  State income taxes, net of federal benefit      3.6        2.6        2.5
  Other                                           (.9)       1.5        (.6)
----------------------------------------------------------------------------


                                                 36.7%      38.1%     35.9%
============================================================================

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

9.  Income Taxes (continued)

The components of the net deferred tax asset, in thousands, were as follows:

September 30,                                             1996        1995
---------------------------------------------------------------------------


Deferred tax asset
  Bad debts                                               $ 81        $141
  Loan fees                                                 66         117
  Pension expense                                            -          15
  Unrealized loss on securities, available for sale         61           5
  BIF/SAIF assessment                                      211           -
  Other                                                     21           -
---------------------------------------------------------------------------


Total deferred tax asset                                   440         278
---------------------------------------------------------------------------


Deferred tax liability
  Accelerated depreciation                                  (2)        (64)
---------------------------------------------------------------------------


Net deferred tax asset                                    $438        $214
===========================================================================



10. Restricted Retained Earnings

In accordance with the current regulations concerning conversion from a mutual to a stock organization, the Savings Bank was required to establish a liquidation account equal to its net worth as of the latest balance sheet contained in the final offering circular. Such liquidation account is to be maintained for the benefit of depositors, as of the eligibility record date (September 30, 1993) who continue to maintain their deposits in the Savings Bank after the conversion, in the event of a complete liquidation of the Savings Bank. If, however, on any annual closing date of the Savings Bank subsequent to September 30, 1993, the amount in any deposit account is less than the amount in such deposit account on September 30, 1993, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Savings Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Savings Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At September 30, 1996, the liquidation account, unadjusted for customer withdrawals, totaled $6,144,000.

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

11. Retirement Plans and Employee Benefit Programs

The Savings Bank has a retirement plan under Internal Revenue Code Section 401(k) covering all full-time employees who have completed one or more years of continuous service and have reached age 21. Each employee has an option to voluntarily contribute to this plan up to 10% of their salary and the Savings Bank will match $.50 for every $1 up to 4% of salary. During fiscal 1993, the plan also provided for the Savings Bank to pay into the plan an amount equal to 10% of each employee's salary, subject to Department of Labor and income tax limitations. Effective October 1, 1993, this 10% contribution was eliminated and a new money purchase plan was adopted which provides for a fixed percentage contribution for each employee's salary. This percentage was 5%, 5% and 10% for the years ended September 30, 1996, 1995 and 1994, respectively. The total expense for the plan was $54,000, $59,000 and $118,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

Employee Stock Ownership Plan

At the time of the stock conversion, the Savings Bank established an Employee Stock Ownership Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Parent Company to purchase a total of 80,000 shares of the Parent Company's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Savings Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Parent Company's lien proportional to the loan repayments. Annually on September 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released and allocated 17,333 and 9,333 shares of Common Stock as of September 30, 1996 and 1995, respectively. The Company recognized $135,000 and $146,000 of compensation cost for the years ended September 30, 1996 and 1995. The fair value of unearned ESOP shares totaled $1,042,000 at September 30, 1996. There were no commitments to repurchase ESOP shares.

Shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings, and dividends on unallocated ESOP shares are recorded as a reduction of debt.

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

11. Retirement Plans and Employee Benefit Programs (continued)

Recognition and Retention Plan

The Board of Directors approved the establishment of a Recognition and Retention Plan ("RRP") on January 25, 1995. The plan states that the Trust, established under the plan, shall not purchase more than 4% of the aggregate shares of Common Stock issued by the Parent Company in the mutual-to-stock conversion of the Savings Bank (50,255 shares). During 1996 and 1995, the Company purchased 27,650 and 22,600 shares, respectively, of the Company's Common Stock at an average price of $17.50 and $15.50 per share, respectively, to be awarded to directors, officers and employees in accordance with the provisions of the RRP. The costs of the shares awarded under these plans are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the various plans. For the years ended September 30, 1996 and 1995, the amount included in compensation expense was $72,000 and $122,000, respectively. The status of the shares in this plan is summarized as follows:

                                               Per Share Unawarded   Awarded
                                                 Price    Shares     Shares
-----------------------------------------------------------------------------


Total established by plan               $            -     50,255          -
Granted                                          11.00    (41,058)    41,058
Vested                                               -          -          -
-----------------------------------------------------------------------------


Balance at September 30, 1995                    11.00      9,197     41,058

Granted                                          16.75     (2,600)     2,600
Vested                                   11.00 - 16.75          -    (11,277)
-----------------------------------------------------------------------------


Balance at September 30, 1996           $11.00 - 16.75      6,597     32,381
=============================================================================

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

11. Retirement Plans and Employee Benefit Programs (continued)

Stock Option Plans

The Company established two stock option plans during 1995, as part of the stock conversion, for directors, officers and employees. The exercise price under both plans is the fair market price on the date of the grant. One is a non-incentive stock option plan and the other is an incentive stock option plan. Rights to exercise options granted vest at the rate of 20% per year, beginning on the first anniversary of the grant. A summary of the stock option activity is as follows:



                                            Option   Available    Options     Vested and
                                             Price   for Grant  Outstanding   Exercisable
-----------------------------------------------------------------------------------------


At inception                      $              -    125,637           -          -
Granted                                      11.00   (102,640)    102,640          -
Vested                                           -          -           -          -
-----------------------------------------------------------------------------------------


Balance at September 30, 1995     $          11.00     22,997     102,640          -
-----------------------------------------------------------------------------------------


Granted                           $          16.75     (6,250)      6,250          -
Vested                               11.00 - 16.75          -     (28,185)    28,185
Exercised                                    11.00          -           -     (4,187)
-----------------------------------------------------------------------------------------


Balance at September 30, 1996       $11.00 - 16.75     16,747      80,705     23,998
=========================================================================================



12. Commitments and Contingencies

The Savings Bank is lessee under a five-year operating lease expiring August 18, 2001 for the land at its Moneta branch at an annual rental of $4,800 for five years. The Savings Bank also leases ATM space in Moneta, under a five year lease expiring in August 18, 2001 at an annual rental of $2,400.

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

12. Commitments and Contingencies (continued)

The current minimum annual rental commitments under non-cancelable operating leases in effect at September 30, 1996 are as follows:

                  Year Ending September 30,            Amount
                  -------------------------------------------

                            1997                       $7,200
                            1998                        7,200
                            1999                        7,200
                            2000                        7,200
                         Thereafter                     6,600
                  -------------------------------------------

                                                      $35,400
                  ===========================================


Rent expense was approximately $6,100, $4,400 and $3,600 for the years ended September 30, 1996, 1995 and 1994, respectively.

The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Savings Bank has in a particular class of financial instruments.

The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount (in thousands) of those instruments at September 30, 1996 and 1995. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.



September 30,                                                                        1996     1995
----------------------------------------------------------------------------------------------------


Financial instruments, in thousands, whose contract amounts represent credit risk
    Unfunded commercial credit line                                                 $  362   $  274
    Unfunded home equity lines of credit                                             2,027    1,443
    Commitments to finance real estate acquisitions and construction                 1,798    1,704
----------------------------------------------------------------------------------------------------

                                                                                    $4,187   $3,421
====================================================================================================


                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

12. Commitments and Contingencies (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Savings Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Savings Bank upon extension of credit, is based on management's credit evaluation of the credit applicant. Collateral normally consists of real property.

13. Concentrations of Credit Risk

The Savings Bank grants residential, commercial, and installment loans to customers in the Central Southwest region of Virginia, principally Bedford County. The Savings Bank has a loan portfolio consisting principally of residential mortgage loans, and is not dependent upon any particular economic sector, although the portfolio as a whole may be affected by general economic factors in its lending area.

14. Related Party Transactions

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individual's personal residences or by savings accounts in the Savings Bank. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any executive officer or director, in thousands, is summarized as follows:

Year Ended September 30,              1996       1995       1994
-----------------------------------------------------------------


Beginning balance                     $457       $410       $395
Additions                              205        127        128
Repayments                             (21)       (80)      (113)
-----------------------------------------------------------------


Ending balance                        $641       $457       $410
=================================================================

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)

--------------------------------------------------------------------------------

15. Regulatory Capital of the Savings Bank

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Savings Bank's capital meets and exceeds all three capital requirements (in thousands) as follows as of September 30, 1996 and 1995, in thousands. Tangible and core capital levels are shown as a percentage of adjusted total assets, and risk-based capital levels are shown as a percentage of risk-weighted assets.


                                                                      September 30, 1996
                                          --------------------------------------------------------------------------
                                           GAAP      Tangible                 Core                       Risk-Based
                                          Capital     Capital                 Capital                     Capital
--------------------------------------------------------------------------------------------------------------------


GAAP capital before adjustments           $15,815
Adjustments
  Other                                        29
                                           ------
GAAP capital as adjusted                 $ 15,844    $ 15,844                $ 15,844                   $  15,844
                                           ======

General credit loss allowance                              --                      --                         650
Land loans greater than 80%                                --                      --                         (77)
                                                     --------                 -------                     -------

Regulatory capital computed                            15,844        12.4%     15,844          12.4%       16,417       23.1%
Minimum capital requirement                             1,918         1.5       3,835           3.0         5,677        8.0
                                                     --------       -----      ------          ----        ------       ----

Regulatory capital excess                           $  13,926        10.9    $ 12,009           9.4%    $  10,740       15.1%
                                                     ========       =====      ======          ====        ======       ====


                                                            September 30, 1995
                                    -------------------------------------------------------------------
                                     GAAP      Tangible          Core             Risk-Based
                                    Capital    Capital          Capital             Capital
-------------------------------------------------------------------------------------------------------


GAAP capital before adjustments     $13,648
Adjustments
  Unpaid ESOP debt and
    unrealized securities loss        1,065
                                     ------
GAAP capital as adjusted            $14,713   $14,713            $14,713            $14,713
                                     ======

General credit loss allowance                       -                  -                640
Land loans greater than 80%                         -                  -               (687)
                                               ------             ------             ------

Regulatory capital computed                    14,713    12.8%    14,713     12.8%   14,666     23.7%
Minimum capital requirement                     1,729     1.5      3,458      3.0     4,942      8.0
                                               ------    ----     ------     ----     ------     ----

Regulatory capital excess                     $12,984    11.3%   $11,255      9.8%  $ 9,724     15.7%
                                               ======    ====     ======     ====     ======     ====

                                                                          45

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

16. Condensed Parent Company Information

Condensed financial information is shown for the Parent Company as follows:

                                 Balance Sheets
                                 (in thousands)

Year Ended September 30,                               1996       1995
-----------------------------------------------------------------------


Assets
  Cash and cash equivalents                        $    149   $    526
  Securities                                             42         48
  Investment in Savings Bank subsidiary              15,855     13,648
  Loan to Savings Bank ESOP                             627        707
  Loan to Savings Bank subsidiary                     3,000      4,000
  Other assets                                           83         80
-----------------------------------------------------------------------


Total assets                                        $19,756   $ 19,009
=======================================================================



Liabilities and stockholders' equity
  Accounts payable                                  $     8   $    138
  Dividends payable                                     126        186
  Stockholders' equity                               19,622     18,685
-----------------------------------------------------------------------


Total liabilities and stockholders' equity          $19,756   $ 19,009
=======================================================================

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


-------------------------------------------------------------------------------

16. Condensed Parent Company Information (continued)

                         Condensed Statements of Operations
                                   (in thousands)




Year Ended September 30,                                                1996     1995     1994
----------------------------------------------------------------------------------------------

Income
  Interest from
    Savings Bank's ESOP loan                                          $   44   $   51   $    8
    Loan to Savings Bank subsidiary                                      292      416       23
    Other                                                                 23       --       --
----------------------------------------------------------------------------------------------

Total income                                                             359      467       31
----------------------------------------------------------------------------------------------

Expenses
  Professional fees                                                       44       66       --
  Other operating expenses                                                40       33       --
----------------------------------------------------------------------------------------------

Total expenses                                                            84       99       --
----------------------------------------------------------------------------------------------

Net income before income taxes and equity in
  undistributed net income of Savings Bank subsidiary                    275      368       31

Provision for income taxes                                               104      140       13
Equity in undistributed net income of Savings Bank subsidiary          1,131    1,173    1,427
----------------------------------------------------------------------------------------------

Net income                                                            $1,302   $1,401   $1,445
==============================================================================================

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)

--------------------------------------------------------------------------------

16. Condensed Parent Company Information (continued)

                         Condensed Statements of Cash Flows
                                   (in thousands)



Year Ended September 30,                                                        1996        1995        1994
--------------------------------------------------------------------------------------------------------------

Operating activities
  Net income                                                                $  1,302    $  1,401    $  1,445
  Adjustments
    Equity in undistributed net income of Savings Bank subsidiary             (1,131)     (1,173)     (1,427)
    (Increase) decrease in other assets                                           (3)         37         (41)
    Increase (decrease) in other liabilities                                    (130)        102          35
--------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                         38         367          12
--------------------------------------------------------------------------------------------------------------

Investing activities
  Loans originated, net of principal repayments                                1,080       1,093      (5,000)
  Purchase of Savings Bank subsidiary stock                                       --          --      (5,970)
  Purchase of investment securities                                               --         (48)         --
--------------------------------------------------------------------------------------------------------------

Net cash provided (absorbed) by investing activities                           1,080       1,045     (10,970)
--------------------------------------------------------------------------------------------------------------

Financing activities
  Proceeds from sale of stock                                                     --          --      11,940
  Purchase of stock, by ESOP                                                      --          --        (800)
  Dividends paid                                                                (518)       (183)         --
  Repurchase of stock                                                         (1,115)       (885)         --
  RRP vesting                                                                    (42)         --          --
  ESOP note payment                                                              135          --          --
  Exercise of option                                                              45          --          --
--------------------------------------------------------------------------------------------------------------

Net cash provided (absorbed) by financing activities                          (1,495)     (1,068)     11,140
--------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                (377)        344         182

Cash and cash equivalents, beginning of year                                     526         182          --
--------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                      $    149    $    526    $    182
==============================================================================================================


                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


--------------------------------------------------------------------------------

17. Selected Quarterly Financial Data (Unaudited)

Condensed quarterly consolidated financial data, in thousands (except per share data), is shown as follows:

                                       First      Second      Third     Fourth
Year Ended September 30, 1996         Quarter     Quarter    Quarter    Quarter
-------------------------------------------------------------------------------


Total interest income                 $2,252      $2,283     $2,323    $2,406
Total interest expense                 1,106       1,083      1,115     1,188
-------------------------------------------------------------------------------


Net interest income                    1,146       1,200      1,208     1,218
Provision for credit losses                -           -          -        22
-------------------------------------------------------------------------------


Net interest income after provision
  for credit losses                    1,146       1,200      1,208     1,196

Noninterest income                       155         162        191       227
Noninterest expense                      728         721        715     1,265
-------------------------------------------------------------------------------


Income before income taxes               573         641        684       158
Provision for income taxes               218         243        260        33
-------------------------------------------------------------------------------


Net income                            $  355      $  398     $  424    $  125
===============================================================================


Net income per share                  $  .32      $  .35     $  .38    $  .12
===============================================================================


Cash dividends declared per share     $  .09      $  .09     $  .10    $  .11
===============================================================================

                    Bedford Bancshares, Inc. and Subsidiaries

                                    Notes to Consolidated Financial Statements
                                                                   (continued)


-------------------------------------------------------------------------------

17. Selected Quarterly Financial Data (Unaudited) (continued)


                                     First      Second      Third     Fourth
Year Ended September 30, 1995       Quarter     Quarter    Quarter    Quarter
-----------------------------------------------------------------------------


Total interest income               $1,885      $1,977     $2,105    $2,170
Total interest expense                 832         884        984     1,078
-----------------------------------------------------------------------------


Net interest income                  1,053       1,093      1,121     1,092
Provision for credit losses              -           7          8         5
-----------------------------------------------------------------------------


Net interest income after provision
  for credit losses                  1,053       1,086      1,113     1,087

Other noninterest income               147         131        137       128
Noninterest expense                    624         631        657       708
-----------------------------------------------------------------------------


Income before income taxes             576         586        593       507
Provision for income taxes             219         223        233       186
-----------------------------------------------------------------------------


Net income                          $  357      $  363     $  360    $  321
=============================================================================


Net income per share                $  .30      $  .31     $  .31    $  .28
=============================================================================


Cash dividends declared per share   $    -      $  .15     $    -    $  .15
=============================================================================

                               OFFICE LOCATIONS

                               CORPORATE OFFICE
          Bedford Bancshares, Inc. and Bedford Federal Savings Bank
                              125 W. Main Street
                              Bedford, VA 24523
                                (540) 586-2590

                BRANCH OFFICES - BEDFORD FEDERAL SAVINGS BANK
            Moneta Office                         Forest Office
            Rt 655 at Rt 122                      Forest Village Square
            Moneta, VA  24121                     Forest, VA  24551
            (540) 297-1233                        (804) 525-2000


Board of Directors of Bedford Bancshares, Inc. and Bedford Federal Savings Bank

                                 Hugh H. Bond
                            Chairman of the Board

            George N. Cooper                    William T. Powell

            Harry W. Garrett, Jr.               Macon C. Putney

            Harold K. Neal                      W. Henry Walton, Jr.

            William P. Pickett

Executive Officers of Bedford Bancshares, Inc. and Bedford Federal Savings Bank

         Harold K. Neal                            James W. Smith
         President and Chief Executive Officer     Vice President, Treasurer and
                                                    Chief Financial Officer

         Russell E. Millner                        Nancy T. Snyder
         Vice President                            Secretary

                  ____________________________________________

         Corporate Counsel                         Independent Auditors
         Garrett and Garrett                       B.D.O. Seidman LLP
         116 East Main Street                      300 Arboretum Place
         Bedford, VA 24523                         Suite 520
                                                   Richmond, VA 23236

         Special Counsel                           Transfer Agent and Registrar
         Malizia, Spidi, Sloane & Fisch, P.C.      Registrar & Transfer Company
         One Franklin Square                       10 Commerce Drive
         1301 K Street, N.W., Suite 700 East       Cranford, NJ  07016
         Washington, D.C. 20005                    (908) 272-8511

                   __________________________________________

Bedford Bancshares, Inc.'s Annual Report for the year ended September 30, 1996, filed with the Securities and Exchange Commission on Form 10-KSB without exhibits is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Harold K. Neal, Chief Executive Officer at the Company's Corporate Office in Bedford, Virginia. The Annual Meeting of Stockholders will be held on January 22, 1997 at 2:00 p.m. at the Olde Liberty Station, 515 Bedford Avenue, Bedford, Virginia.

                       This page left intentionally blank