Form 10KSB40, Exhibit 13
period 1997-09-30
BEDFORD BANCSHARES INC
filed 1997-12-29
CIK 921435

EXHIBIT 13


                  Annual Report to Stockholders for Fiscal Year
                            Ended September 30, 1997

                         [LOGO]    Bedford
                                Bancshares, Inc.


          o    YOUR HOMETOWN BANK OF CHOICE

               o    HIGH QUALITY EARNINGS

                    o    SOLID DIVIDEND GROWTH

                         o    STRONG COMMITMENT TO SHAREHOLDERS


                               1997 ANNUAL REPORT

                 BEDFORD BANCSHARES, INC. - 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

Table of Contents
-----------------


Corporate Profile and Stock Market Information............................     2

Letters to Stockholders...................................................     3

Selected Financial and Other Data.........................................     4

Managemenet's Discussion and Analysis of
  Financial Condition and Results of Operations...........................     6

Report of Independent Certified Public Accountants........................    14

Consolidated Financial Statements.........................................    15

Notes to Consolidated Financial Statements................................    30

Office Locations..........................................................    53

 Corporate Profile and Related Information
 -----------------------------------------

          Bedford Bancshares, Inc. (the "Company") is the parent company of Bedford Federal Savings Bank ("Bedford Federal" or the "Savings Bank"). The Company was organized as a Virginia corporation in March 1994 at the direction of the Savings Bank to acquire all of the capital stock that Bedford Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") in connection with a $12.6 million initial public offering completed on August 19, 1994. The Company is a unitary savings and loan holding company which, under exisiting laws, generally is not restricted in the types of business activities in which it may engage, provided that the Savings Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers, but utilizes the support staff and facilities of the Savings Bank from time to time.

          Bedford Federal, a federally-chartered stock savings bank headquartered in Bedford, Virginia, was originally chartered in 1935 under the name "Bedford Federal Savings and Loan Association." The Savings Bank has operated as a federally-chartered stock savings bank since August 19, 1994. Deposits have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). The Savings Bank is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Bedford Federal conducts its business from its main office in Bedford, Virginia, two full service branch offices located in Bedford County, Virginia, and three Automated Teller Machines ("ATMs").

--------------------------------------------------------------------------------

Stock Market Information
------------------------

          The Company's common stock trades on the Nasdaq National Maket under the trading symbol of "BFSB". The daily stock quotation for Bedford Bancshares, Inc., is published in The Wall Street Journal and in other local newspapers under the trading symbol of "BFSB" or "Bedford Bc". The following table reflects the stock price published by the Nasdaq National Market statisical report.

                                                                                   Dividends      Dividends
                                                                                   Per Share      Per share
Quarter Ended                       High             Low        Volume             Declared         Paid

December 1994                       $11.75          $10.25      153,965                --             --
March 1995                          $13.00          $10.75       90,995              $0.15            --
June 1995                           $16.25          $12.25      298,726                --           $0.15
September 1995                      $18.75          $15.50      209,914              $0.15            --
December 1995                       $18.75          $17.50       93,376              $0.09          $0.15
March 1996                          $18.25          $16.75      120,970              $0.09          $0.09
June 1996                           $17.75          $15.75      189,406              $0.10          $0.09
September 1996                      $17.25          $16.50       85,591              $0.11          $0.10
December 1996                       $18.50          $16.63       96,239              $0.12          $0.11
March 1997                          $20.00          $17.50       81,784              $0.13          $0.12
June 1997                           $24.75          $19.00      159,532              $0.14          $0.13
September 1997                      $25.50          $23.50       93,290              $0.14          $0.14

          On September 30, 1997, there were approimately 685 shareholders of record with approximately 51.3% of the 1,142,425 outstanding shares held in nominee or "street" name through various brokerage firms. There were six firms making a market in the Corporation's common stock during the month of September 1997.

          The Savings Bank may not declare or pay a cash dividend on its stock if the effect thereof would cause the regulatory capital of the Savings Bank to be reduced below (1) the amount required for the liquidation account established in connection with the Savings Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS").
2

--------------------------------------------------------------------------------

Letter from the Chief Executive Officer
---------------------------------------

            To Our Stockholders:

            For Bedford Bancshares, Inc., fiscal 1997 proved to be another year of solid growth and enhanced performance. For the year, net income amounted to $1.6 million, or $1.47 per share, generating a 1.19% return on average assets. Our focus continues to be on strong internal growth and the delivery of consistent, high-quality earnings. The Company is committed to maintaining excellence in quality products and services, and a credit culture that balances opportunity for profits with prudent loan underwriting practices. Our goal is to carry forward the long tradition of producing high quality, steadily increasing earnings.

            As a result of the increased profitability experienced in fiscal 1997, Bedford Bancshares, Inc. increased total dividends declared during the year to $.53 per share, a 36% increase over dividends declared in fiscal 1996. Since our conversion in Augsut of 1994, dividends have have risen by almost 77% and grown at a compounded rate of over 20% per year.

            In addition to the very attractive dividend growth rates, the closing price per share of Bedford Bancshares common stock on September 30, 1997 was $24.50, a 145% rise from the initial offering price of $10.00 per share. Stockholders who acquired the stock during the initial offering at $10.00 per share have realized an annualized total return (dividends plus stock appreciation) of almost 37% per year. Bedford Bancshares consistently invests in its future through a conservative strategic approach to market expansion, improving service levels for our customers, and expanding our product offerings. Perhaps most importantly, Bedford Bancshares employees and directors own over 20% of the Company's common stock, so our business conduct is parallel to the interests of all other owners and is guided everyday by the goal of increasing shareholder value.

            Bedford Bancshares has grown with Bedford and the families we have served since our founding in 1935. The Company is the only bank headquartered in Bedford, the fastest growing county west of Richmond. Bedford is home to most of our customers and shareholders. Our 63 year history in Bedford has allowed us to know and serve the people and needs of our communities extremely well. Our directors, officers and employees take great pride in and are dedicated to improving the quality of service to the families and businesses we are fortunate to serve. And as we deliver on that commitment, our stockholders can know that we do so with a continued focus on maximizing the value of your investment.

            Total assets of your company amounted to $139.1 million at September 30, 1997, an $11.9 million, or 9.3% increase over the previous fiscal year end. Net loans receivable increased 6.6% to $116.1 million and deposits totaled $103.6 million at year end for an 8.6% increase over year end 1996. Our continued progress is further detailed in this report.

            We owe our success to the loyalty and support of our customers and stockholders, and the determination, commitment and pride of your Board of Directors, management and staff. We look forward to continued success as we serve the needs of our customers and stockholders, and thank you for your business and support.

            Sincerely,


            /s/Harld K. Neal
            Harold K. Neal
            President and Chief Executive Officer
            December 15, 1997

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

          Financial Condition (Dollars in Thousands)
                September 30,                                      1997        1996       1995        1994       1993
                --------------------------------------------------------------------------------------------------------
                Total assets                                   $139,089    $127,201   $115,054    $105,217    $96,933
                Loans receivable, net                           116,093     108,873     97,669      89,309     80,995
                Investment securities                             9,655       8,006      7,761       7,651      5,915
                Marketable equity securities                      4,185       3,879      3,660       3,360      3,289
                Mortgage-backed securities                           20         482         31          37         47
                Foreclosed real estate, net                         212           -          -           -         31
                Deposits                                        103,612      95,378     90,063      84,841     89,187
                FHLB advances                                    15,000      12,000      5,000       1,000      1,000
                Retained earnings                                 9,763       8,739      8,263       7,519      6,144
                Total stockholders' equity                       19,621      18,227     18,685      18,659          -

          Summary of Operations (Dollars in Thousands)
                Year Ended September 30,                           1997        1996       1995        1994       1993
                --------------------------------------------------------------------------------------------------------
                Interest income                                 $10,280      $9,264     $8,137      $6,964     $7,095
                Interest expense                                  5,167       4,492      3,778       3,478      3,740
                Net interest income                               5,113       4,772      4,359       3,486      3,355
                Provision for credit losses                         100          22         20          51        234
                Noninterest income                                  593         735        543         554        497
                Noninterest expense                               3,041       3,429 (3   2,620       2,238      2,089
                Net income before income taxes and
                  cumulative effect of change in
                  accounting principle                            2,565       2,056      2,262       1,751      1,529
                Net income                                        1,591       1,302      1,401       1,445        925

          Other Selected Data
                Year Ended September 30,                           1997        1996       1995        1994(1)    1993
                --------------------------------------------------------------------------------------------------------
                Return on average assets                           1.19%       1.10%      1.28%       1.12%      0.97%
                Return on average equity                           8.40        6.98       7.31       12.89      16.25
                Average equity to average assets                  14.21       15.69      17.49        8.71       5.98
                Net interest rate spread                           3.27        3.34       3.26        3.28       3.39
                Nonperforming assets to total assets               0.52        0.54       1.14        1.07       0.40
                Nonperforming loans to total loans                 0.45        0.63       1.34        1.26       0.44
                Allowance for credit losses to total loans         0.58        0.60       0.63        0.71       0.73

          Per Share Data
                Year Ended September 30,                           1997        1996       1995        1994(2)    1993
                --------------------------------------------------------------------------------------------------------
                Net income per share                             $ 1.47      $ 1.17     $ 1.20    $   1.23        N/A
                Book value per share                              17.17       16.95      16.81       15.84        N/A
                Cash dividends declared per share                   .53         .39        .30        -           N/A

          -------------
          (1) Income and related ratios exclude the cumulative effect of a change in accounting principle of $323,000 in fiscal year 1994.
          (2)  Annualized
          (3) Includes a one-time, special assessment of approximately $555,000 to recapitalize the "SAIF."

                   [GRAPHICS OMITTED - INFORMATION AS FOLLOWS]


                                  Total Assets
                              Dollars in Thousands

                              1993           $96,933
                              1994           $105,217
                              1995           $115,054
                              1996           $127,201
                              1997           $139,089

                              Year Ended September 30



Loan Portfolio Composition                        Deposit Portolio Composition
  At September 30, 1997                              At September 30, 1997

1-4 Family Residential                 70.8%      Certificates        68.4%
Land                                    8.8%      Money Market         5.7%
Construction                            7.1%      Savings             14.4%
Consumer/Commercial Business            9.7%      Checking            11.5%
Commercial & Multi-Family (Real Estate) 3.6%




 Net Interest Income                                Net Income
(Dollars in Thousands)                         (Dollars in Thousands)

1993      $3,355                                  1993      $  925
1994      $3,486                                  1994      $1,445
1995      $4,359                                  1995      $1,401
1996      $4,772                                  1996      $1,302
1997      $5,113                                  1997      $1,591

Year Ended September 30                        Year Ended September 30



                        Return on Average Assets

                           1993         0.97%
                           1994         1.12%
                           1995         1.28%
                           1996         1.10%
                           1997         1.19%

                        Year Ended September 30

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

Management Strategy
-------------------

          The Company's management strategy is to maintain a strong capital position through controlled growth and enhanced profitability. This has been accomplished by the Savings Bank's focus upon the origination of traditional one- to four-family, adjustable rate mortgage loans which are retained in its loan portfolio. To a lesser extent, the Savings Bank originates fixed-rate mortgage loans, commercial and consumer loans, including home equity, automobile and personal loans. This strategy, along with prudent underwriting standards, is designed to reduce the risk of loss in the Savings Bank's loan portfolio as well as to reduce the interest rate risk exposure.

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

          In its efforts to manage the interest rates it pays on deposits, the Savings Bank focuses on maintaining a stable deposit base while providing efficient and quality service to its customers. Historically, Bedford Federal has relied primarily upon the cash flows from its deposits and mortgage payments as its major sources of funds, but, from time to time, also borrows from the FHLB.

--------------------------------------------------------------------------------

General
-------

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

--------------------------------------------------------------------------------

Interest Rate Sensitivity Analysis
----------------------------------

          The table that follows sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at September 30, 1997, which are expected to reprice or mature in each of the future time periods shown. It is important to note that certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans have features which restrict changes in interest rates on a short-term basis over the life of the assets. Further, in the event of a change in interest rates, prepayment levels and decay rates on core deposits may deviate significantly from those assumed in calculating the table.

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

                                                                     At September 30, 1997
----------------------------------------------------------------------------------------------------------------------------
                                            Three    More than   More than   More than   More than
                                           months  3 Months to 6 Months to   1 Year to  3 Years to    More than
                                          or less     6 Months      1 Year     3 Years     5 Years      5 Years        Total
                                          -------     --------      ------     -------     -------      -------    ---------
                                                                          (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans(1)(2)                   $  6,339     $  6,092    $ 66,168    $  9,232     $  3,831     $ 15,542    $107,204
  Other loans(1)                            5,116          666       1,347       3,506        1,848           --      12,483
  Marketable equity securities(3)           4,185           --          --          --           --           --       4,185
  Federal funds sold and other
    short-term investments                  2,791           --          --          --           --           --       2,791
` Investment securities                        --          500       1,000       4,600        2,517        1,038       9,655
  Mortgage-backed securities(2)                --           --          --          20           --           --          20
  FHLB stock                                  932           --          --          --           --           --         932
                                         --------     --------    --------    --------     --------     --------    --------
    Total interest-earning assets          19,363        7,258      68,515      17,358        8,196       16,580     137,270
                                         --------     --------    --------    --------     --------     --------    --------
Less:
Loans in process                            1,314        1,315          --          --           --           --       2,629
Unearned discount and deferred fees(2)         26           20         167          38           36           --         287
Allowance for credit losses                    56           43         410          82           24           63         678
                                         --------     --------    --------    --------     --------     --------    --------
    Net interest-earning assets            17,967        5,880      67,938      17,238        8,136       16,517     133,676
                                         --------     --------    --------    --------     --------     --------    --------
Interest-bearing liabilities:
  Money market deposits                     1,893        1,282       1,456         645          306          280       5,862
  Passbook deposits                           857          643       1,199       3,821        2,491        5,969      14,980
  NOW and other demand deposits               917          817       1,376       2,847          762        1,687       8,406
  Certificate accounts                     11,511           --      32,274      18,165        8,910           --      70,860
  Borrowed funds                            3,000        1,000       2,000       9,000           --           --      15,000
                                         --------     --------    --------    --------     --------     --------    --------
    Total interest-bearing liabilities     18,178        3,742      38,305      34,478       12,469        7,936     115,108
                                         --------     --------    --------    --------     --------     --------    --------
Interest sensitivity gap(4)              ($   211)    $  2,138    $ 29,633    $(17,240)    $ (4,333)    $  8,581    $ 18,568
                                         ========     ========    ========    ========     ========     ========    ========
Cumulative interest sensitivity gap      ($   211)    $  1,927    $ 31,560    $ 14,320     $  9,987     $ 18,568
                                         ========     ========    ========     ========     ========    ========
Cumulative interest sensitivity gap
  as a percent of total assets             (-0.15)%       1.39%      22.69%       10.30%        7.18%      13.35%
Cumulative net interest-bearing
  assets as a percent of
  interest-bearing liabilities              98.84%      108.79%     152.40%      115.12%      109.32%     116.13%

----------------
(1) For purposes of the gap analysis, mortgage and other loans are reduced for nonperforming loans but are not reduced for the allowance for credit losses.
(2) For purposes of the gap analysis, unearned discount and deferred fees are pro-rated for mortgage loans and mortgage backed securities.
(3)  Includes assets held for sale.
(4) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

--------------------------------------------------------------------------------

Analysis of Net Interest Income
-------------------------------

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

                                                                 For the Year Ended September 30,
                                      ---------------------------------------------------------------------------------
                                                          1997                                       1996
                                      -------------------------------------      --------------------------------------
                                            Average                    Yield/          Average                   Yield/
                                            Balance     Interest        Cost           Balance     Interest       Cost
                                            -------     --------        ----           -------     --------       ----
                                                                       (Dollars in Thousands)
  Interest-earning assets:
    Mortgage loans(1)                       $98,666       $7,816         7.92%         $91,605      $7,408         8.09%
    Other loans(1)                           14,600        1,481        10.15            9,305         972        10.45
    Interest-earning deposits(2)              3,966          217         5.47            3,718         225         6.05
    Federal funds sold and other
      short-term investments                  1,231          119         9.69            1,050          93         8.86
    Investment securities                     7,643          549         7.18            7,112         479         6.74
    Mortgage-backed securities, net             431           30         6.85              287          20         6.97
    FHLB stock                                  932           68         7.19              932          67         7.19
                                                ---           --                           ---          --
      Total interest-earning assets         127,469       10,280         8.07          114,009       9,264         8.13
                                                          ------                                     -----
Noninterest-earning assets                    5,667                                      4,807
                                              -----                                      -----
      Total assets                         $133,136                                   $118,816
                                           ========                                   ========

Liabilities and equity:
  Interest-bearing liabilities:
    Money market deposits                    $4,603          143         3.11%          $5,011        $154         3.07%
    Passbook deposits                        14,675          446         3.04           15,400         458         2.97
    NOW and other demand deposits             8,203          196         2.40            7,316         203         2.77
    Certificate accounts                     65,834        3,517         5.34           60,093       3,313         5.51
                                             ------        -----                        ------       -----
  Total deposit accounts                     93,315        4,302         4.61           87,820       4,128         4.70
    Borrowed funds                           14,249          865         6.07            6,018         364         6.05
                                             ------          ---                         -----         ---
      Total interest-bearing liabilities    107,564        5,167         4.80           93,838       4,492         4.79
                                                           -----                                     -----
Noninterest-bearing liabilities               6,610                                      6,336
Equity                                       18,962                                     18,642
                                             ------                                     ------
      Total liabilities and equity         $133,136                                   $118,816
                                           ========                                   ========
Net interest income                                       $5,113                                    $4,772
                                                          ======                                    ======
Interest rate spread(3)                                                  3.27%                                      3.34%
Net interest margin(4)                                                   4.02%                                      4.19%
Interest-earning asset to
  interest-bearing liabilities               118.51%                                    121.50%

-----------------
(1) Amount is net of deferred loan fees and discounts, loans in process and allowance for credit losses and includes accrued interest.
(2)  Includes assets held for sale.
(3) Net interest rate spread represents the difference between the yield on average interest-earning asets and the cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

--------------------------------------------------------------------------------

          The following table sets forth certain information regarding changes in interest income and expense of the Savings Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume (change in average volume times the old rate); (2) changes in rate (changes in rate times the new average volume); and (3) net change. The change attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                                 Year Ended September 30,
                                                           ---------------------------------------------------------------------
                                                                    1997 vs. 1996                        1996 vs. 1995
                                                           --------------------------------     --------------------------------
                                                               Volume       Rate       Net          Volume      Rate        Net
                                                           --------------------------------     --------------------------------
                                                                                  (Dollars in Thousands)
    Interest-earning assets:
      Mortgage loans                                             $567      ($159)     $408            $432      $344       $776
      Other loans                                                 545        (36)      509             195        41        236
      Interest-earning deposits                                    15        (23)       (8)             15        (1)        14
      Federal funds sold and other short-term
        investments                                                16         10        26               9        26         35
      Investment securities, net                                   36         34        70              24        25         49
      Mortgage-backed securities, net                              10          -        10              18        (1)        17
      FHLB stock                                                    1          -         1               -         -          -
                                                                    -          -         -               -         -          -
                                                                -----      -----    -----             ----       ---      -----
        Total interest-earning assets                           1,190       (174)    1,016             693       434      1,127
                                                                -----      -----    -----             ----       ---      -----

    Interest-bearing liabilities:
      Money market deposits                                       (12)         1       (11)            (29)        2        (27)
      Passbook deposits                                           (22)        10       (12)            (49)       (9)       (58)
      NOW and other demand deposits                                22        (29)       (7)             38        (3)        35
      Certificate accounts                                        316       (112)      204             406       210        616
      Borrowed funds                                              498          3       501             146         2        148
                                                                  ---       ----       ---             ---       ---        ---
        Total interest-bearing liabilities                        802       (127)      675             512       202        714
                                                                  ---       -----      ---             ---       ---        ---
    Net change in net interest income                            $388       ($47)     $341            $181      $232       $413
                                                                 ====       =====     ====            ====      ====       ====

--------------------------------------------------------------------------------

Comparison of Financial Condition for Fiscal Years Ended September 30, 1997 and 1996
--------------------------------------------------------------------------------

          The Corporation's total assets were $139.1 million at September 30, 1997, an increase of $11.9 million or 9.35%, from $127.2 million at September 30, 1996. The asset growth was primarily due to a 6.63% rise in net loans receivable and a 20.60% increase in investment securities from the end of fiscal 1996.

          The continuaton of new home construction within the markets Bedford Federal serves combined with growth of both commercial and consumer loans during fiscal 1997 were the major factors in the expansion of loans. This increase was funded primarily by principal repayments of the loan portfolio, increased deposits, and FHLB advances. Because lending is directly affected by interest rates, a rise in interest rates could cause a slow down in new loan originations. Investment securities increased $1,649,000, marketable equity securities rose
          $306,000 , while mortgage-backed securities declined $433,000 in fiscal 1997 compared to fiscal 1996.

          Deposits totaled $103.6 million at September 30, 1997, an increase of $8.2 million from $95.4 million on September 30, 1996. The increase was partially attributable to the success of the Bank's "Freedom CD" promtion (discussed later) combined with the healthy economic environment in the areas served by Bedford Federal. Advances from the FHLB increased $3 million as the Savings Bank utilized additional borrowings to meet funding needs.

          Total stockholders' equity was $19.6 million on September 30, 1997, an increase of $1.4 million from the $18.2 million one year previous. This increase reflects the continued profitability of the Corporation which allowed Bedford Bancshares to increase the level of dividends declared from $.39 in fiscal 1996 to $.53 in 1997, a 35.9% increase.

Comparison of Operating Results for Years Ended September 30, 1997 and 1996
--------------------------------------------------------------------------------

          Net Income. Net income increased $289,000, to $1.6 million for fiscal 1997 from fiscal 1996. An increase in net income combined with a reduction in noninterest expense, offset somewhat by a lower level of noninterest income and an increase in the provision for loan losses, accounted for the improvement in profitability. During the fourth quarter of of fiscal 1996, the FDIC imposed a one-time assessment on all members of the SAIF in order to recapitalize the SAIF to the federally mandated level of 1.25%. The assessment amounted to approximately $555,000 for Bedford Federal ($344,000 on an after tax basis).

          Interest Income. Interest income totaled $10.3 million for the fiscal year ended September 30, 1997, a 11.0% increase from the $9.3 million recorded for fiscal 1996. The $1.0 million expansion of interest income is due to the 11.6% growth of average earning assets, primarily loans, slightly offset by a 6 basis point decline in the rate earned on average earning assets. The table on page 8 provides a detailed analysis of the changes in interest income due to volume and rate.

          Interest Expense. Interest expense increase $675,000 from $4.5 million for the year ended September 30, 1996 to $5.2 million for the fiscal year ended September 30, 1997. The level of average interest-bearing liabilities rose 14.6% to $107.6 million for fiscal 1997 from $93.8 for fiscal 1996. There was virtually no change in the overall cost of interest bearing liabilities in fiscal 1997 over fiscal 1996. The table on page 8 provides a detailed analysis of the changes in interest expense due to the changes in volume and rate.

          Net Interest Income. Net interest income totaled $5.1 million for the year ended September 30, 1997, up 7.1% from the $4.8 million realized in fiscal 1996. The increase is primarily due to the growth of and improvement in mix of earning assets. The growth of net interest income was restrained somewhat by the increases in average certificate accounts and borrowed funds. A detailed analysis of net interest income is presented on pages 8 and 9 of this report.

          Provisions for Credit Losses. Provisions for credit losses for the year ended September 30, 1997 increased $78,000 to $100,000 compared to the provisions recorded in fiscal 1996. The increase in fiscal 1997 was attributable to the loan growth of both commercial and consumer loans. At September 30, 1997, the allowance for credit losses was $678,000, representing .58% of loans receivable,net, and 92.81% of non-performing loans. Based upon the quality of the Savings Bank's loan portfolio, the relatively stable local economy, and favorable interest rate environment, management believes the Savings Bank's allowance for credit losses is adequate to absorb any anticipated credit losses. Management currently expects future provisions for credit losses to be based primarily upon growth in the loan portfolio and other factors. However, assessment of the adequacy of the allowance for credit loss involves subjective judgments regarding future events and thus there can be no assurance that additional provisions for credit losses will not be required in future periods.

          Noninterest Income. For the year ended September 30, 1997, noninterest income amounted to $593,000, down $142,000 from the $735,000 earned in fiscal 1996. Service charges and fees on loans were down $107,000 due to a moderation in the number and dollar volume of loan originations, and a change in pricing. All other categories of noninterest income reflceted a net decrease of $35,000 primarily due to a gain of $28,000 on the sale of foreclosed during fiscal 1996 compared to a gain of $4,000 in fiscal 1997.

          Noninterest Expense. Noninterest expense totaled $3.0 million for the year ended September 30, 1997 compared to $3.4 million for fiscal 1996. The decrease was primarily due to the imposition, during fiscal 1996, by the FDIC on SAIF members of the one-time assesment to recapitalize the SAIF. In the fourth quarter of fiscal 1996, The Bank recorded the charge of approximately $555,000. Compensation and employee benefits were up $217,000 in fiscal 1997 compared to the prior year due to staff increases, merit increases and higher benefits costs. Increases in benefits costs were primarily due to benefit plans which have expenses tied to the market price of the Company's common stock. The Federal insurance of accounts decreased $119,000 from fiscal 1996 to fiscal 1997 due to the special assessment discussed and the ensuing reduction in the annual assessment rate. Advertising expense increased 60.9%, or $53,000, in fiscal 1997over the prior year due to large promotions for the introduction of the Bank's voice response system , to increase equity line commitments and to market a new certificate of deposit, the "Freedom CD," which helped raise funds for the National D-Day Foundation. All three of these promtions proved very successful.

          A great deal of information has been disseminated about the global computer year 2000. Many computer programs that can only distinguish the final two digits of the year entered ( a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Savings Bank. Data processing is also essential to most other financial institutions and many other companies. All of the material data processing of the Savings Bank that could be affected by this problem is provided by a third party service bureau. This service bureau has advised the Savings Bank that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Savings Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operations of the Savings Bank.

          Income Taxes. The provision for income taxes increased $220,000 to $974,000 in fiscal 1997 from $754,000 in fiscal 1996 due to the increased level of taxable income.

--------------------------------------------------------------------------------

Liquidity and Capital Resources
-------------------------------

          Under applicable federal regulations, Bedford Federal is required to maintain specified levels of "liquid investments" in qualifying types of U.S. Government, federal agency and other investments, having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At September 30, 1997, the
          Savings Bank's  liquidity,  as measured for regulatory  purposes,  was
          12.28% which was $8.4 million in excess of the minimum OTS requirement. The Savings Bank adjusts its liquidity as appropriate to meet its asset/liability objectives.

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

          The Savings Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets is dependent on the Savings Bank's operating, financing and investing activities during any given period. At September 30, 1997, cash and cash equivalents totaled $5.4 million.

          Bedford Federal has other sources of liquidity if the need for funds exceeds the level generated from normal operations. Included in these other sources are additional FHLB advances and the ability to borrow against securities. At September 30, 1997, the Savings Bank had $15.0 million in advances outstanding from the FHLB of Atlanta. Bedford Federal anticipates that it will have sufficient funds available to meet its current commitments. At September 30, 1997, the Savings Bank had commitments to fund loans of $7.0 million and $2.6 million of loans in process.


          Certificates of deposit scheduled to mature within one year totaled $43.8 million September 30, 1997. Based on historical deposit withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a mAjority of such maturing deposits will remain in the Savings Bank. As a result no adverse liquidity effects are expected.

          Net cash provided by operating activities for fiscal 1997 totaled $1.4 million.

          Net cash absorbed by investing activities for fiscal 1997 totaled $10.0 million, a decrease from fiscal 1996 of $2.2 million. The decrease was primarily attributable to a decrease in cash used for net loan originations of $3.7 million, offset by cash used for net purchase of investments of $1.5 million.

          Net cash provided by financing activities for the year ended September 30, 1997 totaled $11.0 million. This is a result of a net increase in deposits of $8.2 million, an increase in FHLB advances of $3.0 million and dividends paid of $571,000. The increase in deposits and net borrowings were used primarily to fund the increase in loan originations and investment securities.

          Liquidity may be adversely  affected by unexpected  deposit  outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Savings Bank's commitment to make loans and management's assessment of the Savings Bank's ability to generate funds. The Savings Bank is also subject to federal regulations that impose certain minimum capital requirements.


--------------------------------------------------------------------------------

Impact of Inflation and Changing Prices
---------------------------------------

          Unlike most industrial companies, substantially all assets of the Corporation are monetary in nature. As a result, interest rates have a greater impact on the Corporation's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                    Bedford Bancshares, Inc. and Subsidiaries

--------------------------------------------------------------------------------




                        Consolidated Financial Statements


                      As of September 30, 1997 and 1996 and
              For the Years Ended September 30, 1997, 1996 and 1995
                    Bedford Bancshaes, Inc. and Subsidiaries

{LOGO]          BDO Seidman                       300 Arboretun Place, Suite 520
                Accountants and Consultants       Richmond, Virginia 23236
                                                  Telephone: (804) 330-3092
                                                  Fax: (804) 330-7753






Report of Independent Certified Public Accountants



The Board of Directors and Stockholders
Bedford Bancshares, Inc.
Bedford, Virginia

We have audited the consolidated balance sheets of Bedford Bancshares, Inc. and subsidiaries (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Bedford Bancshares, Inc. and subsidiaries as of September 30, 1995, were audited by other auditors whose report dated October 27, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bedford Bancshares, Inc. and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                          /s/BDO Seidman, LLP


 October 29, 1997

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                     Consolidated Balance Sheets
                                                                  (in thousands)

==============================================================================================================================
September 30,                                                                                     1997                 1996
------------------------------------------------------------------------------------------------------------------------------

   Assets

Cash (including interest bearing deposits of
  approximately $2,791 and $223)                                                             $   5,446             $  3,075
Securities (Notes 1 and 6)
  Held-to-maturity                                                                               4,616                5,239
  Available for sale                                                                             9,244                6,196
Investment in Federal Home Loan Bank stock,
  at cost (Note 6)                                                                                 932                  932
Loans receivable, net (Notes 2, 6 and 14)                                                      116,093              108,873
Foreclosed real estate, net                                                                        212                 -
Property and equipment, net (Note 4)                                                             1,214                1,238
Accrued interest receivable                                                                        847                  662
Deferred income taxes (Note 9)                                                                      58                  438
Other assets                                                                                       427                  548
------------------------------------------------------------------------------------------------------------------------------













                                                                                              $139,089             $127,201
==============================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                     Consolidated Balance Sheets
                                                                  (in thousands)

===================================================================================================================
September 30,                                                                           1997                 1996
-------------------------------------------------------------------------------------------------------------------

   Liabilities and Stockholders' Equity

Liabilities
  Deposits (Note 5)                                                                 $103,612             $ 95,378
  Advances from Federal Home Loan Bank (Note 6)                                       15,000               12,000
  Advances from borrowers for taxes and insurance                                        502                  539
  Dividends payable                                                                      160                  126
  Other liabilities (Note 8)                                                             194                  931
-------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                    119,468              108,974
-------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Notes 11 and 12)
-------------------------------------------------------------------------------------------------------------------

Stockholders' equity
  Preferred stock, par value $.10, authorized 250,000
    shares, none outstanding                                                            -                    -
  Common stock, par value $.10, authorized 2,750,000
    shares, 1,142,425 and 1,143,669 shares, issued and
    outstanding                                                                          114                  114
  Additional paid-in capital                                                          10,836               10,773
  Retained earnings, substantially restricted (Note 10)                                9,763                8,739
  Unrealized gain (loss) on securities available for sale (Note 1)                        22                  (33)
  Stock acquired by ESOP and RRP (Note 11)                                            (1,114)              (1,366)
-------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                            19,621               18,227
-------------------------------------------------------------------------------------------------------------------


                                                                                    $139,089             $127,201
===================================================================================================================

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                           Consolidated Statements of Operations
                                                                  (in thousands)

===================================================================================================================
Year Ended September 30,                                               1997                1996              1995
-------------------------------------------------------------------------------------------------------------------
Interest income
  Loans                                                             $ 9,297              $8,380            $7,368
  U.S. government obligations, including agencies                       796                 748               708
  Other investments                                                     187                 136                61
-------------------------------------------------------------------------------------------------------------------

Total interest income                                                10,280               9,264             8,137
-------------------------------------------------------------------------------------------------------------------

Interest expense
  Deposits (Note 5)                                                   4,302               4,128             3,562
  Borrowed money                                                        865                 364               216
-------------------------------------------------------------------------------------------------------------------

Total interest expense                                                5,167               4,492             3,778
-------------------------------------------------------------------------------------------------------------------

Net interest income                                                   5,113               4,772             4,359

Provision for loan losses (Note 2)                                      100                  22                20
-------------------------------------------------------------------------------------------------------------------

Net interest income after provision for
  loan losses                                                         5,013               4,750             4,339
-------------------------------------------------------------------------------------------------------------------

Noninterest income
  Service charges and fees on loans                                     296                 403               345
  Other customer service fees and commissions                           242                 257               180
  Gain (loss) on sale of loans, investments
    and foreclosed real estate                                           16                  30                (4)
  Other                                                                  39                  45                22
-------------------------------------------------------------------------------------------------------------------

Total noninterest income                                                593                 735               543
-------------------------------------------------------------------------------------------------------------------

Noninterest expense
  Compensation and employee benefits                                  1,684               1,467             1,380
  Occupancy and equipment                                               318                 336               259
  Data processing                                                       341                 311               302
  Federal insurance of accounts                                          88                 207               197
  Advertising                                                           140                  87                85
  Professional fees                                                     120                 115               149
  BIF/SAIF premium disparity assessment (Note 8)                        -                   555               -
  Other                                                                 350                 351               248
-------------------------------------------------------------------------------------------------------------------

Total noninterest expense                                             3,041               3,429             2,620
-------------------------------------------------------------------------------------------------------------------

                                                                    continued...

                                       Bedford Bancshares, Inc. and Subsidiaries

                                           Consolidated Statements of Operations
                                                                  (in thousands)
                                                                     (continued)

=====================================================================================================================
Year Ended September 30,                                               1997                1996              1995
---------------------------------------------------------------------------------------------------------------------

Income before income taxes                                           $2,565              $2,056            $2,262

Provision for income taxes (Note 9)                                     974                 754               861
-------------------------------------------------------------------------------------------------------------------

Net income                                                           $1,591              $1,302            $1,401
-------------------------------------------------------------------------------------------------------------------


Primary and fully diluted earnings
  per common share                                                    $1.47             $  1.17           $  1.20
===================================================================================================================



          See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)

===================================================================================================================
                                                  Additional                 Unrealized       Acquired
                                       Common       Paid-in    Retained      Gain/(Loss)       By ESOP
                                        Stock       Capital    Earnings     on Securities      and RRP      Total
-------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1994              $126        $11,814     $7,589         $(70)         $  (800)     $18,659

Net income                                -              -        1,401          -                -          1,401
Cumulative effect of change
  in accounting principle                 -              -          -             35              -             35
Change in unrealized loss
  on securities available
  for sale (Note 1)                       -              -          -             26              -             26
Allocated/earned ESOP
  shares (Note 10)                        -               62        -            -                 93          155
Purchase of RRP shares
  (Note 10)                               -              -          -            -               (349)        (349)
Repurchase of stock
  (51,500 shares)                          (5)          (510)      (370)         -                -           (885)
Dividends declared ($.30
  per share)                              -              -         (357)         -                -           (357)
-------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1995               121         11,366      8,263             (9)       (1,056)       18,685

Net income                                -              -        1,302            -             -           1,302
Change in unrealized loss
  on securities available
  for sale (Note 1)                       -              -          -              (24)          -             (24)
Allocated/earned ESOP
  shares (Note 11)                        -               55         88            -              26           169
Purchase of RRP shares
  (Note 11)                               -              -          -              -            (483)         (483)
Repurchase of stock
  (65,390 shares)                          (7)          (647)      (461)           -             -          (1,115)
Dividends declared ($.39
  per share)                              -              -         (457)           -             -            (457)
Exercise of options (Note 11)             -               41          4            -             -              45
RRP vesting (Note 11)                     -              (42)       -              -             147           105
-------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1996               114         10,773      8,739            (33)       (1,366)       18,227

                                                                    continued...

                                       Bedford Bancshares, Inc. and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)
                                                                     (continued)

===================================================================================================================
                                                  Additional                 Unrealized       Acquired
                                       Common       Paid-in    Retained      Gain/(Loss)       By ESOP
                                        Stock       Capital    Earnings     on Securities      and RRP      Total
-------------------------------------------------------------------------------------------------------------------

Net income                              $ -          $   -       $1,591          $ -         $   -         $ 1,591
Change in unrealized loss
  on securities available
  for sale (Note 1)                       -              -          -               55           -              55
Allocated/earned ESOP
  shares (Note 11)                        -              147         49            -              80           276
Purchase of RRP shares
  (Note 11)                               -              (12)       (11)           -             -             (23)
Dividends declared ($.53
  per share)                              -              -         (605)           -             -            (605)
RRP vesting (Note 11)                     -              (72)       -              -             172           100
-------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1997              $114        $10,836     $9,763            $22       $(1,114)      $19,621
===================================================================================================================



          See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)

===================================================================================================================
Year Ended September 30,                                               1997                1996              1995
-------------------------------------------------------------------------------------------------------------------

Operating activities
  Net income                                                        $ 1,591             $ 1,302            $1,401
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Provision for loan losses                                         100                  22                20
      Provision for depreciation and amortization                       159                 163               120
      (Increase) decrease in deferred income taxes                      380                (121)              116
      (Gain) loss on sale of loans and securities                       (11)                 (2)                4
      (Gain) loss on sale of foreclosed real estate                      (4)                (28)              -
      Loans originated for sale                                        (185)               (152)             (184)
      Proceeds from sale of loans originated for sale                   185                 153               188
      (Increase) decrease in interest receivable                       (185)                 51              (128)
      (Increase) decrease in other assets                               121                (295)              (84)
      Increase (decrease) in other liabilities                         (745)                356               331
-------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                             1,406               1,449             1,784
-------------------------------------------------------------------------------------------------------------------

Investing activities
  Proceeds from maturities of investments                             2,090               2,200             1,200
  Proceeds from sales of investments                                  1,000                 872               394
  Principal collected on mortgage-backed securities                      55                  26                 7
  Purchases of investment securities                                 (5,500)             (4,035)           (1,955)
  Net increase in loans to customers                                 (7,575)            (11,311)           (8,380)
  Net proceeds from sales of foreclosed real estate                      47                 113                -
  Purchases of premises, equipment and leasehold
    improvements                                                       (131)                (88)             (298)
-------------------------------------------------------------------------------------------------------------------

Net cash absorbed by investing activities                           (10,014)            (12,223)           (9,032)
-------------------------------------------------------------------------------------------------------------------

                                                                    continued...

                                       Bedford Bancshares, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)
                                                                     (continued)

===================================================================================================================
Year Ended September 30,                                               1997                1996              1995
-------------------------------------------------------------------------------------------------------------------
Financing activities
  Net increase in deposits                                          $ 8,234             $ 5,315            $5,222
  Net increase (decrease) in advance payments
    from borrowers                                                      (37)                 (6)               72
  Proceeds from advances                                             23,500              11,000             5,000
  Principal payments of advances                                    (20,500)             (4,000)           (1,000)
  Purchase of stock by ESOP and RRP                                     (23)               (483)             (349)
  Allocation of ESOP and RRP shares                                     376                 274               155
  Repurchase of stock                                                   -                (1,115)             (885)
  Dividends paid                                                       (571)               (518)             (183)
  Issuance of common stock                                              -                    45               -
-------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                            10,979              10,512             8,032
-------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                      2,371                (262)              784

Cash and cash equivalents - beginning of year                         3,075               3,337             2,553
===================================================================================================================

Cash and cash equivalents - end of year                             $ 5,446             $ 3,075            $3,337
===================================================================================================================

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------------------------------------------------------------------------

Cash payments of interest expense                                    $5,387              $4,503            $3,777
===================================================================================================================

Cash payments of income taxes                                          $823                $817              $718
===================================================================================================================

Transfer of loans to foreclosed real estate                            $255              $  -              $  -
===================================================================================================================

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                  Summary of Accounting Policies

================================================================================

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

Principles of Consolidation

The consolidated financial statements include the accounts of Bedford Bancshares, Inc. and Bedford Federal Savings Bank, its wholly-owned subsidiary, and First Financial Enterprises, Inc., the wholly-owned subsidiary of the Savings Bank. During the first quarter of fiscal year 1997, First Financial Enterprises, Inc. was dissolved. The assets and liabilities of First Financial were transferred to the Bank. All material intercompany accounts and transactions have been eliminated in the consolidation. Prior year accounts are reclassified when necessary to conform to current year classifications.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities

The Company adopted  Statement of Financial  Accounting  Standards No. 115 (SFAS
115), "Accounting for Certain Investments in Debt and Equity Securities," as of October 1, 1994. This statement requires certain securities to be classified as "held to maturity," "trading" or "available for sale," according to management's intent and ability.

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

================================================================================

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

The Company places loans on non-accrual status after being delinquent greater than 90 days or earlier if the Company becomes aware that the borrower has entered bankruptcy proceedings, or in situations in which the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or interest will not be made in full. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received until the loan is reinstated.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

================================================================================

Loans Receivable (continued)

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management's assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating future loan losses. Additions to the allowance are charged to operations. Loans are charged-off partially or wholly at the time management determines collectability is not probable. Management's assessment of the adequacy of the allowance is subject to evaluation and adjustment by the Company's regulators.

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

For impaired loans that are on non-accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a non-accrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

As of September 30, 1997, the Company had no loans that were considered as impaired.

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

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

================================================================================
Real Estate Owned (continued)

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value.

Sale of Loans, Participations in Loans

The Company is able to generate funds by selling loans and participations in loans to the Federal Home Loan Mortgage Corporation ("FHLMC") and other investors. Under participation service agreements, the Company continues to service the loans and the participant is paid its share of principal and interest collections.

Effective July 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights an Amendment of FASB Statement No. 65." SFAS 122 requries entities to allocate the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the banks sells or securitizes the loans and retains the mortgage servicing rights. In addition, SFAS 122 requires entities to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights.

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

Income Taxes

Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

================================================================================
Income Taxes (continued)

For tax years beginning prior to January 1, 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts using the "percentage of taxable income" method. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $1,206,207 at September 30, 1997.

Section 1616 of the Small Business Job Protection Act of 1996 (the "Act") repealed the percentage of taxable income method of computing bad debt reserves and required the recapture into taxable income of "excess reserves," on a ratable basis over the next six years. Excess reserves are defined in general, as the excess of the balance of the tax bad debt reserve (using the percentage of taxable income method) as of the close of the last tax year beginning before January 1, 1996 over the balance of the reserve as of the close of the last tax year beginning before January 1, 1988. The recapture of the reserves is deferred if the Company meets the "residential loan requirement" exception, during either or both of the first two years beginning after December 31, 1995. The residential loan requirement is met, in general, if the principal amount of residential loans made by the Company during the year is not less than the Company's base "amount." The base amount is defined as the average of the principal amounts of residential loans made during the six most recent tax years beginning before January 1, 1996.

As a result of the Act, the Company must recapture into taxable income approximately $421,440 ratably over the next six years, beginning with the year ending September 30, 1997. If the residential loan requirement exception is met, as discussed above, the income will be includable over the third through eighth years following the year ended September 30, 1997.

Accounting Pronouncements

In March 1995, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and For Long- Lived Assets to Be Disposed Of". SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, SFAS 121 requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less costs to sell. The application of this pronouncement did not have a material effect on the Company's financial statements.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

================================================================================

Accounting Pronouncements (continued)

In May 1995, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights an Amendment of FASB Statement No. 65". SFAS 122 requires entities to allocate the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the bank sells or securitizes the loans and retains the mortgage servicing rights. In addition, SFAS 122 requires entities to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The application of this pronouncement did not have a material effect on the Company's financial statements.

In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 but encourages the adoption of a new accounting method based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. SFAS No. 123 was adopted by the Company prospectively beginning October 1, 1996. Disclosures required by SFAS No. 123 are presented in Note 11.

In June 1996, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This
Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The application of this pronouncement did not have a material effect on the financial statements of the Company.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 is effective for financial statements, including interim periods issued for periods ending after December 15, 1997. SFAS 128 provides a different method for calculating earnings per share than is currently used in accordance with APB 15, "Earnings per Share." SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in earnings of an entity, similar to fully diluted earnings per share.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

================================================================================

Accounting Pronouncements (continued)

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the company.

Earnings Per Share

Earnings per share of Common Stock for the years ended September 30, 1997, 1996 and 1995 have been determined by dividing the net income for the twelve month period by the calculated weighted average number of shares of Common Stock and common stock equivalents. Shares acquired by the employee stock benefit plans are not considered in the weighted average shares outstanding until the shares have been earned by the employees and/or committed to be released. The weighted average number of shares of Common Stock outstanding for the years ending September 30, 1997, 1996 and 1995, including common stock equivalents, were 1,082,216, 1,112,697 and 1,165,381 respectively.

Statement of Cash Flows

For purposes of the statements of cash flows the Company considers all highly liquid debt instruments with maturities, when purchased, of three months or less, to be cash equivalents. Cash and cash equivalents include cash on hand, funds due from banks, and federal funds sold.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

1.  Securities

A summary of the amortized cost and estimated market values of investment securities, in thousands, is as follows:

September 30, 1997
---------------------------------------------------------------------------------------------------------------------------

                                                                               Gross              Gross          Estimated
                                                          Amortized         Unrealized         Unrealized         Market
                                                            Cost               Gains             Losses            Value
---------------------------------------------------------------------------------------------------------------------------
Held to Maturity

  United States government
    and agency obligations                                 $ 4,596             $10                $25              $ 4,581

  Mortgage-backed securities                                    20              -                  -                    20
---------------------------------------------------------------------------------------------------------------------------

                                                             4,616              10                 25                4,601
---------------------------------------------------------------------------------------------------------------------------

Available for Sale

  United States government
    and agency obligations                                   4,991              25                 10                5,006

  Marketable Equity securities                               4,169              16                -                  4,185

  Other                                                         53              -                  -                    53
---------------------------------------------------------------------------------------------------------------------------

                                                             9,213              41                 10                9,244
---------------------------------------------------------------------------------------------------------------------------

                                                           $13,829             $51                $35              $13,845
===========================================================================================================================


Proceeds from the sale of securities available for sale during the years ended September 30, 1997 and 1996 were $1,000,000 and $802,000 respectively. A net gain of $4,000 was realized on the 1997 sale while a net gain of $2,000 was realized on the 1996 sale, and a net loss of $8,000 was realized on the 1995 sale.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

1.  Securities (continued)

September 30, 1996
---------------------------------------------------------------------------------------------------------------------------


                                                                               Gross              Gross          Estimated
                                                          Amortized         Unrealized         Unrealized         Market
                                                            Cost               Gains             Losses            Value
---------------------------------------------------------------------------------------------------------------------------

Held to Maturity

  United States government
    and agency obligations                                 $ 5,214             $24               $ 77              $ 5,161

  Mortgage-backed securities                                    25               -                  -                   25
---------------------------------------------------------------------------------------------------------------------------

                                                             5,239              24                 77                5,186
---------------------------------------------------------------------------------------------------------------------------

Available for Sale

  United States government
    and agency obligations                                   1,900               8                 48                1,860

  Mortgage-backed securities                                   490               -                 33                  457

  Marketable Equity securities                               3,909               -                 30                3,879
---------------------------------------------------------------------------------------------------------------------------

                                                             6,299               8                111                6,196
---------------------------------------------------------------------------------------------------------------------------

                                                           $11,538             $32               $188              $11,382
===========================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

1. Securities (continued)

The amortized cost and estimated market value of debt securities, in thousands, at September 30, 1997, by contractual maturity, were as follows:

                                                                                                                Estimated
                                                                                           Amortized              Market
                                                                                             Cost                  Value
---------------------------------------------------------------------------------------------------------------------------

Held to Maturity

  Due in one year or less                                                                      $1,500                $1,487
  Due in one through five years                                                                 2,596                 2,593
  Due after five years                                                                            500                   501
---------------------------------------------------------------------------------------------------------------------------
                                                                                                4,596                 4,581
  Mortgage-backed securities                                                                       20                    20
---------------------------------------------------------------------------------------------------------------------------

                                                                                                4,616                 4,601
---------------------------------------------------------------------------------------------------------------------------

Available for Sale
  Due in one year or less                                                                         -                     -
  Due in one through five years                                                                 4,497                 4,521
  Due after five years                                                                            494                   485
---------------------------------------------------------------------------------------------------------------------------

                                                                                                4,991                 5,006

  Other                                                                                            53                    53
---------------------------------------------------------------------------------------------------------------------------

                                                                                                5,044                 5,059
---------------------------------------------------------------------------------------------------------------------------

                                                                                               $9,660                $9,660
===========================================================================================================================


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

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

2.    Loans Receivable

Loans receivable, in thousands, are summarized as follows:

September 30,                                                                                   1997                  1996
---------------------------------------------------------------------------------------------------------------------------

First mortgage loans                                                                        $ 93,791            $   91,386
Construction loans                                                                             8,597                10,121
Home equity loans                                                                              3,972                 2,636
Loans to depositors, secured by savings                                                          581                   551
Installment loans                                                                              9,041                 5,169
Term notes                                                                                     3,705                 3,158
---------------------------------------------------------------------------------------------------------------------------
                                                                                             119,687               113,021

Less
  Undisbursed loans in process                                                                 2,629                 3,199
  Unearned discount resulting from add-on interest                                                 4                    15
  Deferred loan fees and costs, net                                                              283                   284
  Allowance for credit losses                                                                    678                   650
---------------------------------------------------------------------------------------------------------------------------

                                                                                              $116,093            $108,873
===========================================================================================================================

Activity in the allowance for credit losses, in thousands, is summarized as follows:

Year Ended September 30,                                                       1997               1996                1995
---------------------------------------------------------------------------------------------------------------------------

Balance at beginning of year                                                   $650               $640                $636
Provision charged to operations                                                 100                 22                  20
Charge offs net of recoveries                                                   (72)               (12)                (16)
---------------------------------------------------------------------------------------------------------------------------


Balance at end of year                                                         $678               $650                $640
===========================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

3.    Loan Servicing

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of those loans, in thousands, are summarized as follows:

September 30,                                                                  1997               1996                1995
---------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation (FHLMC)                               $1,719             $1,472              $1,511
Virginia Housing Development Authority (VHDA)                                 1,184              1,245               1,197
---------------------------------------------------------------------------------------------------------------------------

                                                                             $2,903             $2,717              $2,708
===========================================================================================================================


4.    Property and Equipment

Property and equipment, in thousands, are summarized as follows:

September 30,                                                                                       1997              1996
---------------------------------------------------------------------------------------------------------------------------

Land                                                                                              $  251            $  251
Office buildings                                                                                   1,195             1,190
Rental buildings                                                                                      48                48
Furniture, fixtures and equipment                                                                    886               755
Automobile                                                                                            16                16
Leasehold improvements                                                                                22                23
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   2,418             2,283
Less accumulated depreciation                                                                      1,204             1,045
---------------------------------------------------------------------------------------------------------------------------

                                                                                                  $1,214            $1,238
===========================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

5.  Deposits

Deposits in thousands, are summarized as follows:

September 30,                                                    1997                         1996
                                                        Amount       Percent          Amount      Percent
-----------------------------------------------------------------------------------------------------------

NOW accounts                                          $  11,910        11.49%         $13,057       13.69%
Money market accounts                                     5,862         5.66            4,579        4.80
Savings accounts                                         14,980        14.46           15,290       16.03
Time deposits                                            70,860        68.39           62,452       65.48
-----------------------------------------------------------------------------------------------------------

                                                       $103,612       100.00%         $95,378     100.00%
===========================================================================================================


The aggregate amount of certificates of deposit of $100,000 or more was approximately $8,677,000 and $6,978,000 at September 30, 1997 and 1996,
respectively.

At September 30, 1997, the scheduled maturities of time deposits, in thousands, are as follows:

     Year ending September 30,
     --------------------------------------------------------------

               1998                                     $43,787
               1999                                      14,318
               2000                                       3,846
               2001                                       8,502
        2002 and thereafter                                 407
      --------------------------------------------------------------

                                                        $70,860
      ==============================================================


Interest expense on deposits, in thousands, is summarized as follows:

Year ended September 30,                                                             1997       1996         1995
-------------------------------------------------------------------------------------------------------------------

NOW accounts                                                                       $  194       $  197       $185
Money market account                                                                  145          160        182
Savings account                                                                       445          458        517
Time deposits                                                                       3,518        3,313      2,678
-------------------------------------------------------------------------------------------------------------------

                                                                                   $4,302       $4,128     $3,562
===================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

6.    Advances from Federal Home Loan Bank

Borrowings ("advances") from the Federal Home Loan Bank ("FHLB"), in thousands, are scheduled to mature as follows:

September 30,                                                                                       1997              1996
---------------------------------------------------------------------------------------------------------------------------

Within one year                                                                                  $ 6,000           $12,000
One to two years                                                                                   1,000               -
Two years or more                                                                                  8,000               -
---------------------------------------------------------------------------------------------------------------------------

                                                                                                 $15,000           $12,000
===========================================================================================================================

The weighted average interest rate on advances at September 30, 1997 and 1996 was 6.01% and 5.77%, respectively. These advances are collateralized by the Company's investment in FHLB stock and qualifying real estate loans under a blanket collateral agreement.

Information related to borrowing activity from the Federal Home Loan Bank is as follows:

Year Ended September 30,                                                      1997                1996              1995
---------------------------------------------------------------------------------------------------------------------------

Maximum amount outstanding during the year                                   $16,000             $12,000            $6,000
---------------------------------------------------------------------------------------------------------------------------

Average amount outstanding during the year                                    12,249               6,333             2,817
---------------------------------------------------------------------------------------------------------------------------

Average interest rate during the year                                           6.07%               5.85%             6.15%
---------------------------------------------------------------------------------------------------------------------------

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

7.    Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments, in thousands, are as follows:

September 30,                                                             1997                             1996
---------------------------------------------------------------------------------------------------------------------------

                                                              Carrying            Fair         Carrying             Fair
                                                               Amount             Value         Amount              Value
---------------------------------------------------------------------------------------------------------------------------
Financial assets
  Cash and short-term investments                            $  5,446         $  5,446          $  3,075          $  3,075
  Securities                                                   13,860           13,845            11,435            11,382
  Loans, net of allowance for loan losses                     116,093          117,402           108,873           109,601

Financial liabilities
  Deposits                                                    103,612          103,937            95,378            95,388
  Advances from Federal Home Loan Bank                         15,000           15,000            12,000            12,000

                                                              Notional            Fair          Notional              Fair
                                                                Amount           Value            Amount             Value
---------------------------------------------------------------------------------------------------------------------------

Unrecognized financial instruments
  Commitments to extend credit                                  $7,020          $7,020            $4,187            $4,187


The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and short-term investments
-------------------------------

For these short-term investments, the carrying amount is a reasonable estimate of fair value.

Securities
----------

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

7.    Fair Value of Financial Instruments (continued)

Loan receivables
----------------

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

Deposit liabilities
-------------------

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank
------------------------------------

For advances that mature within one year of the balance sheet date, carrying value is considered a reasonable estimate of fair value.

The fair values of all other advances are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of advances.

Commitments to extend credit
----------------------------

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

================================================================================

8. BIF/SAIF Premium Disparity Assessment

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of September 30, 1996. Based on the Company's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Company paid a special assessment of $555,000 on November 27, 1996 to capitalize the SAIF.

9.    Income Taxes

The provision for income taxes, in thousands, is summarized as follows:

Year Ended September 30,                                                            1997             1996             1995
---------------------------------------------------------------------------------------------------------------------------
Current
  Federal                                                                           $517             $816             $656
  State                                                                              152               97               89
---------------------------------------------------------------------------------------------------------------------------
                                                                                     669              913              745
Deferred tax expense (benefit)                                                       305             (159)             116
---------------------------------------------------------------------------------------------------------------------------

Total provision for income taxes                                                    $974             $754             $861
===========================================================================================================================


Differences between the statutory and effective tax rates are summarized as follows:

                                                                                                   Percent of Pre-tax Income
Year Ended September 30,                                                            1997             1996             1995
---------------------------------------------------------------------------------------------------------------------------

Tax at statutory rate                                                               34.0%            34.0%            34.0%
Increases (decreases) in taxes resulting from:
  State income taxes, net of federal benefit                                         4.5              3.6              2.6
  Other                                                                              (.5)             (.9)             1.5
---------------------------------------------------------------------------------------------------------------------------

                                                                                    38.0%            36.7%            38.1%
==============================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

9.    Income Taxes (continued)

The components of the net deferred tax asset, in thousands, were as follows:

September 30,                                                                                       1997              1996
---------------------------------------------------------------------------------------------------------------------------

Deferred tax asset
  Bad debts                                                                                         $ 91              $ 81
  Loan fees                                                                                            5                66
  Unrealized loss on securities, available for sale                                                   -                 61
  BIF/SAIF assessment                                                                                 -                211
  Other                                                                                               -                 21
---------------------------------------------------------------------------------------------------------------------------

Total deferred tax asset                                                                              96               440

Deferred tax liability
  Accelerated depreciation                                                                            (8)               (2)
  Unrealized gain on securities, available for sale                                                   (6)               -
  Other                                                                                              (24)               -
---------------------------------------------------------------------------------------------------------------------------

Net deferred tax asset                                                                              $ 58              $438
===========================================================================================================================



10.   Restricted Retained Earnings

In accordance with the current regulations concerning conversion from a mutual to a stock organization, the Savings Bank was required to establish a liquidation account equal to its net worth as of the latest balance sheet contained in the final offering circular. Such liquidation account is to be maintained for the benefit of depositors, as of the eligibility record date (September 30, 1993) who continue to maintain their deposits in the Savings Bank after the conversion, in the event of a complete liquidation of the Savings Bank. If, however, on any annual closing date of the Savings Bank subsequent to September 30, 1993, the amount in any deposit account is less than the amount in such deposit account on September 30, 1993, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Savings Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Savings Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At September 30, 1997, the liquidation account, unadjusted for customer withdrawals, totaled $6,144,000.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

11.   Retirement Plans and Employee Benefit Programs

The Savings Bank has a retirement plan under Internal Revenue Code Section 401(k) covering all full-time employees who have completed one or more years of continuous service and have reached age 21. Each employee has an option to voluntarily contribute to this plan up to 10% of their salary and the Savings Bank will match $.50 for every $1 up to 4% of salary. During fiscal 1993, the plan also provided for the Savings Bank to pay into the plan an amount equal to 10% of each employee's salary, subject to Department of Labor and income tax limitations. Effective October 1, 1993, this 10% contribution was eliminated and a new money purchase plan was adopted which provides for a fixed percentage contribution for each employee's salary. This percentage was 5% for the years ended September 30, 1997, 1996 and 1995, respectively. The total expense for the plan was $60,000, $54,000, and $59,000 for the years ended September 30, 1997, 1996 and 1995, respectively.

Employee Stock Ownership Plan

At the time of the stock conversion, the Savings Bank established an Employee Stock Ownership Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Parent Company to purchase a total of 80,000 shares of the Parent Company's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Savings Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Parent Company's lien proportional to the loan repayments. Annually on September 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released and allocated 25,333 and 17,333 shares of Common Stock as of September 30, 1997 and 1996, respectively. The Company recognized $196,000 and $135,000 of compensation cost for the years ended September 30, 1997 and 1996. The fair value of unearned ESOP shares totaled $1,339,000 at September 30, 1997. There were no commitments to repurchase ESOP shares.

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

================================================================================

11.   Retirement Plans and Employee Benefit Programs (continued)

Recognition and Retention Plan

The Board of Directors approved the establishment of a Recognition and Retention Plan ("RRP") on January 25, 1995. The plan states that the Trust, established under the plan, shall not purchase more than 4% of the aggregate shares of Common Stock issued by the Parent Company in the mutual-to-stock conversion of the Savings Bank (50,255 shares). During 1997 and 1996, the Company purchased 27,650 and 22,600 shares, respectively, of the Company's Common Stock at an average price of $17.50 and $15.50 per share, respectively, to be awarded to directors, officers and employees in accordance with the provisions of the RRP. The costs of the shares awarded under these plans are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the various plans. For the years ended September 30, 1997 and 1996, the amount included in compensation expense was $87,000 and $72,000, respectively. The status of the shares in this plan is summarized as follows:

                                                                                 Weighted
                                                                                  Average
                                                                                   Share      Unawarded            Awarded
                                                                                   Price          Shares           Shares
---------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1995                                                       $11.00           9,197          41,058

Granted                                                                              16.75          (2,600)          2,600
Vested                                                                               11.34             -           (11,277)
---------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1996                                                        16.75           6,597          32,381

Granted                                                                              18.75          (2,500)          2,500
Vested                                                                               11.30             -            (9,668)
---------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1997                                                       $24.50           4,097          25,213
===========================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

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

                                                          Weighted
                                                           Average
                                                           Exercise         Available            Options     Vested and
                                                            Price         for Grant          Outstanding     Exercisable
---------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1995                                $11.00            22,997              102,640             -

Granted                                                       16.75            (6,250)               6,250             -
Vested                                                        11.00               -                (28,185)         28,185
Exercised                                                     16.75               -                    -            (4,187)
---------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1996                                 11.33            16,747               80,705          23,998
---------------------------------------------------------------------------------------------------------------------------

Granted                                                       18.75            (6,250)               6,250             -
Vested                                                        11.30               -                (24,171)         24,171
---------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1997                                $11.73            10,497               62,784          48,169
===========================================================================================================================


The remaining contractual lives of the options granted in 1997, 1996 and 1995 are 7.3 years, 8.3 years and 9.3 years, respectively at September 30, 1997. The weighted average remaining contractual life of total options is 7.5 years at September 30, 1997.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

11.   Retirement Plans and Employee Benefit Programs (continued)

The Company applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with the methods of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below. In accordance with the transition provision of SFAS 123, the pro forma amounts reflect options with grant dates subsequent to April 1, 1996.

Year Ended March 31,                                                             1997                              1996
---------------------------------------------------------------------------------------------------------------------------
Net income
  As reported                                                                  $1,591                            $1,302
  Pro forma                                                                     1,310                             1,020

Net income per share
  As reported                                                                    1.47                              1.17
  Pro forma                                                                      1.21                               .92

For purposes of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes options pricing model with the following assumptions for the grant in 1997: dividend yield of 2%, expected volatility of 15%, risk-free interest rate of 8% and an expected option life of 5 years.

12.   Commitments and Contingencies

The Savings Bank is lessee under a five-year operating lease expiring August 18, 2001 for the land at its Moneta branch at an annual rental of $4,800 for five years. The Savings Bank also leases ATM space in Moneta, under a five year lease expiring in August 18, 2001 at an annual rental of $2,400.

The current minimum annual rental commitments under non-cancelable operating leases in effect at September 30, 1997 are as follows:

      Year Ending September 30,                           Amount
      -------------------------------------------------------------

                1998                                     $ 7,200
                1999                                       7,200
                2000                                       7,200
                2001                                       6,600
      -------------------------------------------------------------

                                                         $28,200
      =============================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

12.   Commitments and Contingencies (continued)

Rent expense was approximately $7,400, $6,100 and $4,400 for the years ended September 30, 1997, 1996, and 1995 respectively.

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

The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount (in thousands) of those instruments at September 30, 1997 and 1996. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

September 30,                                                                                       1997              1996
---------------------------------------------------------------------------------------------------------------------------
Financial instruments, in thousands, whose contract amounts represent credit risk
    Unfunded commercial credit line                                                              $    66            $  362
    Unfunded home equity lines of credit                                                           4,071             2,027
    Commitments to finance real estate acquisitions and construction                               2,883             1,798
---------------------------------------------------------------------------------------------------------------------------

                                                                                                  $7,020            $4,187
===========================================================================================================================



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

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

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

14.   Related Party Transactions

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individual's personal residences or by savings accounts in the Savings Bank. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any executive officer or director, at September 30, 1997, 1996 and 1995 are approximately $819,000, $641,000 and $457,000, respectively.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

15.   Regulatory Capital of the Savings Bank

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Savings Bank's capital meets and exceeds all three capital requirements (in thousands) as follows as of September 30, 1997 and 1996, in thousands. Tangible and core capital levels are shown as a percentage of adjusted total assets, and risk-based capital levels are shown as a percentage of risk-weighted assets.

                                                                    September 30, 1997
                                           --------------------------------------------------------------------------------
                                             GAAP            Tangible                  Core                 Risk-Based
                                            Capital           Capital                 Capital                 Capital
---------------------------------------------------------------------------------------------------------------------------


GAAP capital before adjustments              $17,313
Adjustments
  Other                                          (12)
                                              ------
GAAP capital as adjusted                     $17,301        $17,301                 $17,301                $17,301
                                             =======

General credit loss allowance                                   -                       -                      678
Land loans greater than 80%                                     -                       -                      (92)
                                                           --------                --------                 -------

Regulatory capital computed                                  17,301   12.4           17,301   12.4          17,887    22.7
Minimum capital requirement                                   2,094    1.5            4,187    3.0           6,296     8.0
                                                             ------   ----           ------   ----          ------    ----

Regulatory capital excess                                   $15,207   10.9%         $13,114    9.4%        $11,591    14.7%
                                                            =======   ====          =======    ===         =======    ====

                                                                   September 30, 1996
                                            -------------------------------------------------------------------------------
                                             GAAP            Tangible                  Core                 Risk-Based
                                            Capital           Capital                 Capital                 Capital
---------------------------------------------------------------------------------------------------------------------------

GAAP capital before adjustments              $15,815
Adjustments
  Other                                           29
                                             -------

GAAP capital as adjusted                     $15,844        $15,844                 $15,844                $15,844
                                             =======

General credit loss allowance                                   -                       -                      650
Land loans greater than 80%                                     -                       -                      (77)
                                                           --------                --------                 ------

Regulatory capital computed                                  15,844   12.4%          15,844   12.4%         16,417    23.1%
Minimum capital requirement                                   1,918    1.5            3,835    3.0           5,677     8.0
                                                            -------   ----          -------   ----         -------   -----

Regulatory capital excess                                   $13,926   10.9%         $12,009    9.4%        $10,740   15.1%
                                                            =======   ====          =======    ===         =======   ====

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

16.   Condensed Parent Company Information

Condensed financial information is shown for the Parent Company as follows:

                                 Balance Sheets
                                 (in thousands)

September 30,                                                                                        1997             1996
---------------------------------------------------------------------------------------------------------------------------

Assets
  Cash and cash equivalents                                                                      $    715         $    149
  Securities                                                                                          114               42
  Investment in Savings Bank subsidiary                                                            17,300           15,855
  Loan to Savings Bank subsidiary                                                                   2,000            3,000
  Other assets                                                                                        162               83
---------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                      $20,291          $19,129
===========================================================================================================================

Liabilities and stockholders' equity
  Other liabilities                                                                              $    524         $    747
  Dividends payable                                                                                   160              126
  Stockholders' equity                                                                             19,607           18,256
---------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                        $20,291          $19,129
===========================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

16.   Condensed Parent Company Information (continued)

                       Condensed Statements of Operations
                                 (in thousands)

Year Ended September 30,                                                           1997              1996             1995
---------------------------------------------------------------------------------------------------------------------------
Income
  Interest from
    Savings Bank's ESOP loan                                                     $   40            $   44           $   51
    Loan to Savings Bank subsidiary                                                 218               292              416
    Other                                                                            41                23               -
---------------------------------------------------------------------------------------------------------------------------

Total income                                                                        299               359              467
---------------------------------------------------------------------------------------------------------------------------

Expenses
  Professional fees                                                                  42                44               66
  Other operating expenses                                                           36                40               33
---------------------------------------------------------------------------------------------------------------------------

Total expenses                                                                       78                84               99
---------------------------------------------------------------------------------------------------------------------------

Net income before income taxes and equity in
  undistributed net income of Savings Bank subsidiary                               221               275              368

Provision for income taxes                                                           84               104              140
Equity in undistributed net income of Savings Bank subsidiary                     1,454             1,131            1,173
---------------------------------------------------------------------------------------------------------------------------

Net income                                                                       $1,591            $1,302           $1,401
===========================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

16.   Condensed Parent Company Information (continued)

                       Condensed Statements of Cash Flows
                                 (in thousands)

Year Ended September 30,                                                           1997              1996             1995
---------------------------------------------------------------------------------------------------------------------------
Operating activities
  Net income                                                                     $1,591            $1,302           $1,401
  Adjustments
    Equity in undistributed net income of Savings Bank subsidiary                (1,454)           (1,131)          (1,173)
    (Increase) decrease in other assets                                             (79)               (3)              37
    Increase (decrease) in other liabilities                                        189              (130)             102
---------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                           247                38              367
---------------------------------------------------------------------------------------------------------------------------

Investing activities
  Loans originated, net of principal repayments                                   1,080             1,080            1,093
  Purchase of Savings Bank subsidiary stock                                         -                 -                -
  Purchase of investment securities                                                 (72)              -                (48)
---------------------------------------------------------------------------------------------------------------------------

Net cash provided by investing activities                                         1,008             1,080            1,045
---------------------------------------------------------------------------------------------------------------------------

Financing activities
  Proceeds from sale of stock                                                       -                 -                -
  Purchase of stock, by RRP                                                         (23)              -                -
  Dividends paid                                                                   (571)             (518)            (183)
  Repurchase of stock                                                               -              (1,115)            (885)
  RRP vesting                                                                       (95)              (42)             -
  ESOP note payment                                                                 -                 135              -
  Exercise of option                                                                -                  45              -
---------------------------------------------------------------------------------------------------------------------------

Net cash absorbed by financing activities                                          (689)           (1,495)          (1,068)
---------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                    566              (377)             344

Cash and cash equivalents, beginning of year                                        149               526              182
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                           $  715            $  149           $  526
===========================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

17.   Selected Quarterly Financial Data (Unaudited)

Condensed quarterly consolidated financial data, in thousands (except per share data), is shown as follows:

                                                                 First            Second           Third          Fourth
Year Ended September 30, 1997                                   Quarter           Quarter         Quarter         Quarter
---------------------------------------------------------------------------------------------------------------------------

Total interest income                                            $2,462           $2,539          $2,586          $2,693
Total interest expense                                            1,268            1,252           1,292           1,355
---------------------------------------------------------------------------------------------------------------------------

Net interest income                                               1,194            1,287           1,294           1,338
Provision for credit losses                                          25               25              25              25
---------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
  for credit losses                                               1,169            1,262           1,269           1,313

Noninterest income                                                  155              145             154             139
Noninterest expense                                                 749              740             766             786
---------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                          575              667             657             666
Provision for income taxes                                          218              253             250             253
---------------------------------------------------------------------------------------------------------------------------

Net income                                                       $  357           $  414          $  407          $  413
===========================================================================================================================

Net income per share                                               $.33             $.38            $.38            $.38
===========================================================================================================================

Cash dividends declared per share                                  $.12             $.13            $.14            $.14
===========================================================================================================================

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

17.   Selected Quarterly Financial Data (Unaudited) (continued)

                                                                 First            Second           Third          Fourth
Year Ended September 30, 1996                                   Quarter           Quarter         Quarter         Quarter
---------------------------------------------------------------------------------------------------------------------------

Total interest income                                            $2,252           $2,283          $2,323          $2,406
Total interest expense                                            1,106            1,083           1,115           1,188
---------------------------------------------------------------------------------------------------------------------------

Net interest income                                               1,146            1,200           1,208           1,218
Provision for credit losses                                         -                 -               -               22
---------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
  for credit losses                                               1,146            1,200           1,208           1,196

Other noninterest income                                            155              162             191             227
Noninterest expense                                                 728              721             715           1,265
---------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                          573              641             684             158
Provision for income taxes                                          218              243             260              33
---------------------------------------------------------------------------------------------------------------------------

Net income                                                       $  355           $  398          $  424          $  125
===========================================================================================================================

Net income per share                                             $  .32           $  .35          $  .38          $  .12
===========================================================================================================================

Cash dividends declared per share                                $  .09           $  .09          $  .10          $  .11
===========================================================================================================================

                                OFFICE LOCATIONS

                                CORPORATE OFFICE
           Bedford Bancshares, Inc. and Bedford Federal Savings Bank
                               125 W. Main Street
                               Bedford, VA 24523
                                 (540) 586-2590

                  BRANCH OFFICE - BEDFORD FEDERAL SAVINGS BANK

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

Harry W. Garrett, Jr.                                            Macon C. Putney

Harold K. Neal                                              W. Henry Walton, Jr.

William P. Pickett

Executive Officers of Bedford Bancshares, Inc. and Bedford Federal Savings Bank

Harold K. Neal                                                    James W. Smith
President                                          Vice President, Treasurer and
and Chief Executive Officer                              Chief Financial Officer

Russell E. Millner                                               Nancy T. Snyder
Vice President                                                         Secretary

                         ------------------------------

Corporate Counsel                                           Independent Auditors
Garrett and Garrett                                           B.D.O. Seidman LLP
116 East Main Street                              300 Arboretum Place, Suite 520
Bedford, VA 24523                                             Richmond, VA 23236

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

                         ------------------------------

Bedford Bancshares, Inc.'s Annual Report for the year ended September 30, 1997, filed with the Securities and Exchange Commission on Form 10-KSB without exhibits is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Harold K. Neal, Chief Executive Officer at the Company's Corporate Office in Bedford, Virginia. The Annual Meeting of Stockholders will be held on January 28, 1998 at 2:00 p.m. at the Olde Liberty Station, 515 Bedford Avenue, Bedford, Virginia.

                       This page left intentionally blank

                       This page left intentionally blank

                       This page left intentionally blank

56