Form 10KSB40, Exhibit 13
period 1998-09-30
BEDFORD BANCSHARES INC
filed 1998-12-21
CIK 921435

EXHIBIT 13

                        [LOGO] Bedford Bancshares, Inc.

                               1998 Annual Report

BEDFORD BANCSHARES, INC. - 1998 ANNUAL REPORT



--------------------------------------------------------------------------------


                               Table of Contents

Corporate Profile and Stock Market Information............................... 2

Letter to Stockholders ...................................................... 3

Selected Financial and Other Data............................................ 4

Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............................. 6

Report of Independent Certified Public Accountants...........................14

Consolidated Financial Statements............................................15

Notes to Consolidated Financial Statements...................................30

Office Locations.............................................................53

Glossary of Financial Terms..................................................54

--------------------------------------------------------------------------------
Corporate Profile and Related Information
-----------------------------------------

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

Bedford Federal, a federally-chartered stock savings bank headquartered in Bedford, Virginia, was originally chartered in 1935 under the name "Bedford Federal Savings and Loan Association." The Savings Bank has operated as a federally-chartered stock savings bank since August 19, 1994. Deposits have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). The Savings Bank is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Bedford Federal conducts its business from its main office in Bedford, Virginia, two full service branch offices located in Bedford County, Virginia, and four Automated Teller Machines ("ATMs").

--------------------------------------------------------------------------------
Stock Market Information
------------------------

The Company's common stock trades on the Nasdaq National Maket under the trading symbol of "BFSB". The daily stock quotation for Bedford Bancshares, Inc., is published in The Wall Street Journal and in other local newspapers under the trading symbol of "BFSB" or "Bedford Bc". The following table reflects the stock price published by the Nasdaq National Market statisical report and other related data.

                                                    Dividends       Dividends
Quarter                                             Per Share       Per Share
Ended                 High       Low     Volume      Declared         Paid
December 1995         $9.38     $8.75    186,752     $0.045          $0.075
March 1996            $9.13     $8.38    241,940     $0.045          $0.045
June 1996             $8.88     $7.88    378,812     $0.050          $0.045
September 1996        $8.63     $8.25    171,182     $0.055          $0.050
December 1996         $9.25     $8.32    192,478     $0.060          $0.055
March 1997           $10.00     $8.75    163,568     $0.065          $0.060
June 1997            $12.38     $9.50    319,064     $0.070          $0.065
September 1997       $12.75    $11.75    186,580     $0.070          $0.070
December 1997        $17.50    $11.50    337,000     $0.070          $0.070
March 1998           $17.38    $14.00    365,200     $0.070          $0.070
June 1998            $16.25    $13.88    198,600     $0.080          $0.070
September 1998       $15.75    $10.25    186,300     $0.080          $0.080

On September 30, 1998, there were approimately 580 shareholders of record with approximately 60.6% of the 2,297,900 outstanding shares held in nominee or "street" name through various brokerage firms. There were eight firms making a market in the Company's common stock during the month of September 1998.

--------------------------------------------------------------------------------
Letter from the Chief Executive Officer
---------------------------------------

To Our Stockholders:

I am very pleased to report that fiscal 1998 proved to be a most successful year for Bedford Bancshares. Your company achieved record earnings, experienced solid asset growth, increased the per share amount of dividends paid for the third consecutive year and distributed a 100% stock dividend in the form of a two for one stock split.

Net income for the year ended September 30, 1998 amounted to $1,973,000, up 24% from the $1,591,000 for fiscal 1997. On a per share basis, diluted earnings for fiscal 1998 were $.85, up 21.4% from the $.70 earned in 1997. The return on average assets was 1.33% for the year ended September 30, 1998 compared to 1.19% for fiscal 1997. The returns on average equity were 9.68% and 8.40% for fiscal 1998 and 1997, respectively.

Early in fiscal 1998, the management of your company began updating its business plan and developed a detailed strategic plan designed to build on and enhance the success Bedford Bancshares had enjoyed in the past. The financial services industry had changed dramatically and our role as a traditional thrift had to be altered to effectively compete in the future. In addition, interest rates were dropping at a rapid pace, negatively impacting both our net interest margin and spread. As a result, we intensified our efforts to incease noninterest income and examined strategies that would expand our commercial and consumer loan portfolios. Our efforts were rewarded with a 46% increase in noninterest income in fiscal 1998 over fiscal 1997, and a 33% increase in the level of commercial and consumer loans from September 30, 1997 to September 30, 1998.

Mortgage lending has always been, and will continue to be, the foundation of our operations. At September 30, 1998, mortgage loans, including construction and home equity loans, totaled $118.3 million, up 11.3% from the level one year earlier. This growth combined with the increase in the securities portfolio, resulted in a 14.1% increase in assets to $158.7 million at September 30, 1998 from $139.1 million on September 30, 1997. Total deposits were $107.1 million at September 30, 1998 and stockholders' equity was $21.2 million. A more detailed review of our progress in 1998 is contained in this report.

Although fiscal 1998 was highly successful and provides good momentum as we enter 1999, we cannot allow ourselves to grow complacent. Our business plan calls for us to build on the successes of this past year and to constantly review our operations for opportunities to enhance profitability and to control expenses. We intend to deliver the products and services that will allow Bedford Federal to serve the needs of our customers better than our competitors. By so doing we expect to continue to provide an attractive return to our shareholders.

While Bedford Bancshares must constantly compete with larger banks, we are mindful of the role we play as a community oriented financial institution. Our business plan recognizes this fact and our directors, management, and staff recognize this fact. The employees and directors of Bedford Bancshares devote a tremendous amount of personal time and talent to many community activities. And as a corporation, Bedford Bancshares is keenly aware of the important role it plays in the quality of life that we all enjoy in our communities.

The continued loyalty and support of our customers and stockholders, and the commitment of our directors, management and staff are key reasons for our success. On behalf of the Corporation, I thank each one of you.

Sincerely,

/s/Harold K. Neal
-------------------------------------
Harold K. Neal
President and Chief Executive Officer
December 11, 1998

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------------------------------------------
Financial Condition (Dollars in Thousands)
--------------------------------------------------------------------------------------------------------------------
     September 30,                                      1998          1997          1996          1995          1994
--------------------------------------------------------------------------------------------------------------------
     Total assets                                   $158,711      $139,089      $127,201      $115,054      $105,217
     Loans receivable, net                           129,744       116,093       108,873        97,669        89,309
     Investment securities                            14,470         9,655         8,006         7,761         7,651
     Marketable equity securities                      4,396         4,185         3,879         3,660         3,360
     Mortgage-backed securities                           15            20           482            31            37
     Foreclosed real estate, net                           -           212             -             -             -
     Deposits                                        107,086       103,612        95,378        90,063        84,841
     FHLB advances                                    29,000        15,000        12,000         5,000         1,000
     Retained earnings                                10,900         9,763         8,739         8,263         7,519
     Total stockholders' equity                       21,248        19,621        18,227        18,685        18,659

Summary of Operations (Dollars in Thousands)
--------------------------------------------------------------------------------------------------------------------
     Years Ended September 30,                          1998          1997          1996          1995          1994
--------------------------------------------------------------------------------------------------------------------
     Interest income                                 $11,299       $10,280        $9,264        $8,137        $6,964
     Interest expense                                  5,809         5,167         4,492         3,778         3,478
     Net interest income                               5,490         5,113         4,772         4,359         3,486
     Provision for credit losses                          90           100            22            20            51
     Noninterest income                                  863           593           735           543           554
     Noninterest expense                               3,130         3,041         3,429 (3)     2,620         2,238
     Net income before income taxes and
       cumulative effect of change in
       accounting principle                            3,133         2,565         2,056         2,262         1,751
     Net income                                        1,973         1,591         1,302         1,401         1,445

Other Selected Data
--------------------------------------------------------------------------------------------------------------------
     Years Ended September 30,                          1998          1997          1996          1995        1994(1)
--------------------------------------------------------------------------------------------------------------------
     Return on average assets                           1.33 %        1.19 %        1.10 %        1.28 %        1.12 %
     Return on average equity                           9.68          8.40          6.98          7.31         12.89
     Average equity to average assets                  13.72         14.21         15.69         17.49          8.71
     Net interest rate spread                           3.03          3.27          3.34          3.26          3.28
     Nonperforming assets to total assets               0.34          0.52          0.54          1.14          1.07
     Nonperforming loans to total loans                 0.41          0.45          0.63          1.34          1.26
     Allowance for credit losses to total loans         0.59          0.58          0.60          0.63          0.71

Per Share Data
--------------------------------------------------------------------------------------------------------------------
     Years Ended September 30,                          1998          1997          1996          1995        1994(2)
--------------------------------------------------------------------------------------------------------------------
     Basic earnings per share                          $0.90         $0.74         $0.59         $0.60         $0.62
     Diluted earnings per share                         0.85          0.70          0.56          0.59          0.62
     Book value per share                               9.25          8.58          7.97          7.75          7.43
     Cash dividends declared per share                  0.30          0.27          0.20          0.15           N/A


-------------
(1) Income and related ratios exclude the cumulative effect of a change in accounting principle of $323,000 in fiscal year 1994.
(2)  Annualized
(3) Includes a one-time, special assessment of approximately $555,000 to recapitalize the "SAIF."

Total Assets [Graphics Omitted - Plotting Points Below]

         Bar graph showing Total Assets in thousands of dollars for the year ended September 30. The horizontal axis shows the years 1994 to 1998 and the vertical axis shows amounts from $0 to $160,000. Graph values are $105,217, $115,054, $127,201, $139,039, $158,711, for 1994, 1995, 1996, 1997, and
1998, respectively.

Loan Portfolio Composition [Graphics Omitted - Plotting Points Below]

         Pie Chart showing Loan Portfolio Composition identifying the type of loan and in percentages At September 30, 1998. 1-4 Family Residential (69.5%), Commercial & Multi-Family Real Estate (3.8%), Consumer/Commercial Business (16.3%), Construction (6.4%), and Land (4.0%).

Deposit Portfolio Composition [Graphics Omitted - Plotting Points Below]

         Pie Chart showing Deposit Portfolio Composition identifying the type of deposit and in percentages At September 30, 1998. Certificates (66.05%), Checking (14.89%), Savings (14.58%), Money Market (4.48%).

Net Interest Income [Graphics Omitted - Plotting Points Below]

         Bar graph showing Net Interest Income in thousands of dollars for the year ended September 30. The horizontal axis shows the years 1994 to 1998 and the vertical axis shows amounts from $0 to $6,000. Graph values are $3,486, $4,359, $4,772, $5,113, $5,490 for 1994, 1995, 1996, 1997, and 1998,
respectively.

Net Income [Graphics Omitted - Plotting Points Below]

         Bar graph showing Net Income in thousands of dollars for the year ended September 30. The horizontal axis shows the years 1994 to 1998 and the vertical axis shows amounts from $0 to $2,100. Graph values are $1,445, $1,401, $1,302, $1,591, $1,973 for 1994, 1995, 1996, 1997, and 1998, respectively.

Return on Average Assets [Graphics Omitted - Plotting Points Below]

         Bar graph showing Return on Average Assets stated in percentages for the year ended September 30. The horizontal axis shows the years 1994 to 1998 and the vertical axis shows amounts from $0.00% to 1.50%. Graph values are 1.12%, 1.28%, 1.10%, 1.19%, 1.33% for 1994, 1995, 1996, 1997, and 1998,
respectively.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
Management Strategy
-------------------
The  Company's  management  strategy is to maintain a strong  capital position  through  controlled  growth  and  the  production  of  high
quality,   steadily   increasing   core   earnings.   This  has  been
accomplished   by  the  continued   focus  upon  the  origination  of
traditional one- to four family,  adjustable rate mortgage loans, and more recently,  the emphasis on expanding the commercial and consumer
loan  portfolios.   This  strategy,  along  with  sound  underwriting
standards designed to reduce the risk of loss in the Bank's loan portfolio, help to lessen the income impact caused by declining interest rates.

Management monitors the interest rate sensitivity of Bedford Federal's balance sheet in order to better match the level and duration of interest earning assets with the level and duration of interest bearing liabilities. Changes in the interest rates charged for loans and the interest rate paid on deposits are primary tools used to influence the level and duration of earning earning assets and interest bearing liabilities. In addition, short- and intermediate-term investments, as well as borrowings, can be used to help reduce interest rate risk. the tables on pages 7, 8, and 9 provide details about the Company's interest rate sensitivity and net interest income.

In its efforts to manage the interest rates it pays on deposits, the Bank focuses on maintaining a stable core deposit base while providing competitive products and services to its customers. Bedford Federal relies primarily on customer deposits and mortgage payments as its major sources of funds, but also borrows from the FHLB to supplement its funding needs and to help manage interest rate sensitivity.

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

The Bank also receives income from service charges and other fees primarily related to credit and deposit services. Bedford Federal incurs expenses in its day-to-day operations including salaries and benefits, deposit insurance, facilities expense, marketing and other related business expenses.

--------------------------------------------------------------------------------
Interest Rate Sensitivity Analysis
----------------------------------
The table that follows sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at September 30, 1998, which are expected to reprice or mature in each of the future time periods shown. It is important to note that certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans have features which restrict changes in interest rates on a short-term basis over the life of the assets. Further, in the event of a change in interest rates, prepayment levels and decay rates on core deposits may deviate significantly from those assumed in calculating the table.

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

                                                     At September 30, 1998
--------------------------------------------------------------------------------------------------------------------------------
                                               Three    More than    More than     More than  More than
                                               months   3 Months to  6 Months to   1 Year to  3 Years to    More than
                                               or less   6 Months      1 Year       3 Years    5 Years       5 Years     Total
                                               -------   --------      ------       -------    -------       -------     -----
                                                                              (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans(1)(2)                          $5,047    $4,791       $62,159      $21,854     $8,480      $12,576      $114,907
  Other loans(1)                                 5,108       820         1,492        4,375      2,510          860        15,165
  Marketable equity securities(3)                4,346         -             -            -          -            -         4,346
  Federal funds sold and other
    short-term investments                       3,649         -             -            -          -            -         3,649
  Investment securities                            300         -         5,789        1,300      3,037        4,044        14,470
  Mortgage-backed securities(2)                      -         -             -           15          -            -            15
  FHLB stock                                     1,550         -             -            -          -            -         1,550
                                                ------     -----        ------       ------     ------       ------       -------
    Total interest-earning assets               20,000     5,611        69,440       27,544     14,027       17,480       154,102
                                                ------     -----        ------       ------     ------       ------       -------
Less:
Loans in process                                 1,640     1,633         1,633            -          -            -         4,906
Unearned discount and deferred fees(2)              13        12           157           55         22           32           291
Allowance for credit losses                         60        34           373          154         64           79           764
                                                ------     -----        ------       ------     ------       ------       -------
    Net interest-earning assets                 18,287     3,932        67,277       27,335     13,941       17,369       148,141
                                                ------     -----        ------       ------     ------       ------       -------
Interest-bearing liabilities:
  Money market deposits                          1,545     1,046         1,187          526        250          228         4,782
  Passbook deposits                                704       671         1,251        3,987      2,599        6,230        15,442
  NOW and other demand deposits                    970       864         1,456        3,011        806        1,784         8,891
  Certificate accounts                           9,183         -        29,089       30,832      1,800            -        70,904
  Borrowed funds                                 1,000         -             -       18,000          -       10,000        29,000
                                                ------     -----        ------       ------     ------       ------       -------
    Total interest-bearing liabilities          13,402     2,581        32,983       56,356      5,455       18,242       129,019
                                                ------     -----        ------       ------      -----       ------       -------
Interest sensitivity gap(4)                     $4,885    $1,351       $34,294     ($29,021)    $8,486        ($873)      $19,122
                                                ======    ======       =======     =========    ======        ======      =======
Cumulative interest sensitivity gap             $4,885    $6,236       $40,530      $11,509    $19,995      $19,122
                                                ======    ======       =======      =======    =======      =======
Cumulative interest sensitivity gap
  as a percent of total assets                    3.08%     3.93%        25.54%        7.25%     12.60%       12.05%
Cumulative net interest-bearing
  assets as a percent of
  interest-bearing liabilities                  136.45%   139.02%       182.77%      110.93%    118.05%      114.82%

------------------------
(1) For purposes of the gap analysis, mortgage and other loans are reduced for nonperforming loans but are not reduced for the allowace for credit losses.
(2) For purposes of the gap analysis, unearned discount and deferred fees are pro rated for mortgage loans and mortgage backed securities.
(3)  Includes assets held for sale.
(4) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

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

                                       -------------------------------------------------------------------------------
                                                       1998                                      1997
                                       -------------------------------------     -------------------------------------
                                             Average                 Yield/            Average                 Yield/
                                             Balance    Interest       Cost            Balance    Interest       Cost
                                                                  (Dollars in Thousands)
Assets:
  Interest-earning assets:
    Mortgage loans(1)                       $103,502      $8,044       7.77 %          $98,666      $7,816       7.92 %
    Other loans(1)                            19,188       1,861       9.70             14,600       1,481      10.15
    Interest-earning deposits(2)               4,239         242       5.72              3,966         217       5.47
    Federal funds sold and other
      short-term investments                   3,785         280       7.41              1,231         119       9.69
    Investment securities                     12,437         781       6.27              7,643         549       7.18
    Mortgage-backed securities, net               17           1       6.98                431          30       6.85
    FHLB stock                                 1,264          90       7.11                932          68       7.19
                                               -----      ------                       -------      ------
      Total interest-earning assets          144,432      11,299       7.82            127,469      10,280       8.07
                                                          ------                                    ------
Noninterest-earning assets                     4,041                                     5,667
                                               -----                                     -----
      Total assets                          $148,473                                  $133,136
                                            ========                                  ========

Liabilities and equity:
  Interest-bearing liabilities:
    Money market deposits                     $4,378         149       3.40 %            4,603         143       3.11 %
    Passbook deposits                         15,217         454       2.98             14,675         446       3.04
    NOW and other demand deposits              8,908         182       2.04              8,203         196       2.40
    Certificate accounts                      70,337       3,779       5.37             65,834       3,517       5.34
                                              ------       -----                        ------       -----
  Total deposit accounts                      98,840       4,564       4.62             93,315       4,302       4.61
    Borrowed funds                            22,487       1,245       5.54             14,249         865       6.07
                                              ------       -----                        ------         ---
      Total interest-bearing liabilities     121,327       5,809       4.79            107,564       5,167       4.80
                                                           -----                                     -----
Noninterest-bearing liabilities                6,769                                     6,610
Equity                                        20,377                                    18,962
                                              ------                                    ------
      Total liabilities and equity          $148,473                                  $133,136
                                            ========                                  ========
Net interest income                                       $5,490                                    $5,113
                                                          ======                                    ======
Interest rate spread(3)                                                3.03 %                                    3.27 %
Net interest margin(4)                                                 3.80 %                                    4.02 %
Interest-earning asset to
  interest-bearing liabilities               119.04%                                   118.51%

------------------
(1) Amount is net of deferred loan fees and discounts, loans in process and allowance for credit losses and includes accrued interest.
(2)  Includes assets held for sale.
(3) Net interest rate spread represents the difference between the yield on average interest-earning asets and the cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

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


                                                                                 Year Ended September 30,
                                                            --------------------------------------------------------------------
                                                                    1998 vs. 1997                        1997 vs. 1996
                                                            -------------------------------      -------------------------------
                                                               Volume       Rate       Net          Volume       Rate       Net
                                                                                  (Dollars in Thousands)
    Interest-earning assets:
      Mortgage loans                                             $383      ($155)     $228            $567      ($159)     $408
      Other loans                                                 466        (86)      380             545        (36)      509
      Interest-earning deposits                                    15         10        25              15        (23)       (8)
      Federal funds sold and other short-term
        investments                                               247        (86)      161              16         10        26
      Investment securities, net                                  345       (113)      232              36         34        70
      Mortgage-backed securities, net                             (29)         0       (29)             10          -        10
      FHLB stock                                                   23         (1)       22               1          -         1
                                                                -----       ----     -----            ----       ----     -----
        Total interest-earning assets                           1,450       (431)    1,019            1190       (174)    1,016
                                                                -----       -----    -----            ----       -----    -----

    Interest-bearing liabilities:
      Money market deposits                                        (7)        13         6             (12)         1       (11)
      Passbook deposits                                            17         (9)        8             (22)        10       (12)
      NOW and other demand deposits                                17        (31)      (14)             22        (29)       (7)
      Certificate accounts                                        241         21       262             316       (112)      204
      Borrowed funds                                              500       (120)      380             498          3       501
                                                                  ---       -----      ---             ---          -       ---
        Total interest-bearing liabilities                        768       (126)      642             802       (127)      675
                                                                  ---       -----      ---             ---       -----      ---
    Net change in net interest income                            $682      ($305)     $377            $388       ($47)     $341
                                                                 ====      ======     ====            ====       =====     ====

--------------------------------------------------------------------------------
Comparison of Financial Condition for Fiscal Years Ended September 30, 1998 and 1997
--------------------------------------------------------------------------------

The Company's total assets were $158.7 million at September 30, 1998, an increase of $19.6 million or 14.1%, from $139.1 million at September 30, 1997. The asset growth was primarily due to an 11.8% rise in net loans receivable and a 50.7% increase in investment securities from the end of fiscal 1997.

The continuaton of new home construction within the markets Bedford Federal serves combined with growth of both commercial and consumer loans during fiscal 1998 were the major factors in the expansion of loans. This increase was funded primarily by principal repayments of the loan portfolio, FHLB advances and increased deposits. Because lending is directly affected by interest rates, a rise in interest rates could cause a slow down in new loan originations. Investment securities increased $4,868,000, marketable equity securities rose $158,000 , while mortgage-backed securities declined $5,000 in fiscal 1998 compared to fiscal 1997.

Deposits totaled $107.1 million at September 30, 1998, an increase of $3.5 million from $103.6 million on September 30, 1997, while advances from the FHLB increased $14 million as the Savings Bank utilized additional borrowings to meet funding needs.

Total stockholders' equity was $21.2 million on September 30, 1998, an increase of $1.6 million from the $19.6 million one year previous. This increase reflects the continued profitability of the Corporation and allowed Bedford Bancshares to increase the level of dividends declared to $.30 per share in fiscal 1998 from $.265 per share in 1997.

--------------------------------------------------------------------------------
Comparison of Operating Results for Years Ended September 30, 1998 and 1997
--------------------------------------------------------------------------------

Net Income. Net income increased $382,000, to $1,973,000 for fiscal 1998 from fiscal 1997. A 7.4% increase in net interest income, combined with a 45.5% increase in noninterest income and a 10% reduction in the provision for loan losses accounted for the improvement in profitability.

Interest Income. Interest income totaled $11.3 million for the fiscal year ended September 30, 1998, a 9.9% increase from the $10.3 million recorded for fiscal 1997. The interest income growth is due to the 13.3% expansion of average earning assets, offset by a 25 basis point decline in the rate earned on average earning assets. The decline in the rate earned was primarily reflective of the decline in general market rates of interest. A detailed analysis of the changes in interest income due to changes in volume and rate is presented in the table on page 8.

Interest Expense. Interest expense increased $642,000 from $5.2 million for the year ended September 30, 1997 to $5.8 million for the fiscal year ended September 30, 1998. The level of average interest-bearing liabilities rose 12.9% to $121.3 million for fiscal 1998 from $107.6 for fiscal 1997. There was virtually no change in the overall cost of interest bearing liabilities in fiscal 1998 over fiscal 1997. The table on page 8 provides a detailed analysis of the changes in interest expense due to the changes in volume and rate.

Net Interest Income. Net interest income totaled $5.5 million for the year ended September 30, 1998, up 7.4% from the $5.1 million realized in fiscal 1997. The increase is primarily due to the higher volume of earning assets which equalled 119.0% of average interest bearing liabilities in fiscal 1998, compared to 118.5% in fiscal 1997. A detailed analysis of the components of net interest income is presented on pages 8 and 9 of this report.

Provision for Loan Losses. The provision for loan losses for the year ended September 30, 1998 decreased $10,000 to $90,000 compared to the provision recorded in fiscal 1997. The decrease in fiscal 1998 was attributable to the lower level of nonperforming loans and the lower level of charge-offs experienced during the year. At September 30, 1998, the allowance for credit losses was $764,000, or .59% of net loans receivable and 143.55% of nonperforming assets. Based upon the quality of the Savings Bank's loan portfolio, the level of nonperforming assets, the relatively stable local economy, and current interest rate environment, management believes the Savings Bank's allowance for credit losses is adequate to absorb any anticipated credit losses. Management currently expects future provisions for loan losses to be based primarily upon growth in the loan portfolio, the level of nonperforming assets, the interest rate environment and other factors. However, assessment of the adequacy of the allowance for credit loss involves subjective judgments regarding future events and thus there can be no assurance that additional provisions for credit losses will not be required in future periods.

Noninterest Income. For the year ended September 30, 1998, noninterest income amounted to $863,000, up $270,000 from the $593,000 earned in fiscal 1997. The increase reflects management's focus and commitment on improving fee based income. Service charges and fees on loans increased 55.1% primarily due to the introduction of loan processing fees during fiscal 1998. Other customer service fees and commissions rose 32.2% due primarily to a change in the way overdrafts are processed. Other noninterest income rose 89.7% due to a higher level of income from the sale of mortgage insurance and higher ATM usage charges for noncustomers.

Noninterest Expense. Noninterest expense totaled $3.1 million for the year ended September 30, 1998 compared to $3.0 million for fiscal 1997. The increase was primarily due to $201,000 in professional fees incurred during 1998, compared to $120,000 in fiscal 1997. The increase in professional fess was primarily due to charges incurred during the development of the Bank's three year stategic plan and increased expenses related to the Company's 1998 proxy solicitation process.


Income Taxes. The provision for income taxes increased $186,000 to $1,160,000 in fiscal 1998 from $974,000 in fiscal 1997 due to the increased level of taxable income.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

The Bank's liquidity is a measure of its abilility to fund loans, pay deposit withdrawals, and other cash outflows in an efficient, cost effective manner. The Bank's primary sources of funds are scheduled amortization and prepayment of loans, deposits and FHLB advances. The Bank uses these sources to fund lending commitments and maturing time deposits, pay deposit withdrawals, purchase new investments, increase liquidity and for capital expenditures. Generally the Bank funds its operations internally, but also borrows from the Federal Home Loan Bank ("FHLB") of Atlanta. As of September 30, 1998, FHLB advances totaled $29 million. Loan payments and maturing investments are greatly influenced by general interest rates, economic conditions and competition.

The OTS adopted a new liquidity rule effective November 24, 1997. The new rule lowered liquidity requirements for savings associations from 5 to 4 percent of the association's liquidity base. In addition, the liquidity base was reduced by modifying the definition of net withdrawable accounts to exclude accounts with maturities exceeding one year. Another change removed the requirement that certain obligations must mature in five years of less in order to qualify as a liquid asset. The new rule also eliminated a separate limit that required savings associations to hold assets equal to 1 percent of a thrift's liquidity base in cash or short-term liquid assets. At September 30, 1998, the Bank's regulatory liquidity as measured by the new requirement was 19%.

The amount of certificate of deposit scheduled to mature within one year is approximately $5.1 million. To the extent that these deposits do not remain at the Bank upon maturity, management of the Bank believes that it can replace these funds with other deposits, excess liquidity, FHLB advances, or other borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain at the Bank. In addition, at September 30, 1998, the Bank had commitments to fund loans of $8.2 million, and $4.9 million of loans in process.

Net cash provided by operating activities for fiscal 1998 totaled $2.3 million.

Net cash absorbed by investing activities for fiscal 1998 totaled $19.2 million, an increase from fiscal 1997 of $9.2 million. The increase was primarily attributable to a rise in cash used for net loan originations of $6.2 million and cash used for net purchases of investments of $8.0 million.

Net cash provided by financing activities for the year ended September 30, 1998 totaled $17.1 million. This is a result of a net increase in deposits of $3.5 million, an increase in net FHLB advances of $14.0 million and dividends paid of $665,000. The increase in deposits and net borrowings were used primarily to fund the increase in loan originations and investment securities.

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

The Year 2000  Issue
--------------------------------------------------------------------------------
The Year 2000 ("Y2K") Issue relates to whether computer systems will properly recognize and process date sensitive information on and after January 1, 2000. Systems that do not properly interpret such information could generate erroneous data or fail. The Bank is heavily dependent on computer systems in the conduct of substantially all of its business activities.

During fiscal 1998, the Company established a Y2K Committee (the "Committee") and adopted a Y2K Compliance Plan (the "Plan"). The purpose of the Committee and Plan are to identify the systems that could be affected by the Y2K issue and to determine the actions required to prepare for the proper recognition and processing of date sensitive information on and after January 1, 2000. The Federal Financial Institutions Examination Council has recommended that the Plan include five phases: Awareness, Assessment, Renovation, Validation and Implementation. The phases are intended to help the Company identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Y2K compliant.

The Bank has conducted a comprehensive review of its computer systems, including its core processing systems maintained by a third party service bureau, to identify the systems that could be affected by the Y2K issue. The Company has maintained ongoing contact with this vendor throughout the Renovation phase, which included program changes and other modifications necessary for Y2K readiness. The Company is currently in Phase 4, Validation, which involves testing of changes to hardware and software, including all vendor maintained software and hardware. The Validation phase is scheduled for completion by June 30, 1999. The Implementation phase is targeted for completion by September 30, 1999. In addition, the Bank is required by Federal regulators to develop contingency plans in the event that any of its mission critical computer systems fail to meet the Y2K requirements. These detailed contingency plans will also be tested and reviewed by both the Bank's management and regulators to ensure their readiness and reliability.

Based on preliminary estimates, the Bank expects to spend approximately $125,000 to $150,000 to modify its computer information systems, both internal and vendor maintained, enabling proper processing of transactions relative to the year 2000 and beyond. The Bank continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized. Accordingly, the Bank does not expect the amounts to be expensed to have a material impact on its financial position or results of its operations. For the twelve months ended September 30, 1998, the Bank had recorded $21,000 of expense related to the Y2K issue and had not replaced any assets.

Successful and timely completion of the Y2K project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the testing results of the core processing system maintained by a third party service bureau, and readiness of all vendors, suppliers and customers. No assurance can be given that the Plan will be successfully completed by the Year 2000, in which case the Company could incur data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of the Company.

                            Bedford Bancshares, Inc.
                                and Subsidiaries






                                               Consolidated Financial Statements
                                                    (with supplemental material)

                                           As of September 30, 1998 and 1997 and
                           For the Years Ended September 30, 1998, 1997 and 1996

                                                  300 ARBORETUM PLACE, SUITE 520
                                                        RICHMOND, VIRGINIA 23236
                                                        Telephone (804) 330-3092
                                                             FAX: (804) 330-7753

[LOGO]    BDO SEIDMAN LLP
          ACCOUNTANTS AND CONSULTANTS








Report of Independent Certified Public Accountants



The Board of Directors and Stockholders
Bedford Bancshares, Inc.
Bedford, Virginia

We have audited the consolidated balance sheets of Bedford Bancshares, Inc. and subsidiaries (the "Company") as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bedford Bancshares, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years ended September 30, 1998 in conformity with generally accepted accounting principles.


                                                             /s/BDO Seidman, LLP


 Richmond, Virginia
 October 23, 1998

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                     Consolidated Balance Sheets
                                                                  (in thousands)

--------------------------------------------------------------------------------

September 30,                                             1998          1997
--------------------------------------------------------------------------------


   Assets

Cash (including interest bearing deposits of
  approximately $3,650 and $2,791)                     $  5,666     $   5,446
Securities (Notes 1 and 6)
  Held-to-maturity                                        2,114         4,616
  Available for sale                                     16,820         9,244
Investment in Federal Home Loan Bank stock,
  at cost (Note 6)                                        1,550           932
Loans receivable, net (Notes 2, 6 and 14)               129,744       116,093
Foreclosed real estate, net                                 -             212
Property and equipment, net (Note 4)                      1,160         1,214
Accrued interest receivable                                 996           847
Deferred income taxes (Note 9)                               95            58
Other assets                                                566           427
--------------------------------------------------------------------------------













Total assets                                           $158,711      $139,089
--------------------------------------------------------------------------------

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                     Consolidated Balance Sheets
                                                                  (in thousands)

--------------------------------------------------------------------------------

September 30,                                                   1998       1997
--------------------------------------------------------------------------------


   Liabilities and Stockholders' Equity

Liabilities
  Deposits (Note 5)                                         $107,086   $103,612
  Advances from Federal Home Loan Bank (Note 6)               29,000     15,000
  Advances from borrowers for taxes and insurance                528        502
  Dividends payable                                              184        160
  Other liabilities (Note 8)                                     665        194
--------------------------------------------------------------------------------


Total liabilities                                            137,463    119,468
--------------------------------------------------------------------------------


Commitments and contingencies (Notes 11 and 12)
--------------------------------------------------------------------------------


Stockholders' equity
  Preferred stock, par value $.10, authorized 250,000
    shares, none outstanding                                       -        -
  Common stock, par value $.10, authorized 2,750,000
    shares, 2,297,900 and 1,142,425 shares, issued and
    outstanding                                                  230        114
  Additional paid-in capital                                  10,939     10,836
  Retained earnings, substantially restricted (Note 10)       10,900      9,763
  Unrealized gain on securities available for sale (Note 1)       60         22
  Stock acquired by ESOP and RRP (Note 11)                      (881)    (1,114)
--------------------------------------------------------------------------------


Total stockholders' equity                                    21,248     19,621
--------------------------------------------------------------------------------


Total liabilities and stockholders' equity                  $158,711   $139,089
--------------------------------------------------------------------------------



See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                           Consolidated Statements of Operations
                                                                  (in thousands)

-------------------------------------------------------------------------------------------------------------------

Year Ended September 30,                                               1998                1997              1996
-------------------------------------------------------------------------------------------------------------------
Interest income
  Loans                                                             $ 9,905             $ 9,297            $8,380
  U.S. government obligations, including agencies                     1,055                 796               748
  Other investments                                                     339                 187               136
-------------------------------------------------------------------------------------------------------------------

Total interest income                                                11,299              10,280             9,264
-------------------------------------------------------------------------------------------------------------------

Interest expense
  Deposits (Note 5)                                                   4,564               4,302             4,128
  Borrowed money                                                      1,245                 865               364
-------------------------------------------------------------------------------------------------------------------

Total interest expense                                                5,809               5,167             4,492
-------------------------------------------------------------------------------------------------------------------

Net interest income                                                   5,490               5,113             4,772

Provision for loan losses (Note 2)                                       90                 100                22
-------------------------------------------------------------------------------------------------------------------

Net interest income after provision for
  loan losses                                                         5,400               5,013             4,750
-------------------------------------------------------------------------------------------------------------------

Noninterest income
  Service charges and fees on loans                                     459                 296               403
  Other customer service fees and commissions                           320                 242               257
  Gain on sale of loans, investments
    and foreclosed real estate                                           10                  16                30
  Other                                                                  74                  39                45
-------------------------------------------------------------------------------------------------------------------

Total noninterest income                                                863                 593               735
-------------------------------------------------------------------------------------------------------------------

Noninterest expense
  Compensation and employee benefits                                  1,712               1,684             1,467
  Occupancy and equipment                                               321                 318               336
  Data processing                                                       354                 341               311
  Federal insurance of accounts                                          64                  88               207
  Advertising                                                           111                 140                87
  Professional fees                                                     201                 120               115
  BIF/SAIF premium disparity assessment (Note 8)                          -                 -                 555
  Other                                                                 367                 350               351
-------------------------------------------------------------------------------------------------------------------

Total noninterest expense                                             3,130               3,041             3,429
-------------------------------------------------------------------------------------------------------------------


                                                                    continued...

                                       Bedford Bancshares, Inc. and Subsidiaries

                                           Consolidated Statements of Operations
                                                      (in thousands) (continued)

-------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                                               1998                1997              1996
-------------------------------------------------------------------------------------------------------------------

Income before income taxes                                           $3,133              $2,565            $2,056

Provision for income taxes (Note 9)                                   1,160                 974               754
-------------------------------------------------------------------------------------------------------------------

Net income                                                           $1,973              $1,591            $1,302
-------------------------------------------------------------------------------------------------------------------

Basic earnings per share (Note 16)                                    $ .90             $   .74           $   .59

Diluted earnings per share (Note 16)                                  $ .85             $   .70           $   .56
-------------------------------------------------------------------------------------------------------------------



See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)

-------------------------------------------------------------------------------------------------------------------
                                                  Additional                 Unrealized       Acquired
                                       Common       Paid-in    Retained      Gain/(Loss)       By ESOP
                                        Stock       Capital    Earnings     on Securities      and RRP      Total
-------------------------------------------------------------------------------------------------------------------


Balance, September 30, 1995              $121        $11,366     $8,263        $ (9)         $(1,056)      $18,685

Net income                                -              -        1,302         -                -           1,302
Change in unrealized loss
  on securities available
  for sale (Note 1)                       -              -          -           (24)             -             (24)
Allocated/earned ESOP
  shares (Note 11)                        -               55         88         -                 26           169
Purchase of RRP shares
  (Note 11)                               -              -          -           -               (483)         (483)
Repurchase of stock
  (130,180 shares)                         (7)          (647)      (461)        -                -          (1,115)
Dividends declared ($.20
  per share)                              -              -         (457)        -                -            (457)
Exercise of options (Note 11)             -               41          4         -                -              45
RRP vesting (Note 11)                     -              (42)       -           -                147           105
-------------------------------------------------------------------------------------------------------------------


Balance, September 30, 1996               114         10,773      8,739         (33)          (1,366)       18,227

Net income                                -              -        1,591         -                -           1,591
Change in unrealized loss
  on securities available
  for sale (Note 1)                       -              -          -            55              -              55
Allocated/earned ESOP
  shares (Note 11)                        -              147         49         -                 80           276
Purchase of RRP shares
  (Note 11)                               -              (12)       (11)        -                -             (23)
Dividends declared ($.27
  per share)                              -              -         (605)        -                -            (605)
RRP vesting (Note 11)                     -              (72)       -           -                172           100
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

                                       Bedford Bancshares, Inc. and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                      (in thousands) (continued)

-------------------------------------------------------------------------------------------------------------------
                                                  Additional                 Unrealized       Acquired
                                       Common       Paid-in    Retained      Gain/(Loss)       By ESOP
                                        Stock       Capital    Earnings     on Securities      and RRP      Total
-------------------------------------------------------------------------------------------------------------------


Balance, September 30, 1997              $114        $10,836     $9,763            $22       $(1,114)      $19,621

Net income                                -              -        1,973             -            -           1,973
Change in unrealized loss
  on securities available
  for sale (Note 1)                       -              -          -               38           -              38
Allocated/earned ESOP
  shares (Note 11)                        -               96         16             -             69           181
Purchase of RRP shares
  (Note 11)                               -              (29)       (57)            -            -             (86)
Effect of 2 for 1 stock split             115            -         (115)            -            -             -
Dividends declared ($.30
  per share)                              -              -         (689)            -            -            (689)
Exercise of options (Note 11)               1             93          9             -            -             103
RRP vesting (Note 11)                     -              (57)       -               -            164           107
-------------------------------------------------------------------------------------------------------------------


Balance, September 30, 1998              $230        $10,939    $10,900            $60         $(881)      $21,248
-------------------------------------------------------------------------------------------------------------------



See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)

-------------------------------------------------------------------------------------------------------------------

Year Ended September 30,                                               1998                1997              1996
-------------------------------------------------------------------------------------------------------------------

Operating activities
  Net income                                                       $  1,973             $ 1,591           $ 1,302
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Provision for loan losses                                          90                 100                22
      Provision for depreciation and amortization                       150                 159               163
      (Increase) decrease in deferred income taxes                      (37)                380              (121)
      (Gain) loss on sale of loans and securities                        (4)                (11)               (2)
      (Gain) loss on sale of foreclosed real estate                      (7)                 (4)              (28)
      Loans originated for sale                                        (304)               (185)             (152)
      Proceeds from sale of loans originated for sale                   304                 185               153
      (Increase) decrease in interest receivable                       (149)               (185)               51
      (Increase) decrease in other assets                              (139)                121              (295)
      Increase (decrease) in other liabilities                          471                (745)              356
-------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                             2,348               1,406             1,449
-------------------------------------------------------------------------------------------------------------------

Investing activities
  Proceeds from maturities of investments                             7,500               2,090             2,200
  Proceeds from sales of available for sale securities                1,004               1,000               872
  Purchase of available for sale securities                         (13,542)             (5,500)           (4,035)
  Principal collected on mortgage-backed securities                       5                  55                26
  Net increase in loans to customers                                (13,741)             (7,575)          (11,311)
  Net proceeds from sales of foreclosed real estate                     220                  47               113
  Purchases of premises, equipment and leasehold
    improvements                                                        (96)               (131)              (88)
  Purchase of FHLB stock                                               (618)                -                 -
-------------------------------------------------------------------------------------------------------------------

Net cash absorbed by investing activities                           (19,268)            (10,014)          (12,223)
-------------------------------------------------------------------------------------------------------------------









                                                                    continued...

                                       Bedford Bancshares, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                      (in thousands) (continued)


-------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                                               1998                1997              1996
-------------------------------------------------------------------------------------------------------------------

Financing activities
  Net increase in deposits                                          $ 3,474            $  8,234          $  5,315
  Net increase (decrease) in advance payments
    from borrowers                                                       26                 (37)               (6)
  Proceeds from FHLB advances                                        22,000              23,500            11,000
  Principal payments of FHLB advances                                (8,000)            (20,500)           (4,000)
  Purchase of stock by ESOP and RRP                                     (86)                (23)             (483)
  Allocation of ESOP and RRP shares                                     288                 376               274
  Repurchase of stock                                                   -                   -              (1,115)
  Dividends paid                                                       (665)               (571)             (518)
  Issuance of common stock                                              103                 -                  45
-------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                            17,140              10,979            10,512
-------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                        220               2,371              (262)

Cash and cash equivalents - beginning of year                       $ 5,446               3,075             3,337
-------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents - end of year                               5,666            $  5,446          $  3,075
-------------------------------------------------------------------------------------------------------------------


Supplemental Disclosures of Cash Flow Information
-------------------------------------------------------------------------------------------------------------------

Cash payments of interest expense                                   $ 5,880            $  5,387          $  4,503
-------------------------------------------------------------------------------------------------------------------

Cash payments of income taxes                                       $   570            $    823          $    817
-------------------------------------------------------------------------------------------------------------------

Transfer of loans to foreclosed real estate                         $   110            $    255         $     -
-------------------------------------------------------------------------------------------------------------------



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

--------------------------------------------------------------------------------


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

--------------------------------------------------------------------------------


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

During its assessment of the allowance for loan losses, management evaluates loans for impairment. A loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's original effective interest rate.

For impaired loans that are on non-accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a non-accrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

As of September 30, 1998, the Company had no loans that were considered as impaired.

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

--------------------------------------------------------------------------------


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

The Company allocates the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the banks sells or securitizes the loans and retains the mortgage servicing rights. The Company assesses its capitalized mortgage servicing rights for impairment based on the fair value of those rights.

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

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                  Summary of Accounting Policies

                                                                     (continued)

--------------------------------------------------------------------------------


Income Taxes (continued)

For tax years beginning prior to January 1, 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts using the "percentage of taxable income" method. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $1,206,207 at September 30, 1998.

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

As a result of the Act, the Company must recapture into taxable income approximately $421,440 ratably over six years, beginning with the year ending September 30, 1999. If the residential loan requirement exception is met, as discussed above, the income will be includable over the third through eighth years following the year ended September 30, 1998.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

--------------------------------------------------------------------------------


Accounting Pronouncements

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

Earnings Per Share

The Corporation adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS 128), as of December 31, 1997. SFAS 128 is effective for financial statement, including interim reports, issued for periods ending after December 15, 1997. SFAS 128 provides a different method for calculating earnings per share than was used in accordance with APB 15, "Earnings Per Share." SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in earnings of an entity, similar to fully diluted earnings per share. The computation of basic and diluted earnings per share is presented in Note 16.

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

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------


1.  Securities

A summary of the amortized cost and estimated market values of investment securities, in thousands, is as follows:

September 30, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                                               Gross              Gross          Estimated
                                                          Amortized         Unrealized         Unrealized         Market
                                                            Cost               Gains             Losses            Value
---------------------------------------------------------------------------------------------------------------------------

Held to Maturity

  United States government
    and agency obligations                                 $ 2,099            $ 33                $ -              $ 2,132

  Mortgage-backed securities                                    15              -                   -                   15
---------------------------------------------------------------------------------------------------------------------------

                                                             2,114              33                  -                2,147
---------------------------------------------------------------------------------------------------------------------------

Available for Sale

  United States government
    and agency obligations                                  12,262             109                  -               12,371

  Marketable Equity securities                               4,411              -                  15                4,396

  Other                                                         53              -                  -                    53
---------------------------------------------------------------------------------------------------------------------------

                                                            16,726             109                 15               16,820
---------------------------------------------------------------------------------------------------------------------------

                                                           $18,840            $142                $15              $18,967
---------------------------------------------------------------------------------------------------------------------------


Gross gains of approximately $3,000, $4,000 and $2,000 and gross losses of approximately $1,000, $0 and $0 were realized on sales of securities available for sale during the years ended September 30, 1998, 1997 and 1996, respectively.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------



1.  Securities (continued)

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
---------------------------------------------------------------------------------------------------------------------------

Held to Maturity

  United States government
    and agency obligations                                 $ 4,596             $10                $25              $ 4,581

  Mortgage-backed securities                                    20              -                  -                    20
---------------------------------------------------------------------------------------------------------------------------

                                                             4,616              10                 25                4,601
---------------------------------------------------------------------------------------------------------------------------

Available for Sale

  United States government
    and agency obligations                                   4,991              25                 10                5,006

  Marketable Equity securities                               4,169              16                -                  4,185

  Other                                                         53              -                  -                    53
---------------------------------------------------------------------------------------------------------------------------

                                                             9,213              41                 10                9,244
---------------------------------------------------------------------------------------------------------------------------

                                                           $13,829             $51                $35              $13,845
---------------------------------------------------------------------------------------------------------------------------


                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------


1. Securities (continued)

The amortized cost and estimated market value of debt securities, in thousands, at September 30, 1998, by contractual maturity, were as follows:

                                                                                                                 Estimated
                                                                                           Amortized               Market
                                                                                             Cost                   Value
---------------------------------------------------------------------------------------------------------------------------

Held to Maturity

  Due in one year or less                                                                     $   300               $   300
  Due in one through five years                                                                 1,299                 1,317
  Due after five years                                                                            500                   515
---------------------------------------------------------------------------------------------------------------------------
                                                                                                2,099                 2,132
  Mortgage-backed securities                                                                       15                    15
---------------------------------------------------------------------------------------------------------------------------

                                                                                                2,114                 2,147
---------------------------------------------------------------------------------------------------------------------------

Available for Sale
  Due in one year or less                                                                       5,757                 5,790
  Due in one through five years                                                                 3,004                 3,037
  Due after five years                                                                          3,501                 3,544
---------------------------------------------------------------------------------------------------------------------------
                                                                                               12,262                12,371

Marketable equity securities                                                                    4,411                 4,396

Other                                                                                              53                    53
---------------------------------------------------------------------------------------------------------------------------

                                                                                               16,726                16,820
---------------------------------------------------------------------------------------------------------------------------

                                                                                              $18,840               $18,967
---------------------------------------------------------------------------------------------------------------------------


Expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------


2.    Loans Receivable

Loans receivable, in thousands, are summarized as follows:

September 30,                                                                                   1998                  1997
---------------------------------------------------------------------------------------------------------------------------

First mortgage loans                                                                          $100,863            $ 93,791
Construction loans                                                                            13,530                 8,597
Home equity loans                                                                              3,944                 3,972
Loans to depositors, secured by savings                                                          451                   581
Installment loans                                                                             10,129                 9,041
Term notes                                                                                     6,788                 3,705
---------------------------------------------------------------------------------------------------------------------------

                                                                                              135,705              119,687
Less
  Undisbursed loans in process                                                                 4,906                 2,629
  Unearned discount resulting from add-on interest                                               -                       4
  Deferred loan fees and costs, net                                                              291                   283
  Allowance for credit losses                                                                    764                   678
---------------------------------------------------------------------------------------------------------------------------

                                                                                              $129,744            $116,093
---------------------------------------------------------------------------------------------------------------------------


Activity in the allowance for credit losses, in thousands, is summarized as follows:

Year Ended September 30,                                                       1998               1997                1996
---------------------------------------------------------------------------------------------------------------------------

Balance at beginning of year                                                   $678               $650                $640
Provision charged to operations                                                  90                100                  22
Charge offs net of recoveries                                                    (4)               (72)                (12)
---------------------------------------------------------------------------------------------------------------------------

Balance at end of year                                                         $764               $678                $650
---------------------------------------------------------------------------------------------------------------------------


                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------


3.    Loan Servicing

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of those loans, in thousands, are summarized as follows:



September 30,                                                                  1998               1997                1996
---------------------------------------------------------------------------------------------------------------------------

Federal Home Loan Mortgage Corporation (FHLMC)                               $1,361             $1,719              $1,472
Virginia Housing Development Authority (VHDA)                                 1,097              1,184               1,245
---------------------------------------------------------------------------------------------------------------------------

                                                                             $2,458             $2,903              $2,717
---------------------------------------------------------------------------------------------------------------------------


4.    Property and Equipment

Property and equipment, in thousands, are summarized as follows:


September 30,                                                                                       1998              1997
---------------------------------------------------------------------------------------------------------------------------

Land                                                                                              $  251            $  251
Office buildings                                                                                   1,203             1,195
Rental buildings                                                                                      48                48
Furniture, fixtures and equipment                                                                    953               886
Automobile                                                                                            25                16
Leasehold improvements                                                                                20                22
---------------------------------------------------------------------------------------------------------------------------

                                                                                                   2,500             2,418
Less accumulated depreciation                                                                      1,340             1,204
---------------------------------------------------------------------------------------------------------------------------

                                                                                                  $1,160            $1,214
---------------------------------------------------------------------------------------------------------------------------


                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------


5.  Deposits

Deposits, in thousands, are summarized as follows:


September 30,                                                    1998                         1997
-------------------------------------------------------------------------------------------------------------------

                                                        Amount       Percent          Amount      Percent
-------------------------------------------------------------------------------------------------------------------

NOW accounts                                           $ 15,941        14.89%         $  11,910     11.49%
Money market accounts                                     4,799         4.48            5,862        5.66
Savings accounts                                         15,611        14.58           14,980       14.46
Time deposits                                            70,735        66.05           70,860       68.39
-------------------------------------------------------------------------------------------------------------------

                                                       $107,086       100.00%         $103,612     100.00%
-------------------------------------------------------------------------------------------------------------------



The aggregate amount of certificates of deposit of $100,000 or more was approximately $10,416,000 and $8,677,000 at September 30, 1998 and 1997,
respectively.

At September 30, 1998, the scheduled maturities of time deposits, in thousands, are as follows:

                  Year ending September 30,
                  --------------------------------------------------------------

                            1999                                     $38,107
                            2000                                      16,291
                            2001                                      14,539
                            2002                                         518
                         Thereafter                                    1,280
                  --------------------------------------------------------------

                                                                     $70,735
                  --------------------------------------------------------------


Interest expense on deposits, in thousands, is summarized as follows:


Year ended September 30,                                                             1998        1997        1996
-------------------------------------------------------------------------------------------------------------------

NOW accounts                                                                       $  182       $  194     $  197
Money market account                                                                  149          145        160
Savings account                                                                       454          445        458
Time deposits                                                                       3,779        3,518      3,313
-------------------------------------------------------------------------------------------------------------------

                                                                                   $4,564       $4,302     $4,128
-------------------------------------------------------------------------------------------------------------------


                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------


6.    Advances from Federal Home Loan Bank

Borrowings ("advances") from the Federal Home Loan Bank ("FHLB"), in thousands, are scheduled to mature as follows:


September 30,                                                                                      1998              1997
---------------------------------------------------------------------------------------------------------------------------

Within one year                                                                                  $ 1,000           $ 6,000
One to two years                                                                                   4,000             1,000
Two years or more                                                                                 24,000             8,000
---------------------------------------------------------------------------------------------------------------------------


                                                                                                 $29,000           $15,000
---------------------------------------------------------------------------------------------------------------------------



The weighted average interest rate on advances at September 30, 1998 and 1997 was 5.55% and 6.01%, respectively. These advances are collateralized by the Company's investment in FHLB stock and qualifying real estate loans under a blanket collateral agreement. Certain advances are subject to call dates which result in earlier maturities.

Information related to borrowing activity from the Federal Home Loan Bank in thousands is as follows:


Year Ended September 30,                                                       1998                1997              1996
---------------------------------------------------------------------------------------------------------------------------

Maximum amount outstanding during the year                                   $31,000             $16,000           $12,000
---------------------------------------------------------------------------------------------------------------------------

Average amount outstanding during the year                                    22,487              12,249             6,333
---------------------------------------------------------------------------------------------------------------------------

Average interest rate during the year                                           5.54%               6.07%             5.85%
---------------------------------------------------------------------------------------------------------------------------


                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------


7.    Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments, in thousands, are as follows:


September 30,                                                             1998                             1997
---------------------------------------------------------------------------------------------------------------------------


                                                              Carrying            Fair         Carrying             Fair
                                                               Amount             Value         Amount              Value
---------------------------------------------------------------------------------------------------------------------------

Financial assets
  Cash and short-term investments                             $ 5,666          $ 5,666          $  5,446          $  5,446
  Securities                                                   18,934           18,967            13,860            13,845
  Loans, net of allowance for loan losses                     129,744          130,667           116,093           117,402

Financial liabilities
  Deposits                                                    107,086          107,530           103,612           103,937
  Advances from Federal Home Loan Bank                         29,000           29,000            15,000            15,000

                                                              Notional            Fair          Notional              Fair
                                                                Amount           Value            Amount             Value
---------------------------------------------------------------------------------------------------------------------------

Unrecognized financial instruments
  Commitments to extend credit                                  $8,173          $8,173            $7,020            $7,020


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

--------------------------------------------------------------------------------


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

--------------------------------------------------------------------------------


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

9.    Income Taxes

The provision for income taxes, in thousands, is summarized as follows:

Year Ended September 30,                                                           1998             1997             1996
---------------------------------------------------------------------------------------------------------------------------

Current
  Federal                                                                         $1,066             $517             $816
  State                                                                              186              152               97
---------------------------------------------------------------------------------------------------------------------------

                                                                                   1,252              669              913

Deferred tax expense (benefit)                                                       (92)             305             (159)
---------------------------------------------------------------------------------------------------------------------------

Total provision for income taxes                                                  $1,160             $974             $754
---------------------------------------------------------------------------------------------------------------------------


Differences between the statutory and effective tax rates are summarized as follows:


                                                                                                   Percent of Pre-tax Income
Year Ended September 30,                                                            1998             1997             1996
---------------------------------------------------------------------------------------------------------------------------

Tax at statutory rate                                                               34.0%            34.0%            34.0%
Increases (decreases) in taxes resulting from:
  State income taxes, net of federal benefit                                         5.6              4.5              3.6
  Other                                                                             (2.6)             (.5)             (.9)
---------------------------------------------------------------------------------------------------------------------------

Tax at effective rate                                                               37.0%            38.0%           36.7%
---------------------------------------------------------------------------------------------------------------------------


                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

9.    Income Taxes (continued)

The components of the net deferred tax asset, in thousands, were as follows:

September 30,                                           1998              1997
--------------------------------------------------------------------------------

Deferred tax asset
  Bad debts                                             $130              $ 91
  Loan fees                                               46                 5
--------------------------------------------------------------------------------

Total deferred tax asset                                 176                96
--------------------------------------------------------------------------------

Deferred tax liability
  Accelerated depreciation                               (13)               (8)
  Unrealized gain on securities, available for sale      (35)               (6)
  Distributive share of income from partnership          (18)               -
  Other                                                  (15)              (24)
--------------------------------------------------------------------------------

Total deferred tax liability                             (81)              (38)
--------------------------------------------------------------------------------

Net deferred tax asset                                  $ 95              $ 58
--------------------------------------------------------------------------------

10.   Restricted Retained Earnings

In accordance with the current regulations concerning conversion from a mutual to a stock organization, the Savings Bank was required to establish a liquidation account equal to its net worth as of the latest balance sheet contained in the final offering circular. Such liquidation account is to be maintained for the benefit of depositors, as of the eligibility record date (September 30, 1993) who continue to maintain their deposits in the Savings Bank after the conversion, in the event of a complete liquidation of the Savings Bank. If, however, on any annual closing date of the Savings Bank subsequent to September 30, 1993, the amount in any deposit account is less than the amount in such deposit account on September 30, 1993, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Savings Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Savings Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At September 30, 1998, the liquidation account, unadjusted for customer withdrawals, totaled $6,144,000.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
--------------------------------------------------------------------------------

11.   Retirement Plans and Employee Benefit Programs

The Savings Bank has a retirement plan under Internal Revenue Code Section 401(k) covering all full-time employees who have completed one or more years of continuous service and have reached age 21. Each employee has an option to voluntarily contribute to this plan up to 10% of their salary and the Savings Bank will match $.50 for every $1 up to 4% of salary. During fiscal 1993, the plan also provided for the Savings Bank to pay into the plan an amount equal to 10% of each employee's salary, subject to Department of Labor and Income Tax Limitationa. Effective October 1, 1993, this 10% contribution was eliminated and a new money purchase plan was adopted which provides for a fixed percentage contribution for each employee's salary. This percentage was 5% for the years ended September 30, 1998, 1997 and 1996, respectively. The total expense for the plan was $61,000, $60,000, and $54,000 for the years ended September 30, 1998, 1997 and 1996, respectively.

Employee Stock Ownership Plan

At the time of the stock conversion, the Savings Bank established an Employee Stock Ownership Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Parent Company to purchase a total of 160,000 shares of the Parent Company's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Savings Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Parent Company's lien proportional to the loan repayments. Annually on September 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released and allocated 66,666 and 50,666 shares of Common Stock as of September 30, 1998 and 1997, respectively. The Company recognized $138,000 and $196,000 of compensation cost for the years ended September 30, 1998 and 1997, respectively. The fair value of unearned ESOP shares totaled $1,027,000 at September 30, 1998. There were no commitments to repurchase ESOP shares.

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

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

11.   Retirement Plans and Employee Benefit Programs (continued)

Recognition and Retention Plan

The Board of Directors approved the establishment of a Recognition and Retention Plan ("RRP") on January 25, 1995. The plan states that the Trust, established under the plan, shall not purchase more than 4% of the aggregate shares of Common Stock issued by the Parent Company in the mutual-to-stock conversion of the Savings Bank (100,510 shares). The costs of the shares awarded under these plans are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the various plans. For the years ended September 30, 1998 and 1997, the amount included in compensation expense was $104,000 and $87,000, respectively. The status of the shares in this plan is summarized as follows:

                                      Weighted
                                       Average
                                       Share        Unawarded          Awarded
                                       Price          Shares            Shares
--------------------------------------------------------------------------------

Balance at September 30, 1996           $8.38          13,394            64,552

Granted                                  9.38          (5,000)            5,000
Vested                                   5.65             -             (17,908)
--------------------------------------------------------------------------------

Balance at September 30, 1997            6.10           8,394            51,644

Granted                                   -               -                 -
Vested                                   5.92             -             (16,224)
--------------------------------------------------------------------------------

Balance at September 30, 1998           $6.18           8,394            35,420
--------------------------------------------------------------------------------

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

11.   Retirement Plans and Employee Benefit Programs (continued)

Stock Option Plans

The Company established two stock option plans during 1995, for directors, officers and employees. The exercise price under both plans is the fair market price on the date of the grant. One is a non-incentive stock option plan and the other is an incentive stock option plan. Rights to exercise options granted vest at the rate of 20% per year, beginning on the first anniversary of the grant. A summary of the stock option activity is as follows:



                                 Weighted
                                  Average
                                 Exercise  Available     Options      Vested and
                                  Price    for Grant    Outstanding  Exercisable
--------------------------------------------------------------------------------

Balance at September 30, 1996     $5.72     33,494        161,408      47,998

Granted                            9.38    (12,500)        12,500         -
Vested                             5.65        -          (44,754)     44,754
--------------------------------------------------------------------------------

Balance at September 30, 1997      5.87     20,994        129,154      92,752

Granted                             -          -              -           -
Vested                              -          -          (40,555)     40,555
Exercised                          5.50        -              -       (18,792)
--------------------------------------------------------------------------------

Balance at September 30, 1998     $6.18     20,994         88,599     114,515
--------------------------------------------------------------------------------

The remaining contractual lives of the options granted in 1998, 1997 and 1996 are 6.3 years, 7.3 years and 8.3 years, respectively at September 30, 1998. The weighted average remaining contractual life of total options is 6.5 years at September 30, 1998.

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

Year Ended September 30,                       1998          1997        1996
--------------------------------------------------------------------------------

Net income
  As reported                                 $1,973        $1,591      $1,302
  Pro forma                                    1,973         1,310       1,020


Year Ended September 30,            1998               1997              1996
--------------------------------------------------------------------------------

Net income per share      Basic    Diluted    Basic   Diluted   Basic   Diluted
--------------------------------------------------------------------------------
  As reported              .90       .85       .70     .70      .59      .56
  Pro forma                .90       .85       .61     .57      .46      .43

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

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

12.   Commitments and Contingencies (continued)

The current minimum annual rental commitments under non-cancelable operating leases in effect at September 30, 1998 are as follows:

               Year Ending September 30,                           Amount
               --------------------------------------------------------------

                         1999                                     $ 7,200
                         2000                                       7,200
                         2001                                       6,600
                -------------------------------------------------------------

                                                                  $21,000
                -------------------------------------------------------------

Rent expense was approximately $7,000, $7,400 and $6,100 for the years ended September 30, 1998, 1997, and 1996 respectively.

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

The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount (in thousands) of those instruments at September 30, 1998 and 1997. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

September 30,                                          1998              1997
--------------------------------------------------------------------------------

Financial instruments, in thousands,
whose contract amounts represent credit risk
   Unfunded commercial credit line                   $1,403           $    66
   Unfunded home equity lines of credit               4,978             4,071
   Commitments to finance real estate
   acquisitions and construction                      1,792             2,883
--------------------------------------------------------------------------------

                                                     $8,173            $7,020
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

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

14.   Related Party Transactions

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individual's personal residences or by savings accounts in the Savings Bank. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any executive officer or director, at September 30, 1998, 1997 and 1996 are approximately $826,000, $819,000 and $641,000, respectively.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

15.   Regulatory Capital of the Savings Bank

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Savings Bank's capital meets and exceeds all three capital requirements as follows as of September 30, 1998 and 1997. Tangible and core capital levels are shown as a percentage of adjusted total assets, and risk-based capital levels are shown as a percentage of risk-weighted assets.


                                Amount              Percent            Actual              Actual               Excess
September 30, 1998             Required            Required            Amount              Percent              Amount
---------------------------------------------------------------------------------------------------------------------------
Tangible Capital             $2,383,000             1.50%             $19,192,000          12.1%               $16,809,000
Core Capital                  6,355,000             4.00               19,192,000          12.1                 12,837,000
Risk-based Capital            7,353,000             8.00               19,857,000          21.6                 12,504,000



                                Amount              Percent            Actual              Actual               Excess
September 30, 1997             Required            Required            Amount              Percent              Amount
---------------------------------------------------------------------------------------------------------------------------
Tangible Capital             $2,094,000             1.50%             $17,301,000          12.4%               $15,207,000
Core Capital                  4,187,000             3.00               17,301,000          12.4                 13,114,000
Risk-based Capital            6,296,000             8.00               17,887,000          22.7                 11,591,000


The Bank may not declare or pay a cash dividend or repurchase any of its capital stock, if the effect thereof would cause the net worth of the Bank to be reduced below certain requirements imposed by Federal regulations.

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

Note 16. Earnings Per Share

On May 20, 1998, the Board of Directors declared a 100% stock dividend in the form of a two-for-one stock split to be distributed June 15, 1998 to all shareholders of record as of June 1, 1998. All applicable share and per share data have been adjusted for the stock dividend.

Earnings per share is calculated as follows:


Year Ended September 30,                                1998             1997             1996
----------------------------------------------------------------------------------------------------
Basic earnings

Income available to common shareholders             $1,973,000        $1,591,000        $1,302,000
----------------------------------------------------------------------------------------------------

Weighted average share outstandings                  2,182,617         2,164,432         2,225,394
----------------------------------------------------------------------------------------------------

Basic earnings per share                            $      .90        $      .74        $      .59
----------------------------------------------------------------------------------------------------


Diluted earnings per share

Income available to common shareholders             $1,973,000        $1,591,000        $1,302,000
----------------------------------------------------------------------------------------------------

Weighted average shares outstanding                  2,182,617         2,164,432         2,225,394

  Diluted effect of RRP plan shares                     43,238            41,082            35,317

  Diluted effect on stock options                       93,887            93,601            92,624
----------------------------------------------------------------------------------------------------

Total weighted average shares outstanding            2,319,742         2,299,115         2,353,335
----------------------------------------------------------------------------------------------------

Diluted earnings per share                          $      .85        $      .70        $      .56
----------------------------------------------------------------------------------------------------

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.   Condensed Parent Company Information

Condensed financial information is shown for the Parent Company as follows:

                                 Balance Sheets
                                 (in thousands)

September 30,                                          1998             1997
--------------------------------------------------------------------------------

Assets
  Cash and cash equivalents                           $   379         $    715
  Securities                                              103              114
  Investment in Savings Bank subsidiary                19,251           17,300
  Loan to Savings Bank subsidiary                       2,000            2,000
  Other assets                                            123              162
--------------------------------------------------------------------------------

Total assets                                          $21,856          $20,291
--------------------------------------------------------------------------------


Liabilities and stockholders' equity
  Other liabilities                                   $   424         $    524
  Dividends payable                                       184              160
  Stockholders' equity                                 21,248           19,607
--------------------------------------------------------------------------------

Total liabilities and stockholders' equity            $21,856          $20,291
--------------------------------------------------------------------------------

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.   Condensed Parent Company Information (continued)

                       Condensed Statements of Operations
                                 (in thousands)

Year Ended September 30,                            1998       1997       1996
-------------------------------------------------------------------------------

Income
  Interest
    Savings Bank's ESOP loan                      $   34     $   40     $   44
    Loan to Savings Bank subsidiary                  170        218        292
    Other                                             57         41         23
-------------------------------------------------------------------------------

Total income                                         261        299        359
-------------------------------------------------------------------------------

Expenses
  Professional fees                                  108         42         44
  Other operating expenses                            25         36         40
-------------------------------------------------------------------------------

Total expenses                                       133         78         84
-------------------------------------------------------------------------------

Net income before income taxes and equity in
  undistributed net income of Savings Bank
  subsidiary                                         128        221        275

Provision for income taxes                            48         84        104
Equity in undistributed net income of Savings
Bank subsidiary                                    1,893      1,454      1,131
-------------------------------------------------------------------------------

Net income                                        $1,973     $1,591     $1,302
-------------------------------------------------------------------------------

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.   Condensed Parent Company Information (continued)

                       Condensed Statements of Cash Flows
                                 (in thousands)

Year Ended September 30,                              1998       1997      1996
--------------------------------------------------------------------------------

Operating activities
  Net income                                        $1,973     $1,591    $1,302
  Adjustments
    Equity in undistributed net income of Savings
      Bank subsidiary                               (1,893)    (1,454)   (1,131)
    (Increase) decrease in other assets                 50        (79)       (3)
    Increase (decrease) in other liabilities           (76)       189      (130)
--------------------------------------------------------------------------------

Net cash provided by operating activities               54        247        38
--------------------------------------------------------------------------------

Investing activities
  Loans originated, net of principal repayments         80      1,080     1,080
  Purchase of Savings Bank subsidiary stock            -          -         -
  Purchase of investment securities                    -          (72)      -
--------------------------------------------------------------------------------

Net cash provided by investing activities               80      1,008     1,080
--------------------------------------------------------------------------------

Financing activities
  Proceeds from sale of stock                          -          -         -
  Purchase of stock, by RRP                            (86)       (23)      -
  Dividends paid                                      (665)      (571)     (518)
  Repurchase of stock                                  -          -      (1,115)
  RRP vesting                                          (57)       (95)      (42)
  ESOP note payment                                    235        -         135
  Exercise of option                                   103        -          45
--------------------------------------------------------------------------------

Net cash absorbed by financing activities             (470)      (689)   (1,495)
--------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents      (336)       566      (377)

Cash and cash equivalents, beginning of year           715        149       526
--------------------------------------------------------------------------------

Cash and cash equivalents, end of year              $  379     $  715    $  149
--------------------------------------------------------------------------------

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

18.   Selected Quarterly Financial Data (Unaudited)

Condensed quarterly consolidated financial data, in thousands (except per share data), is shown as follows:

                                        First       Second      Third     Fourth
Year Ended September 30, 1998          Quarter      Quarter     Quarter  Quarter
--------------------------------------------------------------------------------

Total interest income                   $2,668      $2,725      $2,935    $2,971
Total interest expense                   1,371       1,379       1,504     1,555
--------------------------------------------------------------------------------

Net interest income                      1,297       1,346       1,431     1,416
Provision for credit losses                 30          30          30       -
--------------------------------------------------------------------------------

Net interest income after provision
  for credit losses                      1,267       1,316       1,401     1,416

Noninterest income                         187         224         202       250
Noninterest expense                        835         790         766       739
--------------------------------------------------------------------------------

Income before income taxes                 619         750         837       927
Provision for income taxes                 235         290         325       310
--------------------------------------------------------------------------------

Net income                              $  384      $  460      $  512    $  617
--------------------------------------------------------------------------------

Cash dividends declared per share       $  .07      $  .07      $  .08    $  .08
--------------------------------------------------------------------------------

Basic earnings per share                $  .18      $  .21     $   .23    $  .28
Diluted earnings per share              $  .16      $  .20     $   .23    $  .26
--------------------------------------------------------------------------------

                                       Bedford Bancshares, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

18.   Selected Quarterly Financial Data (Unaudited) (continued)

                                          First     Second      Third     Fourth
Year Ended September 30, 1997            Quarter    Quarter    Quarter   Quarter
--------------------------------------------------------------------------------

Total interest income                   $2,462      $2,539     $2,586     $2,693
Total interest expense                   1,268       1,252      1,292      1,355
--------------------------------------------------------------------------------

Net interest income                      1,194       1,287      1,294      1,338
Provision for credit losses                 25          25         25         25
--------------------------------------------------------------------------------

Net interest income after provision
  for credit losses                      1,169       1,262      1,269      1,313

Noninterest income                         155         145        154        139
Noninterest expense                        749         740        766        786
--------------------------------------------------------------------------------

Income before income taxes                 575         667        657        666
Provision for income taxes                 218         253        250        253
--------------------------------------------------------------------------------

Net income                               $ 357      $  414     $  407     $  413
--------------------------------------------------------------------------------

Cash dividends declared per share        $ .06      $  .07     $  .07     $  .07
--------------------------------------------------------------------------------

Basic earnings per share                 $ .17      $  .19     $  .19     $  .19
Diluted earnings per share               $ .16      $  .18     $  .18     $  .18
--------------------------------------------------------------------------------

                                OFFICE LOCATIONS

                                CORPORATE OFFICE

           Bedford Bancshares, Inc. and Bedford Federal Savings Bank
                               125 W. Main Street
                               Bedford, VA 24523
                                 (540) 586-2590

                 BRANCH OFFICES - BEDFORD FEDERAL SAVINGS BANK

     Moneta Office                                                 Forest Office
     1152 Hendricks Store Rd.                                   14915 Forest Rd.
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

                       ----------------------------------

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

                       ----------------------------------

Bedford Bancshares, Inc., Annual Report for the year ended September 30, 1998, filed with the Securities and Exchange Commission on Form 10-KSB without exhibits is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Harold K. Neal, Chief Executive Officer at the Company's Corporate Office in Bedford, Virginia. The Annual Meeting of Stockholders will be held on January 27, 1999 at 2:00 p.m. at the Olde Liberty Station, 515 Bedford Avenue, Virginia.


                           GLOSSARY OF FINANCIAL TERMS
                           ---------------------------
Basic Earnings Per Share                                    Net Interest Margin
------------------------                                    -------------------
Basic earnings per share is computed by dividing income     Net interest income divided by average earning assets.
available to common shareholders by the weighted average
number of common shares outstanding.


Basis Point ("BP")                                          Nonperforming Assets
------------------                                          --------------------
The equivalent of one hundredth of one percent (0.01%).     Loans on which interest income is not being accrued,
This unit is generally used to measure movements in         including loans past due 90 days or more and real
interest rates.                                             properties acquired through foreclosure.


Book Value Per Share                                        Provision For Credit Losses
--------------------                                        ---------------------------
The book value of a share of common stock is determined     The amount charged against current earnings in order to
by dividing shareholders' equity by the number of common    maintain an adequate allowance for credit losses, which is
shares outstanding.                                         used to absorb credit charge-offs.


Diluted Earnings Per Share                                  Return On Average Assets
--------------------------                                  ------------------------
Diluted earnings per share is calculated by dividing net    A measure that indicates how efficiently an entity uses its
income by the weighted average number of common and         total resources.  It is calculated by dividing annualized net
common equivalent shares outstanding.                       income by average assets.


Efficiency Ratio                                            Return On Average Equity
----------------                                            ------------------------
The ratio of noninterest expense to the sum of noninterest  A measure of how effectively an entity's equity has been
income plus net interest income.  It is a measure of        employed.  It is calculated by dividing annualized net
productivity based on how well non interest expense is      income by average stockholders' equity.
managed.


GAAP                                                        Risk-Based Capital Ratios
----                                                        -------------------------
Generally Accepted Accounting Principles.                   Regulatory ratios of capital to assets, including off-balance sheet items, which have been weighted according to the
                                                            risk profile of the asset.  Tier 1 capital consists of
Interest-Bearing Liabilities                                stockholders' equity, while total capital is Tier 1 plus the
----------------------------                                allowable portion of the allowance for credit losses.
Deposits and borrowed funds on which interest is paid.


Interest Earning Assets
-----------------------
Interest-bearing financial instruments consisting primarily
of loans, investment securities and short-term investments
that generate interest and yield related fee income.


Interest Rate Spread
--------------------
The difference between the average yield on interest-
earning assets and the average rate paid on interest-bearing liabilities.


Liquidity
---------
The ability of an entity to meet its cash flow requirements.
For a bank it is measured by the ability to quickly convert
assets into cash with minimal exposure to interest rate risk, by the size and stability of the core funding base and by
additional borrowing capacity within the money markets.


Net Charge-Offs
---------------
The amount of loans written off as losses net of recoveries
on loans previously written off.

54