Form 10KSB40, Exhibit 13
period 1999-09-30
BEDFORD BANCSHARES INC
filed 1999-12-21
CIK 921435

EXHIBIT 13

--------------------------------------------------------------------------------

                    The  Company's  common stock  trades on the Nasdaq  National
Stock Market        market under the trading  symbol of "BFSB".  The daily stock
Information         quotation for Bedford Bancshares,  Inc., is published in The
                    Wall Street Journal and in other local  newspapers under the trading  symbol of "BFSB" or  as "BedfordBc". The  following table  reflects  stock  prices as  published  in the  Nasdaq
                    National Market statistical report, and other related data.
-------------------

                                                  Dividends      Dividends
                                                  Per Share      Per Share
Quarter Ended       High        Low     Volume    Declared         Paid
-------------       ----        ---     ------    --------         ----
December 1995       $ 9.38    $ 8.75    186,752   $0.045         $0.075
March 1996          $ 9.13    $ 8.38    241,940   $0.045         $0.045
June 1996           $ 8.88    $ 7.88    378,812   $0.050         $0.045
September 1996      $ 8.63    $ 8.25    171,182   $0.055         $0.050
December 1996       $ 9.25    $ 8.32    192,478   $0.060         $0.055
March, 1997         $10.00    $ 8.75    163,568   $0.065         $0.060
June 1997           $12.38    $ 9.50    319,064   $0.070         $0.065
September 1997      $12.75    $11.75    186,580   $0.070         $0.070
December 1997       $17.50    $11.50    337,000   $0.070         $0.070
March 1998          $17.38    $14.00    365,200   $0.070         $0.070
June 1998           $16.25    $13.88    198,600   $0.080         $0.070
September 1998      $15.75    $10.25    186,300   $0.080         $0.080
December 1998       $15.00    $10.50    184,500   $0.080         $0.080
March 1999          $13.75    $11.50    109,700   $0.080         $0.080
June 1999           $13.75    $11.50    166,200   $0.090         $0.080
September 1999      $14.50    $12.25    220,800   $0.090         $0.090

                    On September 30, 1999, there were approximately 562 shareholders of record with approximately 59.1% of the 2,173,050 outstanding shares held in nominee or "street" name through various brokerage firms. There were approximately eight firms making a market in the Company's common stock during the month of September 1999.

SELECTED FINANCIAL AND OTHER DATA
-----------------------------------------------------------------------------------------------------
Financial Condition (Dollars in Thousands)
------------------------------------------
       ----------------------------------------------------------------------------------------------
       September 30,                               1999       1998       1997       1996       1995
       ----------------------------------------------------------------------------------------------
       Total assets                            $165,737   $158,711   $139,089   $127,201   $115,054
       Loans receivable, net                    147,689    129,744    116,093    108,873     97,669
       Investment securities                      8,129     14,470      9,655      8,006      7,761
       Marketable equity securities               4,575      4,396      4,185      3,879      3,660
       Mortgage-backed securities                    10         15         20        482         31
       Foreclosed real estate, net                 --         --          212       --         --
       Deposits                                 114,720    107,086    103,612     95,378     90,063
       FHLB advances                             28,000     29,000     15,000     12,000      5,000
       Retained earnings                         11,223     10,900      9,763      8,739      8,263
       Total stockholders' equity                21,066     21,248     19,621     18,227     18,685

Summary of Operations (Dollars in Thousands)
--------------------------------------------
       ----------------------------------------------------------------------------------------------
       Years Ended September 30,                   1999       1998       1997       1996       1995
       ----------------------------------------------------------------------------------------------
       Interest income                          $11,894    $11,299    $10,280     $9,264     $8,137
       Interest expense                           6,031      5,809      5,167      4,492      3,778
       Net interest income                        5,863      5,490      5,113      4,772      4,359
       Provision for credit losses                   90         90        100         22         20
       Noninterest income                         1,069        863        593        735        543
       Noninterest expense                        3,328      3,130      3,041      3,429      2,620
       Net income before income taxes             3,514      3,133      2,565      2,056      2,262
       Net income                                 2,191      1,973      1,591      1,302      1,401

Other Selected Data
-------------------
       ----------------------------------------------------------------------------------------------
       Years Ended September 30,                   1999       1998       1997       1996       1995
       ----------------------------------------------------------------------------------------------
       Return on average assets                    1.35%      1.33%      1.19%      1.10%      1.28%
       Return on average equity                   10.13       9.68       8.40       6.98       7.31
       Average equity to average assets           13.72      13.72      14.21      15.69      17.49
       Net interest rate spread                    2.96       3.03       3.27       3.34       3.26
       Nonperforming assets to total assets        0.66       0.34       0.52       0.54       1.14
       Nonperforming loans to total loans          0.74       0.41       0.45       0.63       1.34
       Allowance for credit losses to total loans  0.54       0.59       0.58       0.60       0.63

Per Share Data
--------------
       ----------------------------------------------------------------------------------------------
       Years Ended September 30,                   1999       1998       1997       1996       1995
       ----------------------------------------------------------------------------------------------
       Basic earnings per share                   $1.01      $0.90      $0.74      $0.59       0.60
       Diluted earnings per share                  0.96       0.85       0.70       0.56       0.59
       Book value per share                        9.69       9.25       8.58       7.97       7.75
       Cash dividends declared per share           0.34       0.30       0.27       0.20       0.15


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


--------------------------------------------------------------------------------
Management Strategy
-------------------

Our management strategy is to maintain a strong capital position through controlled growth and the production of high quality, steadily increasing core earnings. This has been accomplished by the continued focus upon the origination of traditional one- to four family, adjustable rate mortgage loans, and more recently, the emphasis on expanding the commercial and consumer loan portfolios. This strategy, along with sound underwriting standards designed to reduce the risk of loss in our loan portfolio, help to lessen the income impact caused by changing interest rates.

We monitor the interest rate sensitivity of our balance sheet in order to better match the level and duration of interest earning assets with the level and duration of interest bearing liabilities. Changes in the interest rates charged for loans and the interest rate paid on deposits are primary tools used to influence the level and duration of interest earning assets and interest bearing liabilities. In addition, short- and intermediate-term investments, as well as borrowings, can be used to help reduce interest rate risk. The tables on pages 7, 8, and 9 provide details about our interest rate sensitivity and our net interest income.

In our efforts to manage the interest rates that we pay on deposits, we focus on maintaining a stable core deposit base while providing competitive products and services to our customers. We rely primarily on customer deposits and mortgage payments as our major source of funds, but also borrow from the FHLB to supplement our funding needs and to help manage our interest rate sensitivity.


--------------------------------------------------------------------------------
General
-------

Net interest income is the primary source of our earnings. Net interest income is affected by the levels of average earning assets and average interest bearing liabilities, and the respective interest rates earned and paid. The difference between average rates of interest earned on interest earning assets and average rates paid on interest bearing liabilities is the "interest rate spread." Our "net interest margin," is defined as our net interest income divided by our average earning assets, which serves as an indication of the effectiveness of funds allocation and the management of our interest rate risk.

We also receive income from service charges and other fees primarily related to credit and deposit services and incur expenses in our day-to-day operations including salaries and benefits, deposit insurance, facilities expense, marketing and other related business expenses.

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the ability to control costs and expenses, year 2000 issues and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


--------------------------------------------------------------------------------
Interest Rate Sensitivity Analysis
----------------------------------

The table that follows sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at September 30, 1999, which are expected to reprice or mature in each of the future time periods shown. It is important to note that certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans have features which restrict changes in interest rates on a short-term basis over the life of the assets. Further, in the event of a change in interest rates, prepayment levels and decay rates on core deposits may deviate significantly from those presented in the table.

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

                                                      At September 30, 1999
------------------------------------------------------------------------------------------------------------------------
                                                       More than  More than  More than  More than
                                               Three    3 months  6 months    1 year    3 years
                                               months      to        to         to         to      More than
                                              or less   6 months   1 year    3 years    5 years    5 years        Total
                                              -------   --------   ------    -------    -------    -------        -----
                                                                      (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans(1)(2)                         $14,737    $8,948    $49,756   $32,365    $16,688     $11,554   $134,048
  Other loans(1)                                 5,908       869      1,586     4,686      3,764         830     17,643
  Marketable equity securities(3)                4,628         -          -         -          -           -      4,628
  Federal funds sold and other
    short-term investments                           -         -          -         -          -           -          -
  Investment securities                              -         -        300       985      1,469       3,876      6,630
  Mortgage-backed securities(2)                      -         -          -        10          -           -         10
  FHLB stock                                     1,500         -          -         -          -           -      1,500
                                                ------     -----     ------    ------     ------      ------    -------
    Total interest-earning assets               26,773     9,817     51,642    38,046     21,921      16,260    164,459
Less:
Loans in process                                 2,833     2,834      1,889         -          -           -      7,556
Unearned discount and deferred fees(2)              23        17        164        35         33           -        272
Allowance for credit losses                        109        52        272       196        108          67        804
                                                ------     -----     ------    ------     ------      ------    -------
    Net interest-earning assets                 23,808     6,914     49,317    37,815     21,780      16,193    155,827
                                                ------     -----     ------    ------     ------      ------    -------
Interest-bearing liabilities:
  Money market deposits                          2,339     1,584      1,798       797        379         345      7,242
  Passbook deposits                                725       692      1,291     4,112      2,681       6,425     15,926
  NOW and other demand deposits                  2,208     1,828      3,082     6,407      1,756       4,013     19,294
  Certificate accounts                          10,439         -     30,765    29,918      1,845           -     72,967
  Borrowed funds                                12,000         -          -     6,000     10,000           -     28,000
                                                ------     -----     ------    ------     ------      ------    -------
    Total interest-bearing liabilities          27,711     4,104     36,936    47,234     16,661      10,783    143,429
                                                ------     -----     ------    ------     ------      ------    -------
Interest sensitivity gap(4)                    ($3,903)   $2,810    $12,381   ($9,419)    $5,119      $5,410    $12,398
                                               =======   =======    =======    ======     ======     =======    =======
Cumulative interest sensitivity gap            ($3,903)  ($1,093)   $11,288    $1,869     $6,988     $12,398
                                               =======   =======    =======    ======     ======     =======

Cumulative interest sensitivity gap
  as a percent of total assets                   -2.35%    -0.66%      6.81%     1.13%      4.22%       7.48%
Cumulative net interest-bearing
  assets as a percent of
  interest-bearing liabilities                   85.92%    96.56%    116.42%   101.61%    105.27%     108.64%


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

Analysis of Net Interest Income
-------------------------------
The following table sets forth certain information relating to our average balance sheet and reflects the interest earned on assets and interest expense of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                Year Ended September 30,
                                       ---------------------------------------------------------------
                                                   1999                         1998
                                       -----------------------------  --------------------------------
                                         Average             Yield/    Average               Yield/
                                         Balance   Interest   Cost     Balance    Interest     Cost
                                         -------   --------   ----     -------    --------   ------
                                        (Dollars in Thousands)       (Dollars in Thousands)
Assets:
  Interest-earning assets:
    Mortgage loans(1)                   $113,255    $8,386   7.40%    $103,502     $8,044     7.77%
    Other loans(1)                        23,379     2,161   9.25       19,188      1,861     9.70
    Interest-earning deposits(2)           4,605       241   5.24        4,239        242     5.72
    Federal funds sold and other
      short-term investments               2,304       148   6.44        3,785        280     7.41
    Investment securities                 12,391       844   6.81       12,454        782     6.28
    FHLB stock                             1,523       114   7.48        1,264         90     7.11
                                         -------    ------             -------     ------
      Total interest-earning assets      157,457    11,894   7.52      144,432     11,299     7.82
                                                    ------                         ------
Noninterest-earning assets                 4,848                         4,041
                                        --------                      --------
      Total assets                      $162,305                      $148,473
                                        ========                      ========

Liabilities and equity:
  Interest-bearing liabilities:
    Money market deposits                 $5,769       209   3.62%      $4,378        149     3.40%
    Passbook deposits                     16,230       407   2.51       15,217        454     2.98
    NOW and other demand deposits          9,987       137   1.37        8,908        182     2.04
    Certificate accounts                  71,435     3,694   5.17       70,337      3,779     5.37
                                          ------     -----              ------      -----
  Total deposit accounts                 103,421     4,447   4.30       98,840      4,564     4.62
    Borrowed funds                        28,484     1,584   5.50       22,487      1,245     5.54
                                          ------     -----            --------      -----
      Total interest-bearing liabilities 131,905     6,031   4.56      121,327      5,809     4.79
                                                     -----                          -----
Noninterest-bearing liabilities            8,774                         6,769
Equity                                    21,626                        20,377
                                        --------                      --------
      Total liabilities and equity      $162,305                      $148,473
                                        ========                      ========
Net interest income                                 $5,863                         $5,490
                                                    ======                         ======
Interest rate spread(3)                                      2.96%                            3.03%
Net interest margin(4)                                       3.73%                            3.80%
Interest-earning asset to
  interest-bearing liabilities           119.37%                       119.04%
                                         ======                        ======

     ------------------
(1) Amount is net of deferred loan fees and discounts, loans in process and includes accrued interest.
(2)  Includes assets held for sale.
(3) Net interest rate spread represents the difference between the yield on average interest-earning asets and the cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

The following table sets forth certain information regarding changes in our interest income and expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume (change in average volume times the old rate); (2) changes in rate (change in rate times the new average volume): and (3) net change. The change attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                        Year Ended September 30,
                                             ----------------------------------------------
                                                  1999 vs. 1998       1998 vs. 1997
                                             ----------------------   ---------------------
                                             Volume    Rate     Net   Volume   Rate    Net
                                             ------    ----     ---   ------   ----    ---
                                                         (Dollars in Thousands)
   Interest-earning assets:
      Mortgage loans                           $758   ($416)   $342     $383  ($155)  $228
      Other loans                               406    (106)    300      466    (86)   380
      Interest-earning deposits                  21     (22)     (1)      15     10     25
      Federal funds sold and other short-term
        investments                            (110)    (22)   (132)     247    (86)   161
      Investment securities, net                 (4)     66      62      345   (113)   232
      FHLB stock                                 18       6      24       23     (1)    22
                                              -----    -----    ---    -----   ----- -----
        Total interest-earning assets         1,089    (494)    595    1,479   (431) 1,048
                                              -----    -----    ---    -----   ----- -----

    Interest-bearing liabilities:
      Money market deposits                      47      13      60       (7)    13      6
      Passbook deposits                          30     (77)    (47)      17     (9)     8
      NOW and other demand deposits              22     (67)    (45)      17    (31)   (14)
      Certificate accounts                       59    (144)    (85)     241     21    262
      Borrowed funds                            332       7     339      500   (120)   380
                                               ----   ------   ----     ----  ------  ----
        Total interest-bearing liabilities      490    (268)    222      768   (126)   642
                                               ----   ------   ----     ----  ------  ----
    Net change in net interest income          $599   ($226)   $373     $711  ($305)  $406
                                               ====   =====    ====     ====  =====   ====


Comparison of Financial  Condition for Fiscal Years Ended
September 30, 1999 and 1998
--------------------------------------------------------------------------------
The Company's total assets were $165.7 million at September 30, 1999, an increase of $7.0 million or 4.43%, from $158.7 million at September 30, 1998. The asset growth was primarily due to growth of net loans receivable.

Net loans receivable increased $17.9 million, or 13.8%, to $147.7 million at September 30, 1999 from $129.8 million at September 30, 1998. The continuation of new home construction within the markets Bedford Federal serves combined with growth of both commercial and consumer loans during fiscal 1999 were the major factors in the expansion of loans. This increase was funded primarily by principal repayments of the loan portfolio, increased deposits, maturities of investment securities available for sale and a reduction in our cash position. Because lending is directly affected by interest rates, a rise in interest rates could cause a slow down in new loan originations.

Investment securities held to maturity decreased $1.3 million, or 61.7%, to $810,000 at September 30, 1999 from $2.1 million at September 30, 1998. Investment securities available for sale decreased $6.4 million, or 37.8%, to $10.5 million at September 30, 1999 from $16.8 million at September 30, 1998. The decrease in both of these portfolios were the result of maturing investments and were primarily used to supplement the growth of the loan portfolio.

Deposits increased $7.6 million to $114.7 million at September 30, 1999 from $107.1 million at September 30, 1998. The increase was primarily the result of special certificate nof deposit promotions during fiscal 1999, as well as the closing of branches by our competitors which resulted in new deposit inflows.

Total stockholders' equity was $21.1 million on September 30, 1999, relatively unchanged from the $21.2 million at September 30, 1998. During fiscal 1999. we repurchased 132,200 shares of its common stock in open market transactions at an average price of $13.36 per share. The aggregate price of the repurchased shares was $1.8 million which offset the amount of retained income.

Comparison  of  Operating  Results for Years Ended  September  30, 1999 and 1998
--------------------------------------------------------------------------------
Net Income. Net income increased $218,000, to $2.2 million for fiscal Net9incomefincreased8$218,000, toc$2.2emillion for fiscal 1999 from fiscal 1998. A 6.8% increase in net interest income, combined with a 23.9% rise in noninterest income, accounted for the improvement in profitability.

Interest Income. Interest income totaled $11.9 million for the fiscal yeaInterestSincomeetotaled9$11.9 millioncforsthe fiscal year ended September 30, 1999, a 5.3% increase from the $11.3 million recorded for fiscal 1998. The $595,000 expansion of interest income is due to the 9.0% growth of average earning assets, including average loan growth of 10.7%, offset by a 30 basis point decline in the rate earned on average earning assets.

Interest Expense. Intereeest expense increased $222,000 from $5.8 million for the year ended September 30, 1998, to $6.0 Interest expense increased $222,000 from $5.8 million for the year ended September 30, 1998 to $6.0 million for the fiscal year ended September 30, 1999. The level of average interest-bearing liabilities rose 8.7% to $131.9 million for fiscal 1999 from $121.3 for fiscal 1998. Offsetting this increase was a 23 basis point decline in the cost of interest- bearing liabilities in fiscal 1999 compared to fiscal 1998.

Net Interest Income. Net interst income totaled $5.9 million for the year ended September 30, 1999, up 6.8% from Net interest income totaled $5.9 million for the year ended September 30, 1999, up 6.8% from the $5.5 million realized in fiscal 1998. The increase is primarily due to the higher volume of average earning assets, primarily loans, and to an improved mix within the loan portfolio. Restraining the expansion of net interest income was a 30 basis point decline in the yield on earning assets.

Provision for Loan Losses. The provision for loan losses for the year ended September 30, 1999 was $90,000, The provision for loan losses for the year ended September 30, 1999 was $90,000, unchanged from the provisions recorded in fiscal 1998. At September 30, 1999, the allowance for loan losses was $804,000 equal to
 .54% of loans receivable, net, and 73.9% of non-performing loans. Based upon the quality of the Bank's loan portfolio, the relatively stable local economy, and favorable interest rate environment, management believes the Bank's allowance for credit losses is adequate to absorb any anticipated credit losses. Management currently expects future provisions for credit losses to be based primarily upon growth in the loan portfolio and other factors. However, assessment of the adequacy of the allowance for credit loss involves subjective judgments regarding future events and thus there can be no assurance that additional provisions for credit losses will not be required in future periods.

Noninterest Income. For the year ended September 30, 1999, noninterest income amounted to $1.1 million, an For the year ended September 30, 1999, noninterest income amounted to $1.1 million, an increase of $206,000 from the $863,000 earned in fiscal 1998. Service charges and fees on loans were up $189,000 due to an increase in both the number and dollar volume of loan originations. Other customer service fees and commissions reflected an increase of $16,000, while gains on the sales of loans, investments and foreclosed real estate were up $20,000.

Noninterest Expense. Noninterest expense totaled $3.3 million for the year ended September 30, 1999, compared to Noninterest expense totaled $3.3 million for the year ended September 30, 1999 compared to $3.1 million for fiscal 1998. The increase was primarily due to an 8.6% rise in the cost of compensation and employee benefits and a 12.1% increase in data processing expense. The higher 1999 expense for compensation and employee benefits was primarily due to merit increases and additional staffing, while the increase in data processing expense was due to a pricing increase.

Income Taxes. The provision for income taxes increased $163,000, to $1.3 million in fiscal 1999 from $1.2 million in fiscal The provision for income taxes increased $163,000 to $1.3 million in fiscal 1999 from $1.2 million in fiscal 1998 due to the increased level of taxable income.

Liquidity and Capital Resources
--------------------------------------------------------------------------------
Our liquidity is a measure of our ability to fund loans, pay deposit withdrawals, and other cash outflows in an efficient, cost effective manner. Our primary sources of funds are deposits and scheduled amortization and prepayment of loans. During the past several years, we have used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, and increase liquidity. We also borrow funds from the Federal Home Loan Bank ("FHLB") of Atlanta. As of September 30, 1999, such borrowed funds totaled $28.0 million. Loan payments and maturing investments are greatly influenced by general interest rates, economic conditions and competition.

We are required under Federal regulations to maintain certain specified levels of "liquid assets," which include certain United States government obligations and other approved investments. Current regulations require that our subsidiary, Bedford Federal Savings Bank ("Bedford Savings") maintain liquid assets of not less than 4% of net withdrawable accounts plus short-term borrowings. At September 30, 1999, Bedford Savings' regulatory liquidity was 8.5%.

The amount of certificate accounts which are scheduled to mature within one year is approximately $41.0 million. We believe that we can replace these funds with other deposits, excess liquidity, FHLB advances, or other borrowings if these deposits do not remain with us. It has been our experience that a substantial portion of such maturing deposits remain with us. In addition, at September 30, 1999, we had commitments to fund loans of $12.9 million, and $7.6 million of loans in process.

Net cash provided by operating activities for fiscal 1999 totaled $3.1 million which was primarily due to net income of $2.2 million.

Net cash absorbed by investing activities for fiscal 1999 totaled $10.6 million, a decrease from fiscal 1998 of $8.7 million. The decrease was primarily attributable to a $9.6 million increase in cash proceeds from maturities of investments and a $3.9 million decrease in purchases of available for sale securities, offset by a $18.0 million increase in net loans to customers.

Net cash provided by financing activities for the year ended September 30, 1999 totaled $4.6 million. This is a result of a net increase in deposits of $7.6 million, which was partially offset by a decrease in FHLB advances of $1.0 million, stock repurchases of $1.8 million and dividend payments of $774,000. The increase in deposits was used primarily to fund the increase in loan originations.

Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the financial services industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds. Bedford Savings is also subject to federal regulations that impose certain minimum capital requirements.

Impact of Inflation and Changing Prices
--------------------------------------------------------------------------------
Unlike most industrial companies, substantially all of our assets are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

The Year 2000 Issue
-------------------------------------------------------------------------------
The Year 2000 ("Y2K") issues relate to whether computer systems will properly recognize and process date sensitive information on and after January 1, 2000. Systems that do not properly recognize such information could generate erroneous data or fail. We are heavily dependent on computer systems in the conduct of substantially all of our business activities.

During fiscal 1998, we established a Y2K Committee (the "Committee") and adopted a Y2K Compliance Plan (the "Plan"). The purpose of the Committee and Plan was to identify the systems that could be affected by the Y2K issues and to determine the activity required to prepare for the proper recognition and processing of date sensitive information on or after January 1, 2000. The Federal Financial Institutions Examination Council required that the plan include five phases:
Awareness, Assessment, Renovation, Validation and Implementation. As of September 30, 1999, we have completed all five phases of testing.

We currently estimate that our total cost for the Y2K issue will be $125,000 to $150,000. Through September 30, 1999, we have incurred charges of $66,000 related to Y2K issues, including $28,000 during the year ended September 30,1999. These charges include costs necessary to modify our computer information systems, both internal and vendor maintained, to enable proper processing of transactions relative to the year 2000 and beyond, Additionally, we have incurred costs in connection with training of employees and customer communications necessary to adequately explain our Y2K requirements and readiness. During the third quarter of fiscal 1999, we ordered two electric generators to be used in the event of an electrical disruption. These generators were delivered in October of 1999. The cost of these generators was approximately $31,000.

A Contingency and Business Resumption Plan was approved by the Board in July, 1999. This plan addresses perceived risks associated with the year 2000 problem. These activities include contingency planning intended to mitigate any risks associated with unforeseen system glitches, system failure, increased demands for cash, or processes outside of our control. The remainder of 1999 will be used to further validate the plan.

We continue to focus on the awareness phase with its efforts on providing customers, our shareholders and employees with up-to-date information on our state of preparedness for the year 2000. For the remainder of 1999, we will focus on employee training to insure continued, uninterrupted customer service in the new year.

Despite our best efforts to address this issue, the vast number of external entities that have direct and indirect business relationships with us, such as customers, vendors, payment systems providers, utility companies, and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material impact on our financial statements. Additionally, Y2K issues could effect our liquidity if customer withdrawals in anticipation of the year 2000 are greater than expected or if lenders are unable to provide us with funds when needed.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                          ----------------------------

                        Consolidated Financial Statements

                      As of September 30, 1999 and 1998 and
              For the Years Ended September 30, 1999, 1998 and 1997

                    Bedford Bancshares Inc. and Subsidiaries

[LOGO]              BDO Seidman, LLP              300 Arboretum Place, Suite 520
                    Accountants and Consultants   Richmond, Virginia 23236
                                                  Telephone (804) 330-3092
                                                  FAX (804) 330-7753


Report of Independent Certified Public Accountants



The Board of Directors
Bedford Bancshares, Inc.
Bedford, Virginia

We have audited the consolidated balance sheets of Bedford Bancshares, Inc. and subsidiaries (the "Company") as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bedford Bancshares, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years ended September 30, 1999 in conformity with generally accepted accounting principles.



                                             /s/ BDO Seidman, LLP



October 28, 1999

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                                     Consolidated Balance Sheets
                                                                  (in thousands)


=========================================================================
September 30,                                     1999           1998
-------------------------------------------------------------------------

     Assets

Cash (including interest bearing deposits of
   approximately $3,650 - 1998)               $  2,744       $  5,666
Securities (Note 1)
   Held-to-maturity                                810          2,114
   Available for sale                           10,458         16,820
Investment in Federal Home Loan Bank stock,
   at cost (Note 6)                              1,500          1,550
Loans receivable, net (Notes 2, 6 and 14)      147,689        129,744
Property and equipment, net (Note 4)             1,105          1,160
Accrued interest receivable                        924            996
Deferred income taxes (Note 8)                     225             95
Other assets                                       282            566
-------------------------------------------------------------------------

Total assets                                  $165,737       $158,711
=========================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                                     Consolidated Balance Sheets
                                                                  (in thousands)

================================================================================
September 30,                                                 1999        1998
--------------------------------------------------------------------------------

     Liabilities and Stockholders' Equity

Liabilities
   Deposits (Note 5)                                      $114,720    $107,086
   Advances from Federal Home Loan Bank (Note 6)            28,000      29,000
   Advances from borrowers for taxes and insurance             605         528
   Dividends payable                                           196         184
   Other liabilities                                         1,150         665
--------------------------------------------------------------------------------

Total liabilities                                          144,671     137,463
--------------------------------------------------------------------------------

Commitments and contingencies (Notes 12 and 13)
--------------------------------------------------------------------------------

Stockholders' equity
   Preferred stock, par value $.10, authorized 250,000
     shares, none outstanding                                    -           -
   Common stock, par value $.10, authorized 2,750,000
     shares, 2,173,050 and 2,297,900 shares,
     issued and outstanding                                    217         230
   Additional paid-in capital                               10,497      10,939
   Retained earnings, substantially restricted (Note 10)    11,223      10,900
   Accumulated other comprehensive (loss) income              (151)         60
   Stock required by ESOP and RRP (Note 11)                   (720)       (881)
--------------------------------------------------------------------------------

Total stockholders' equity                                  21,066      21,248
--------------------------------------------------------------------------------

Total liabilities and stockholders' equity                $165,737    $158,711
================================================================================
                                 See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Operations
                                                                  (in thousands)

=========================================================================================
Year Ended September 30,                                     1999      1998       1997
-----------------------------------------------------------------------------------------

Interest income
   Loans                                                  $10,547   $ 9,905    $ 9,297
   U.S. government obligations, including agencies          1,141     1,055        796
   Other investments                                          206       339        187
-----------------------------------------------------------------------------------------

Total interest income                                      11,894    11,299     10,280
-----------------------------------------------------------------------------------------

Interest expense
   Deposits (Note 5)                                        4,447     4,564      4,302
   Borrowed money                                           1,584     1,245        865
-----------------------------------------------------------------------------------------

Total interest expense                                      6,031     5,809      5,167
-----------------------------------------------------------------------------------------

Net interest income                                         5,863     5,490      5,113

Provision for loan losses (Note 2)                             90        90        100
-----------------------------------------------------------------------------------------

Net interest income after provision for
   loan losses                                              5,773     5,400      5,013
-----------------------------------------------------------------------------------------

Noninterest income
   Service charges and fees on loans                          648       459        296
   Other customer service fees and commissions                336       320        242
   Gain on sale of loans, investments and
     foreclosed real estate                                    30        10         16
   Other                                                       55        74         39
-----------------------------------------------------------------------------------------

Total noninterest income                                    1,069       863        593
-----------------------------------------------------------------------------------------

                                                                    continued...

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Operations
                                                                  (in thousands)
                                                                     (continued)

================================================================================
Year Ended September 30,                         1999        1998        1997
--------------------------------------------------------------------------------

Noninterest expense
   Compensation and employee benefits         $ 1,860     $ 1,712     $ 1,684
   Occupancy and equipment                        319         321         318
   Data processing                                397         354         341
   Federal insurance of accounts                   63          64          88
   Advertising                                    115         111         140
   Professional fees                              200         201         120
   Other                                          374         367         350
--------------------------------------------------------------------------------

Total noninterest expense                       3,328       3,130       3,041
--------------------------------------------------------------------------------

Income before income taxes                      3,514       3,133       2,565

Provision for income taxes (Note 8)             1,323       1,160         974
--------------------------------------------------------------------------------

Net income                                    $ 2,191     $ 1,973     $ 1,591
================================================================================

Basic earnings per share (Note 16)             $ 1.01      $  .90     $   .74

Diluted earnings per share (Note 16)           $  .96      $  .85     $   .70
================================================================================
                                 See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)

======================================================================================================================
                                                                              Accumulated
                                                   Additional                    Other         Acquired
                                        Common      Paid-in     Retained     Comprehensive     By ESOP
                                         Stock      Capital     Earnings        Income         and RRP      Total
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1996                $114       $10,773      $8,739        $(33)          $(1,366)     $18,227

Comprehensive income
   Net income                                 -             -       1,591           -                 -        1,591
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -             -           -          55                 -           55
                                                                                                          ------------

Total comprehensive income                    -             -           -           -                 -        1,646
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -           147          49           -                80          276
   Purchase of RRP shares
     (Note 11)                                -           (12)        (11)          -                 -          (23)
   Dividends declared ($.27
     per share)                               -             -        (605)          -                 -         (605)
   RRP vesting (Note 11)                      -           (72)          -           -               172          100
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1997                 114        10,836       9,763          22            (1,114)      19,621

Comprehensive income
   Net income                                 -             -       1,973           -                 -        1,973
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -             -           -          38                 -           38
                                                                                                          ------------

Total comprehensive income                    -             -           -           -                 -        2,011
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -            96          16           -                69          181
   Purchase of RRP shares
     (Note 11)                                -           (29)        (57)          -                 -          (86)
   Effect of 2 to 1 stock split             115             -        (115)          -                 -            -
   Dividends declared ($.30
     per share)                               -             -        (689)          -                 -         (689)
   Exercise of options (Note 11)              1            93           9           -                 -          103
   RRP vesting (Note 11)                      -           (57)          -           -               164          107
----------------------------------------------------------------------------------------------------------------------

                                                                    continued...

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)
                                                                     (continued)

======================================================================================================================
                                                                             Accumulated
                                                   Additional                    Other         Acquired
                                        Common      Paid-in     Retained     Comprehensive     By ESOP
                                         Stock      Capital     Earnings        Income         and RRP       Total
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1998                $230      $10,939      $10,900        $  60           $(881)      $21,248

Comprehensive income
   Net income                                 -            -        2,191            -               -         2,191
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -         (211)              -          (211)
                                                                                                          ------------

Total comprehensive income                    -            -            -            -               -         1,980
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -          195           17            -              40           252
   Repurchase of stock (132,200
     shares)                                (13)        (648)      (1,103)           -               -        (1,764)
   Dividends declared ($.34
     per share)                               -            -         (786)           -               -          (786)
   Exercise of options (Note 11)              -           36            4            -               -            40
   RRP vesting (Note 11)                      -          (25)           -            -             121            96
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1999                $217      $10,497      $11,223        $(151)          $(720)      $21,066
======================================================================================================================

                                 See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)

===============================================================================================
Year Ended September 30,                                        1999         1998        1997
-----------------------------------------------------------------------------------------------

Operating activities
   Net income                                              $   2,191    $   1,973   $   1,591
   Adjustments to reconcile net income to
     net cash provided by operating activities
       Provision for loan losses                                  90           90         100
       Provision for depreciation and amortization               147          150         159
       (Increase) decrease in deferred income taxes             (130)         (37)        380
       Gain on sale of loans, investments, and
         foreclosed real estate                                  (30)         (11)        (15)
       Loans originated for sale                              (1,464)        (304)       (185)
       Proceeds from sale of loans originated for sale         1,464          304         185
       (Increase) decrease in interest receivable                 72         (149)       (185)
       (Increase) decrease in other assets                       285         (139)        121
       Increase (decrease) in other liabilities                  485          471        (745)
-----------------------------------------------------------------------------------------------

Net cash provided by operating activities                      3,110        2,348       1,406
-----------------------------------------------------------------------------------------------

Investing activities
   Proceeds from maturities of securities                     17,055        7,500       2,090
   Proceeds from sales of available for sale securities            -        1,004       1,000
   Purchase of available for sale securities                  (9,658)     (13,542)     (5,500)
   Principal collected on mortgage-backed securities               4            5          55
   Net increase in loans to customers                        (18,036)     (13,741)     (7,575)
   Net proceeds from sales of foreclosed real estate              83          220          47
   Purchases of premises, equipment and leasehold
     improvements                                                (92)         (96)       (131)
   Sale (purchase) of FHLB stock                                  50         (618)          -
-----------------------------------------------------------------------------------------------

Net cash absorbed by investing activities                    (10,594)     (19,268)    (10,014)
-----------------------------------------------------------------------------------------------

                                                                    continued...

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)
                                                                     (continued)

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Year Ended September 30,                               1999       1998        1997
------------------------------------------------------------------------------------
Financing activities
   Net increase in deposits                        $  7,635   $  3,474    $  8,234
   Net increase (decrease) in advance payments
     from borrowers                                      77         26         (37)
   Proceeds from FHLB advances                       11,000     22,000      23,500
   Principal payments of FHLB advances              (12,000)    (8,000)    (20,500)
   Purchase of stock by ESOP and RRP                      -        (86)        (23)
   Allocation of ESOP and RRP shares                    348        288         376
   Repurchase of stock                               (1,764)         -           -
   Dividends paid                                      (774)      (665)       (571)
   Issuance of common stock                              40        103           -
------------------------------------------------------------------------------------

Net cash provided by financing activities             4,562     17,140      10,979
------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents     (2,922)       220       2,371

Cash and cash equivalents - beginning of year         5,666      5,446       3,075
------------------------------------------------------------------------------------

Cash and cash equivalents - end of year            $  2,744   $  5,666    $  5,446
====================================================================================

Supplemental Disclosures of Cash Flow Information
------------------------------------------------------------------------------------

Cash payments of interest expense                  $  6,015   $  5,880    $  5,387
====================================================================================

Cash payments of income taxes                      $  1,282   $    570    $    823
====================================================================================

Transfer of loans to foreclosed real estate        $     88   $    110    $    255
====================================================================================

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

Principles of Consolidation

The consolidated financial statements include the accounts of Bedford Bancshares, Inc., Bedford Federal Savings Bank and CVFS, its wholly-owned subsidiaries, and First Financial Enterprises, Inc., a wholly-owned subsidiary of the Savings Bank. During the first quarter of fiscal year 1997, First Financial Enterprises, Inc. was dissolved. The assets and liabilities of First Financial were transferred to the Bank. All material intercompany accounts and transactions have been eliminated in the consolidation. Prior year accounts are reclassified when necessary to conform to current year classifications.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities

Investment in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investment in Federal Home Loan Bank stock is stated at cost.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

================================================================================

Investment Securities (continued)

Investments in debt and equity securities classified as available-for-sale are stated at market value with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effect, until realized.

Investments in debt and equity securities classified as trading are stated at market value. Unrealized holding gains and losses for trading securities are included in the statement of income.

Gains and losses on the sale of securities are determined using the specific identification method.

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

As of September 30, 1999, the Company had no loans that were considered as impaired.

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)
================================================================================

Sale of Loans, Participations in Loans (continued)

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

As a result of the Act, the Company must recapture into taxable income approximately $424,821 ratably over six years, beginning with the year ending September 30, 1999. If the residential loan requirement exception is met, as discussed above, the income will be includable over the third through eighth years following the year ended September 30, 1998.

Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain requirements are met, a derivative may be specifically designated as a hedge and an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and requires application prospectively.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

================================================================================

Earnings Per Share

Basic earnings per share include no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of stock options that could share in the earnings of the Company. The computation of basic and diluted earnings per share is presented in Note 16.

Comprehensive Income

For the year ended September 30, 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130). This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and unrealized gains on available for sale securities and is presented in the Consolidated Statements of Stockholders' Equity. The adoption of SFAS 130 had no impact on total shareholders' equity. Prior year financial statements have been reclassified to conform to SFAS 130 requirements.

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
================================================================================

1.      Securities

A summary of the amortized cost and estimated market values of investment securities, in thousands, is as follows:

September 30, 1999
-----------------------------------------------------------------------------------------
                                                     Gross        Gross        Estimated
                                     Amortized    Unrealized   Unrealized       Market
                                       Cost          Gains       Losses         Value
-----------------------------------------------------------------------------------------
Held to Maturity

   United States government
     and agency obligations             $   800        $  2        $   2     $    800

   Mortgage-backed securities                10           -            -           10
-----------------------------------------------------------------------------------------

                                            810           2            2          810
-----------------------------------------------------------------------------------------

Available for Sale

   United States government
     and agency obligations               6,005           -          175        5,830

   Marketable Equity securities           4,648           -           73        4,575

   Other                                     53           -            -           53
-----------------------------------------------------------------------------------------

                                         10,706           -          248       10,458
-----------------------------------------------------------------------------------------

                                        $11,516        $  2         $250      $11,268
=========================================================================================


Gross gains of approximately $0, $3,000 and $4,000 and gross losses of approximately $0, $1,000 and $0 were realized on sales of securities available for sale during the years ended September 30, 1999, 1998 and 1997, respectively.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

1.      Securities (continued)

September 30, 1998
-------------------------------------------------------------------------------------
                                                   Gross       Gross      Estimated
                                   Amortized    Unrealized  Unrealized      Market
                                      Cost         Gains      Losses        Value
-------------------------------------------------------------------------------------

Held to Maturity
   United States government
     and agency obligations           $ 2,099        $ 33         $ -     $ 2,132

   Mortgage-backed securities              15           -           -          15
-------------------------------------------------------------------------------------

                                        2,114          33           -       2,147
-------------------------------------------------------------------------------------

Available for Sale

   United States government
     and agency obligations            12,262         109           -      12,371

   Marketable Equity securities         4,411           -          15       4,396

   Other                                   53           -           -          53
-------------------------------------------------------------------------------------

                                       16,726         109          15      16,820
-------------------------------------------------------------------------------------

                                      $18,840        $142         $15     $18,967
=====================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

1.      Securities (continued)

The amortized cost and estimated market value of debt securities, in thousands, at September 30, 1999, by contractual maturity, were as follows:

                                                            Estimated
                                                              Market
                                                              Value
                                           Amortized
                                             Cost

------------------------------------------------------------------------

Held to Maturity

   Due in one year or less                    $   300      $   302
   Due in one through five years                    -            -
   Due after five years                           500          498
------------------------------------------------------------------------

                                                  800          800
   Mortgage-backed securities                      10           10
------------------------------------------------------------------------

                                                  810          810
------------------------------------------------------------------------

Available for Sale
   Due in one year or less                          -            -
   Due in one through five years                4,499        4,359
   Due after five years                         1,506        1,471
------------------------------------------------------------------------

                                                6,005        5,830

Marketable equity securities                    4,648        4,575

Other                                              53           53
------------------------------------------------------------------------

                                               10,706       10,458
------------------------------------------------------------------------

                                              $11,516      $11,268
========================================================================

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

2.      Loans Receivable

Loans receivable, in thousands, are summarized as follows

September 30,                                  1999          1998
--------------------------------------------------------------------

First mortgage loans                       $112,219      $100,863
Construction loans                           18,506        13,530
Home equity loans                             4,692         3,944
Loans to depositors, secured by savings         452           451
Installment loans                            11,512        10,129
Term notes                                    8,940         6,788
--------------------------------------------------------------------

                                            156,321       135,705
Less
   Undistributed loans in process             7,556         4,906
   Deferred loan fees and costs, net            272           291
   Allowance for credit losses                  804           764
--------------------------------------------------------------------

                                           $147,689      $129,744
====================================================================



Activity in the allowance for credit losses, in thousands, is summarized as follows:

Year ended September 30,              1999      1998       1997
------------------------------------------------------------------

Balance at beginning of year           $764      $678       $650
Provision charged to operations          90        90        100
Charge offs net of recoveries           (50)       (4)       (72)
------------------------------------------------------------------

Balance at end of year                 $804      $764       $678
==================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

3.      Loan Servicing

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of those loans, in thousands, are summarized as follows:

September 30,                                      1999     1998     1997
---------------------------------------------------------------------------

Federal Home Loan Mortgage Corporation (FHLMC)   $1,698   $1,361   $1,719
Virginia Housing Development Authority (VHDA)       803    1,097    1,184
---------------------------------------------------------------------------

                                                 $2,501   $2,458   $2,903
================================================================================

4.      Property and Equipment

Property and equipment, in thousands, are summarized as follows:

September 30,                                 1999        1998
-----------------------------------------------------------------

Land                                       $   251     $   251
Office buildings                             1,203       1,203
Rental buildings                                68          48
Furniture, fixtures and equipment            1,019         953
Automobile                                      25          25
Leasehold improvements                          25          20
-----------------------------------------------------------------

                                             2,591       2,500
Less accumulated depreciation                1,486       1,340
-----------------------------------------------------------------

                                            $1,105      $1,160
=================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

================================================================================

5.      Deposits

Deposits, in thousands, are summarized as follows:

September 30,                   1999                         1998
------------------------------------------------------------------------

                         Amount       Percent     Amount      Percent
------------------------------------------------------------------------

NOW accounts            $ 18,440      16.07%     $ 15,941    14.89%
Money market accounts      7,241       6.31         4,799     4.48
Savings accounts          16,072      14.01        15,611    14.58
Time deposits             72,967      63.61        70,735    66.05
------------------------------------------------------------------------

                        $114,720     100.00%     $107,086   100.00%
========================================================================

The aggregate amount of certificates of deposit of $100,000 or more was approximately $13,785,000 and $10,416,000 at September 30, 1999 and 1998,
respectively.

At September 30, 1999, the scheduled maturities of time deposits, in thousands, are as follows:

                        Year ending September 30,
                     ----------------------------------------------

                                   2000                  $41,057
                                   2001                   28,301
                                   2002                    1,760
                                   2003                    1,201
                                Thereafter                   648
                     ----------------------------------------------
                                                         $72,967
                     ==============================================

Interest expense on deposits, in thousands, is summarized as follows:

Year ended September 30,      1999         1998        1997
-------------------------------------------------------------

NOW accounts               $   137      $   182     $   194
Money market account           209          149         145
Savings account                407          454         445
Time deposits                3,694        3,779       3,518
-------------------------------------------------------------

                           $ 4,447      $ 4,564     $ 4,302
=============================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

6.      Advances from Federal Home Loan Bank

Borrowings ("advances") from the Federal Home Loan Bank ("FHLB"), in thousands, are scheduled to mature as follows:

September 30,             1999         1998
----------------------------------------------

Within one year        $ 4,000      $ 1,000
One to two years             -        4,000
Two years or more       24,000       24,000
----------------------------------------------

                       $28,000      $29,000
----------------------------------------------

The weighted average interest rate on advances at September 30, 1999 and 1998 was 5.53% and 5.55%, respectively. These advances are collateralized by the Company's investment in FHLB stock and qualifying real estate loans under a blanket collateral agreement. Certain advances are subject to call dates which result in earlier maturities.

Information related to borrowing activity from the Federal Home Loan Bank, in thousands, is as follows:

Year ended September 30,                        1999      1998       1997
-----------------------------------------------------------------------------

Maximum amount outstanding during the year   $31,000   $31,000    $16,000
================================================================================

Average amount outstanding during the year    28,483    22,487     12,249
================================================================================

Average interest rate during the year           5.56%     5.54%      6.07%
================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

7.      Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments, in thousands, are as follows:

September 30,                                            1999                  1998
--------------------------------------------------------------------------------------------------

                                              Carrying       Fair        Carrying      Fair
                                               Amount        Value        Amount       Value
--------------------------------------------------------------------------------------------------

Financial assets
   Cash and short-term investments            $   2,744    $   2,744     $   5,666    $   5,666
   Securities                                    11,268       11,268        18,934       18,967
   Loans, net of allowance for loan losses      147,689      148,157       129,744      130,667

Financial liabilities
   Deposits                                     114,720      115,034       107,086      107,530
   Advances from Federal Home Loan Bank          28,000       28,000        29,000       29,000

                                              Notional       Fair        Notional      Fair
                                               Amount        Value        Amount       Value
--------------------------------------------------------------------------------------------------
Unrecognized financial instruments
   Commitments to extend credit               $  12,916    $  12,916     $   8,173    $   8,173

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

Loan receivable
---------------

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

8.      Income Taxes

The provision for income taxes, in thousands, is summarized as follows:

Year ended September 30,              1999       1998     1997
----------------------------------------------------------------

Current
   Federal                          $1,195     $1,066     $517
   State                               211        186      152
----------------------------------------------------------------

                                     1,406      1,252      669

Deferred tax expense (benefit)         (83)       (92)     305
----------------------------------------------------------------

Total provision for income taxes    $1,323     $1,160     $974
----------------------------------------------------------------
----------------------------------------------------------------


Differences between the statutory and effective tax rates are summarized as follows:

                                                  Percent of Pre-tax Income
                                                  -------------------------
Year ended September 30,                           1999      1998    1997
---------------------------------------------------------------------------

Tax at statutory rate                             34.0%     34.0%    34.0%
Increases (decreases) in taxes resulting from
   State income taxes, net of federal benefit      5.4       5.6      4.5
   Other                                          (1.4)     (2.6)     (.5)
---------------------------------------------------------------------------

                                                  38.0%     37.0%    38.0%
===========================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

8.      Income Taxes (continued)

The components of the net deferred tax asset, in thousands, were as follows:

September 30,                                                 1999     1998
------------------------------------------------------------------------------

Deferred tax asset
   Bad debts                                                  $171     $130
   Loan fees                                                    37       46
   Unrealized loss on securities available for sale             90        -
------------------------------------------------------------------------------

Total deferred tax asset                                       298      176
------------------------------------------------------------------------------

Deferred tax liability
   Accelerated depreciation                                     (5)     (13)
   Unrealized gain on securities available for sale              -      (35)
   Distributive share of income from partnership               (17)     (18)
   Other                                                       (51)     (15)
------------------------------------------------------------------------------

Total deferred tax liability                                   (73)     (81)
------------------------------------------------------------------------------

Net deferred tax asset                                        $225    $  95
==============================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

9.      Comprehensive Income

The components of other comprehensive income (loss) are summarized as follows:

Year ended September 30,                                    1999    1998   1997
--------------------------------------------------------------------------------

Unrealized gains (losses) on securities:                   $(269)    $61    $89
   Less:  reclassification adjustment for gains (losses)
     included in net income                                   71       -      -
--------------------------------------------------------------------------------

Other comprehensive income (loss) before tax                (340)     61     89

Income tax (expense) benefit related to items of other
   comprehensive income                                      129     (23)   (34)
--------------------------------------------------------------------------------

Other comprehensive income (loss), net of tax              $(211)    $38    $55
================================================================================

10.     Restricted Retained Earnings

In accordance with the current regulations concerning conversion from a mutual to a stock organization, the Savings Bank was required to establish a liquidation account equal to its net worth as of the latest balance sheet contained in the final offering circular. Such liquidation account is to be maintained for the benefit of depositors, as of the eligibility record date (September 30, 1993) who continue to maintain their deposits in the Savings Bank after the conversion, in the event of a complete liquidation of the Savings Bank. If, however, on any annual closing date of the Savings Bank subsequent to September 30, 1993, the amount in any deposit account is less than the amount in such deposit account on September 30, 1993, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Savings Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Savings Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At September 30, 1999, the liquidation account, adjusted for customer withdrawals, totaled $2,235,000.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

11.     Retirement Plan and Employee Benefit Programs

The Savings Bank has a retirement plan under Internal Revenue Code Section 401(k) covering all full-time employees who have completed one or more years of continuous service and have reached age 21. Each employee has an option to voluntarily contribute to this plan up to 10% of their salary. The Savings Bank matched $.50 for every $1 up to 4% of salary for years prior to fiscal 1999. Beginning in fiscal 1999, the Savings Bank, for $1 up to 4% of salary, will match $.50 for employees with less than ten years of service, $.75 for employees with between ten and twenty years of service and $1 for employees with over twenty years of service. Effective October 1, 1993, a money purchase plan was adopted which provides for a fixed percentage contribution for each employee's salary. This percentage was 5% for the years ended September 30, 1999, 1998 and 1997, respectively. The total expense for the plan was $78,000, $61,000, and $60,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

Employee Stock Ownership Plan

At the time of the stock conversion, the Savings Bank established an Employee Stock Ownership Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Parent Company to purchase a total of 160,000 shares of the Parent Company's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Savings Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Parent Company's lien proportional to the loan repayments. Annually on September 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released and allocated 82,666 and 66,666 shares of Common Stock as of September 30, 1999 and 1998, respectively. The Company recognized $149,000 and $138,000 of compensation cost for the years ended September 30, 1999 and 1998, respectively. The fair value of unearned ESOP shares totaled $967,000 at September 30, 1999. There were no commitments to repurchase ESOP shares.

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

11.     Retirement Plan and Employee Benefit Programs (continued)

Recognition and Retention Plan (continued)

The Board of Directors approved the establishment of a Recognition and Retention Plan ("RRP") on January 25, 1995. The plan states that the Trust, established under the plan, shall not purchase more than 4% of the aggregate shares of Common Stock issued by the Parent Company in the mutual-to-stock conversion of the Savings Bank (100,510 shares). The costs of the shares awarded under these plans are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the various plans. For the years ended September 30, 1999 and 1998, the amount included in compensation expense was $96,000 and $104,000, respectively. The status of the shares in this plan is summarized as follows:

                                     Weighted
                                      Average
                                      Share      Unawarded      Awarded
                                      Price       Shares         Shares
--------------------------------------------------------------------------

Balance at September 30, 1997         $6.10        8,394        51,644

Granted                                -               -             -
Vested                                 5.92            -       (16,224)
--------------------------------------------------------------------------

Balance at September 30, 1998          6.18        8,394        35,420

Granted                                -               -             -
Vested                                 5.92            -       (16,210)
--------------------------------------------------------------------------

Balance at September 30, 1999         $5.81        8,394        19,210
==========================================================================

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

11.     Retirement Plan and Employee Benefit Programs (continued)

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


                                 Weighted
                                 Average
                                 Exercise Available     Options    Vested and
                                  Price   for Grant   Outstanding  Exercisable
-------------------------------------------------------------------------------

Balance at September 30, 1997      $5.87   20,994       129,154       92,752

Granted                             -           -             -            -
Vested                              -           -       (40,555)      40,555
Exercised                           5.50        -             -      (18,792)
-------------------------------------------------------------------------------

Balance at September 30, 1998       6.18   20,994        88,599      114,515

Granted                             -           -             -            -
Vested                              -           -       (40,550)      40,550
Exercised                           5.50        -             -       (7,350)
-------------------------------------------------------------------------------

Balance at September 30, 1999      $6.40   20,994        48,049      147,715
===============================================================================

The remaining contractual lives of the options granted in 1999, 1998 and 1997 are 5.3 years, 6.3 years and 7.3 years, respectively at September 30, 1999. The weighted average remaining contractual life of total options is 5.5 years at September 30, 1999.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12.     Commitments and Contingencies

The Savings Bank is lessee under a five-year operating lease expiring August 18, 2001 for the land at its Moneta branch at an annual rental of $4,800 for five years. The Savings Bank also leases ATM space in Moneta, under a five year lease expiring in August 2001 at an annual rental of $2,400 and in Bedford, under a five year lease expiring in September 2004 at an annual rental of $3,300.

The current minimum annual rental commitments under non-cancelable operating leases in effect at September 30, 1999 are as follows:

                  Year Ending September 30,            Amount
                  ----------------------------------------------

                             2000                     $10,500
                             2001                       9,900
                             2002                       3,300
                             2003                       3,300
                             2004 and thereafter       22,800
                  ----------------------------------------------

                                                      $49,800
                  ==============================================

Rent expense was approximately $7,200, $7,000 and $7,400 for the years ended September 30, 1999, 1998, and 1997, respectively.

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

12.     Commitments and Contingencies (continued)

The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount (in thousands) of those instruments at September 30, 1999 and 1998. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

September 30,                                                                            1999       1998
----------------------------------------------------------------------------------------------------------
Financial instruments, in thousands, whose contract amounts represent credit risk
   Unfunded commercial credit line                                                    $ 2,486     $1,403
   Unfunded home equity lines of credit                                                 5,866      4,978
   Commitments to finance real estate acquisitions and construction                     4,564      1,792
----------------------------------------------------------------------------------------------------------

                                                                                      $12,916     $8,173
==========================================================================================================


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

14.     Related Party Transactions

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individual's personal residences or by savings accounts in the Savings Bank. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any executive officer or director, at September 30, 1999, 1998 and 1997 are approximately $910,000, $826,000 and $819,000, respectively.

15.     Regulatory Capital of the Savings Bank

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Savings Bank's capital meets and exceeds all three capital requirements as follows as of September 30, 1999 and 1998. Tangible and core capital levels are shown as a percentage of adjusted total assets, and risk-based capital levels are shown as a percentage of risk-weighted assets.

                       Amount        Percent   Actual        Actual  Excess
September 30, 1999    Required      Required   Amount       Percent  Amount
--------------------------------------------------------------------------------

Tangible Capital       $2,491,000      1.50%  $19,040,000    11.46% $16,549,000
Core Capital            6,643,000      4.00    19,040,000    11.46   12,397,000
Risk-based Capital      8,270,000      8.00    19,770,000    19.12   11,500,000

                       Amount        Percent   Actual        Actual  Excess
September 30, 1998    Required      Required   Amount       Percent  Amount
--------------------------------------------------------------------------------

Tangible Capital       $2,383,000      1.50%  $19,192,000    12.10% $16,809,000
Core Capital            6,355,000      4.00    19,192,000    12.10   12,837,000
Risk-based Capital      7,353,000      8.00    19,857,000    21.60   12,504,000

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

During the year ended September 30, 1999, the Board of Directors authorized a stock repurchase program under which up to 10%, or 229,790 shares, of the then outstanding shares of the Company's stock may be repurchased. During 1999, 132,220 shares were repurchased for an aggregate amount of approximately $1,764,000.

Earnings per share is calculated as follows:

Year ended September 30,                            1999          1998           1997
----------------------------------------------------------------------------------------
Basic earnings

Income available to common shareholders       $2,191,000    $1,973,000     $1,591,000
========================================================================================

Weighted average share outstandings            2,167,256     2,182,617      2,164,432
========================================================================================

Basic earnings per share                      $     1.01    $      .90     $       .74
========================================================================================

Diluted earnings per share

Income available to common shareholders       $2,191,000    $1,973,000     $1,591,000
========================================================================================

Weighted average shares outstanding            2,167,256     2,182,617      2,164,432

   Dilutive effect of RRP plan shares             17,073        43,238         41,082

   Dilutive effect of stock options              100,672        93,887         93,601
----------------------------------------------------------------------------------------

Total weighted average shares outstanding      2,285,001     2,319,742      2,299,115
========================================================================================

Diluted earnings per share                    $      .96     $     .85     $      .70
========================================================================================


                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

17.     Condensed Parent Company Information

Condensed financial information is shown for the Parent Company as follows:

                                     Balance Sheets
                                    (in thousands)

September 30,                                             1999          1998
-------------------------------------------------------------------------------

Assets
   Cash and cash equivalents                           $    99       $   379
   Securities                                               90           103
   Investment in Savings Bank subsidiary                18,896        19,251
   Loan to Savings Bank subsidiary                         100         2,000
   Dividend receivable from Savings Bank subsidiary      2,307             -
   Other assets                                            475           123
-------------------------------------------------------------------------------

Total assets                                           $21,967       $21,856
===============================================================================

Liabilities and stockholders' equity
   Other liabilities                                   $   705       $   424
   Dividends payable                                       196           184
   Stockholders' equity                                 21,066        21,248
-------------------------------------------------------------------------------

Total liabilities and stockholders' equity             $21,967       $21,856
===============================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

17.     Condensed Parent Company Information (continued)

                                              Condensed Statements of Operations
                                                        (in thousands)

Year Ended September 30,                                           1999      1998        1997
----------------------------------------------------------------------------------------------
Income
   Interest
     Savings Bank's ESOP loan                                    $   29    $   34      $   40
     Loan to Savings Bank subsidiary                                108       170         218
     Other                                                           55        57          41
----------------------------------------------------------------------------------------------

Total income                                                        192       261         299
----------------------------------------------------------------------------------------------

Expenses
   Compensation and employee benefits                                 6         -           -
   Professional fees                                                 89       108          42
   Other operating expenses                                          34        25          36
----------------------------------------------------------------------------------------------

Total expenses                                                      129       133          78
----------------------------------------------------------------------------------------------

Net income before income taxes and equity in
   undistributed net income of Savings Bank subsidiary               63       128         221

Provision for income taxes                                           27        48          84
Equity in undistributed net income of Savings Bank subsidiary     2,155     1,893       1,454
----------------------------------------------------------------------------------------------

Net income                                                       $2,191    $1,973      $1,591
==============================================================================================


                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

17.     Condensed Parent Company Information (continued)

                                              Condensed Statements of Cash Flows
                                                        (in thousands)

Year Ended September 30,                                                 1999      1998       1997
-----------------------------------------------------------------------------------------------------
Operating activities
   Net income                                                            $2,191    $1,973     $1,591
   Adjustments
     Equity in undistributed net income of Savings Bank subsidiary       (2,155)   (1,893)    (1,454)
     (Increase) decrease in other assets                                   (371)       50        (79)
     Increase (decrease) in other liabilities                               281       (76)       189
-----------------------------------------------------------------------------------------------------

Net cash provided (absorbed) by operating activities                        (54)       54        247
-----------------------------------------------------------------------------------------------------

Investing activities
   Loans originated, net of principal repayments                          1,980        80      1,080
   Purchase of Central Virginia Financial Services stock                      1         -          -
   Purchase of investment securities                                          -         -        (72)
-----------------------------------------------------------------------------------------------------

Net cash provided by investing activities                                 1,981        80      1,008
-----------------------------------------------------------------------------------------------------

Financing activities
   Purchase of stock, by RRP                                                  -       (86)       (23)
   Dividends paid                                                          (774)     (665)      (571)
   Repurchase of stock                                                   (1,764)        -          -
   RRP vesting                                                               96       (57)       (95)
   ESOP note payment                                                        195       235          -
   Exercise of options                                                       40       103          -
-----------------------------------------------------------------------------------------------------

Net cash absorbed by financing activities                                (2,207)     (470)      (689)
-----------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                           (280)     (336)       566

Cash and cash equivalents, beginning of year                                379       715        149
-----------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                   $   99   $   379    $   715
=====================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

18.     Selected Quarterly Financial Data (Unaudited)

Condensed quarterly consolidated financial data, in thousands (except per share data), is shown as follows:

                                           First       Second      Third       Fourth
Year ended September 30, 1999             Quarter     Quarter     Quarter     Quarter
-------------------------------------------------------------------------------------------

Total interest income                     $  2,982     $ 2,946    $  2,961    $   3,005
Total interest expense                       1,531       1,488       1,494        1,518
-------------------------------------------------------------------------------------------

Net interest income                          1,451       1,458       1,467        1,487
Provision for credit losses                     23          22          22           23
-------------------------------------------------------------------------------------------

Net interest income after provision
   for credit losses                         1,428       1,436       1,445        1,464

Noninterest income                             270         258         241          300
Noninterest expense                            848         841         809          830
-------------------------------------------------------------------------------------------

Income before income taxes                     850         853         877          934
Provision for income taxes                     323         323         333          344
-------------------------------------------------------------------------------------------

Net income                                $    527     $   530    $    544    $     590
===========================================================================================

Cash dividends declared per share         $    .08     $   .09    $    .09    $     .09
===========================================================================================

Basic earnings per share                  $    .24     $   .24    $    .25    $     .28
Diluted earnings per share                $    .23     $   .23    $    .24    $     .26
===========================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
================================================================================

18.     Selected Quarterly Financial Data (Unaudited) (continued)

                                      First      Second      Third      Fourth
Year ended September 30, 1998        Quarter    Quarter     Quarter    Quarter
--------------------------------------------------------------------------------

Total interest income                $  2,668   $  2,725    $  2,935   $  2,971
Total interest expense                  1,371      1,379       1,504      1,555
--------------------------------------------------------------------------------

Net interest income                     1,297      1,346       1,431      1,416
Provision for credit losses                30         30          30          -
--------------------------------------------------------------------------------

Net interest income after provision
   for credit losses                    1,267      1,316       1,401      1,416

Noninterest income                        187        224         202        250
Noninterest expense                       835        790         766        739
--------------------------------------------------------------------------------

Income before income taxes                619        750         837        927
Provision for income taxes                235        290         325        310
--------------------------------------------------------------------------------

Net income                           $    384   $    460    $    512   $    617
================================================================================

Cash dividends declared per share    $    .07   $    .07    $    .08   $    .08
================================================================================

Basic earnings per share             $    .18   $    .21    $    .23   $    .28
Diluted earnings per share           $    .16   $    .20    $    .23   $    .26
================================================================================