Form 10KSB40, Exhibit 13
period 2000-09-30
BEDFORD BANCSHARES INC
filed 2000-12-15
CIK 921435

EXHIBIT 13

           Corporate Profile and Related Information
           -----------------------------------------

           Bedford Bancshares, Inc. (the "Company") is the parent company of Bedford Federal Savings Bank ("Bedford Federal" or the "Bank"). The Company was organized as a Virginia corporation in March 1994 at the direction of the Bank to acquire all of the capital stock that Bedford Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") in connection with a $12.6 million initial public offering completed on August 19, 1994. The Company is a unitary savings and loan holding company which, under exisiting laws, generally is not restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers, but utilizes the support staff and facilities of the Bank from time to time.

           Bedford Federal, a federally-chartered stock savings bank headquartered in Bedford, Virginia, was originally chartered in 1935 under the name "Bedford Federal Savings and Loan Association." The Bank has operated as a federally-chartered stock savings bank since August 19, 1994. Deposits have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Bedford Federal conducts its business from its main office in Bedford, Virginia, three full service branch offices located in Bedford County, Virginia, and seven Automated Teller Machines ("ATMs").

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

                                                          Dividends    Dividends
                                                          Per Share    Per Share
Quarter Ended               High      Low        Volume   Declared       Paid

December 1995             $ 9.38   $  8.75      186,752   $   0.045    $ 0.075
March 1996                $ 9.13   $  8.38      241,940   $   0.045    $ 0.045
June 1996                 $ 8.88   $  7.88      378,812   $   0.050    $ 0.045
September 1996            $ 8.63   $  8.25      171,182   $   0.055    $ 0.050
December 1996             $ 9.25   $  8.32      192,478   $   0.060    $ 0.055
March 1997                $10.00   $  8.75      163,568   $   0.065    $ 0.060
June 1997                 $12.38   $  9.50      319,064   $   0.070    $ 0.065
September 1997            $12.75   $ 11.75      186,580   $   0.070    $ 0.070
December 1997             $17.50   $ 11.50      337,000   $   0.070    $ 0.070
March 1998                $17.38   $ 14.00      365,200   $   0.070    $ 0.070
June 1998                 $16.25   $ 13.88      198,600   $   0.080    $ 0.070
September 1998            $15.75   $ 10.25      186,300   $   0.080    $ 0.080
December 1998             $15.00   $ 10.50      184,500   $   0.080    $ 0.080
March 1999                $13.75   $ 11.50      109,700   $   0.080    $ 0.080
June 1999                 $13.75   $ 11.50      166,200   $   0.090    $ 0.080
September 1999            $14.50   $ 12.25      220,800   $   0.090    $ 0.090
December 1999             $12.25   $ 10.25      116,400   $   0.090    $ 0.090
March 2000                $10.94   $  6.25      248,800   $   0.100    $ 0.090
June 2000                 $ 9.25   $  7.00       88,300   $   0.100    $ 0.100
September 2000            $10.00   $  8.38      113,200   $   0.100    $ 0.100

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

Financial Condition (Dollars in Thousands)

    September 30,                                            2000       1999       1998       1997       1996

    Total assets                                         $187,541   $165,737   $158,711   $139,089   $127,201
    Loans receivable, net                                 169,592    147,689    129,744    116,093    108,873
    Investment securities                                   9,201      8,129     14,470      9,655      8,006
    Marketable equity securities                               50      4,575      4,396      4,185      3,879
    Mortgage-backed securities                                  7         10         15         20        482
    Foreclosed real estate, net                                --         --         --        212         --
    Deposits                                              129,770    114,720    107,086    103,612     95,378
    FHLB advances                                          34,000     28,000     29,000     15,000     12,000
    Retained earnings                                      12,503     11,223     10,900      9,763      8,739
    Total stockholders' equity                             22,556     21,066     21,248     19,621     18,227

Summary of Operations (Dollars in Thousands)
    Years Ended September 30,                                2000       1999       1998       1997       1996
    Interest income                                      $ 13,368   $ 11,894   $ 11,299   $ 10,280   $  9,264
    Interest expense                                        7,125      6,031      5,809      5,167      4,492
    Net interest income                                     6,243      5,863      5,490      5,113      4,772
    Provision for credit losses                               120         90         90        100         22
    Noninterest income                                      1,040      1,069        863        593        735
    Noninterest expense                                     3,484      3,328      3,130      3,041      3,429
    Net income before income taxes                          3,679      3,514      3,133      2,565      2,056
    Net income                                              2,249      2,191      1,973      1,591      1,302

Other Selected Data
    Years Ended September 30,                                2000       1999       1998       1997       1996
    Return on average assets                                 1.26%      1.35%      1.33%      1.19%      1.10%
    Return on average equity                                10.37      10.13       9.68       8.40        6.98
    Average equity to average assets                        12.11      13.72      14.21      15.69       17.49
    Net interest rate spread                                 2.85       2.96       3.03       3.27        3.34
    Nonperforming assets to total assets                     0.51       0.66       0.34       0.52        0.54
    Nonperforming loans to total loans                       0.57       0.74       0.41       0.45        0.63
    Allowance for credit losses to total loans               0.50       0.54       0.59       0.58        0.60

Per Share Data
    Years Ended September 30,                                2000       1999       1998       1997        1996
    Basic earnings per share                               $ 1.08     $ 1.01     $ 0.90     $ 0.74      $ 0.59
    Diluted earnings per share                               1.04       0.96       0.85       0.70        0.56
    Book value per share                                    10.49       9.69       9.25       8.58        7.97
    Cash dividends declared per share                        0.39       0.34       0.30       0.27        0.20


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Management Strategy
-------------------

Our management strategy is to maintain a strong capital position through controlled growth and the production of high quality, steadily increasing core earnings. This has been accomplished by the continued focus upon the origination of traditional one- to four family, adjustable rate mortgage loans, and more recently, the emphasis on expanding the commercial and consumer loan portfolios. This strategy, along with sound underwriting standards designed to minimize the risk of loss in our loan portfolio, help to lessen the income impact caused by changing interest rates.

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

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the ability to control costs and expenses, year 2000 issues and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
--------------------------------------------------------------------------------
Interest Rate Sensitivity Analysis
----------------------------------

The table that follows sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at September 30, 2000, which are expected to reprice or mature in each of the future time periods shown. It is important to note that certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans have features which restrict changes in interest rates on a short-term basis over the life of the assets. Further, in the event of a change in interest rates, prepayment levels and decay rates on core deposits may deviate significantly from those presented in the table.

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

                                                                             At September 30, 2000
                                               -------------------------------------------------------------------------------------
                                                            More than  More than   More than    More than
                                                 Three      3 months    6 months    1 year       3 years
                                                months        to          to          to           to         More than
                                                or less     6 months    1 year      3 years      5 years       5 years       Total
                                                -------     --------    ------      -------      -------       -------       -----
Interest-earning assets:

  Mortgage loans(1)(2)                          $15,957       $4,873     $71,066     $30,731     $12,549        $10,882    $146,058
  Other loans(1)                                  4,929        1,090       1,993       5,906       8,776          1,305      23,999
  Marketable equity securities(3)                   103            -           -           -           -              -         103
  Federal funds sold and other
    short-term investments                        1,136            -           -           -           -              -       1,136
  Investment securities                               -            -       6,807         495           -              -       7,302
  Mortgage-backed securities(2)                       -            -           7           -           -              -           7
  FHLB stock                                      1,900            -           -           -           -              -       1,900
                                               --------      -------     -------    --------     -------         ------     -------
    Total interest-earning assets                24,025        5,963      79,873      37,132      21,325         12,187     180,505
Less:

Loans in process                                  3,797        2,531       2,110           -           -              -       8,438
Unearned discount and deferred fees(2)               31           10         140          60          25             21         287
Allowance for credit losses                         104           30         365         183         107             61         850
                                               --------      -------     -------    --------     -------         ------     -------
    Net interest-earning assets                  20,093        3,392      77,258      36,889      21,193         12,105     170,930
                                               --------      -------     -------    --------     -------         ------     -------
Interest-bearing liabilities:

  Money market deposits                           2,389        1,617       1,836         814         387            353       7,396
  Passbook deposits                                 672          642       1,197       3,814       2,487          5,960      14,772
  NOW and other demand deposits                   1,169        1,041       1,754       3,628         971          2,150      10,713
  Certificate accounts                           14,098        9,485      29,704      31,514         743              -      85,544
  Borrowed funds                                 19,000            -           -      15,000           -              -      34,000
                                               --------      -------     -------    --------     -------         ------     -------
    Total interest-bearing liabilities           37,328       12,785      34,491      54,770       4,588          8,463     152,425
                                               --------      -------     -------    --------     -------         ------     -------
Interest sensitivity gap(4)                    ($17,235)     ($9,393)    $42,767    ($17,881)    $16,605         $3,642     $18,505
                                               ========      =======     =======    ========     =======         ======     =======

Cumulative interest sensitivity gap            ($17,235)    ($26,628)    $16,139     ($1,742)    $14,863        $18,505
                                               ========     ========     =======     =======     =======        =======

Cumulative interest sensitivity gap
  as a percent of total assets                   -9.19%      -14.20%       8.61%      -0.93%       7.93%          9.87%

Cumulative net interest-bearing
  assets as a percent of
  interest-bearing liabilities                   53.83%       46.86%     119.08%      98.75%     110.32%        112.14%

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

--------------------------------------------------------------------------------
Analysis of Net Interest Income
-------------------------------

The following table sets forth certain information relating to our average balance sheet and reflects |the interest earned on assets and interest expense of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets |or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                   Year Ended September 30,
                                           -------------------------------------------------------------------------
                                                          2000                                  1999
                                           ---------------------------------      ----------------------------------
                                             Average                 Yield/        Average                 Yield/
                                             Balance    Interest       Cost        Balance    Interest       Cost
                                             -------    --------       ----        -------    --------       ----
                                                                 (Dollars in Thousands)
Assets:
  Interest-earning assets:
    Mortgage loans(1)                       $133,380      $9,828       7.37%      $113,255      $8,386       7.40%
    Other loans(1)                            28,519       2,680       9.40         23,379       2,161       9.25
    Interest-earning deposits(2)               1,399          79       5.66          4,605         241       5.24
    Federal funds sold and other
      short-term investments                   1,170         130      11.07          2,304         148       6.44
    Investment securities                      6,958         514       7.39         12,391         844       6.81
    FHLB stock                                 1,695         137       8.04          1,523         114       7.48
                                            --------      ------                   -------      ------
      Total interest-earning assets          173,121      13,368       7.72        157,457      11,894       7.52
                                                          ------                                ------
Noninterest-earning assets                     6,038                                 4,848
                                            --------                              --------
      Total assets                          $179,159                              $162,305
                                            ========                              ========

Liabilities and equity:
  Interest-bearing liabilities:
    Money market deposits                     $7,090         252       3.55%        $5,769         209       3.62%
    Passbook deposits                         15,315         388       2.53         16,230         407       2.51
    NOW and other demand deposits             10,424         130       1.25          9,987         137       1.37
    Certificate accounts                      79,415       4,304       5.42         71,435       3,694       5.17
                                            --------      ------                   -------      ------
  Total deposit accounts                     112,244       5,074       4.52        103,421       4,447       4.30
    Borrowed funds                            34,104       2,051       6.02         28,484       1,584       5.50
                                            --------      ------                   -------      ------
      Total interest-bearing liabilities     146,348       7,125       4.87        131,905       6,031       4.56
                                                          ------                                ------
Noninterest-bearing liabilities               11,120                                 8,774
Equity                                        21,691                                21,626
                                            --------                              --------
      Total liabilities and equity          $179,159                              $162,305
                                            ========                              ========
Net interest income                                       $6,243                                $5,863
                                                          ======                                ======
Interest rate spread(3)                                                2.85%                                 2.96%
Net interest margin(4)                                                 3.61%                                 3.73%
Interest-earning assets to
  interest-bearing liabilities               118.29%                               119.37%
                                             ======                                ======

-----------
(1) Amount is net of deferred loan fees and discounts, loans in process and includes accrued interest.
(2)  Includes assets held for sale.
(3) Net interest rate spread represents the difference between the yield on average interest-earning asets and the cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

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

                                                                          Year Ended September 30,
                                                      -------------------------------------------------------------------
                                                          2000 vs. 1999                         1999 vs. 1998
                                                      ---------------------------          ------------------------------
                                                      Volume      Rate       Net           Volume      Rate         Net
                                                      ------     ------    ------          ------     ------       -----
                                                                           (Dollars in Thousands)
    Interest-earning assets:
      Mortgage loans                                  $1,490       ($48)   $1,442            $758      ($416)       $342
      Other loans                                        475         44       519             406       (106)        300
      Interest-earning deposits                         (168)         6      (162)             21        (22)         (1)
      Federal funds sold and other short-term
        investments                                      (73)        55       (18)           (110)       (22)       (132)
      Investment securities, net                        (370)        40      (330)             (4)        66          62
      FHLB stock                                          13         10        23              18          6          24
                                                      ------     ------    ------          ------     ------       -----
        Total interest-earning assets                  1,367        107     1,474           1,089       (494)        595
                                                      ------     ------    ------          ------     ------       -----

    Interest-bearing liabilities:
      Money market deposits                               48         (5)       43              47         13          60
      Passbook deposits                                  (23)         4       (19)             30        (77)        (47)
      NOW and other demand deposits                        6        (13)       (7)             22        (67)        (45)
      Certificate accounts                               413        197       610              59       (144)        (85)
      Borrowed funds                                     313        154       467             332          7         339
                                                      ------     ------    ------          ------     ------       -----
        Total interest-bearing liabilities               757        337     1,094             490       (268)        222
                                                      ------     ------    ------          ------     ------       -----
    Net change in net interest income                   $610      ($230)     $380            $599      ($226)       $373
                                                      ======     ======    ======          ======     ======       =====

--------------------------------------------------------------------------------
Comparison of Financial Condition for Fiscal Years Ended September 30, 2000 and 1999
--------------------------------------------------------------------------------

The Company's total assets were $187.5 million at September 30, 2000, an increase of $21.8 million or 13.2%, from $165.7 million at September 30, 1999. The asset growth was primarily due to growth of net loans receivable.

Net loans receivable increased $21.9 million, or 14.8%, to $169.6 million at September 30, 2000 from $147.7 million at September 30, 1999. The continuation of new home construction within the markets Bedford Federal serves combined with growth of both commercial and consumer loans during fiscal 2000 were the major factors in the expansion of loans. This increase was funded primarily by principal repayments of the loan portfolio, increased deposits, maturities and sales of investment securities available for sale. Because lending is directly affected by interest rates, a rise in interest rates could cause a slow down in new loan originations.

Investment securities held to maturity decreased $303,000, or 37.4%, to $507,000 at September 30, 2000 from $810,000 September 30, 1999. Investment securities available for sale decreased $3.6 million, or 34.0%, to $6.9 million at September 30, 2000 from $10.5 million at September 30, 1999. The decrease in the held to maturity portfolio was the result of a maturing investment and the reduction in the available for sale portfolio was primarily due to the sale of marketable equity securities.

Deposits increased $15.1 million to $129.8 million at September 30, 2000 from $114.7 million at September 30, 1999. The increase was concentrated in certificates of deposit which rose $12.5 million and NOW accounts were up $3.6 million. Continued consolidation and branch closings by competitors along with effective marketing were primary factors in the growth.

Total stockholders' equity was $22.6 million on September 30, 2000, up $1.5 million or 7.1% from the $21.1 million at September 30, 1999. The increase was primarily due to the amount of earnings retained in capital during fiscal 2000.

--------------------------------------------------------------------------------
Comparison of Operating Results for Years Ended September 30, 2000 and 1999
---------------------------------------------------------------------------

Net Income. Net income increased $58,000, to $2.25 million for fiscal 2000 from fiscal 1999. A 6.5% increase in net interest income, partially offset by a 4.7% rise in noninterst expense, accounted for the improvement in profitability.

Interest Income. Interest income totaled $13.4 million for the fiscal year ended September 30, 2000, a 12.4% increase from the $11.9 million recorded for fiscal 1999. The $1.5 million expansion of interest income is due to the 9.9% growth of average earning assets, including average loan growth of 18.5%, combined with a 20 basis point rise in the rate earned on average earning assets.

Interest Expense. Interest expense increased $1.1 million from $6.0 million for the year ended September 30, 1999, to $7.1 million for the year ended September 30, 2000. The level of average interest-bearing liabilities rose 10.9% to $146.3 million for fiscal 2000 from $131.9 for fiscal 1999. and the cost of interest-bearing liabilities rose 31 basis points in fiscal 2000 compared to fiscal 1999. The increase in cost of funds was primarily due to FHLB advances.

Net Interest Income. Net interst income totaled $6.2 million for the year ended September 30, 2000, up 6.5% from the $5.9 million realized in fiscal 1999. The increase is principally due to the higher volume of average earning assets, primarily loans, offset somewhat by the growth of average interest-bearing liabilities combined with a 29 basis point rise in the cost of average interest-bearing liabilities.

Provision for Loan Losses. The provision for loan losses for the year ended September 30, 2000 was $120,000, up $30,000 from the provision recorded in fiscal 1999. At September 30, 2000, the allowance for loan losses was $850,000 equal to .50% of loans receivable, net, and 88.6% of non-performing loans. Based upon the quality of the Bank's loan portfolio, the relatively stable local economy, and favorable interest rate environment, management believes the Bank's allowance for credit losses is adequate to absorb any anticipated credit losses. Management currently expects future provisions for credit losses to be based primarily upon growth in the loan portfolio and other factors. However, assessment of the adequacy of the allowance for credit loss involves subjective judgments regarding future events and thus there can be no assurance that additional provisions for credit losses will not be required in future periods.

Noninterest Income. For the year ended September 30, 2000, noninterest income amounted to $1.0 million, a decrease of $29,000 from the $1.1 million earned in fiscal 1999. Service charges and fees on loans were down $86,000 due to a decrease in both the number and dollar volume of loan originations. Other customer service fees and commissions reflected an increase of $67,000, due to the increased number of transaction accounts.

Noninterest Expense. Noninterest expense totaled $3.5 million for the year ended September 30, 2000, compared to $3.3 million for fiscal 1999. The increase was primarily due to an 5.7% rise in the cost of compensation and employee benefits and a 7.3% increase in data processing expense. The higher 2000 expense for compensation and employee benefits was primarily due to merit increases and additional staffing, while the increase in data processing expense was due to a pricing increase. During the fourth quarter of fiscal 2000, the Bank opened a full service branch in Eastern Bedford County. Expenses related to the opeeration of the branch were insignificant on the Company's financial results for fiscal 2000,

Income Taxes. The provision for income taxes increased $107,000, to $1.4 million in fiscal 2000 from $1.3 million in fiscal The provision for income taxes increased $163,000 to $1.3 million in fiscal 1999 from $1.2 million in fiscal 1999 due to the increased level of taxable income.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
-------------------------------

Our liquidity is a measure of our ability to fund loans, pay deposit withdrawals, and other cash outflows in an efficient, cost effective manner. Our primary sources of funds are deposits and scheduled amortization and prepayment of loans. During the past several years, we have used such funds primarily to fund maturing time deposits, pay savings withdrawals, fund lending commitments, purchase new investments, and increase liquidity. We also borrow funds from the Federal Home Loan Bank ("FHLB") of Atlanta. As of September 30, 2000, such borrowed funds totaled $34.0 million. Loan payments and maturing investments are greatly influenced by general interest rates, economic conditions and competition.

We are required under Federal regulations to maintain certain specified levels of "liquid assets," which include certain United States government obligations and other approved investments. Current regulations require that our subsidiary, Bedford Federal Savings Bank ("Bedford Savings") maintain liquid assets of not less than 4% of net withdrawable accounts plus short-term borrowings. At September 30, 2000, Bedford Savings' regulatory liquidity was 10.7%.

The amount of certificate accounts which are scheduled to mature within one year is approximately $53.2 million. We believe that we can replace these funds with other deposits, excess liquidity, FHLB advances, or other borrowings if these deposits do not remain with us. It has been our experience that a substantial portion of such maturing deposits remain with us. In addition, at September 30, 2000, we had commitments to fund loans of $11.9 million, and $8.4 million of loans in process.

Net cash provided by operating activities for fiscal 2000 totaled $1.4 million which was primarily due to net income of $2.2 million.

Net cash absorbed by investing activities for fiscal 2000 totaled $19.0 million, an increase from fiscal 1999 of $8.4 million. The decrease was primarily attributable to a $4.7 million increase in cash proceeds from sales of available for sale securities offset by a $22.3 million increase in net loans to customers.

Net cash provided by financing activities for the year ended September 30, 2000 totaled $20.4 million. This is a result of a net increase in deposits of $15.1 million, and a net increase in FHLB advances of $6.0 million. These increases were used primarily to fund the increase in loan originations.

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                                                        Contents


--------------------------------------------------------------------------------


Report of Independent Certified Public Accountants                            3

Consolidated Financial Statements

     Balance Sheets                                                         4-5

     Statements of Operations                                               6-7

     Statements of Stockholders' Equity                                     8-9

     Statements of Cash Flows                                              10-11

Summary of Accounting Policies                                             12-17

Notes to Consolidated Financial Statements                                 18-41

Report of Independent Certified Public Accountants



The Board of Directors
Bedford Bancshares, Inc.
Bedford, Virginia

We have audited the consolidated balance sheets of Bedford Bancshares, Inc. and subsidiaries (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bedford Bancshares, Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with generally accepted accounting principles.



/s/BDO Seidman, LLP

Richmond, Virginia
October 27, 2000

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                                     Consolidated Balance Sheets
                                                                  (in thousands)

--------------------------------------------------------------------------------------------------------------------
September 30,                                                                      2000                    1999
--------------------------------------------------------------------------------------------------------------------
     Assets

Cash (including interest bearing deposits of
   approximately $1,136 - 2000)                                               $   5,512                $  2,744
Securities (Note 1)
   Held-to-maturity                                                                 507                     810
   Available for sale                                                             6,905                  10,458
Investment in Federal Home Loan Bank stock,
   at cost (Note 6)                                                               1,900                   1,500
Loans receivable, net (Notes 2, 6 and 14)                                       169,592                 147,689
Property and equipment, net (Note 4)                                              1,365                   1,105
Accrued interest receivable                                                       1,133                     924
Deferred income taxes (Note 8)                                                      270                     225
Other assets                                                                        357                     282
--------------------------------------------------------------------------------------------------------------------

Total assets                                                                   $187,541                $165,737
====================================================================================================================

                                                    Bedford Bancshares, Inc. and
                                                                    Subsidiaries
                                                     Consolidated Balance Sheets
                                                                  (in thousands)

--------------------------------------------------------------------------------------------------------------------
September 30,                                                                       2000                    1999
--------------------------------------------------------------------------------------------------------------------
     Liabilities and Stockholders' Equity

Liabilities
   Deposits (Note 5)                                                            $129,770                $114,720
   Advances from Federal Home Loan Bank (Note 6)                                  34,000                  28,000
   Advances from borrowers for taxes and insurance                                   694                     605
   Dividends payable                                                                 215                     196
   Other liabilities                                                                 306                   1,150
--------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                164,985                 144,671
--------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Notes 12 and 13)
--------------------------------------------------------------------------------------------------------------------

Stockholders' equity
   Preferred stock, par value $.10, authorized 250,000
     shares, none outstanding                                                          -                       -
   Common stock, par value $.10, authorized 2,750,000
     shares, 2,149,270 and 2,173,050 shares,
     issued and outstanding                                                          215                     217
   Additional paid-in capital                                                     10,466                  10,497
   Retained earnings, substantially restricted (Note 10)                          12,503                  11,223
   Accumulated other comprehensive (loss) income                                    (122)                   (151)
   Stock acquired by ESOP and RRP (Note 11)                                         (506)                   (720)
--------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                        22,556                  21,066
--------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                      $187,541                $165,737
====================================================================================================================
                                                                     See accompanying summary of accounting policies
                                                                     and notes to consolidated financial statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Operations
                                                                  (in thousands)

--------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                                             2000               1999                1998
--------------------------------------------------------------------------------------------------------------------
Interest income
   Loans                                                          $12,508            $10,547             $ 9,905
   U.S. government obligations, including agencies                    687              1,141               1,055
   Other investments                                                  173                206                 339
--------------------------------------------------------------------------------------------------------------------

Total interest income                                              13,368             11,894              11,299
--------------------------------------------------------------------------------------------------------------------

Interest expense
   Deposits (Note 5)                                                5,074              4,447               4,564
   Borrowed money                                                   2,051              1,584               1,245
--------------------------------------------------------------------------------------------------------------------

Total interest expense                                              7,125              6,031               5,809
--------------------------------------------------------------------------------------------------------------------

Net interest income                                                 6,243              5,863               5,490

Provision for loan losses (Note 2)                                    120                 90                  90
--------------------------------------------------------------------------------------------------------------------

Net interest income after provision for
   loan losses                                                      6,123              5,773               5,400
--------------------------------------------------------------------------------------------------------------------

Noninterest income
   Service charges and fees on loans                                  562                648                 459
   Other customer service fees and commissions                        403                336                 320
   Gain on sale of loans, investments and
     foreclosed real estate                                             8                 30                  10
   Other                                                               67                 55                  74
--------------------------------------------------------------------------------------------------------------------

Total noninterest income                                            1,040              1,069                 863
--------------------------------------------------------------------------------------------------------------------

                                                                    continued...

                                                       Bedford Bancshares,  Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Operations
                                                                  (in thousands)
                                                                     (continued)

--------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                                             2000               1999                1998
--------------------------------------------------------------------------------------------------------------------
Noninterest expense
   Compensation and employee benefits                             $ 1,966            $ 1,860             $ 1,712
   Occupancy and equipment                                            340                319                 321
   Data processing                                                    426                397                 354
   Federal insurance of accounts                                       38                 63                  64
   Advertising                                                        129                115                 111
   Professional fees                                                  167                200                 201
   Other                                                              418                374                 367
--------------------------------------------------------------------------------------------------------------------

Total noninterest expense                                           3,484              3,328               3,130
--------------------------------------------------------------------------------------------------------------------

Income before income taxes                                          3,679              3,514               3,133

Provision for income taxes (Note 8)                                 1,430              1,323               1,160
--------------------------------------------------------------------------------------------------------------------

Net income                                                        $ 2,249            $ 2,191             $ 1,973
====================================================================================================================

Basic earnings per share (Note 16)                                $ 1.08             $ 1.01              $  .90

Diluted earnings per share (Note 16)                              $ 1.04             $  .96              $  .85
====================================================================================================================
                                                                     See accompanying summary of accounting policies
                                                                     and notes to consolidated financial statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)

----------------------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                                   Additional                    Other         Acquired
                                         Common     Paid-in     Retained     Comprehensive     By ESOP
                                         Stock      Capital     Earnings        Income         and RRP       Total
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1997                $114       $10,836      $9,763       $  22           $(1,114)     $19,621

Comprehensive income
   Net income                                 -             -       1,973           -                 -        1,973
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -             -           -          38                 -           38
                                                                                                          ------------

Total comprehensive income                    -             -           -           -                 -        2,011
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -            96          16           -                69          181
   Purchase of RRP shares
     (Note 11)                                -           (29)        (57)          -                 -          (86)
   Effect of 2 to 1 stock split             115             -        (115)          -                 -            -
   Dividends declared ($.30
     per share)                               -             -        (689)          -                 -         (689)
   Exercise of options (Note 11)              1            93           9           -                 -          103
   RRP vesting (Note 11)                      -           (57)          -           -               164          107
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1998                 230       10,939       10,900           60            (881)       21,248

Comprehensive income
   Net income                                 -            -        2,191            -               -         2,191
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -         (211)              -          (211)
                                                                                                          ------------

Total comprehensive income                    -            -            -            -               -         1,980
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -          195           17            -              40           252
   Repurchase of stock (132,200
     shares)                                (13)        (648)      (1,103)           -               -        (1,764)
   Dividends declared ($.34
     per share)                               -            -         (786)           -               -          (786)
   Exercise of options (Note 11)              -           36            4            -               -            40
   RRP vesting (Note 11)                      -          (25)           -            -             121            96
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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)
                                                                     (continued)

----------------------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                                   Additional                    Other         Acquired
                                         Common     Paid-in      Retained    Comprehensive     By ESOP
                                         Stock      Capital      Earnings       Income         and RRP       Total
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1999                $217      $10,497      $11,223        $(151)          $(720)      $21,066

Comprehensive income
   Net income                                 -            -        2,249            -               -         2,249
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -           29               -            29
                                                                                                          ------------

Total comprehensive income                    -            -            -            -               -         2,278
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -          124           14            -             214           352
   Repurchase of stock (23,809
     shares)                                 (2)        (117)        (146)           -               -          (264)
   Dividends declared ($.39
     per share)                               -            -         (838)           -               -          (838)
   RRP vesting (Note 11)                      -          (38)           -            -               -           (38)
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 2000                $215      $10,466      $12,503        $(122)          $(506)      $22,556
====================================================================================================================
                                                                     See accompanying summary of accounting policies
                                                                     and notes to consolidated financial statements.

                                                       Bedford Bancshares,  Inc.
                                                                and Subsidiaries
                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)

--------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                                                  2000               1999             1998
--------------------------------------------------------------------------------------------------------------------
Operating activities
   Net income                                                        $   2,249          $   2,191        $   1,973
   Adjustments to reconcile net income to
     net cash provided by operating activities
       Provision for loan losses                                           120                 90               90
       Provision for depreciation and amortization                         149                147              150
       (Increase) decrease in deferred income taxes                        (45)              (130)             (37)
       Gain on sale of loans, investments, and
         foreclosed real estate                                             (9)               (30)             (11)
       Loans originated for sale                                             -             (1,464)            (304)
       Proceeds from sale of loans originated for sale                       -              1,464              304
       (Increase) decrease in interest receivable                         (209)                72             (149)
       (Increase) decrease in other assets                                 (75)               285             (139)
       Increase (decrease) in other liabilities                           (844)               485              471
--------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                1,336              3,110            2,348
--------------------------------------------------------------------------------------------------------------------

Investing activities
   Proceeds from maturities of securities                                1,300             17,055            7,500
   Proceeds from sales of available for sale securities                  4,664                  -            1,004
   Purchase of available for sale securities                            (2,021)            (9,658)         (13,542)
   Principal collected on mortgage-backed securities                         3                  4                5
   Net increase in loans to customers                                  (22,337)           (18,036)         (13,741)
   Net proceeds from sales of foreclosed real estate                       293                 83              220
   Purchases of premises, equipment and leasehold
     improvements                                                         (439)               (92)             (96)
   Sale (purchase) of FHLB stock                                          (400)                50             (618)
--------------------------------------------------------------------------------------------------------------------

Net cash absorbed by investing activities                              (18,937)           (10,594)         (19,268)
--------------------------------------------------------------------------------------------------------------------

                                                                    continued...

                                                       Bedford Bancshares,  Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)
                                                                     (continued)

--------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                                                  2000               1999             1998
--------------------------------------------------------------------------------------------------------------------
Financing activities
   Net increase in deposits                                            $15,050             $7,635         $  3,474
   Net increase (decrease) in advance payments
     from borrowers                                                         89                 77               26
   Proceeds from FHLB advances                                          80,000             11,000           22,000
   Principal payments of FHLB advances                                 (74,000)           (12,000)          (8,000)
   Purchase of stock by ESOP and RRP                                         -                  -              (86)
   Allocation of ESOP and RRP shares                                       314                348              288
   Repurchase of stock                                                    (264)            (1,764)               -
   Dividends paid                                                         (820)              (774)            (665)
   Issuance of common stock                                                  -                 40              103
--------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                               20,369              4,562           17,140
--------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                         2,768             (2,922)             220

Cash and cash equivalents - beginning of year                            2,744              5,666            5,446
--------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents - end of year                               $  5,512             $2,744         $  5,666
====================================================================================================================

Cash payments of interest expense                                     $  7,508             $6,015         $  5,880
====================================================================================================================

Cash payments of income taxes                                         $  1,246             $1,282        $     570
====================================================================================================================

Transfer of loans to foreclosed real estate                          $     316           $     88        $     110
====================================================================================================================
                                                                     See accompanying summary of accounting policies
                                                                     and notes to consolidated financial statements.

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

Principles of Consolidation

The consolidated financial statements include the accounts of Bedford Bancshares, Inc., Bedford Federal Savings Bank and CVFS, its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidation. Prior year accounts are reclassified when necessary to conform to current year classifications.

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

As of September 30, 2000, the Company had no loans that were considered as impaired.

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

--------------------------------------------------------------------------------

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

As a result of the Act, the Company must recapture into taxable income approximately $424,821 ratably over six years, beginning with the year ended September 30, 1999.

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

In March 2000, the FASB issued interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB
Opinion No. 25. FIN 44 clarifies the application of APB No. 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000 but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The Company believes that adoption of FIN 44 will not have a material effect on the Company's financial statements but may impact the accounting for grants or awards in future periods.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)

--------------------------------------------------------------------------------

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

Comprehensive Income

For the year ended September 30, 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130). This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and unrealized gains (losses) on available for sale securities and is presented in the Consolidated Statements of Stockholders' Equity. The adoption of SFAS 130 had no impact on total shareholders' equity. Prior year financial statements have been reclassified to conform to SFAS 130 requirements.

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

                                      Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

1.      Securities

A summary of the amortized cost and estimated market values of investment securities, in thousands, is as follows:

September 30, 2000
-------------------------------------------------------------------------------------------------------------------------------

                                                                          Gross                  Gross             Estimated
                                                   Amortized           Unrealized             Unrealized             Market
                                                     Cost                 Gains                 Losses               Value
-------------------------------------------------------------------------------------------------------------------------------
Held to Maturity

   United States government
     and agency obligations                        $   500                 $ -                 $    1               $   499

   Mortgage-backed securities                            7                   -                      -                     7
-------------------------------------------------------------------------------------------------------------------------------

                                                       507                   -                      1                   506
-------------------------------------------------------------------------------------------------------------------------------

Available for Sale

   United States government
     and agency obligations                          7,000                   -                    198                 6,802

   Marketable Equity securities                         48                   2                      -                    50

   Other                                                53                   -                      -                    53
-------------------------------------------------------------------------------------------------------------------------------

                                                     7,101                   2                    198                 6,905
-------------------------------------------------------------------------------------------------------------------------------

                                                    $7,608                $  2                   $199                $7,411
===============================================================================================================================


Gross gains of approximately $0, $0 and $3,000 and gross losses of approximately $0, $0 and $1,000 were realized on sales of securities available for sale during the years ended September 30, 2000, 1999 and 1998, respectively.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

1.      Securities (continued)

September 30, 1999
-------------------------------------------------------------------------------------------------------------------------------

                                                                         Gross                  Gross              Estimated
                                                   Amortized          Unrealized             Unrealized              Market
                                                     Cost                Gains                 Losses                Value
-------------------------------------------------------------------------------------------------------------------------------
Held to Maturity

   United States government
     and agency obligations                        $   800                $  2                  $   2              $    800

   Mortgage-backed securities                           10                   -                      -                    10
-------------------------------------------------------------------------------------------------------------------------------

                                                       810                   2                      2                   810
-------------------------------------------------------------------------------------------------------------------------------

Available for Sale

   United States government
     and agency obligations                          6,005                   -                    175                 5,830

   Marketable Equity securities                      4,648                   -                     73                 4,575

   Other                                                53                   -                      -                    53
-------------------------------------------------------------------------------------------------------------------------------

                                                    10,706                   -                    248                10,458
-------------------------------------------------------------------------------------------------------------------------------

                                                   $11,516                $  2                   $250               $11,268
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

1.      Securities (continued)

The amortized cost and estimated market value of debt securities, in thousands, at September 30, 2000, by contractual maturity, were as follows:

                                                                                                              Estimated
                                                                                       Amortized                Market
                                                                                          Cost                  Value
-------------------------------------------------------------------------------------------------------------------------------
Held to Maturity

   Due in one year or less                                                              $     -                   $    -
   Due in one through five years                                                            500                      499
   Due after five years                                                                       -                        -
-------------------------------------------------------------------------------------------------------------------------------

                                                                                            500                      499
   Mortgage-backed securities                                                                 7                        7
-------------------------------------------------------------------------------------------------------------------------------

                                                                                            507                      506
-------------------------------------------------------------------------------------------------------------------------------

Available for Sale
   Due in one year or less                                                                6,500                    6,307
   Due in one through five years                                                            500                      495
   Due after five years                                                                       -                        -
-------------------------------------------------------------------------------------------------------------------------------

                                                                                          7,000                    6,802

Marketable equity securities                                                                 48                       50

Other                                                                                        53                       53
-------------------------------------------------------------------------------------------------------------------------------

                                                                                          7,101                    6,905
-------------------------------------------------------------------------------------------------------------------------------

                                                                                         $7,608                   $7,411
===============================================================================================================================

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
--------------------------------------------------------------------------------

2.      Loans Receivable

Loans receivable, in thousands, are summarized as follows

September 30,                                                                                    2000                   1999
-------------------------------------------------------------------------------------------------------------------------------

First mortgage loans                                                                         $129,140               $112,219
Construction loans                                                                             19,844                 18,506
Home equity loans                                                                               6,345                  4,692
Loans to depositors, secured by savings                                                           448                    452
Installment loans                                                                              13,851                 11,512
Term notes                                                                                      9,539                  8,940
-------------------------------------------------------------------------------------------------------------------------------

                                                                                              179,167                156,321
Less
   Undistributed loans in process                                                               8,438                  7,556
   Deferred loan fees and costs, net                                                              287                    272
   Allowance for credit losses                                                                    850                    804
-------------------------------------------------------------------------------------------------------------------------------

                                                                                             $169,592               $147,689
===============================================================================================================================


Activity in the allowance for credit losses, in thousands, is summarized as follows:

Year ended September 30,                                                2000                      1999                  1998
-------------------------------------------------------------------------------------------------------------------------------

Balance at beginning of year                                            $804                      $764                  $678
Provision charged to operations                                          120                        90                    90
Charge offs net of recoveries                                            (74)                      (50)                   (4)
-------------------------------------------------------------------------------------------------------------------------------

Balance at end of year                                                  $850                      $804                  $764
===============================================================================================================================

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

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

3.      Loan Servicing

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of those loans, in thousands, are summarized as follows:

September 30,                                                                      2000                1999              1998
-------------------------------------------------------------------------------------------------------------------------------

Federal Home Loan Mortgage Corporation (FHLMC)                                   $1,538              $1,698            $1,361
Virginia Housing Development Authority (VHDA)                                         -                 803             1,097
-------------------------------------------------------------------------------------------------------------------------------

                                                                                 $1,538              $2,501            $2,458
===============================================================================================================================

4.      Property and Equipment

Property and equipment, in thousands, are summarized as follows:

September 30,                                                                                    2000                   1999
-------------------------------------------------------------------------------------------------------------------------------

Land                                                                                          $   251                $   251
Office buildings                                                                                1,222                  1,203
Rental buildings                                                                                   48                     68
Furniture, fixtures and equipment                                                               1,206                  1,019
Automobile                                                                                         25                     25
Leasehold improvements                                                                            251                     25
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                3,003                  2,591
Less accumulated depreciation                                                                   1,638                  1,486
-------------------------------------------------------------------------------------------------------------------------------

                                                                                               $1,365                 $1,105
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
--------------------------------------------------------------------------------

5.      Deposits

Deposits, in thousands, are summarized as follows:

September 30,                                                    2000                                     1999
-------------------------------------------------------------------------------------------------------------------------------

                                                          Amount         Percent                    Amount          Percent
-------------------------------------------------------------------------------------------------------------------------------

NOW accounts                                            $  22,043         16.99%                 $  18,440           16.07%
Money market accounts                                       7,396          5.70                      7,241            6.31
Savings accounts                                           14,899         11.48                     16,072           14.01
Time deposits                                              85,432         65.83                     72,967           63.61
-------------------------------------------------------------------------------------------------------------------------------

                                                         $129,770        100.00%                  $114,720          100.00%
===============================================================================================================================

The aggregate amount of certificates of deposit of $100,000 or more was approximately $14,674,000 and $13,785,000 at September 30, 2000 and 1999,
respectively.

At September 30, 2000, the scheduled maturities of time deposits, in thousands, are as follows:

                        Year ending September 30,
                     -------------------------------------------------

                                   2001                     $53,175
                                   2002                      25,964
                                   2003                       5,550
                                   2004                         550
                                Thereafter                      193
                     -------------------------------------------------

                                                            $85,432
                     -------------------------------------------------

Interest expense on deposits, in thousands, is summarized as follows:

Year ended September 30,                                                           2000                1999              1998
-------------------------------------------------------------------------------------------------------------------------------

NOW accounts                                                                    $   130             $   137           $   182
Money market account                                                                252                 209               149
Savings account                                                                     388                 407               454
Time deposits                                                                     4,304               3,694             3,779
-------------------------------------------------------------------------------------------------------------------------------

                                                                                 $5,074              $4,447            $4,564
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

6.      Advances from Federal Home Loan Bank

Borrowings ("advances") from the Federal Home Loan Bank ("FHLB"), in thousands, are scheduled to mature as follows:

September 30,                                                                                    2000                   1999
-------------------------------------------------------------------------------------------------------------------------------

Within one year                                                                               $19,000               $  4,000
One to two years                                                                                5,000                      -
Two years or more                                                                              10,000                 24,000
-------------------------------------------------------------------------------------------------------------------------------

                                                                                              $34,000                $28,000
===============================================================================================================================

The weighted average interest rate on advances at September 30, 2000 and 1999 was 6.19% and 5.53%, respectively. These advances are collateralized by the Company's investment in FHLB stock and qualifying real estate loans under a blanket collateral agreement. Certain advances are subject to call dates which result in earlier maturities.

Information related to borrowing activity from the Federal Home Loan Bank, in thousands, is as follows:

Year ended September 30,                                                         2000                 1999              1998
-------------------------------------------------------------------------------------------------------------------------------

Maximum amount outstanding during the year                                    $38,000              $31,000           $31,000
===============================================================================================================================

Average amount outstanding during the year                                     34,104               28,483            22,487
===============================================================================================================================

Average interest rate during the year                                            6.02%                5.56%             5.54%
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

7.      Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments, in thousands, are as follows:

September 30,                                                     2000                                    1999
-------------------------------------------------------------------------------------------------------------------------------
                                                       Carrying            Fair                  Carrying            Fair
                                                        Amount             Value                  Amount             Value
-------------------------------------------------------------------------------------------------------------------------------
Financial assets
   Cash and short-term investments                    $    5,512        $   5,512               $   2,744          $   2,744
   Securities                                              7,412            7,412                  11,268             11,268
   Loans, net of allowance for loan losses               169,592          165,939                 147,689            148,157

Financial liabilities
   Deposits                                              129,770          129,765                 114,720            115,034
   Advances from Federal Home Loan Bank                   34,000           34,000                  28,000             28,000

                                                        Notional           Fair                  Notional             Fair
                                                         Amount            Value                  Amount              Value
-------------------------------------------------------------------------------------------------------------------------------

Unrecognized financial instruments
   Commitments to extend credit                        $  11,922        $  11,922                 $12,916            $12,916

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

8.      Income Taxes

The provision for income taxes, in thousands, is summarized as follows:

Year ended September 30,                                                           2000                1999              1998
-------------------------------------------------------------------------------------------------------------------------------
Current
   Federal                                                                       $1,254              $1,195            $1,066
   State                                                                            221                 211               186
-------------------------------------------------------------------------------------------------------------------------------

                                                                                  1,475               1,406             1,252

Deferred tax expense (benefit)                                                      (45)                (83)              (92)
-------------------------------------------------------------------------------------------------------------------------------

Total provision for income taxes                                                 $1,430              $1,323            $1,160
===============================================================================================================================

Differences between the statutory and effective tax rates are summarized as follows:

                                                                                             Percent of Pre-tax Income
                                                                                             -------------------------
Year ended September 30,                                                           2000                1999             1998
-------------------------------------------------------------------------------------------------------------------------------

Tax at statutory rate                                                             34.0%               34.0%             34.0%
Increases (decreases) in taxes resulting from
   State income taxes, net of federal benefit                                      6.0                 5.4               5.6
   Other                                                                          (1.0)               (1.4)             (2.6)
-------------------------------------------------------------------------------------------------------------------------------

                                                                                  39.0%               38.0%             37.0%
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

8.      Income Taxes (continued)

The components of the net deferred tax asset, in thousands, were as follows:

September 30,                                                                                    2000                   1999
-------------------------------------------------------------------------------------------------------------------------------
Deferred tax asset
   Bad debts                                                                                     $215                   $171
   Loan fees                                                                                       21                     37
   Unrealized loss on securities available for sale                                                75                     90
   Other                                                                                           12                      -
-------------------------------------------------------------------------------------------------------------------------------

Total deferred tax asset                                                                          323                    298
-------------------------------------------------------------------------------------------------------------------------------

Deferred tax liability
   Accelerated depreciation                                                                       (39)                    (5)
   Distributive share of income from partnership                                                  (14)                   (17)
   Other                                                                                            -                    (51)
-------------------------------------------------------------------------------------------------------------------------------

Total deferred tax liability                                                                      (53)                   (73)
-------------------------------------------------------------------------------------------------------------------------------

Net deferred tax asset                                                                           $270                   $225
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

9.      Comprehensive Income

The components of other comprehensive income (loss) are summarized as follows:

Year ended September 30,                                                           2000                1999              1998
-------------------------------------------------------------------------------------------------------------------------------

Unrealized gains (losses) on securities:                                            $43               $(269)              $61
   Less:  reclassification adjustment for gains (losses)
     included in net income                                                          (4)                 71                 -
-------------------------------------------------------------------------------------------------------------------------------

Other comprehensive income (loss) before tax                                         47                (340)               61

Income tax (expense) benefit related to items of other
   comprehensive income                                                             (18)                129               (23)
-------------------------------------------------------------------------------------------------------------------------------

Other comprehensive income (loss), net of tax                                       $29               $(211)              $38
===============================================================================================================================

10.     Restricted Retained Earnings

In accordance with the current regulations concerning conversion from a mutual to a stock organization, the Savings Bank was required to establish a liquidation account equal to its net worth as of the latest balance sheet contained in the final offering circular. Such liquidation account is to be maintained for the benefit of depositors, as of the eligibility record date (September 30, 1993) who continue to maintain their deposits in the Savings Bank after the conversion, in the event of a complete liquidation of the Savings Bank. If, however, on any annual closing date of the Savings Bank subsequent to September 30, 1993, the amount in any deposit account is less than the amount in such deposit account on September 30, 1993, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Savings Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Savings Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At September 30, 2000, the liquidation account, adjusted for customer withdrawals, totaled $1,880,000.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

11.     Retirement Plan and Employee Benefit Programs

The Savings Bank has a retirement plan under Internal Revenue Code Section 401(k) covering all full-time employees who have completed one or more years of continuous service and have reached age 21. Each employee has an option to voluntarily contribute to this plan up to 10% of their salary. The Savings Bank matched $.50 for every $1 up to 4% of salary for years prior to fiscal 1999. Beginning in fiscal 1999, the Savings Bank, for each $1 up to 4% of salary, will match $.50 for employees with less than ten years of service, $.75 for employees with between ten and twenty years of service and $1 for employees with over twenty years of service. Effective October 1, 1993, a money purchase plan was adopted which provides for a fixed percentage contribution for each employee's salary. This percentage was 5% for the years ended September 30, 2000, 1999 and 1998, respectively. The total expense for the plan was $89,000, $78,000 and $61,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

Employee Stock Ownership Plan

At the time of the stock conversion, the Savings Bank established an Employee Stock Ownership Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Parent Company to purchase a total of 160,000 shares of the Parent Company's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Savings Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Parent Company's lien proportional to the loan repayments. Annually on September 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released and allocated 98,666 and 82,666 shares of Common Stock as of September 30, 2000 and 1999, respectively. The Company recognized $104,000 and $149,000 of compensation cost for the years ended September 30, 2000 and 1999, respectively. The fair value of unearned ESOP shares totaled $613,000 at September 30, 2000. There were no commitments to repurchase ESOP shares.

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

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

11.     Retirement Plan and Employee Benefit Programs (continued)

Recognition and Retention Plan (continued)

The Board of Directors approved the establishment of a Recognition and Retention Plan ("RRP") on January 25, 1995. The plan states that the Trust, established under the plan, shall not purchase more than 4% of the aggregate shares of Common Stock issued by the Parent Company in the mutual-to-stock conversion of the Savings Bank (100,510 shares). The costs of the shares awarded under these plans are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the various plans. For the years ended September 30, 2000 and 1999, the amount included in compensation expense was $44,000 and $96,000, respectively. The status of the shares in this plan is summarized as follows:

                                                                           Weighted
                                                                            Average
                                                                             Share              Unawarded            Awarded
                                                                             Price                Shares             Shares
-------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1998                                                $6.18                 8,394             35,420

Granted                                                                          -                     -                  -
Vested                                                                        5.92                     -            (16,210)
-------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1999                                                 5.81                 8,394             19,210

Granted                                                                          -                     -                  -
Vested                                                                        5.92                     -            (16,210)
-------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 2000                                                $9.04                 8,394              3,000
===============================================================================================================================

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

                                                       Weighted
                                                       Average
                                                       Exercise         Available                Options         Vested and
                                                        Price           for Grant              Outstanding       Exercisable
-------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1998                            $6.18             20,994                   88,599           114,515

Granted                                                      -                  -                        -                 -
Vested                                                       -                  -                  (40,550)           40,550
Exercised                                                 5.50                  -                        -            (7,350)
-------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1999                             6.40             20,994                   48,049           147,715
-------------------------------------------------------------------------------------------------------------------------------

Granted                                                      -                  -                        -                 -
Vested                                                       -                  -                  (40,549)           40,549
Exercised                                                    -                  -                        -                 -
-------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 2000                            $6.40             20,994                    7,500           188,264
===============================================================================================================================

The remaining contractual lives of the options granted in 1999 and 1998 are 5.3 years and 4.3 years, respectively at September 30, 2000. The weighted average remaining contractual life of total options is 4.5 years at September 30, 2000.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

12.     Commitments and Contingencies

The Savings Bank is lessee under a five-year operating lease expiring August 18, 2001 for the land at its Moneta branch at an annual rental of $4,800 for five years and a five year operating lease expiring August 31, 2005 for the New London Branch at an annual rental of $35,700. The Savings Bank also leases ATM space in Moneta, under a five year lease expiring in August 2001 at an annual rental of $2,400 and in Bedford, under a five year lease expiring in September 2004 at an annual rental of $3,300.

The current minimum annual rental commitments under non-cancelable operating leases in effect at September 30, 2000 are as follows:

           Year Ending September 30,                        Amount
           ----------------------------------------------------------

                      2001                                $ 45,600
                      2002                                  39,000
                      2003                                  39,000
                      2004                                  39,000
                      2005 and thereafter                   35,700
           ----------------------------------------------------------

                                                          $198,300
           ==========================================================

Rent expense was approximately $18,600, $7,200 and $7,000 for the years ended September 30, 2000, 1999, and 1998, respectively.

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

12.     Commitments and Contingencies (continued)

The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount (in thousands) of those instruments at September 30, 2000 and 1999. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

September 30,                                                                                          2000              1999
-------------------------------------------------------------------------------------------------------------------------------
Financial instruments, in thousands, whose contract amounts represent credit risk
   Unfunded commercial credit line                                                                 $  3,746          $  2,486
   Unfunded home equity lines of credit                                                               6,967             5,866
   Commitments to finance real estate acquisitions and construction                                   1,209             4,564
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                    $11,922           $12,916
===============================================================================================================================

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

14.     Related Party Transactions

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individual's personal residences or by savings accounts in the Savings Bank. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any executive officer or director, at September 30, 2000, 1999 and 1998 are approximately $714,000, $910,000 and $826,000, respectively.

15.     Regulatory Capital of the Savings Bank

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Savings Bank's capital meets and exceeds all three capital requirements as follows as of September 30, 2000 and 1999. Tangible and core capital levels are shown as a percentage of adjusted total assets, and risk-based capital levels are shown as a percentage of risk-weighted assets.

                                         Amount          Percent             Actual              Actual            Excess
September 30, 2000                      Required        Required             Amount             Percent            Amount
-------------------------------------------------------------------------------------------------------------------------------

Tangible Capital                       $2,813,000          1.50%           $21,318,000          11.37%           $18,505,000
Core Capital                            7,503,000          4.00             21,318,000          11.37             13,815,000
Risk-based Capital                      9,384,000          8.00             22,086,000          18.83             12,702,000

                                         Amount          Percent            Actual               Actual            Excess
September 30, 1999                      Required        Required            Amount              Percent            Amount
-------------------------------------------------------------------------------------------------------------------------------

Tangible Capital                       $2,491,000          1.50%           $19,040,000          11.46%           $16,549,000
Core Capital                            6,643,000          4.00             19,040,000          11.46             12,397,000
Risk-based Capital                      8,270,000          8.00             19,770,000          19.12             11,500,000

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

During the year ended September 30, 1999, the Board of Directors authorized a stock repurchase program under which up to 10%, or 229,790 shares, of the then outstanding shares of the Company's stock may be repurchased. During 2000, 23,800 shares were repurchased for an aggregate amount of approximately $265,000.

Earnings per share is calculated as follows:

Year ended September 30,                                                2000                      1999                  1998
-------------------------------------------------------------------------------------------------------------------------------
Basic earnings

Income available to common shareholders                           $2,249,000                $2,191,000            $1,973,000
===============================================================================================================================

Weighted average share outstandings                                2,076,902                 2,167,256             2,182,617
===============================================================================================================================

Basic earnings per share                                          $    1.08                 $    1.01             $      .90
===============================================================================================================================


Diluted earnings per share

Income available to common shareholders                           $2,249,000                $2,191,000            $1,973,000
===============================================================================================================================

Weighted average shares outstanding                                2,076,902                 2,167,256             2,182,617

   Dilutive effect of RRP plan shares                                  1,619                    17,073                43,238

   Dilutive effect of stock options                                   79,656                   100,672                93,887
-------------------------------------------------------------------------------------------------------------------------------

Total weighted average shares outstanding                          2,158,177                 2,285,001             2,319,742
===============================================================================================================================

Diluted earnings per share                                        $    1.04                 $     .96             $      .85
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.     Condensed Parent Company Information

Condensed financial information is shown for the Parent Company as follows:

                                 Balance Sheets
                                 (in thousands)

September 30,                                                                                     2000                  1999
-------------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                                                  $  1,363              $     99
   Securities                                                                                      103                    90
   Investment in Savings Bank subsidiary                                                        21,194                18,896
   Loan to Savings Bank subsidiary                                                                   -                   100
   Dividend receivable from Savings Bank subsidiary                                                  -                 2,307
   Other assets                                                                                    342                   475
-------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                  $ 23,002              $ 21,967
===============================================================================================================================


Liabilities and stockholders' equity
   Other liabilities                                                                          $    231              $    705
   Dividends payable                                                                               215                   196
   Stockholders' equity                                                                         22,556                21,066
-------------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                     $23,002               $21,967
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.     Condensed Parent Company Information (continued)

                       Condensed Statements of Operations
                                 (in thousands)

Year Ended September 30,                                                                2000             1999            1998
-------------------------------------------------------------------------------------------------------------------------------
Income
   Interest
     Savings Bank's ESOP loan                                                         $   24           $   29          $   34
     Loan to Savings Bank subsidiary                                                       1              108             170
   Other                                                                                  42               55              57
-------------------------------------------------------------------------------------------------------------------------------

Total income                                                                              67              192             261
-------------------------------------------------------------------------------------------------------------------------------

Expenses
   Compensation and employee benefits                                                      4                6               -
   Professional fees                                                                      57               89             108
   Other operating expenses                                                               37               34              25
-------------------------------------------------------------------------------------------------------------------------------

Total expenses                                                                            98              129             133
-------------------------------------------------------------------------------------------------------------------------------

Net income (loss) before income taxes and equity in
   undistributed net income of Savings Bank subsidiary                                   (31)              63             128

Provision for income taxes                                                                (3)              27              48
Equity in undistributed net income of Savings Bank subsidiary                          2,277            2,155           1,893
-------------------------------------------------------------------------------------------------------------------------------

Net income                                                                            $2,249           $2,191          $1,973
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.     Condensed Parent Company Information (continued)

                       Condensed Statements of Cash Flows
                                 (in thousands)

Year Ended September 30,                                                                2000             1999            1998
-------------------------------------------------------------------------------------------------------------------------------
Operating activities
   Net income                                                                         $2,249           $2,191          $1,973
   Adjustments
     Equity in undistributed net income of Savings Bank subsidiary                    (2,277)          (2,155)         (1,893)
     (Increase) decrease in other assets                                                 133             (371)             50
     Increase (decrease) in other liabilities                                           (486)             281             (76)
     Subsidiary dividend payment                                                       2,307                -               -
-------------------------------------------------------------------------------------------------------------------------------

Net cash provided (absorbed) by operating activities                                   1,926              (54)             54
-------------------------------------------------------------------------------------------------------------------------------

Investing activities
   Loans originated, net of principal repayments                                         180            1,980              80
   Purchase of Central Virginia Financial Services stock                                   -                1               -
-------------------------------------------------------------------------------------------------------------------------------

Net cash provided by investing activities                                                180            1,981              80
-------------------------------------------------------------------------------------------------------------------------------

Financing activities
   Purchase of stock, by RRP                                                               -                -             (86)
   Dividends paid                                                                       (820)            (774)           (665)
   Repurchase of stock                                                                  (264)          (1,764)              -
   RRP vesting                                                                            38               96             (57)
   ESOP note payment                                                                     204              195             235
   Exercise of options                                                                     -               40             103
-------------------------------------------------------------------------------------------------------------------------------

Net cash absorbed by financing activities                                               (842)          (2,207)           (470)
-------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                       1,264             (280)           (336)

Cash and cash equivalents, beginning of year                                              99              379             715
-------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                                $1,363           $   99         $   379
===============================================================================================================================

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

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

18.     Selected Quarterly Financial Data (Unaudited)

Condensed quarterly consolidated financial data, in thousands (except per share data), is shown as follows:

                                                       First                Second               Third             Fourth
Year ended September 30, 2000                          Quarter              Quarter              Quarter           Quarter
-------------------------------------------------------------------------------------------------------------------------------

Total interest income                                 $  3,108             $  3,218             $  3,429          $   3,613
Total interest expense                                   1,613                1,700                1,828              1,984
-------------------------------------------------------------------------------------------------------------------------------

Net interest income                                      1,495                1,518                1,601              1,629
Provision for credit losses                                 30                   30                   30                 30
-------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
   for credit losses                                     1,465                1,488                1,571              1,599

Noninterest income                                         285                  250                  254                251
Noninterest expense                                        886                  864                  826                908
-------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                 864                  874                  999                942
Provision for income taxes                                 353                  329                  381                367
-------------------------------------------------------------------------------------------------------------------------------

Net income                                            $    511             $    545             $    618          $     575
===============================================================================================================================

Cash dividends declared per share                     $    .09             $    .10             $    .10          $    .10
===============================================================================================================================

Basic earnings per share                              $    .24             $    .27             $    .30          $    .27
Diluted earnings per share                            $    .23             $    .26             $    .29          $    .26
===============================================================================================================================

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

18.     Selected Quarterly Financial Data (Unaudited) (continued)

                                                        First                Second               Third             Fourth
Year ended September 30, 1999                          Quarter              Quarter              Quarter            Quarter
-------------------------------------------------------------------------------------------------------------------------------

Total interest income                                 $  2,982             $  2,946             $  2,961          $   3,005
Total interest expense                                   1,531                1,488                1,494              1,518
-------------------------------------------------------------------------------------------------------------------------------

Net interest income                                      1,451                1,458                1,467              1,487
Provision for credit losses                                 23                   22                   22                 23
-------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
   for credit losses                                     1,428                1,436                1,445              1,464

Noninterest income                                         270                  258                  241                300
Noninterest expense                                        848                  841                  809                830
-------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                 850                  853                  877                934
Provision for income taxes                                 323                  323                  333                344
-------------------------------------------------------------------------------------------------------------------------------

Net income                                            $    527             $    530             $    544          $     590
===============================================================================================================================

Cash dividends declared per share                     $    .08             $    .09             $    .09          $    .09
===============================================================================================================================

Basic earnings per share                              $    .24             $    .24             $    .25          $    .28
Diluted earnings per share                            $    .23             $    .23             $    .24          $    .26
===============================================================================================================================