Form 10KSB40, Exhibit 13
period 2001-09-30
BEDFORD BANCSHARES INC
filed 2001-12-14
CIK 921435

--------------------------------------------------------------------------------
Corporate
Profile and
Related
Information
-----------

Bedford Bancshares, Inc. (the "Company") is the parent company of Bedford Federal Savings Bank ("Bedford Federal" or the "Bank") and Central Virginia Financial services ("CVFS"). The Company was organized as a Virginia corporation in March 1994 at the direction of the Bank to acquire all of the capital stock that Bedford Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion") in connection with a $12.6 million initial public offering completed on August 19, 1994. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers, but utilizes the support staff and facilities of the Bank from time to time.

Bedford Federal, a federally-chartered stock savings bank headquartered in Bedford, Virginia, was originally chartered in 1935 under the name "Bedford Federal Savings and Loan Association." The Bank has operated as a federally-chartered stock savings bank since August 19, 1994. Deposits have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a community oriented financial institution offering a variety of services to meet the needs of the communities it serves. Bedford Federal conducts its business from its main office in Bedford, Virginia, three full service branch offices located in Bedford County, Virginia, and eight Automated Teller Machines (ATMs").

--------------------------------------------------------------------------------
Stock Market
Information
-----------

The Company's common stock trades on the Nasdaq National Market under the trading symbol of "BFSB". The daily stock quotation for Bedford Bancshares, Inc., is published in The Wall Street Journal and in other newspapers. The following table reflects the stock price of the Company's common stock and other related data.

                                                           Dividends   Dividends
                                                           Per Share   Per Share
Quarter Ended         High           Low        Volume      Declared        Paid
-------------         ----           ---        ------      --------        ----
December 1995       $ 9.38        $ 8.75       186,752        $0.045      $0.075
March 1996            9.13          8.38       241,940         0.045       0.045
June 1996             8.88          7.88       378,812         0.050       0.045
September 1996        8.63          8.25       171,182         0.055       0.050
December 1996         9.25          8.32       192,478         0.060       0.055
March 1997           10.00          8.75       163,568         0.065       0.060
June 1997            12.38          9.50       319,064         0.070       0.065
September 1997       12.75         11.75       186,580         0.070       0.070
December 1997        17.50         11.50       337,000         0.070       0.070
March 1998           17.38         14.00       365,200         0.070       0.070
June 1998            16.25         13.88       198,600         0.080       0.070
September 1998       15.75         10.25       186,300         0.080       0.080
December 1998        15.00         10.50       184,500         0.080       0.080
March 1999           13.75         11.50       109,700         0.080       0.080
June 1999            13.75         11.50       166,200         0.090       0.080
September 1999       14.50         12.25       220,800         0.090       0.090
December 1999        12.25         10.25       116,400         0.090       0.090
March 2000           10.94          6.35       248,800         0.100       0.090
June 2000             9.25          7.00        88,300         0.100       0.100
September 2000       10.00          8.83       113,200         0.100       0.100
December 2000        10.50          8.00        87,400         0.100       0.100
March 2001           10.25          8.88        85,900         0.110       0.100
June 2001            10.76          9.13        78,700         0.110       0.110
September 2001       13.90         10.64       129,500         0.110       0.110

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

        Financial Condition (Dollars in Thousands)
              September 30,                           2001        2000        1999         1998        1997
              -------------                           ----        ----        ----         ----        ----
              Total assets                        $214,305    $187,541    $165,737     $158,711    $139,089
              Loans receivable, net                184,405     169,592     147,689      129,744     116,093
              Investment securities                  9,936       9,201       8,129       14,470       9,655
              Marketable equity securities              --          50       4,575        4,396       4,185
              Foreclosed real estate, net               94          --          --           --         212
              Deposits                             149,167     129,770     114,720      107,086     103,612
              FHLB advances                         40,000      34,000      28,000       29,000      15,000
              Retained earnings                     13,275      12,503      11,223       10,900       9,763
              Total stockholders' equity            23,303      22,556      21,066       21,248      19,621


        Summary of Operations (Dollars in Thousands)

               Years Ended September 30,              2001        2000        1999         1998        1997
               -------------------------              ----        ----        ----         ----        ----
               Interest income                     $14,996     $13,368     $11,894      $11,299     $10,280
               Interest expense                      8,261       7,125       6,031        5,809       5,167
               Net interest income                   6,735       6,243       5,863        5,490       5,113
               Provision for credit losses             150         120          90           90         100
               Noninterest income                    1,137       1,040       1,069          863         593
               Noninterest expense                   3,976       3,484       3,328        3,130       3,041
               Net income before taxes               3,746       3,679       3,514        3,133       2,565
               Net income                           $2,325      $2,249      $2,191       $1,973      $1,591


        Other selected Data

              Years Ended September 30,               2001        2000        1999         1998        1997
              -------------------------               ----        ----        ----         ----        ----
              Return on average assets                1.17%       1.26%       1.35%        1.33%       1.19%
              Return on average equity               10.05       10.37       10.13         9.68        8.40
              Average equity to average assets       10.87       12.11       13.72        14.21       15.69
              Net interest rate spread                2.74        2.85        2.96         3.03        3.27
              Nonperforming assets to assets           .28         .51         .66          .34         .52
              Nonperforming loans to loans             .28         .57         .74          .41         .45
              Allowance for credit losses to
                 Loans                                 .53         .50         .54          .59         .58


        Per Share Data

              Years Ended September 30,               2001         2000        1999        1998        1997
              -------------------------               ----         ----        ----        ----        ----
              Basic earnings                        $ 1.13       $ 1.08      $ 1.01       $ .90       $ .74
              Diluted earnings                        1.09         1.04         .96         .85         .70
              Book value                             11.29        10.49        9.69        9.25        8.58
              Cash dividends declared                  .43          .39         .34         .30         .27

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
Management
Strategy
----------------

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

We monitor the interest rate sensitivity of our balance sheet in order to better match the level and duration of interest earning assets with the level and duration of interest bearing liabilities. Changes in the interest rates charged for loans and the interest rate paid on deposits are primary tools used to influence the level and duration of interest earning assets and interest bearing liabilities. In addition, investments and borrowings can be used to help manage interest rate risk. The tables on pages 7, 8, and 9 provide details about our interest rate sensitivity and our net interest income.

In our efforts to manage the interest rates that we pay on deposits, we focus on maintaining a stable core deposit base while providing competitive products and services to our customers. We rely primarily on customer deposits and mortgage payments as our major source of funds, but also borrow from the FHLB to supplement our funding needs and to help manage our interest rate sensitivity.

--------------------------------------------------------------------------------
General
----------------

Net interest income is the primary source of our earnings. Net interest income is affected by the levels of average earning assets and average interest bearing liabilities, and the respective interest rates earned and paid. The difference between the average rate of interest earned on interest earning assets and the average rate paid on interest bearing liabilities is the "interest rate spread." Our "net interest margin" is defined as our net interest income divided by our average earning assets.

We also receive income from service charges and other fees primarily related to credit and deposit services and incur expenses in our day-to-day operations including salaries and benefits, deposit insurance, facilities expense, marketing and other related business expenses.

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words, "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the ability to control costs and expenses, and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

--------------------------------------------------------------------------------
Interest Rate
Sensitivity
Analysis
----------------

The table that follows sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at September 30, 2001, which are expected to reprice or mature in each of the future time periods shown. It is important to note that certain shortcomings are inherent in the method of analysis presented. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such a adjustable rate mortgage loans have features which restrict changes in interest rates, on a short-term basis over the life of the loan. Further, in the event of a change in interest rates, prepayment levels and decay rates on core deposits may deviate significantly from those presented in the table.

The following table indicates the time periods in which interest earning assets and interest bearing liabilities will mature or reprice in accordance with their contractual terms. The table assumes prepayments and scheduled principal amortization of fixed-rate mortgage loans and mortgage-backed securities, and assumes that adjustable rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future commitments and loans in process.

                                                         At September 30, 2001
------------------------------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)

                                                             Six
                                    Three       Three     Months   One year     Three
                                   Months      to Six     To One   To Three   Years to   More than
                                  Or less      Months       Year      Years Five years  Five years     Total
                                  -------      ------       ----      ----- ----------  ----------     -----
Interest earning assets:
 Mortgage loans (1)(2)            $13,653      $9,997    $77,336    $35,798    $13,208     $9,227   $159,219
 Other loans (1)                    7,551       1,128      2,057      6,052      8,624        416     25,828
 Marketable equity                     53          --         --         --         --         --         53
securities(3)
 Federal funds sold and other
  short-term investments           11,933          --         --         --         --         --     11,933
 Investment securities                 --          --      6,450      1,048         --         --      7,498
 Mortgage-backed securities (2)        --          --          4         --         --         --          4
 FHLB stock                         2,300          --         --         --         --         --      2,300
                                  -------      ------    -------    -------    -------     ------   --------
   Total interest earning          35,490      11,125     85,847     42,898     21,832      9,643    206,835
assets

Less:
 Loans in process                   2,973       1,652      1,982         --         --         --      6,607
 Unearned discount and
  deferred fees(2)                     30          16        112         59         31         14        262
  Allowance for credit losses         180          53        289        225        197         37        981
                                  -------      ------    -------    -------    -------     ------   --------
   Net interest-earning assets     32,307       9,404     83,464     42,614     21,604      9,592    198,985
                                  -------      ------    -------    -------    -------     ------   --------
Interest bearing liabilities:
 Money market deposits              3,264       2,210      2,509      1,112        529        481     10,105
 Passbook deposits                    691         660      1,231      3,922      2,557      6,252     15,313
 NOW and other demand deposits      1,344       1,197      2,017      4,172      1,116      2,472     12,318
 Certificate accounts              14,307          --     52,613     28,750      2,247         --     97,917
 Borrowed funds                        --      11,000      5,000     24,000         --         --     40,000
                                  -------      ------    -------    -------    -------     ------   --------
  Total interest bearing
    liabilities                    19,606      15,067     63,370     61,956      6,449      9,205    175,653
                                  -------      ------    -------    -------    -------     ------   --------

Interest sensitivity gap(4)       $12,701    $(5,663)    $20,094  $(19,342)    $15,155       $387    $23,332
                                  =======    ========    =======  =========    =======       ====    =======

Cumulative interest
  sensitivity gap                 $12,701      $7,038    $27,132     $7,790    $22,945    $23,332
                                  =======      ======    =======     ======    =======    =======

Cumulative interest
 sensitivity gap as a
 percent of total assets             5.93%       3.28%     12.66%      3.64%     10.71%     10.89%

Cumulative net interest bearing
 assets as a percent of interest
 bearing liabilities               164.78%      62.41%    131.71%     68.78%    335.00%    104.20%

-------------------
(1) For purposes of the gap analysis, mortgage and other loans are reduced for nonperforming loans but are not reduced for the allowance for credit losses.
(2) For purposes of the gap analysis, unearned discount and deferred fees are prorated for mortgage loans and mortgage backed securities.
(3)  Includes assets held for sale.
(4) Interest sensitivity gap represents the difference between net interest earning assets and interest bearing liabilities.

--------------------------------------------------------------------------------

Analysis of Net
Interest Income
---------------------

The following table sets forth certain information relating to our average balance sheet and reflects the interest earned on assets and interest expense of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing interest income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                               Year Ended September 30
                                         -------------------------------------------------------------------
                                                      2001                                 2000
                                         ------------------------------       ------------------------------
                                           Average              Yield/          Average             Yield/
                                           Balance   Interest    Cost           Balance   Interest   Cost
                                           -------   --------    ----           -------   --------   ----
                                                                 (Dollars in Thousands)
    Assets:
      Interest earning assets:
        Mortgage loans (1)                $146,336    $11,024   7.53%          $133,380    $ 9,828   7.37%
        Other loans (1)                     33,823      3,084   9.12             28,519      2,680   9.40
        Interest-earning deposits (2)           --         --     --              1,399         79   5.66
        Federal Funds sold and
         other short-term investments        2,980        177   5.96              1,170        130  11.07
        Investment securities                7,157        559   7.81              6,958        514   7.38
        FHLB stock                           2,141        152   7.09              1,695        137   8.04
                                          --------    -------                  --------    -------
         Total interest earning assets     192,437     14,996   7.79            173,121     13,368   7.72
                                                      -------                              -------
        Noninterest earning assets           6,636                                6,038
                                          --------                             --------
          Total assets                    $199,073                             $179,159
                                          ========                             ========

    Liabilities and equity:
      Interest bearing liabilities:
        Money market deposits             $  7,515        233   3.09           $  7,090        252   3.55
        Savings deposits                    14,817        302   2.04             15,315        388   2.53
        NOW and other demand deposits       11,406        102   0.90             10,424        130   1.25
        Certificate accounts                91,091      5,358   5.88             79,415      4,304   5.42
                                          --------     ------                  --------     ------
      Total deposit accounts               124,829      5,995   4.80            112,244      5,074   4.52
        Borrowed funds                      38,766      2,266   5.85             34,104      2,051   6.02
                                          --------     ------                  --------     ------
         Total interest bearning
           liabilities                     163,595      8,261   5.05            146,348      7,125   4.87
                                                       ------                               ------
     Noninterest bearing liabilities        12,339                               11,120
     Equity                                 23,139                               21,691
                                          --------                             --------
         Total liabilities and equity     $199,073                             $179,159
                                          ========                             ========
    Net interest income                                $6,735                              $6,243
                                                       ======                              ======

    Interest rate spread(3)                                     2.74%                               2.85%
    Net interest margin(4)                                      3.50%                               3.61%
    Interest earning assets to
      interest bearing liabilities          117.63%                              118.29%
                                            =======                              =======


----------------
(1) Amount is net of deferred loan fees and discounts, loans in process and includes accrued interest.
(2)  Includes assets held for sale.
(3) Net interest rate spread represents the difference between the yield on average interest earning assets and the cost of average interest bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest earning assets.

The following table sets forth certain information regarding changes in our interest income and expense for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes due to (1) volume (the change in average volume times the prior period interest rate); (2) rate (the changes in interest rates times the current period average volume); and (3) net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the changes due to volume and the changes due to rate.


                                                             Year Ended September 30,
                                        --------------------------------------------------------------
                                              2001 versus 2000                 2000 versus 1999
                                        -----------------------------    -----------------------------
                                         Volume     Rate        Net       Volume     Rate        Net
                                        -------    -------    -------    -------    -------    -------
                                                             (Dollars in Thousands)
Interest earning assets:
  Mortgage loans                        $   955    $   241    $ 1,196    $ 1,490    $   (48)   $ 1,442
  Other loans                               498        (94)       404        475         44        519
  Interest earning deposits                 (79)         0        (79)      (168)         6       (162)
  Federal funds sold and other
   short-term investments                   201       (154)        47        (73)        55        (18)
  Investment securities, net                 15         30         45       (370)        40       (330)
  FHLB stock                                 36        (21)        15         13         10         23
                                        -------    -------    -------    -------    -------    -------
    Total interest earning assets         1,626          2      1,628      1,367        107      1,474
                                        -------    -------    -------    -------    -------    -------

Interest bearing liabilities:
  Money market deposits                      15        (34)       (19)        48         (5)        43
  Savings deposits                          (13)       (73)       (86)       (23)         4        (19)
  NOW and other demand deposits              12        (40)       (28)         6        (13)        (7)
  Certificate accounts                      633        421      1,054        413        197        610
  Borrowed funds                            280        (65)       215        313        154        467
                                        -------    -------    -------    -------    -------    -------
    Total interest bearing liabilites       928        208      1,136        757        337      1,094
                                        -------    -------    -------    -------    -------    -------
Net change in net interest income       $   698    $  (206)   $   492    $   610    $  (230)   $   380
                                        =======    =======    =======    =======    =======    =======


--------------------------------------------------------------------------------
Comparison of
Financial
Condition for
Fiscal Years Ended
September 30,
2001 and 2000
------------------

The Company's total assets were $214.3 million at September 30, 2001, an increase of $26.8 million or 14.3%, from the $187.5 million at September 30, 2000. The asset expansion was primarily due to growth of Federal funds sold and other short-term investments and net loans receivable.

At September 30, 2001, cash, Federal funds sold and other short-term investments were $11.9 million compared to $1.1 million at September 30, 2000. The Company experienced strong deposit growth during the fourth quarter of fiscal 2001 and these funds were invested in interest bearing deposit accounts. The Company had entered into commitments to purchase $9.0 million in investment securities at September 30, 2001 with settlement scheduled for October of 2001.

Net loans receivable increased $14.8 million, or 8.7%, to $184.4 million at September 30, 2001 from $169.6 million at September 30, 2000. Increases of 34.4% and 14.2%, respectively, in the commercial and consumer loan portfolios, respectively, during fiscal 2001, as well as, continued growth of mortgage loans within the markets served by Bedford Federal were the primary factors in the expansion of loans. This increase was funded primarily by principal repayments of existing loans, increased deposits, and advances from the FHLB.

Deposits increased $19.4 million to $149.2 million at September 30, 2001 from $129.8 million at September 30, 2000. The increase was reflected in all deposit categories with certificates of deposit up $12.5 million, NOW accounts up $3.3 million and money market accounts up $3.2 million. Continued merger activity and branch closings and sales combined with effective marketing were primary factors in the growth.

Total stockholders' equity was $23.3 million at September 30, 2001, up $.7 million or 3.3% from the $22.6 million at September 30, 2000. During fiscal 2001, the Corporation repurchased 117,334 shares of its common stock at an aggregate price of $1.3 million.


--------------------------------------------------------------------------------
Comparison of
Operating Results
for Years Ended
September 30,
2001 and 2000
-----------------

Net Income. Net income increased 3.4%, or $76,000, to $2.3 million for fiscal 2001 from fiscal 2000. A 7.9% rise in net interest income and a 9.3% increase in noninterest income, partially offset by a 14.1% increase in noninterest expense accounted for the improvement in profitability.

Interest Income. Interest income totaled $15.0 million for the fiscal year ended September 30, 2001, a 12.2% increase from the $13.4 million recorded for fiscal 2000. The $1.6 million increase is primarily due to the 11.2% growth of average earning assets.

Interest Expense. Interest expense increased $1.1 million from $7.1 million for the year ended September 30, 2000, to $8.3 million for fiscal 2001. The level of average interest bearing liabilities rose 11.8% to $163.6 million for the year ended September 30, 2001, from $146.3 million for fiscal 2000, and the cost of average interest bearing liabilities rose 18 basis points in fiscal 2001 compared to fiscal 2000. The increased cost of funds was primarily due to higher average rates paid on certificates of deposit.

Net Interest Income. Net interest income totaled $6.7 million for the year ended September 30, 2001, up 7.9% from the $6.2 million realized in fiscal 2000. The increase is due to the higher volume of average interest earning assets, offset somewhat by the increase in both volume and cost of interest bearing liabilities.

Provision for Loan Losses. The provision for loan losses for the year ended September 30, 2001, was $150,000, up $30,000 from the provision recorded in fiscal 2000. The increases in the commercial and consumer loan portfolios precipitated the increase in the provision for loan losses for the year ended September 30, 2001. Based upon the quality of the Bank's loan portfolio, the relatively stable local economy and the level of nonperforming assets, management believes the Bank's allowance for loan losses is adequate to absorb any anticipated credit losses at September 30, 2001. However, assessment of the adequacy of the allowance for loan losses involves subjective judgments and thus there can be no assurance that additional provisions for loan losses will not be required.

Noninterest Income. For the year ended September 30, 2001, noninterest income amounted to $1.1 million, an increase of $97,000 from the $1.0 million earned in fiscal 2000. During the fourth quarter of fiscal 2001, the Bank recognized a gain of $88,000 from the sale of real estate, which accounted for the rise in noninterest income.

Noninterest Expense. Noninterest expense totaled $4.0 million for the year ended September 30, 2001, as compared to $3.5 million for fiscal 2000. The increase was primarily due to an 8.9% rise in the cost of compensation and employee benefits, a 38.5% increase in occupancy and equipment expense, a 13.8% rise in data processing expense and a 78.4% increase in professional fees. The higher 2001 expense for compensation and employee benefits was primarily due to merit increases and additional staffing. Occupancy and equipment expense reflects costs associated with the branch opened in the fourth quarter of fiscal 2000 and expenses related to the upgrading of data processing equipment. Data processing expenses were up due to a higher volume of accounts and transactions. Professional fees rose primarily due to an increase in legal expenses.

Income taxes. The provision for income taxes for the year ended September 30, 2001 was $1.4 million, relatively unchanged from the provision for income taxes recorded in fiscal 2000.

--------------------------------------------------------------------------------
Liquidity and
Capital Resources
-----------------

Our liquidity is an indication of our ability to fund loans, pay deposit withdrawals, and other cash outflows in an efficient, cost effective manner. Our primary sources of funds are deposits and scheduled amortization and prepayment of loans. We have used these funds to pay maturing time deposits, savings withdrawals, fund lending commitments, purchase new investments, and increase liquidity. We also borrow funds from the Federal Home Bank ("FHLB") of Atlanta. As of September 30, 2001, such borrowed funds totaled $40.0 million. Loan payments and maturing investments are greatly influenced by general interest rates, economic condition and competition.

The amount of certificate accounts which are scheduled to mature within one year is approximately $66.9 million. We believe that we can replace these funds with other deposits, excess liquidity, FHLB borrowings , or other borrowings if these deposits do not remain with us. It has been our experience that a substantial portion of such maturing deposits remain with us. At September 30, 2001, we had commitments to fund loans of $19.1million, and $6.6 million of loans in process. In addition, we had committed to purchase $9.0 million of available for sale securities.

Net cash provided by operating activities for fiscal 2001, totaled $3.1 million, which was primarily due to net income of $2.3 million.

Net cash absorbed by investing activities for fiscal 2001 totaled $15.5 million, a decrease of $3.4 million from fiscal 2000. The decrease was primarily attributable to a $7.4 million reduction in net loans to customers, partially offset by a decrease of $4.6 million in proceeds from the sales of available for sale securities.

Net cash provided by financing activities for the year ended September 30, 2001, totaled $23.7 million. This is a result of a net increase in deposits of $19.4 million, and a net increase in FHLB advances of $6.0 million. These increases were used primarily to fund the increase in loan originations and the increase in Federal funds sold and other short-term investments.

Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the financial services industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and purchase securities, and management's assessment of our ability to generate funds. Bedford is also subject to federal regulations that impose certain minimum capital requirements.

--------------------------------------------------------------------------------
Impact of Inflation
and
Changing Prices
-------------------

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

Report of Independent Certified Public Accountants



The Board of Directors
Bedford Bancshares, Inc.
Bedford, Virginia

We have audited the consolidated balance sheets of Bedford Bancshares, Inc. and subsidiaries (the "Company") as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bedford Bancshares, Inc. and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/BDO Seidman, LLP
-------------------

Richmond, Virginia
November 1, 2001

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                                     Consolidated Balance Sheets
                                                                  (in thousands)

--------------------------------------------------------------------------------
September 30,                                               2001        2000
--------------------------------------------------------------------------------

     Assets

Cash (including interest bearing deposits of
   approximately $11,933 - 2001, $1,136 - 2000)        $  16,761   $   5,512
Securities (Note 1)
   Held-to-maturity                                          504         507
   Available for sale                                      7,132       6,905
Investment in Federal Home Loan Bank stock,
   at cost (Note 6)                                        2,300       1,900
Loans receivable, net (Notes 2, 6 and 14)                184,405     169,592
Property and equipment, net (Note 4)                       1,273       1,365
Accrued interest receivable                                1,093       1,133
Deferred income taxes (Note 8)                               159         270
Other assets                                                 678         357
--------------------------------------------------------------------------------

Total assets                                            $214,305    $187,541
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                                     Consolidated Balance Sheets
                                                                  (in thousands)

--------------------------------------------------------------------------------
September 30,                                               2001        2000
--------------------------------------------------------------------------------

     Liabilities and Stockholders' Equity

Liabilities
   Deposits (Note 5)                                       $149,167   $129,770
   Advances from Federal Home Loan Bank (Note 6)             40,000     34,000
   Advances from borrowers for taxes and insurance              717        694
   Dividends payable                                            227        215
   Other liabilities                                            891        306
--------------------------------------------------------------------------------

Total liabilities                                           191,002    164,985
--------------------------------------------------------------------------------

Commitments and contingencies (Notes 12 and 13)
--------------------------------------------------------------------------------

Stockholders' equity
   Preferred stock, par value $.10, authorized 250,000
     shares, none outstanding                                     -          -
   Common stock, par value $.10, authorized 2,750,000
     shares, 2,063,453 and 2,149,270 shares,
     issued and outstanding                                     206        215
   Additional paid-in capital                                10,171     10,466
   Retained earnings, substantially restricted (Note 10)     13,275     12,503
   Accumulated other comprehensive (loss) income                 60       (122)
   Stock acquired by ESOP and RRP (Note 11)                    (409)      (506)
--------------------------------------------------------------------------------

Total stockholders' equity                                   23,303     22,556
--------------------------------------------------------------------------------

Total liabilities and stockholders' equity                 $214,305   $187,541
--------------------------------------------------------------------------------
                                 (See accompanying summary of accunting policies and notes to consolidated finanical statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                           Consolidated Statements of Operations
                                                                  (in thousands)
                                                                     (continued)


--------------------------------------------------------------------------------
Year Ended September 30,                                  2001    2000      1999
--------------------------------------------------------------------------------

Interest income
   Loans                                               $14,108 $12,508   $10,547
   U.S. government obligations, including agencies         826     687     1,141
   Other investments                                        62     173       206
--------------------------------------------------------------------------------

Total interest income                                   14,996  13,368    11,894
--------------------------------------------------------------------------------

Interest expense
   Deposits (Note 5)                                     5,995   5,074     4,447
   Borrowed money                                        2,266   2,051     1,584
--------------------------------------------------------------------------------

Total interest expense                                   8,261   7,125     6,031
--------------------------------------------------------------------------------

Net interest income                                      6,735   6,243     5,863

Provision for loan losses (Note 2)                         150     120        90
--------------------------------------------------------------------------------

Net interest income after provision for
   loan losses                                           6,585   6,123     5,773
--------------------------------------------------------------------------------

Noninterest income
   Service charges and fees on loans                       549     562       648
   Other customer service fees and commissions             421     403       336
   Gain on sale of loans, investments and
     foreclosed real estate                                101       8        30
   Other                                                    66      67        55
--------------------------------------------------------------------------------

Total noninterest income                                 1,137   1,040     1,069
--------------------------------------------------------------------------------

                                                                    continued...

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                           Consolidated Statements of Operations
                                                                  (in thousands)
                                                                     (continued)



--------------------------------------------------------------------------------
Year Ended September 30,                      2001         2000         1999
--------------------------------------------------------------------------------
Noninterest expense
   Compensation and employee benefits      $ 2,140      $ 1,966      $ 1,860
   Occupancy and equipment                     471          340          319
   Data processing                             485          426          397
   Federal insurance of accounts                25           38           63
   Advertising                                 129          129          115
   Professional fees                           298          167          200
   Other                                       428          418          374
--------------------------------------------------------------------------------

Total noninterest expense                    3,976        3,484        3,328
--------------------------------------------------------------------------------

Income before income taxes                   3,746        3,679        3,514

Provision for income taxes (Note 8)          1,421        1,430        1,323
--------------------------------------------------------------------------------

Net income                                 $ 2,325      $ 2,249      $ 2,191
--------------------------------------------------------------------------------

Basic earnings per share (Note 16)         $  1.13      $  1.08      $  1.01

Diluted earnings per share (Note 16)       $  1.09      $  1.04      $   .96
--------------------------------------------------------------------------------
                                 (See accompanying summary of accunting policies and notes to consolidated finanical statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)

----------------------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                                   Additional                    Other         Acquired
                                         Common     Paid-in     Retained     Comprehensive     By ESOP
                                         Stock      Capital     Earnings        Income         and RRP       Total
----------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1998                $230      $10,939      $10,900      $    60           $(881)     $ 21,248

Comprehensive income
   Net income                                 -            -        2,191            -               -         2,191
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -         (211)              -          (211)
                                                                                                          ------------
Total comprehensive income                    -            -            -            -               -         1,980
                                                                                                          ------------
   Allocated/earned ESOP
     shares (Note 11)                         -          195           17            -              40           252
   Repurchase of stock (132,200
     shares)                                (13)        (648)      (1,103)           -               -        (1,764)
   Dividends declared ($.34
     per share)                               -            -         (786)           -               -          (786)
   Exercise of options (Note 11)              -           36            4            -               -            40
   RRP vesting (Note 11)                      -          (25)           -            -             121            96
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1999                 217       10,497       11,223         (151)           (720)       21,066

Comprehensive income
   Net income                                 -            -        2,249            -               -         2,249
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -           29               -            29
                                                                                                          ------------
Total comprehensive income                    -            -            -            -               -         2,278
                                                                                                          ------------
   Allocated/earned ESOP
     shares (Note 11)                         -          124           14            -             214           352
   Repurchase of stock (23,809
     shares)                                 (2)        (117)        (145)           -               -          (264)
   Dividends declared ($.39
     per share)                               -            -         (838)           -               -          (838)
   RRP vesting (Note 11)                      -          (38)           -            -               -           (38)
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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
                                                                  (in thousands)
                                                                     (continued)


-----------------------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                                   Additional                    Other         Acquired
                                          Common    Paid-in      Retained     Comprehensive     By ESOP
                                          Stock     Capital      Earnings        Income         and RRP       Total
----------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                $215      $10,466      $12,503        $(122)          $(506)      $22,556

Comprehensive income
   Net income                                 -            -        2,325            -               -         2,325
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -          182               -           182
                                                                                                          ------------
Total comprehensive income                    -            -            -            -               -         2,507
                                                                                                          ------------
   Allocated/earned ESOP
     shares (Note 11)                         -          125           62            -              80           267
   Repurchase of stock (117,334
     shares)                                (12)        (575)        (724)           -               -        (1,311)
   Dividends declared ($.43
     per share)                               -            -         (907)           -               -          (907)
   Exercise of options (Note 11)              3          154           16            -               -           173
   RRP vesting (Note 11)                      -            1            -            -              17            18
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 2001                $206      $10,171      $13,275       $   60           $(409)      $23,303
----------------------------------------------------------------------------------------------------------------------
                                                                       (See accompanying summary of accunting policies
                                                                       and notes to consolidated finanical statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)

Year Ended September 30,                                                  2001               2000             1999
--------------------------------------------------------------------------------------------------------------------
Operating activities
   Net income                                                        $   2,325          $   2,249        $   2,191
   Adjustments to reconcile net income to
     net cash provided by operating activities
       Provision for loan losses                                           150                120               90
       Provision for depreciation and amortization                         213                149              147
       (Increase) decrease in deferred income taxes                        111                (45)            (130)
       Gain on sale of loans, investments, and
         foreclosed real estate                                           (101)                (8)             (30)
       Loans originated for sale                                             -                  -           (1,464)
       Proceeds from sale of loans originated for sale                       -                  -            1,464
       (Increase) decrease in interest receivable                           39               (209)              72
       (Increase) decrease in other assets                                (228)               (75)             285
       Increase (decrease) in other liabilities                            587               (845)             485
--------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                3,096              1,336            3,110
--------------------------------------------------------------------------------------------------------------------

Investing activities
   Proceeds from maturities of securities                                8,500              1,300           17,055
   Proceeds from sales of available for sale securities                     50              4,664                -
   Purchase of available for sale securities                            (8,500)            (2,021)          (9,658)
   Principal collected on mortgage-backed securities                         3                  3                4
   Net increase in loans to customers                                  (14,944)           (22,337)         (18,036)
   Net proceeds from sales of foreclosed real estate                         -                293               83
   Purchases of premises, equipment and leasehold
     improvements                                                         (209)              (439)             (92)
   Sale (purchase) of FHLB stock                                          (400)              (400)              50
--------------------------------------------------------------------------------------------------------------------

Net cash absorbed by investing activities                              (15,500)           (18,937)         (10,594)
--------------------------------------------------------------------------------------------------------------------
                                                                                                        continued...

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)
                                                                     (continued)

--------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                                                  2001               2000             1999
--------------------------------------------------------------------------------------------------------------------
Financing activities
   Net increase in deposits                                            $19,397            $15,050           $7,635
   Net increase (decrease) in advance payments
     from borrowers                                                         23                 89               77
   Proceeds from FHLB advances                                          19,000             80,000           11,000
   Principal payments of FHLB advances                                 (13,000)           (74,000)         (12,000)
   Allocation of ESOP and RRP shares                                       267                314              348
   Repurchase of stock                                                  (1,311)              (264)          (1,764)
   Dividends paid                                                         (896)              (820)            (774)
   Issuance of common stock                                                173                  -               40
--------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                               23,653             20,369            4,562
--------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                        11,249              2,768           (2,922)

Cash and cash equivalents - beginning of year                            5,512              2,744            5,666
--------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents - end of year                                $16,761            $ 5,512          $ 2,744
--------------------------------------------------------------------------------------------------------------------


Cash payments of interest expense                                      $ 8,295            $ 7,508          $ 6,015
--------------------------------------------------------------------------------------------------------------------

Cash payments of income taxes                                          $ 1,457            $ 1,246          $ 1,282
--------------------------------------------------------------------------------------------------------------------

Transfer of loans to foreclosed real estate                            $    94            $   316          $    88
--------------------------------------------------------------------------------------------------------------------
                                                                     (See accompanying summary of accunting policies
                                                                     and notes to consolidated finanical statements.

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

As of September 30, 2001, the Company had no loans that were considered as impaired.

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

Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 as amended by SFAS 137 and 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain requirements are met, a derivative may be specifically designated as a hedge and an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. The adoption of SFAS 133 did not have an effect on the Company's financial statements.

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which is effective July 1, 2001. SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests methods. The Company believes the adoption of SFAS 141 will not have an effect on the Company's financial statements.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                                  Summary of Accounting Policies
                                                                     (continued)

--------------------------------------------------------------------------------

Accounting Pronouncements (continued)

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires a transitional goodwill impairment test six months from the date of adoption and further requires an evaluation of the carrying value of goodwill for impairment annually thereafter. The Company believes the adoption of SFAS 142 will not have an effect on the Company's financial statements.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the
Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. This statement also broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Company believes the adoption of SFAS 144 will not have a material effect on the Company's financial statements.

On July 6, 2001the SEC issued Staff Accounting Bulletin No. 102 ("SAB 102"), "Selected Loan Loss Allowance Methodology and Documentation Issues". The bulletin expresses the SEC's views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. This includes for each period reported the "books and records of the registrants engaged in lending activities include documentation of: (a) systematic methodology to be employed each period in determining the amount of loan losses to be reported, and (b) rationale supporting each period's determination that the amounts reported were adequate." Management believes that its documentation and methodologies are compliant with SAB 102.

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

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

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


                                      Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

1.      Securities

A summary of the amortized cost and estimated market values of investment securities, in thousands, is as follows:

September 30, 2001
--------------------------------------------------------------------------------

                                                Gross        Gross     Estimated
                                 Amortized   Unrealized   Unrealized     Market
                                    Cost        Gains       Losses       Value
--------------------------------------------------------------------------------

Held to Maturity

   United States government
     and agency obligations          $  500       $ 24          $ -       $  524

   Mortgage-backed securities             4          -            -            4
--------------------------------------------------------------------------------

                                        504         24            -          528
--------------------------------------------------------------------------------

Available for Sale

   United States government
     and agency obligations           6,982        108           11        7,079

   Other                                 53          -            -           53
--------------------------------------------------------------------------------

                                      7,035        108           11        7,132
--------------------------------------------------------------------------------

                                     $7,539       $132          $11       $7,660
--------------------------------------------------------------------------------


Gross gains of approximately $8,000, $0 and $0 and gross losses of approximately $5,000, $0 and $0 were realized on sales of securities available for sale during the years ended September 30, 2001, 2000 and 1999, respectively.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

1.      Securities (continued)

September 30, 2000
--------------------------------------------------------------------------------

                                                  Gross       Gross    Estimated
                                   Amortized    Unrealized   nrealized    Market
                                      Cost         Gains      Losses      Value

--------------------------------------------------------------------------------

Held to Maturity

   United States government
     and agency obligations           $  500         $ -        $  1      $  499

   Mortgage-backed securities              7           -           -           7
--------------------------------------------------------------------------------

                                         507           -           1         506
--------------------------------------------------------------------------------

Available for Sale

   United States government
     and agency obligations            7,000           -         198       6,802

   Marketable Equity securities           48           2           -          50

   Other                                  53           -           -          53
--------------------------------------------------------------------------------

                                       7,101           2         198       6,905
--------------------------------------------------------------------------------

                                      $7,608        $  2        $199      $7,411
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

1.      Securities (continued)

The amortized cost and estimated market value of debt securities, in thousands, at September 30, 2001, by contractual maturity, were as follows:

                                                                    Estimated
                                            Amortized                 Market
                                              Cost                    Value

--------------------------------------------------------------------------------

Held to Maturity

   Due in one year or less                     $    -                   $    -
   Due in one through five years                  500                      524
   Due after five years                             -                        -
--------------------------------------------------------------------------------


   Mortgage-backed securities                       4                        4
--------------------------------------------------------------------------------

                                                  504                      528
--------------------------------------------------------------------------------

Available for Sale
   Due in one year or less                      5,982                    6,030
   Due in one through five years                1,000                    1,049
   Due after five years                             -                        -
--------------------------------------------------------------------------------

                                                6,982                    7,079

Other                                              53                       53
--------------------------------------------------------------------------------

                                                7,035                    7,132
--------------------------------------------------------------------------------

                                               $7,539                   $7,660
--------------------------------------------------------------------------------

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

2.      Loans Receivable

Loans receivable, in thousands, are summarized as follows

September 30,                                               2001         2000
--------------------------------------------------------------------------------

First mortgage loans                                    $138,792     $129,140
Construction loans                                        17,701       19,844
Home equity loans                                          6,904        6,345
Loans to depositors, secured by savings                      219          448
Installment loans                                         15,819       13,851
Term notes                                                12,820        9,539
--------------------------------------------------------------------------------

                                                         192,255      179,167
Less
   Undistributed loans in process                          6,607        8,438
   Deferred loan fees and costs, net                         262          287
   Allowance for credit losses                               981          850
--------------------------------------------------------------------------------

                                                        $184,405     $169,592
--------------------------------------------------------------------------------


Activity in the allowance for credit losses, in thousands, is summarized as follows:

Year ended September 30,                      2001          2000         1999
--------------------------------------------------------------------------------

Balance at beginning of year                  $850          $804         $764
Provision charged to operations                150           120           90
Charge offs net of recoveries                  (19)          (74)         (50)
--------------------------------------------------------------------------------

Balance at end of year                        $981          $850         $804
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


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

3.      Loan Servicing

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of those loans, in thousands, are summarized as follows:

September 30,                                          2001       2000      1999
--------------------------------------------------------------------------------

Federal Home Loan Mortgage Corporation (FHLMC)       $3,226     $1,538    $1,698
Virginia Housing Development Authority (VHDA)             -          -       803
--------------------------------------------------------------------------------

                                                     $3,226     $1,538    $2,501
--------------------------------------------------------------------------------

4.      Property and Equipment

Property and equipment, in thousands, are summarized as follows:

September 30,                                                     2001      2000
--------------------------------------------------------------------------------

Land                                                            $  210    $  251
Office buildings                                                 1,261     1,222
Rental buildings                                                     -        48
Furniture, fixtures and equipment                                1,350     1,206
Automobile                                                          25        25
Leasehold improvements                                             254       251
--------------------------------------------------------------------------------

                                                                 3,100     3,003
Less accumulated depreciation                                    1,827     1,638
--------------------------------------------------------------------------------

                                                                $1,273    $1,365
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

5.      Deposits

Deposits, in thousands, are summarized as follows:

September 30,                           2001                         2000
--------------------------------------------------------------------------------

                                  Amount    Percent            Amount    Percent
--------------------------------------------------------------------------------

NOW accounts                    $ 25,309     16.97%          $ 22,043     16.99%
Money market accounts             10,628      7.12              7,396      5.70
Savings accounts                  15,313     10.27             14,899     11.48
Time deposits                     97,917     65.64             85,432     65.83
--------------------------------------------------------------------------------

                                $149,167    100.00%          $129,770    100.00%
--------------------------------------------------------------------------------

The aggregate amount of certificates of deposit of $100,000 or more was approximately $20,300,000 and $14,674,000 at September 30, 2001 and 2000,
respectively.

At September 30, 2001, the scheduled maturities of time deposits, in thousands, are as follows:

            Year ending September 30,
           -------------------------------------------------

                       2002                       $66,920
                       2003                        26,973
                       2004                         1,776
                       2005                         1,609
                    Thereafter                        639
           -------------------------------------------------

                                                  $97,917
           -------------------------------------------------

Interest expense on deposits, in thousands, is summarized as follows:

Year ended September 30,                       2001          2000         1999
--------------------------------------------------------------------------------

NOW accounts                                 $  102        $  130       $  137
Money market account                            233           252          209
Savings account                                 302           388          407
Time deposits                                 5,358         4,304        3,694
--------------------------------------------------------------------------------

                                             $5,995        $5,074       $4,447
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

6.      Advances from Federal Home Loan Bank

Borrowings ("advances") from the Federal Home Loan Bank ("FHLB"), in thousands, are scheduled to mature as follows:

September 30,                                     2001                      2000
--------------------------------------------------------------------------------

Within one year                                $16,000                   $19,000
One to two years                                 9,000                     5,000
Two years or more                               15,000                    10,000
--------------------------------------------------------------------------------

                                               $40,000                   $34,000
--------------------------------------------------------------------------------

The weighted average interest rate on advances at September 30, 2001 and 2000 was 5.61% and 6.19%, respectively. These advances are collateralized by the Company's investment in FHLB stock and qualifying real estate loans under a blanket collateral agreement. Certain advances are subject to call dates which result in earlier maturities.

Information related to borrowing activity from the Federal Home Loan Bank, in thousands, is as follows:

Year ended September 30,                           2001        2000        1999
--------------------------------------------------------------------------------

Maximum amount outstanding during the year      $42,000     $38,000     $31,000
--------------------------------------------------------------------------------

Average amount outstanding during the year      $38,766     $34,104     $28,483
--------------------------------------------------------------------------------

Average interest rate during the year              5.85%       6.02%       5.56%
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

7.      Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments, in thousands, are as follows:

September 30,                                                     2001                          2000
--------------------------------------------------------------------------------------------------------------

                                                       Carrying           Fair         Carrying       Fair
                                                        Amount            Value         Amount        Value
--------------------------------------------------------------------------------------------------------------
Financial assets
   Cash and short-term investments                      $ 16,761         $ 16,761      $  5,512     $  5,512
   Securities                                              7,636            7,660         7,412        7,412
   Loans, net of allowance for loan losses               184,405          186,276       169,592      165,939

Financial liabilities
   Deposits                                              149,167          150,778       129,770      129,765
   Advances from Federal Home Loan Bank                   40,000           40,000        34,000       34,000

                                                        Notional           Fair       Notional        Fair
                                                         Amount            Value       Amount         Value
---------------------------------------------------------------------------------------------------------------

Unrecognized financial instruments
   Commitments to extend credit                          $19,094          $19,094       $11,922      $11,922
   Forward commitment to purchase
     Government Securities                                 9,000            9,000             -           -

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

Forward commitment to purchase Government Securities
----------------------------------------------------

Fair value based on quoted market prices or dealer quotes.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

8.      Income Taxes

The provision for income taxes, in thousands, is summarized as follows:

Year ended September 30,                            2001        2000       1999
--------------------------------------------------------------------------------

Current
   Federal                                        $1,273      $1,251     $1,195
   State                                             139         221        211
--------------------------------------------------------------------------------

                                                   1,412       1,472      1,406

Deferred tax expense (benefit)                         9         (42)       (83)
--------------------------------------------------------------------------------

Total provision for income taxes                  $1,421      $1,430     $1,323
--------------------------------------------------------------------------------


Differences between the statutory and effective tax rates are summarized as follows:

                                                     Percent of Pre-tax Income
                                                     -------------------------

Year ended September 30,                            2001        2000       1999
--------------------------------------------------------------------------------

Tax at statutory rate                              34.0%       34.0%       34.0%
Increases (decreases) in taxes resulting from
   State income taxes, net of federal benefit       3.7         6.0         5.4
   Other                                             .3        (1.0)       (1.4)
--------------------------------------------------------------------------------

                                                   38.0%       39.0%       38.0%
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

8.      Income Taxes (continued)

The components of the net deferred tax asset, in thousands, were as follows:

September 30,                                                2001          2000
--------------------------------------------------------------------------------

Deferred tax asset
   Bad debts                                                 $292          $215
   Loan fees                                                   16            21
   Unrealized loss on securities available for sale             -            75
   Other                                                        -            12
--------------------------------------------------------------------------------

Total deferred tax asset                                      308           323
--------------------------------------------------------------------------------

Deferred tax liability
   Unrealized gain on securities available for sale           (36)            -
   Accelerated depreciation                                   (44)          (39)
   Distributive share of income from partnership              (23)          (14)
   Other                                                      (46)            -
--------------------------------------------------------------------------------

Total deferred tax liability                                 (149)          (53)
--------------------------------------------------------------------------------

Net deferred tax asset                                       $159          $270
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

9.      Comprehensive Income

The components of other comprehensive income (loss) are summarized as follows:

Year ended September 30,                                  2001    2000     1999
--------------------------------------------------------------------------------

Unrealized gains (losses) on securities:                  $293     $43    $(269)
   Less:  reclassification adjustment for gains (losses)
     included in net income                                  -      (4)      71
--------------------------------------------------------------------------------

Other comprehensive income (loss) before tax               293      47     (340)

Income tax (expense) benefit related to items of other
   comprehensive income                                   (111)    (18)     129
--------------------------------------------------------------------------------

Other comprehensive income (loss), net of tax             $182     $29    $(211)
--------------------------------------------------------------------------------


10.     Restricted Retained Earnings

In accordance with the current regulations concerning conversion from a mutual to a stock organization, the Savings Bank was required to establish a liquidation account equal to its net worth as of the latest balance sheet contained in the final offering circular. Such liquidation account is to be maintained for the benefit of depositors, as of the eligibility record date (September 30, 1993) who continue to maintain their deposits in the Savings Bank after the conversion, in the event of a complete liquidation of the Savings Bank. If, however, on any annual closing date of the Savings Bank subsequent to September 30, 1993, the amount in any deposit account is less than the amount in such deposit account on September 30, 1993, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Savings Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Savings Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At September 30, 2001, the liquidation account, adjusted for customer withdrawals, totaled $1,880,000.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

11.     Retirement Plan and Employee Benefit Programs

The Savings Bank has a retirement plan under Internal Revenue Code Section 401(k) covering all full-time employees who have completed one or more years of continuous service and have reached age 21. Each employee has an option to voluntarily contribute to this plan up to 10% of their salary. The Savings Bank matches, for each $1 up to 4% of salary, $.50 for employees with less than ten years of service, $.75 for employees with between ten and twenty years of service and $1 for employees with over twenty years of service. Effective October 1, 1993, a money purchase plan was adopted which provides for a fixed percentage contribution for each employee's salary. This percentage was 5% for each of the three years ended September 30, 2001. The total expense for the plan was $90,000, $89,000 and $78,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

Employee Stock Ownership Plan

At the time of the stock conversion, the Savings Bank established an Employee Stock Ownership Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Parent Company to purchase a total of 160,000 shares of the Parent Company's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Savings Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Parent Company's lien proportional to the loan repayments. Annually on September 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released and allocated 114,666 and 98,666 shares of Common Stock as of September 30, 2001 and 2000, respectively. The Company recognized $143,000 and $104,000 of compensation cost for the years ended September 30, 2001 and 2000, respectively. The fair value of unearned ESOP shares totaled $579,000 at September 30, 2001. There were no commitments to repurchase ESOP shares.

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


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

11.     Retirement Plan and Employee Benefit Programs (continued)

Recognition and Retention Plan (continued)

The Board of Directors approved the establishment of a Recognition and Retention Plan ("RRP") on January 25, 1995. The plan states that the Trust, established under the plan, shall not purchase more than 4% of the aggregate shares of Common Stock issued by the Parent Company in the mutual-to-stock conversion of the Savings Bank (100,510 shares). The costs of the shares awarded under these plans are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the various plans. For the years ended September 30, 2001 and 2000, the amount included in compensation expense was $12,000 and $44,000, respectively. The status of the shares in this plan is summarized as follows:

                                            Weighted
                                             Average
                                              Share      Unawarded    Awarded
                                              Price       Shares       Shares
--------------------------------------------------------------------------------

Balance at September 30, 1999                 $5.81          8,394       19,210

Granted                                           -              -            -
Vested                                         5.92              -      (16,210)
--------------------------------------------------------------------------------

Balance at September 30, 2000                  9.04          8,394        3,000

Granted                                           -              -            -
Vested                                         8.88              -       (2,000)
--------------------------------------------------------------------------------

Balance at September 30, 2001                 $9.37          8,394        1,000
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

                                        Weighted
                                        Average
                                        Exercise     Available       Options      Vested and
                                         Price       for Grant     Outstanding    Exercisable
----------------------------------------------------------------------------------------------

Balance at September 30, 1999             $6.40         20,994          48,049        147,715

Granted                                       -              -               -              -
Vested                                        -              -         (40,549)        40,549
Exercised                                     -              -               -              -
----------------------------------------------------------------------------------------------

Balance at September 30, 2000              6.40         20,994           7,500        188,264

Granted                                       -              -               -              -
Vested                                        -              -          (5,000)         5,000
Exercised                                  5.50              -               -        (31,517)
----------------------------------------------------------------------------------------------

Balance at September 30, 2001             $5.95         20,994           2,500        161,747
----------------------------------------------------------------------------------------------

The remaining contractual lives of the options granted is 4.3 years at September 30, 2001.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

12.     Commitments and Contingencies

The Savings Bank is lessee under month to month operating lease for the land at its Moneta branch at a monthly rental of $400 and a five year operating lease expiring August 31, 2005 for the New London Branch at an annual rental of $35,700. The Savings Bank also leases ATM space in Moneta, under a month to month lease at a monthly rental of $200 and in Huddleston, under a one year lease expiring in May 2002 at an annual rental of $1,200 and in Bedford, under a five year lease expiring in September 2004 at an annual rental of $3,300.

The current minimum annual rental commitments under non-cancelable operating leases in effect at September 30, 2001 are as follows:

                  Year Ending September 30,                    Amount
                  ------------------------------------------------------

                             2002                           $  39,800
                             2003                              39,000
                             2004                              39,000
                             2005                              35,700
                  ------------------------------------------------------

                                                             $153,500
                  ------------------------------------------------------

Rent expense was approximately $43,000, $18,600 and $7,200 for the years ended September 30, 2001, 2000 and 1999, respectively.

The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit commitment to purchase government securities of $9,000,000. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Savings Bank has in a particular class of financial instruments.

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

12.     Commitments and Contingencies (continued)

The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount (in thousands) of those instruments at September 30, 2001 and 2000. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

September 30,                                                                                          2001              2000
-------------------------------------------------------------------------------------------------------------------------------
Financial instruments, in thousands, whose contract amounts represent credit risk
   Unfunded commercial credit line                                                                $   8,642          $  3,746
   Unfunded home equity lines of credit                                                               7,799             6,967
   Commitments to finance real estate acquisitions and construction                                   2,672             1,209
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                     19,113            11,922

Financial instruments whose contract amount represent interest rate risk
   Forward commitment to purchase government securities                                            $  9,000          $      -
-------------------------------------------------------------------------------------------------------------------------------

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

The Company is defendant in various lawsuits incidental to its business. Management is of the opinion that its financial position will not be materially affected by the ultimate resolution of any pending or threatened litigation.

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

14.     Related Party Transactions

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individual's personal residences or by savings accounts in the Savings Bank. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any executive officer or director, at September 30, 2001, 2000 and 1999 are approximately $1,312,000, $714,000 and $910,000, respectively.

The following is a summary of loan transactions with directors, officers and other related parties:

                    September 30, 2001
                    ------------------------------------------------

                    Balance at beginning of year      $   714,000
                    Additional loans                      908,000
                    Loan reductions                      (310,000)
                    ------------------------------------------------

                    Balance at end of year             $1,312,000
                    ------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

15.     Regulatory Capital of the Savings Bank

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Savings Bank's capital meets and exceeds all three capital requirements as follows as of September 30, 2001 and 2000. Tangible and core capital levels are shown as a percentage of adjusted total assets, and risk-based capital levels are shown as a percentage of risk-weighted assets.

                          Amount     Percent      Actual     Actual    Excess
September 30, 2001       Required   Required      Amount    Percent    Amount
--------------------------------------------------------------------------------

Tangible Capital       $ 3,210,000     1.50%   $21,288,000    9.95%  $18,078,000
Core Capital             8,561,000     4.00     21,288,000    9.95    12,727,000
Risk-based Capital      10,546,000     8.00     22,088,000   16.76    11,542,000

                          Amount     Percent      Actual     Actual    Excess
September 30, 2000       Required   Required      Amount    Percent    Amount
--------------------------------------------------------------------------------

Tangible Capital        $2,813,000     1.50%   $21,318,000   11.37%  $18,505,000
Core Capital             7,503,000     4.00     21,318,000   11.37    13,815,000
Risk-based Capital       9,384,000     8.00     22,086,000   18.83    12,702,000

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

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

16.     Earnings Per Share

During the years ended September 30, 2001 and 2000, the Board of Directors authorized a stock repurchase program under which up to 10% of the then outstanding shares of the Company's stock may be repurchased. During 2001, 117,334 shares were repurchased for an aggregate amount of approximately $1,311,000.

Earnings per share is calculated as follows:

Year ended September 30,                          2001        2000         1999
--------------------------------------------------------------------------------

Basic earnings

Income available to common shareholders     $2,325,000  $2,249,000   $2,191,000
--------------------------------------------------------------------------------

Weighted average share outstandings         $2,054,151  $2,076,902    2,167,256
--------------------------------------------------------------------------------

Basic earnings per share                    $    1.13   $    1.08    $     1.01
--------------------------------------------------------------------------------


Diluted earnings per share

Income available to common shareholders     $2,325,000  $2,249,000   $2,191,000
--------------------------------------------------------------------------------

Weighted average shares outstanding         $2,054,151  $2,076,902    2,167,256

   Dilutive effect of RRP plan shares              818       1,619       17,073

   Dilutive effect of stock options             87,679      79,656      100,672
--------------------------------------------------------------------------------

Total weighted average shares outstanding    2,142,648   2,158,177    2,285,001
--------------------------------------------------------------------------------

Diluted earnings per share                  $     1.09  $     1.04   $      .96
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.     Condensed Parent Company Information

Condensed financial information is shown for the Parent Company as follows:

                                 Balance Sheets
                                 (in thousands)

September 30,                                              2001           2000
--------------------------------------------------------------------------------

Assets
   Cash and cash equivalents                            $ 1,813        $ 1,363
   Securities                                                53            103
   Investment in Subsidiaries                            21,233         21,194
   Other assets                                             437            342
--------------------------------------------------------------------------------

Total assets                                            $23,536        $23,002
--------------------------------------------------------------------------------


Liabilities and stockholders' equity
   Other liabilities                                    $     6        $   231
   Dividends payable                                        227            215
   Stockholders' equity                                  23,303         22,556
--------------------------------------------------------------------------------

Total liabilities and stockholders' equity              $23,536        $23,002
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.     Condensed Parent Company Information (continued)

                       Condensed Statements of Operations
                                 (in thousands)

Year Ended September 30,                                2001     2000      1999
--------------------------------------------------------------------------------

Income
   Interest
     Savings Bank's ESOP loan                         $   18   $   24    $   29
     Loan to Savings Bank subsidiary                       -        1       108
   Dividends received from Bank                            2        -         -
   Other                                                  71       42        55
--------------------------------------------------------------------------------

Total income                                              91       67       192
--------------------------------------------------------------------------------

Expenses
   Compensation and employee benefits                      2        4         6
   Professional fees                                      91       57        89
   Other operating expenses                               46       37        34
--------------------------------------------------------------------------------

Total expenses                                           139       98       129
--------------------------------------------------------------------------------

Net income (loss) before income taxes and equity in
   undistributed net income of subsidiaries              (48)     (31)       63

Income tax expense (benefit)                             (19)      (3)       27
Equity in undistributed net income of subsidiaries     2,354    2,277     2,155
--------------------------------------------------------------------------------

Net income                                            $2,325   $2,249    $2,191
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

17.     Condensed Parent Company Information (continued)

                       Condensed Statements of Cash Flows
                                 (in thousands)

Year Ended September 30,                                                                2001             2000            1999
-------------------------------------------------------------------------------------------------------------------------------
Operating activities
   Net income                                                                         $2,325           $2,249          $2,191
   Adjustments
     Equity in undistributed net income of Savings Bank subsidiaries                  (2,354)          (2,277)         (2,155)
     (Increase) decrease in other assets                                                 (95)             133            (371)
     Increase (decrease) in other liabilities                                           (225)            (486)            281
-------------------------------------------------------------------------------------------------------------------------------

Net cash absorbed by operating activities                                               (349)            (381)            (54)
-------------------------------------------------------------------------------------------------------------------------------

Investing activities
   Subsidiary dividend payment                                                         2,500            2,307               -
   Proceeds from sale of available for sale securities                                    50                -               -
   Loans originated, net of principal repayments                                           -              180           1,980
   Purchase of Central Virginia Financial Services stock                                   -                -               1
-------------------------------------------------------------------------------------------------------------------------------

Net cash provided by investing activities                                              2,550            2,487           1,981
-------------------------------------------------------------------------------------------------------------------------------

Financing activities
   Purchase of stock, by RRP                                                               -                -               -
   Dividends paid                                                                       (896)            (820)           (774)
   Repurchase of stock                                                                (1,311)            (264)         (1,764)
   RRP vesting                                                                            16               38              96
   ESOP note payment                                                                     267              204             195
   Exercise of options                                                                   173                -              40
-------------------------------------------------------------------------------------------------------------------------------

Net cash absorbed by financing activities                                             (1,751)            (842)         (2,207)
-------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                         450            1,264            (280)

Cash and cash equivalents, beginning of year                                           1,363               99             379
-------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                                $1,813           $1,363          $   99
-------------------------------------------------------------------------------------------------------------------------------


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


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------

18.     Selected Quarterly Financial Data (Unaudited)

Condensed quarterly consolidated financial data, in thousands (except per share data), is shown as follows:

                                            First   Second   Third     Fourth
Year ended September 30, 2001              Quarter  Quarter  Quarter   Quarter
--------------------------------------------------------------------------------
Total interest income                       $3,600  $3,756  $3,782     $3,858
Total interest expense                       2,020   2,072   2,075      2,094
--------------------------------------------------------------------------------

Net interest income                          1,580   1,684   1,707      1,764
Provision for credit losses                     30      45      45         30
--------------------------------------------------------------------------------

Net interest income after provision
   for credit losses                         1,550   1,639   1,662      1,734

Noninterest income                             226     245     291        375
Noninterest expense                            962     939   1,044      1,031
--------------------------------------------------------------------------------

Income before income taxes                     814     945     909      1,078
Provision for income taxes                     309     358     345        409
--------------------------------------------------------------------------------
Net income                                  $  505  $  587  $  564     $  669
--------------------------------------------------------------------------------

Cash dividends declared per share           $  .10  $  .11  $  .11     $  .11
--------------------------------------------------------------------------------

Basic earnings per share                    $  .24  $  .29  $  .27     $  .33
Diluted earnings per share                  $  .23  $  .28  $  .26     $  .32
--------------------------------------------------------------------------------

                                                        Bedford Bancshares, Inc.
                                                                and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                                                     (continued)

--------------------------------------------------------------------------------


18.     Selected Quarterly Financial Data (Unaudited) (continued)

                                        First      Second    Third       Fourth
Year ended September 30, 2000          Quarter    Quarter   Quarter     Quarter
--------------------------------------------------------------------------------
Total interest income                   $3,108     $3,218    $3,429      $3,613
Total interest expense                   1,613      1,700     1,828       1,984
--------------------------------------------------------------------------------

Net interest income                      1,495      1,518     1,601       1,629
Provision for credit losses                 30         30        30          30
--------------------------------------------------------------------------------

Net interest income after provision
   for credit losses                     1,465      1,488     1,571       1,599

Noninterest income                         285        250       254         251
Noninterest expense                        886        864       826         908
--------------------------------------------------------------------------------

Income before income taxes                 864        874       999         942
Provision for income taxes                 353        329       381         367
--------------------------------------------------------------------------------

Net income                              $  511     $  545    $  618      $  575
--------------------------------------------------------------------------------

Cash dividends declared per share       $  .09     $  .10    $  .10      $  .10
--------------------------------------------------------------------------------

Basic earnings per share                $  .24     $  .27    $  .30      $  .27
Diluted earnings per share              $  .23     $  .26    $  .29      $  .26
--------------------------------------------------------------------------------