Form 10KSB, Exhibit 13
period 2002-09-30
BEDFORD BANCSHARES INC
filed 2002-12-23
CIK 921435

Corporate
Profile and
Related
Information
-------------

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


Stock Market
Information
------------

The Company's common stock trades on the Nasdaq National Market under the trading symbol of "BFSB". The daily stock quotation for Bedford Bancshares, Inc., is published in The Wall Street Journal and in other newspapers. The following table reflects the stock price of the Company's common stock and other related data.

                                                       Dividends   Dividends
                                                      Per Share    Per Share
Quarter Ended       High       Low         Volume      Declared       Paid
-------------      ------    ------       -------     ---------    ---------
December 1995      $ 9.38    $ 8.75       186,752       $0.045       $0.075
March 1996           9.13      8.38       241,940        0.045        0.045
June 1996            8.88      7.88       378,812        0.050        0.045
September 1996       8.63      8.25       171,182        0.055        0.050
December 1996        9.25      8.32       192,478        0.060        0.055
March 1997          10.00      8.75       163,568        0.065        0.060
June 1997           12.38      9.50       319,064        0.070        0.065
September 1997      12.75     11.75       186,580        0.070        0.070
December 1997       17.50     11.50       337,000        0.070        0.070
March 1998          17.38     14.00       365,200        0.070        0.070
June 1998           16.25     13.88       198,600        0.080        0.070
September 1998      15.75     10.25       186,300        0.080        0.080
December 1998       15.00     10.50       184,500        0.080        0.080
March 1999          13.75     11.50       109,700        0.080        0.080
June 1999           13.75     11.50       166,200        0.090        0.080
September 1999      14.50     12.25       220,800        0.090        0.090
December 1999       12.25     10.25       116,400        0.090        0.090
March 2000          10.94      6.35       248,800        0.100        0.090
June 2000            9.25      7.00        88,300        0.100        0.100
September 2000      10.00      8.83       113,200        0.100        0.100
December 2000       10.50      8.00        87,400        0.100        0.100
March 2001          10.25      8.88        85,900        0.110        0.100
June 2001           10.76      9.13        78,700        0.110        0.110
September 2001      13.90     10.64       129,500        0.110        0.110
December 2001       14.00     12.25        88,600        0.110        0.110
March 2002          14.35     13.50       128,400        0.120        0.110
June 2002           18.42     13.84       167,600        0.120        0.120
September 2002      17.92     13.40       109,600        0.120        0.120

SELECTED FINANCIAL AND OTHER DATA

               Financial Condition (Dollars in Thousands)

              September 30,                            2002       2001        2000        1999       1998
              -------------                          --------   --------    --------    --------   --------
              Total assets                           $255,614   $214,305    $187,541    $165,737   $158,711
              Loans receivable, net                   219,634    184,405     169,592     147,689    129,744
              Investment securities                    16,691      9,936       9,201       8,129     14,470
              Marketable equity securities                 --         --          50       4,575      4,396
              Foreclosed real estate, net                  26         94          --          --         --
              Deposits                                177,214    149,167     129,770     114,720    107,086
              FHLB advances                            52,000     40,000      34,000      28,000     29,000
              Retained earnings                        14,570     13,275      12,503      11,223     10,900
              Total stockholders' equity               24,562     23,303      22,556      21,066     21,248



         Summary of Operations (Dollars in Thousands)

               Years Ended September 30,              2002       2001        2000        1999       1998
               -------------------------            --------   --------    --------    --------   --------

               Interest income                     $15,612     $14,996     $13,368      $11,894     $11,299
               Interest expense                      7,888       8,261       7,125        6,031       5,809
               Net interest income                   7,724       6,735       6,243        5,863       5,490
               Provision for credit losses             295         150         120           90          90
               Noninterest income                    1,843       1,137       1,040        1,069         863
               Noninterest expense                   4,570       3,976       3,484        3,328       3,130
               Net income before taxes               4,702       3,746       3,679        3,514       3,133
               Net income                            2,939      $2,325      $2,249       $2,191      $1,973



         Other selected Data

              Years Ended September 30,              2002         2001        2000        1999         1998
              -------------------------            --------     --------   --------     --------     --------
              Return on average assets               1.25%        1.17%       1.26%        1.35%        1.33%
              Return on average equity              12.40        10.37       10.13        10.05         9.68
              Average equity to average             10.09        10.87       12.11        13.72        14.21
              assets
              Net interest rate spread               2.81         2.96        2.74         2.85         3.03
              Nonperforming assets to assets          .26          .28         .51          .66          .34
              Nonperforming loans to loans            .29          .28         .57          .41          .54
              Allowance for credit losses
              to loans                                .54          .53         .50          .54          .59

        Per Share Data

              Years Ended September 30,               2002      2001         2000        1999        1998
              -------------------------             --------   --------    --------    --------    --------
              Basic earnings                         $1.49      $ 1.13       $ 1.08      $ 1.01        $.90
              Diluted earnings                        1.43        1.09         1.04         .96         .85
              Book value                             12.21       11.29        10.49        9.69        9.25
              Cash dividends declared                  .47         .43          .39         .34         .30

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

General

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

Interest Rate Sensitivity Analysis

The table that follows sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at September 30, 2002, which are expected to reprice or mature in each of the future time periods shown. It is important to note that certain shortcomings are inherent in the method of analysis presented. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such a adjustable rate mortgage loans have features which restrict changes in interest rates, on a short-term basis over the life of the loan. Further, in the event of a change in interest rates, prepayment levels and decay rates on core deposits may deviate significantly from those presented in the table.

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


                                                         At September 30, 2002
                                 -----------------------------------------------------------------------------
                                                        (Dollars in Thousands)

                                    Three       Three  Six Months  One year   Three
                                   Months      to Six    To One   To Three   Years to   More than
                                  Or less      Months     Year      Years   Five years  Five years    Total
                                  --------    --------  --------  --------- ---------- ----------- ----------


Interest earning assets:
 Mortgage loans (1)(2)             17,506      12,929    102,250     24,739      5,741      2,719   $165,884
 Other loans (1)                   14,896       1,005      1,878     19,884      3,147     13,249     54,059
 Marketable equity securities(3)       53          --         --         --         --         --         53
 Federal funds sold and other
  short-term investments            8,865          --         --         --         --         --      8,865
 Investment securities                 --          --     14,036         --         --         --     14,036
 Mortgage-backed securities (2)         2          --         --         --         --         --          2
 FHLB stock                         2,600          --         --         --         --         --      2,600
                                    -----          --         --         --         --         --      -----
   Total interest earning assets   43,922      13,934    118,164     44,623      8,888     15,968    245,499

Less:
 Loans in process                   1,731       2,077      2,424        693         --         --      6,925
 Unearned discount and
  deferred fees(2)                     62         111         97         38         24         15        347
  Allowance for credit losses         205          65        463        280         52        129      1,194
                                      ---          --        ---        ---         --        ---      -----
   Net interest-earning assets     41,924      11,681    115,180     43,612      8,812     15,824    237,033
                                   ------      ------    -------     ------      -----     ------    -------

Interest bearing liabilities:
 Money market deposits              7,567       5,123      5,815      2,577      1,227      1,123     23,432
 Passbook deposits                    798         762      1,422      4,530      2,956      7,195     17,663
 NOW and other demand deposits      1,501       1,337      2,253      4,661      1,247      2,763     13,762
 Certificate accounts              17,933      22,257     22,387     26,435     12,250      4,135    105,397
 Borrowed funds                    14,000      10,000         --     22,000      6,000         --     52,000
                                   ------      ------         --     ------      -----         --     ------
  Total interest bearing           41,799      39,479     31,877     60,203     23,680     15,216    212,254
                                   ------      ------     ------     ------     ------     ------    -------
liabilities

Interest sensitivity gap(4)          $125    $(27,798)   $83,303   $(16,591)  $(14,868)     $ 608   $24,779
                                     ====    ========    =======   ========   ========      =====   =======

Cumulative interest
sensitivity gap                      $125    $(27,673)   $55,630    $39,039    $24,171    $24,779
                                     ====    ========    =======    =======    =======    =======

Cumulative interest sensitivity gap
 as a percent of total assets        .05%      10.83%     21.78%     15.28%      9.46%      9.70%

Cumulative net interest bearing
 assets as a percent of interest
 bearing liabilities              100.30%      65.95%    149.16%    122.52%    112.27%    111.67%


-------------
(1) For purposes of the gap analysis, mortgage and other loans are reduced for nonperforming loans but are not reduced for the allowance for credit losses.
(2) For purposes of the gap analysis, unearned discount and deferred fees are prorated for mortgage loans and mortgage backed securities.
(3)  Includes assets held for sale.
(4) Interest sensitivity gap represents the difference between net interest earning assets and interest bearing liabilities.

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


                                                               Years Ended September 30
                                ---------------------------------------------------------------------------------------
                                            2002                          2001                          2000
                                ----------------------------   ----------------------------   -------------------------
                                  Average             Yield/     Average             Yield/    Average           Yield/
                                  Balance  Interest    Cost      Balance   Interest   Cost     Balance  Interest  Cost
                                ---------  --------  -------   ---------   --------  ------   --------- -------- ------
                                                         (Dollars in Thousands)

Assets:
 Interest earning assets:

  Mortgage loans (1)             $163,196   $10,955    6.71%    $146,336   $ 11,024  7.53%    $133,380  $ 9,828    7.37%
  Other loans (1)                  41,063     3,261    7.94       33,823      3,084  9.12       28,519    2,680    9.40
  Interest earning deposits           ---       ---     ---          ---        ---   ---        1,399       79    5.66
  Federal Funds sold and other
   short-term investments           4,991       114    2.28        2,980        177  5.96        1,170      130   11.07
  Investment securities            15,792     1,142    7.23        7,157        559  7.81        6,958      514    7.38

  FHLB stock                        2,470       140    5.68        2,141        152  7.09        1,695      137    8.04
                                 --------   -------             --------   --------           --------  -------
  Total interest earning assets   227,512    15,612    6.86      192,437     14,996  7.79      173,121   13,368    7.72
                                            -------                          ------                     -------
 Noninterest earning assets         7,391                          6,636                         6,038
                                 --------                       --------                      --------
    Total Assets                 $234,903                       $199,073                      $179,159
                                 ========                       ========                      ========
Liabilities and equity:
 Interest bearing deposits:
  Money market deposits           $15,593       375   2.40        $7,515        233  3.09       $7,090     252    3.55
  Savings deposits                 16,532       205   1.25        14,817        302  2.04       15,315     388    2.53
  Demand and other deposits        13,225        56   0.42        11,406        102  0.90       10,424     130    1.25
  Certificates of deposit         102,510     4,822   4.70        91,091      5,358  5.88       79,415   4,304    5.42
                                ---------  --------               ------      -----             ------   -----
 Total deposit accounts           147,860     5,458   3.69       124,829      5,995  4.80      112,244   5,074    4.52
  Borrowed funds                   47,022     2,430   5.17        38,766      2,266  5.85       34,104   2,051    6.02
                                           --------               ------      -----             ------   -----

    Total interest bearing
      liabilities                 194,882     7,888   4.05       163,595      8,261  5.05      146,348   7,125    4.87
                                           --------                           -----            -------   -----
 Noninterest bearing
  liabilities                      16,324                         12,339                        11,120
 Equity                            23,697                         23,139                        21,691
                                   ------                         ------                        ------

 Total liabilities and equity    $234,903                       $199,073                      $179,159
                                 ========                       ========                      ========

Net interest income                          $7,724                          $6,735                     $6,243
                                             ======                          ======                     ======

Interest rate spread (2)                              2.81%                          2.74%                        2.85%

Net interest margin (3)                               3.39%                          3.50%                        3.61%

Interest earning assets to
 Interest bearing liabilities      116.74%                        117.63%                       118.29%


--------------------
(1) Amount is net of deferred loan fees and discounts, loans in process and includes accrued interest.
(2) Net interest rate spread represents the difference between the yield on average interest earning assets and the cost of average interest bearing liabilities.
(3)
(4) Net interest margin represents net interest income divided by average interest earning assets.

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

                                                               Year Ended September 30,
                                        --------------------------------------------------------------------
                                                 2002 versus 2001                      2001 versus 2000
                                        -------------------------------        -----------------------------
                                        Volume        Rate         Net         Volume       Rate        Net
                                        ------        ----         ---         ------       ----        ---
                                                              (Dollars in Thousands)

Interest earning assets:
  Mortgage loans                        $1,269    ($1,338)       ($69)           $955       $241     $1,196
  Other loans                              661       (484)         177            498       (94)        404
  Interest earning deposits                  0           0           0           (79)          0       (79)
  Federal funds sold and other
   short-term investments                  120       (183)        (63)            201      (154)         47
  Investment securities, net               674        (91)         583             15         30         45
  FHLB stock                                23        (35)        (12)             36       (21)         15
                                            --        ----        ----             --       ----         --
    Total interest earning assets        2,747     (2,131)         616          1,626          2      1,628
                                         -----     -------         ---          -----          -      -----
Interest bearing liabilities:
  Money market deposits                    250       (108)         142             15       (34)       (19)
  Savings deposits                          34       (131)        (97)           (13)       (73)       (86)
  NOW and other demand deposits             17        (63)        (46)             12       (40)       (28)
  Certificate accounts                     673     (1,209)       (536)            633        421      1,054
  Borrowed funds                           483       (319)         164            280       (65)        215
                                           ---       -----         ---            ---       ----        ---
    Total interest bearing
       liabilities                       1,457     (1,830)       (373)            928        208      1,136
                                         -----     -------       -----            ---        ---      -----
Net change in net interest income       $1,290      $(301)        $989           $698     $(206)       $492
                                        ======      ======        ====           ====     ======       ====


Comparison of Financial Condition for Fiscal Years Ended September 30, 2002 and 2001


The Company's total assets were $255.6 million at September 30, 2002, an increase of $41.3million, or 19.3%, from the $214.3 million at September 30, 2001. The asset expansion was primarily due to growth of available for sale securities and net loans receivable.

At September 30, 2002, available for sale securities were $13.6 million, an increase of $6.5 million, or 90.5%, from the $7.1 million at September 30, 2001. The Company had entered into commitments to purchase $9.0 million in available for sale securities in September, 2001 and the transaction settled in October, 2001. This purchase, offset by the proceeds from maturities of securities, accounted for most of the increase. At September 30, 2002, the Company had committed to purchase $3.5 million of available for sale securities and such purchase settled in October, 2002.

Net loans receivable increased $35.2 million, or 19.1%, to $219.6 million at September 30, 2002 from $184.4 million at September 30, 2001. A 17.2% increase in first mortgage loans combined with an 86.8% increase in the commercial loan portfolio during fiscal 2002 accounted for the majority of the loan growth. This increase was funded primarily by principal repayments of existing loans, increased deposits, and advances from the FHLB.

Deposits increased $28.0 million to $177.2 million at September 30, 2002 from $149.2 million at September 30, 2001. The increase was reflected in all deposit categories with certificates of deposit up $7.5 million, NOW accounts up $5.4 million and money market accounts up $12.8 million. Continued merger activity and branch closings and sales combined with effective marketing were primary factors in the growth.

FHLB advances totaled $52.0 million at September 30, 2002, an increase of $12.0 million, or 30%, from the $40.0 million at September 30, 2001. The advances, which were used to supplement funding for the loan and investment securities expansion, were secured at attractive rates. The lower rates on these advances helped lower the cost of total FHLB advances by 68 basis points to 5.17% for fiscal 2002, compared to 5.85% for fiscal 2001.

Total stockholders' equity was $24.6 million at September 30, 2002, up $1.3 million or 5.4% from the $23.3 million at September 30, 2001. Net income of $2.9 million, offset by the repurchase of 86,556 shares of common stock at an aggregate price of $1.2 million and dividends of $.9 million, accounted for most of the equity increase.

Comparison of  Operating Results for Years Ended September 30, 2002 and 2001

Net Income. Net income increased 26.4%, or $614,000, to $2.9 million for fiscal 2002 from fiscal 2001. A 14.7% rise in net interest income and a 62.1% increase in noninterest income, partially offset by a 14.9% increase in noninterest expense accounted for the improvement in profitability.

Interest Income. Interest income totaled $15.6 million for the fiscal year ended September 30, 2002, a 4.1% increase from the $15.0 million recorded for fiscal 2001. The $616,000 increase is primarily due to the 18.2% growth of average earning assets. See "Analysis of Net Interest Income" on page 8.

Interest Expense. Interest expense decreased $373,000 to $7.9 million for fiscal 2002 from $8.3 million for the year ended September 30, 2001. Although the level of average interest bearing liabilities rose 19.1% to $194.9 million for the year ended September 30, 2002, from $163.6 million for fiscal 2001, the cost of average interest bearing liabilities declined 100 basis points in fiscal 2002 compared to fiscal 2001. The decrease in the cost of funds was primarily due to the lower general rate environment experienced in fiscal 2002, reflecting the aggressive moves of the Federal Reserve to stimulate economic activity. See "Analysis of Net Interest Income" on page 8.

Net Interest Income. Net interest income totaled $7.7 million for the year ended September 30, 2002, up 14.7% from the $6.7 million realized in fiscal 2001. The increase is due to the higher volume of average interest earning assets and the lower cost of interest bearing liabilities, offset somewhat by the increase in volume of interest bearing liabilities and lower yield on interest earning assets.

Provision for Loan Losses. The provision for loan losses for the year ended September 30, 2002, was $295,000, up $145,000 from the provision recorded in fiscal 2001 due primarily to the $35.2 million increase in loans. At September 30, 2002, the allowance for loan losses was $1.2 million, or .54% of loans receivable, net, and 182% of nonperforming assets. Based upon the quality of the Bank's loan portfolio, the relatively stable local economy and the level of nonperforming assets, management believes the Bank's allowance for loan losses is adequate to absorb any anticipated credit losses. However, assessment of the adequacy of the allowance for loan losses involves subjective judgments and thus there can be no assurance that additional provisions for loan losses will not be required.

Noninterest Income. For the year ended September 30, 2002, noninterest income amounted to $1.8 million, an increase of $706,000, or 62.1% from the $1.1 million earned in fiscal 2001. Service charges and fees on loans were $1.2 million for fiscal 2002, compared to $549,000 for fiscal 2001. The increase was due to a 68.8% increase in the number of loans closed in fiscal 2002. Other customer service fees and commissions rose 21.4% to $511,000 for fiscal 2002 from $421,000 for fiscal 2001 due primarily to fees related to check card activity and an increase in the number of transaction accounts.

Noninterest Expense. Noninterest expense increased $594,000, or 14.9%, to $4.6 million for the year ended September 30, 2002, as compared to $4.0 million for fiscal 2001. The increase was primarily due to a $479,000 rise in the cost of compensation and employee benefits. The higher compensation and employee benefits was primarily due to merit increases, staff additions and expenses related to an employee incentive plan.

Income taxes. The provision for income taxes for the year ended September 30, 2002 was $1.8 million, up $342,000 from the $1.4 million recorded for fiscal 2001. The higher tax expense is primarily due to the increased level of taxable income in fiscal 2002.

Liquidity and Capital Resources

Our liquidity is an indication of our ability to fund loans, pay deposit withdrawals, and other cash outflows in an efficient, cost effective manner. Our primary sources of funds are deposits and scheduled amortization and prepayment of loans. We have used these funds to pay maturing time deposits, savings withdrawals, fund lending commitments, purchase new investments, and increase liquidity. We also borrow funds from the Federal Home Bank ("FHLB") of Atlanta. As of September 30, 2002, such borrowed funds totaled $52.0 million. Loan payments and maturing investments are greatly influenced by general interest rates, economic condition and competition.

The amount of certificate accounts which are scheduled to mature within one year is approximately $62.6 million. We believe that we can replace these funds with other deposits, excess liquidity, FHLB borrowings , or other borrowings if this deposits do not remain with us. It has been our experience that a substantial portion of such maturing deposits remain with us. At September 30, 2002, we had commitments to fund loans of $35.7 million, and $6.9 million of loans in process. In addition, we had committed to purchase $3.5 million of available for sale securities.

Net cash provided by operating activities for fiscal 2002, totaled $2.7 million, which was primarily due to net income of $2.9 million.

Net cash absorbed by investing activities for fiscal 2002 totaled $42.3 million, an increase of $26.8 million from fiscal 2001. The increase was primarily attributable to a $20.6 million increase in net loans to customers.

Net cash provided by financing activities for the year ended September 30, 2002, totaled $38.5 million. This is a result of a net increase in deposits of $28.0 million, and a net increase in FHLB advances of $12.0 million. These increases were used primarily to fund the increase in loan originations.

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

                         [BDO Seidman, LLP Letterhead]

               Report of Independent Certified Public Accountants



The Board of Directors
Bedford Bancshares, Inc.
Bedford, Virginia


We have audited the consolidated statements of financial condition of Bedford Bancshares, Inc. and subsidiaries (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bedford Bancshares, Inc. and subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.


                                                            /s/ BDO Seidman, LLP


Richmond, Virginia
October 23, 2002

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                 Consolidated Statements of Financial Condition
                                 (in thousands)


September 30,                                           2002           2001
--------------------------------------------------------------------------------

     Assets

Cash (including interest bearing deposits of
   approximately $8,865 - 2002, $11,933 - 2001)    $  15,668      $  16,761
Securities (Note 1)
   Held-to-maturity                                      502            504
   Available for sale                                 13,589          7,132
Investment in Federal Home Loan Bank stock,
   at cost (Note 6)                                    2,600          2,300
Loans receivable, net (Notes 2, 6 and 14)            219,634        184,405
Property and equipment, net (Note 4)                   1,239          1,273
Accrued interest receivable                            1,328          1,093
Deferred income taxes (Note 8)                           355            159
Other assets                                             699            678
--------------------------------------------------------------------------------

Total assets                                        $255,614       $214,305
================================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                 Consolidated Statements of Financial Condition
                                 (in thousands)



September 30,                                                   2002        2001
--------------------------------------------------------------------------------------

      Liabilities and Stockholders' Equity

Liabilities
   Deposits (Note 5)                                          $177,214    $149,167
   Advances from Federal Home Loan Bank (Note 6)                52,000      40,000
   Advances from borrowers for taxes and insurance                 815         717
   Dividends payable                                               241         227
   Other liabilities                                               782         891
--------------------------------------------------------------------------------------

Total liabilities                                              231,052     191,002
--------------------------------------------------------------------------------------

Commitments and contingencies (Notes 12 and 13)
--------------------------------------------------------------------------------------

Stockholders' equity
   Preferred stock, par value $.10, authorized 250,000
     shares, none outstanding                                        -           -
   Common stock, par value $.10, authorized 2,750,000
     shares, 2,011,952 and 2,063,453 shares,
     issued and outstanding                                        201         206
   Additional paid-in capital                                   10,089      10,171
   Retained earnings, substantially restricted (Note 10)        14,570      13,275
   Accumulated other comprehensive income                           22          60
   Stock acquired by ESOP and RRP (Note 11)                       (320)       (409)
--------------------------------------------------------------------------------------

Total stockholders' equity                                      24,562      23,303
--------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                    $255,614    $214,305
======================================================================================



                                  See accopanying summary of accounting policies
                                 and notes to consolidated financial statements.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                        Consolidated Statements of Income
                                 (in thousands)



Year Ended September 30,                                             2002               2001                2000
--------------------------------------------------------------------------------------------------------------------

Interest income
   Loans                                                          $14,216            $14,108             $12,508
   U.S. government obligations, including agencies                  1,325                826                 687
   Other investments                                                   71                 62                 173
--------------------------------------------------------------------------------------------------------------------

Total interest income                                              15,612             14,996              13,368
--------------------------------------------------------------------------------------------------------------------

Interest expense
   Deposits (Note 5)                                                5,458              5,995               5,074
   Borrowed money                                                   2,430              2,266               2,051
--------------------------------------------------------------------------------------------------------------------

Total interest expense                                              7,888              8,261               7,125
--------------------------------------------------------------------------------------------------------------------

Net interest income                                                 7,724              6,735               6,243

Provision for loan losses (Note 2)                                    295                150                 120
--------------------------------------------------------------------------------------------------------------------

Net interest income after provision for
   loan losses                                                      7,429              6,585               6,123
--------------------------------------------------------------------------------------------------------------------

Noninterest income
   Service charges and fees on loans                                1,194                549                 562
   Other customer service fees and commissions                        511                421                 403
   Gain on sale of loans, investments and
     foreclosed real estate                                            78                101                   8
   Other                                                               60                 66                  67
--------------------------------------------------------------------------------------------------------------------

Total noninterest income                                            1,843              1,137               1,040
--------------------------------------------------------------------------------------------------------------------



continued...

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                        Consolidated Statements of Income
                                 (in thousands)
                                   (continued)


Year Ended September 30,                                             2002               2001                2000
--------------------------------------------------------------------------------------------------------------------

Noninterest expense
   Compensation and employee benefits                             $ 2,619            $ 2,140             $ 1,966
   Occupancy and equipment                                            509                471                 340
   Data processing                                                    488                485                 426
   Federal insurance of accounts                                       27                 25                  38
   Advertising                                                        127                129                 129
   Professional fees                                                  250                298                 167
   Other                                                              550                428                 418
--------------------------------------------------------------------------------------------------------------------

Total noninterest expense                                           4,570              3,976               3,484
--------------------------------------------------------------------------------------------------------------------

Income before income taxes                                          4,702              3,746               3,679

Provision for income taxes (Note 8)                                 1,763              1,421               1,430
--------------------------------------------------------------------------------------------------------------------

Net income                                                        $ 2,939            $ 2,325             $ 2,249
====================================================================================================================

Basic earnings per share (Note 16)                              $   1.49           $   1.13            $   1.08

Diluted earnings per share (Note 16)                            $   1.43           $   1.09            $   1.04
====================================================================================================================


                                  See accopanying summary of accounting policies
                                 and notes to consolidated financial statements.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                 Consolidated Statements of Stockholders' Equity
                                 (in thousands)


                                                                               Accumulated
                                                   Additional                    Other          Acquired
                                        Common      Paid-in     Retained      Comprehensive      By ESOP
                                         Stock      Capital     Earnings         Income          and RRP     Total
----------------------------------------------------------------------------------------------------------------------


Balance, September 30, 1999                $217      $10,497      $11,223      $  (151)          $(720)      $21,066

Comprehensive income
   Net income                                 -            -        2,249            -               -         2,249
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -           29               -            29
                                                                                                          ------------

Total comprehensive income                    -            -            -            -               -         2,278
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -          124           14            -             214           352
   Repurchase of stock (23,809
     shares)                                 (2)        (117)        (145)           -               -          (264)
   Dividends declared ($.39
     per share)                               -            -         (838)           -               -          (838)
   RRP vesting (Note 11)                      -          (38)           -            -               -           (38)
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 2000                 215       10,466       12,503         (122)           (506)       22,556

Comprehensive income
   Net income                                 -            -        2,325            -               -         2,325
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -          182               -           182
                                                                                                          ------------

Total comprehensive income                    -            -            -            -               -         2,507
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -          125           62            -              80           267
   Repurchase of stock (117,334
     shares)                                (12)        (575)        (724)           -               -        (1,311)
   Dividends declared ($.43
     per share)                               -            -         (907)           -               -          (907)
   Exercise of options (Note 11)              3          154           16            -               -           173
   RRP vesting (Note 11)                      -            1            -            -              17            18
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

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                 Consolidated Statements of Stockholders' Equity
                                 (in thousands)
                                   (continued)


                                                                               Accumulated
                                                   Additional                    Other          Acquired
                                        Common      Paid-in     Retained      Comprehensive      By ESOP
                                         Stock      Capital     Earnings         Income          and RRP     Total
----------------------------------------------------------------------------------------------------------------------


Balance, September 30, 2001                $206      $10,171      $13,275          $60           $(409)      $23,303

Comprehensive income
   Net income                                 -            -        2,939            -               -         2,939
   Change in unrealized loss
     on securities available for
     sale (Note 9)                            -            -            -          (38)              -           (38)
                                                                                                          ------------

Total comprehensive income                    -            -            -            -               -         2,901
                                                                                                          ------------

   Allocated/earned ESOP
     shares (Note 11)                         -          169           80            -              81           330
   Repurchase of stock (86,556
     shares)                                 (9)        (430)        (800)           -               -        (1,239)
   Dividends declared ($.47
     per share)                               -            -         (949)           -               -          (949)
   Exercise of options (Note 11)              4          178           25            -               -           207
   RRP vesting (Note 11)                      -            1            -            -               8             9
----------------------------------------------------------------------------------------------------------------------

Balance, September 30, 2002                $201      $10,089      $14,570          $22           $(320)      $24,562
======================================================================================================================


                            Bedford Bancshares, Inc.
                                and Subsidiaries

                      Consolidated Statements of Cash Flows
                                 (in thousands)




Year Ended September 30,                                                  2002               2001             2000
--------------------------------------------------------------------------------------------------------------------

Operating activities
   Net income                                                        $   2,939          $   2,325        $   2,249
   Adjustments to reconcile net income to
     net cash provided by operating activities
       Provision for loan losses                                           295                150              120
       Provision for depreciation and amortization                         202                213              149
       (Increase) decrease in deferred income taxes                        (23)               111              (45)
       Gain on sale of loans, investments, and
         foreclosed real estate                                            (78)              (101)              (8)
       Loans originated for sale                                        (1,969)                 -                -
       Proceeds from sale of loans originated for sale                   1,827                  -                -
       (Increase) decrease in interest receivable                         (235)                39             (209)
       Increase in other assets                                           (194)              (228)             (75)
       Increase (decrease) in other liabilities                           (109)               587             (845)
--------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                2,655              3,096            1,336
--------------------------------------------------------------------------------------------------------------------

Investing activities
   Proceeds from maturities of securities                                6,500              8,500            1,300
   Proceeds from sales of available for sale securities                    529                 50            4,664
   Purchase of available for sale securities                           (13,500)            (8,500)          (2,021)
   Principal collected on mortgage-backed securities                         2                  3                3
   Net increase in loans to customers                                  (35,524)           (14,944)         (22,337)
   Net proceeds from sales of foreclosed real estate                       197                  -              293
   Purchases of premises, equipment and leasehold
     improvements                                                         (168)              (209)            (439)
   Purchase of FHLB stock                                                 (300)              (400)            (400)
--------------------------------------------------------------------------------------------------------------------

Net cash absorbed by investing activities                              (42,264)           (15,500)         (18,937)
--------------------------------------------------------------------------------------------------------------------



                                                                   continued...

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                      Consolidated Statements of Cash Flows
                                 (in thousands)
                                   (continued)




Year Ended September 30,                                                  2002               2001             2000
--------------------------------------------------------------------------------------------------------------------

Financing activities
   Net increase in deposits                                            $28,046            $19,397          $15,050
   Net increase in advance payments from borrowers                          98                 23               89
   Proceeds from FHLB advances                                          24,000             19,000           80,000
   Principal payments of FHLB advances                                 (12,000)           (13,000)         (74,000)
   Allocation of ESOP and RRP shares                                       339                267              314
   Repurchase of stock                                                  (1,239)            (1,311)            (264)
   Dividends paid                                                         (935)              (896)            (820)
   Issuance of common stock                                                207                173                -
--------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                               38,516             23,653           20,369
--------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                        (1,093)            11,249            2,768

Cash and cash equivalents - beginning of year                           16,761              5,512            2,744
--------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents - end of year                                $15,668            $16,761          $ 5,512
====================================================================================================================

Cash payments of interest expense                                      $ 7,404            $ 8,295          $ 7,508
====================================================================================================================

Cash payments of income taxes                                          $ 1,554            $ 1,457          $ 1,246
====================================================================================================================

Transfer of loans to foreclosed real estate                            $    90            $    94          $   316
====================================================================================================================



                                  See accopanying summary of accounting policies
                                 and notes to consolidated financial statements.

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

As of September 30, 2002, the Company had no loans that were considered as impaired.

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

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. At September 30, 2002 there were no rights that were considered impaired.

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

Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which was effective July 1, 2001. SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests methods. The adoption of SFAS 141 did not have an effect on the Company's financial statements.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which was effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires a transitional goodwill impairment test six months from the date of adoption and further requires an evaluation of the carrying value of goodwill for impairment annually thereafter. The adoption of SFAS 142 did not have an effect on the Company's financial statements.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                         Summary of Accounting Policies
                                   (continued)



Accounting Pronouncements (continued)

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

In October 2002, the FASB issued SFAS 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB
Interpretation No. 9. This statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets required as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor - and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. The adoption of SFAS 147 did not have an effect on the Company's financial statements.

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

September 30, 2002


-------------------------------------------------------------------------------------------------------------------------------

                                                                        Gross                  Gross             Estimated
                                                Amortized            Unrealized             Unrealized             Market
                                                   Cost                 Gains                 Losses               Value

-------------------------------------------------------------------------------------------------------------------------------

Held to Maturity

   United States government
     and agency obligations                       $    500                $  4                   $  -              $    504

   Mortgage-backed securities                            2                   -                      -                     2
-------------------------------------------------------------------------------------------------------------------------------

                                                       502                   4                      -                   506
-------------------------------------------------------------------------------------------------------------------------------

Available for Sale

   United States government
     and agency obligations                         13,500                  40                      4                13,536

   Other                                                53                   -                      -                    53
-------------------------------------------------------------------------------------------------------------------------------

                                                    13,553                  40                      4                13,589
-------------------------------------------------------------------------------------------------------------------------------

                                                   $14,055                 $44                   $  4               $14,095
==============================================================================================================================



Gross gains of approximately $29,000, $8,000 and $0 and gross losses of approximately $0, $5,000 and $0 were realized on sales of securities available for sale during the years ended September 30, 2002, 2001 and 2000, respectively.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)




1.      Securities (continued)

September 30, 2001

-------------------------------------------------------------------------------------------------------------------------------

                                                                        Gross                  Gross             Estimated
                                                Amortized            Unrealized             Unrealized             Market
                                                   Cost                 Gains                 Losses               Value

-------------------------------------------------------------------------------------------------------------------------------

Held to Maturity

   United States government
     and agency obligations                         $  500                $ 24                    $ -                $  524

   Mortgage-backed securities                            4                   -                      -                     4
-------------------------------------------------------------------------------------------------------------------------------

                                                       504                  24                      -                   528
-------------------------------------------------------------------------------------------------------------------------------

Available for Sale

   United States government
     and agency obligations                          6,982                 108                     11                 7,079

   Other                                                53                   -                      -                    53
-------------------------------------------------------------------------------------------------------------------------------

                                                     7,035                 108                     11                 7,132
-------------------------------------------------------------------------------------------------------------------------------

                                                    $7,539                $132                    $11                $7,660
===============================================================================================================================



Held to maturity securities consisted of a FHLMC term note of $500,000 which was pledged to secure public deposits at September 30, 2002 and 2001, respectively.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)



1.   Securities (continued)

The amortized cost and estimated market value of debt securities, in thousands, at September 30, 2002, by contractual maturity, were as follows:


                                                                 Estimated
                                               Amortized           Market
                                                 Cost              Value
--------------------------------------------------------------------------------

Held to Maturity

   Due in one year or less                       $   500            $   504
   Due in one through five years                       -                  -
   Due after five years                                -                  -
--------------------------------------------------------------------------------

                                                     500                504
   Mortgage-backed securities                          2                  2
--------------------------------------------------------------------------------

                                                     502                506
--------------------------------------------------------------------------------

Available for Sale
   Due in one year or less                        11,500             11,506
   Due in one through five years                   2,000              2,030
   Due after five years                                -                  -
--------------------------------------------------------------------------------

                                                  13,500             13,536

Other                                                 53                 53
--------------------------------------------------------------------------------

                                                  13,553             13,589
--------------------------------------------------------------------------------

                                                 $14,055            $14,095
================================================================================

Expected maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


2.   Loans Receivable

Loans receivable, in thousands, are summarized as follows

September 30,                                       2002                  2001
--------------------------------------------------------------------------------

First mortgage loans                            $162,720               $138,792
Construction loans                                18,448                 17,701
Home equity loans                                  9,952                  6,904
Loans to depositors, secured by savings              185                    219
Installment loans                                 12,847                 15,819
Term notes                                        23,948                 12,820
--------------------------------------------------------------------------------

                                                 228,100                192,255
Less
   Undistributed loans in process                  6,925                  6,607
   Deferred loan fees and costs, net                 347                    262
   Allowance for credit losses                     1,194                    981
--------------------------------------------------------------------------------

                                                $219,634               $184,405
================================================================================


Activity in the allowance for credit losses, in thousands, is summarized as follows:

Year ended September 30,                         2002        2001        2000
--------------------------------------------------------------------------------

Balance at beginning of year                   $  981        $850        $804
Provision charged to operations                   295         150         120
Charge offs net of recoveries                     (82)        (19)        (74)
--------------------------------------------------------------------------------

Balance at end of year                         $1,194        $981        $850
================================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)



3.      Loan Servicing

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of those loans, in thousands, are summarized as follows:

September 30,                                     2002        2001        2000
--------------------------------------------------------------------------------

Federal Home Loan Mortgage Corporation (FHLMC)  $3,626      $3,226      $1,538
================================================================================


4.      Property and Equipment

Property and equipment, in thousands, are summarized as follows:

September 30,                                          2002            2001
--------------------------------------------------------------------------------

Land                                                 $  210          $  210
Office buildings                                      1,281           1,261
Furniture, fixtures and equipment                     1,497           1,350
Automobile                                               25              25
Leasehold improvements                                  254             254
--------------------------------------------------------------------------------

                                                      3,267           3,100
Less accumulated depreciation                         2,028           1,827
--------------------------------------------------------------------------------

                                                     $1,239          $1,273
================================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


5.      Deposits

Deposits, in thousands, are summarized as follows:

September 30,                         2002                      2001
--------------------------------------------------------------------------------

                              Amount     Percent        Amount       Percent
--------------------------------------------------------------------------------

NOW accounts                 $  30,721    17.34%      $  25,309      16.97%
Money market accounts           23,432    13.22          10,628       7.12
Savings accounts                17,664     9.97          15,313      10.27
Time deposits                  105,397    59.47          97,917      65.64
--------------------------------------------------------------------------------

                              $177,214   100.00%       $149,167     100.00%
================================================================================

The aggregate amount of certificates of deposit of $100,000 or more was approximately $22,535,000 and $20,300,000 at September 30, 2002 and 2001,
respectively.

At September 30, 2002, the scheduled maturities of time deposits, in thousands, are as follows:

           Year ending September 30,
        ---------------------------------------------------------

                 2003                                 $ 62,577
                 2004                                   19,917
                 2005                                    6,519
                 2006                                    1,388
              Thereafter                                14,996
        ---------------------------------------------------------

                                                      $105,397
        =========================================================

Interest expense on deposits, in thousands, is summarized as follows:

Year ended September 30,         2002                2001              2000
-----------------------------------------------------------------------------

NOW accounts                   $   56              $  102            $  130
Money market account              375                 233               252
Savings account                   205                 302               388
Time deposits                   4,822               5,358             4,304
-----------------------------------------------------------------------------

                               $5,458              $5,995            $5,074
=============================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


6.      Advances from Federal Home Loan Bank

Borrowings ("advances") from the Federal Home Loan Bank ("FHLB"), in thousands, are scheduled to mature as follows:

September 30,                            2002                   2001
-----------------------------------------------------------------------

Within one year                       $24,000                $16,000
One to two years                       22,000                  9,000
Two years or more                       6,000                 15,000
-----------------------------------------------------------------------

                                      $52,000                $40,000
=======================================================================

The weighted average interest rate on advances at September 30, 2002 and 2001 was 4.85% and 5.61%, respectively. These advances are collateralized by the Company's investment in FHLB stock and qualifying real estate loans under a blanket collateral agreement. Certain advances are subject to call dates which result in earlier maturities.

Information related to borrowing activity from the Federal Home Loan Bank, in thousands, is as follows:

Year ended September 30,                         2002        2001        2000
-------------------------------------------------------------------------------

Maximum amount outstanding during the year    $52,000     $42,000     $38,000
===============================================================================

Average amount outstanding during the year    $47,022     $38,766     $34,104
===============================================================================

Average interest rate during the year            5.17%       5.85%       6.02%
===============================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


7.      Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments, in thousands, are as follows:


September 30,                                         2002                     2001
-----------------------------------------------------------------------------------------------

                                              Carrying      Fair      Carrying      Fair
                                               Amount       Value      Amount       Value
-----------------------------------------------------------------------------------------------

Financial assets
   Cash and short-term investments            $  15,668   $  15,668   $ 16,761     $  16,761
   Securities                                    14,091      14,095      7,636         7,660
   Loans, net of allowance for loan losses      219,634     228,217    184,405       186,276

Financial liabilities
   Deposits                                     177,214     178,661    149,167       150,778
   Advances from Federal Home Loan Bank          52,000      52,000     40,000        40,000

                                              Notional      Fair      Notional      Fair
                                               Amount       Value      Amount       Value
-----------------------------------------------------------------------------------------------

Unrecognized financial instruments
   Commitments to extend credit                 $40,394     $40,394    $19,113       $19,113
   Forward commitment to purchase
     Government Securities                        3,500       3,500      9,000         9,000



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

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


8.   Income Taxes

The provision for income taxes, in thousands, is summarized as follows:

Year ended September 30,                    2002       2001              2000
-------------------------------------------------------------------------------

Current
   Federal                                $1,599     $1,273            $1,251
   State                                     174        139               221
-------------------------------------------------------------------------------

                                           1,773      1,412             1,472

Deferred tax expense (benefit)               (10)         9               (42)
-------------------------------------------------------------------------------

Total provision for income taxes          $1,763     $1,421            $1,430
===============================================================================


Differences between the statutory and effective tax rates are summarized as follows:

                                                    Percent of Pre-tax Income
                                                    -------------------------
Year ended September 30,                            2002       2001      2000
-------------------------------------------------------------------------------

Tax at statutory rate                              34.0%      34.0%       34.0%
Increases (decreases) in taxes resulting from
   State income taxes, net of federal benefit       3.7        3.7        6.0
   Other                                            (.2)        .3       (1.0)
-------------------------------------------------------------------------------

                                                   37.5%      38.0%       39.0%
===============================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


8.   Income Taxes (continued)

The components of the net deferred tax asset, in thousands, were as follows:

September 30,                                             2002        2001
-----------------------------------------------------------------------------

Deferred tax asset
   Bad debts                                              $400        $292
   Loan fees                                                11          16
-----------------------------------------------------------------------------

Total deferred tax asset                                   411         308
-----------------------------------------------------------------------------

Deferred tax liability
   Unrealized gain on securities available for sale        (13)        (36)
   Accelerated depreciation                                (17)        (44)
   Distributive share of income from partnership           (26)        (23)
   Other                                                     -         (46)
-----------------------------------------------------------------------------

Total deferred tax liability                               (56)       (149)
-----------------------------------------------------------------------------

Net deferred tax asset                                    $355        $159
=============================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


9.      Comprehensive Income

The components of other comprehensive income (loss) are summarized as follows:


Year ended September 30,                                     2002      2001    2000
-------------------------------------------------------------------------------------

Unrealized gains (losses) on securities:                     $(61)     $293     $43
   Less:  reclassification adjustment for gains (losses)
     included in net income                                     -         -      (4)
-------------------------------------------------------------------------------------

Other comprehensive income (loss) before tax                  (61)      293      47

Income tax (expense) benefit related to items of other
   comprehensive income                                        23      (111)    (18)
-------------------------------------------------------------------------------------

Other comprehensive income (loss), net of tax                $(38)     $182     $29
=====================================================================================



10.  Restricted Retained Earnings

In accordance with regulations concerning conversion from a mutual to a stock organization, the Savings Bank was required to establish a liquidation account equal to its net worth as of the latest balance sheet contained in the final offering circular. Such liquidation account is to be maintained for the benefit of depositors, as of the eligibility record date (September 30, 1993) who continue to maintain their deposits in the Savings Bank after the conversion, in the event of a complete liquidation of the Savings Bank. If, however, on any annual closing date of the Savings Bank subsequent to September 30, 1993, the amount in any deposit account is less than the amount in such deposit account on September 30, 1993, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Savings Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Savings Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At September 30, 2002, the liquidation account, adjusted for customer withdrawals, totaled $1,440,000.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


11.  Retirement Plan and Employee Benefit Programs

The Savings Bank has a retirement plan under Internal Revenue Code Section 401(k) covering all full-time employees who have completed one or more years of continuous service and have reached age 21. Each employee has an option to voluntarily contribute to this plan up to 10% of their salary. The Savings Bank matches, for each $1 up to 4% of salary, $.50 for employees with less than ten years of service, $.75 for employees with between ten and twenty years of service and $1 for employees with over twenty years of service. Effective October 1, 1993, a money purchase plan was adopted which provides for a fixed percentage contribution for each employee's salary. This percentage was 5% for each of the three years ended September 30, 2002. The total expense for the plan was $114,000, $90,000 and $89,000 for the years ended September 30, 2002, 2001 and 2000, respectively.

Employee Stock Ownership Plan

At the time of the stock conversion, the Savings Bank established an Employee Stock Ownership Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Parent Company to purchase a total of 160,000 shares of the Parent Company's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Savings Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Parent Company's lien proportional to the loan repayments. Annually on September 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released and allocated 130,666 and 114,666 shares of Common Stock as of September 30, 2002 and 2001, respectively. The Company recognized $182,000 and $143,000 of compensation cost for the years ended September 30, 2002 and 2001, respectively. The fair value of unearned ESOP shares totaled $458,000 at September 30, 2002. There were no commitments to repurchase ESOP shares.

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

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


11.  Retirement Plan and Employee Benefit Programs (continued)

Recognition and Retention Plan (continued)

The Board of Directors approved the establishment of a Recognition and Retention Plan ("RRP") on January 25, 1995. The plan states that the Trust, established under the plan, shall not purchase more than 4% of the aggregate shares of Common Stock issued by the Parent Company in the mutual-to-stock conversion of the Savings Bank (100,510 shares). The costs of the shares awarded under this plan is recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the various plans. For the years ended September 30, 2002 and 2001, the amount included in compensation expense was $3,000 and $12,000, respectively. The status of the shares in this plan is summarized as follows:

                                       Weighted
                                        Average
                                         Share     Unawarded    Awarded
                                         Price      Shares       Shares
-----------------------------------------------------------------------------

Balance at September 30, 2000            $9.04         8,394        3,000

Granted                                     -              -            -
Vested                                    8.88             -       (2,000)
-----------------------------------------------------------------------------

Balance at September 30, 2001             9.37         8,394        1,000

Granted                                     -              -            -
Vested                                    9.37             -       (1,000)
-----------------------------------------------------------------------------

Balance at September 30, 2002             $  -         8,394            -
=============================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


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


                                        Weighted
                                        Average
                                        Exercise   Available      Options      Vested and
                                         Price     for Grant    Outstanding    Exercisable
---------------------------------------------------------------------------------------------

Balance at September 30, 2000             $6.40       20,994        195,764        188,264

Granted                                        -           -              -              -
Vested                                         -           -              -          5,000
Exercised                                  5.50            -        (31,517)       (31,517)
---------------------------------------------------------------------------------------------

Balance at September 30, 2001              5.95       20,994        164,247        161,747

Granted                                        -           -              -              -
Vested                                         -           -              -          2,500
Exercised                                  5.69            -        (36,187)       (36,187)
---------------------------------------------------------------------------------------------

Balance at September 30, 2002             $6.11       20,994        128,060        128,060
=============================================================================================


                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


12.  Commitments and Contingencies

The Savings Bank is lessee under a one year operating lease expiring August 2003 for the land at its Moneta branch at a monthly rental of $400 and a five year operating lease expiring August 31, 2005 for the New London branch at an annual rental of $35,700. The Savings Bank also leases ATM space in Moneta, one year lease expiring September 2003 at a monthly rental of $200 and in Huddleston, under month to month lease at an annual rental of $1,200 and in Bedford, under a five year lease expiring in September 2004 at an annual rental of $3,300.

The current minimum annual rental commitments under non-cancelable operating leases in effect at September 30, 2002 are as follows:

                  Year Ending September 30,             Amount
                  -----------------------------------------------

                             2003                    $  42,500
                             2004                       35,700
                             2005                       29,700
                  -----------------------------------------------

                                                      $107,900
                  ===============================================

Rent expense was approximately $44,000, $43,000 and $18,600 for the years ended September 30, 2002, 2001 and 2000, respectively.

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

At September 30, 2002, the Savings Bank had entered into a forward commitment to
purchase  $3,500,000  of  government   securities.   These  securities  will  be
classified as available for sale.

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


12.  Commitments and Contingencies (continued)

The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount (in thousands) of those instruments at September 30, 2002 and 2001. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


September 30,                                                                               2002          2001
----------------------------------------------------------------------------------------------------------------

Financial instruments, in thousands, whose contract amounts represent credit risk
   Unfunded commercial credit line                                                       $14,581      $  8,642
   Unfunded home equity lines of credit                                                   10,195         7,799
   Commitments to finance real estate acquisitions and construction                       15,618         2,672
----------------------------------------------------------------------------------------------------------------

                                                                                          40,394        19,113

Financial instruments whose contract amount represent interest rate risk
   Forward commitment to purchase government securities                                  $ 3,500      $  9,000
================================================================================================================



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

14.  Related Party Transactions

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individual's personal residences or by savings accounts in the Savings Bank. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any executive officer or director, at September 30, 2002, 2001 and 2000 are approximately $1,616,000, $1,312,000 and $714,000, respectively.

The following is a summary of loan transactions with directors, officers and other related parties:

                    September 30, 2002
                    --------------------------------------------------

                    Balance at beginning of year         $1,312,000
                    Additional loans                        548,000
                    Loan reductions                        (244,000)
                    --------------------------------------------------

                    Balance at end of year               $1,616,000
                    ==================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


15.  Regulatory Capital of the Savings Bank

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Savings Bank's capital meets and exceeds all three capital requirements as follows as of September 30, 2002 and 2001. Tangible and core capital levels are shown as a percentage of adjusted total assets, and risk-based capital levels are shown as a percentage of risk-weighted assets.


                            Amount            Percent            Actual              Actual            Excess
September 30, 2002         Required          Required            Amount             Percent            Amount
--------------------------------------------------------------------------------------------------------------------

Tangible Capital          $  3,828,000          1.50%           $21,618,000           8.47%           $17,790,000
Core Capital                10,210,000          4.00             21,618,000           8.47             11,426,000
Risk-based Capital          12,824,000          8.00             22,812,000          14.23              9,988,000

                            Amount            Percent            Actual              Actual            Excess
September 30, 2001         Required          Required            Amount             Percent            Amount
--------------------------------------------------------------------------------------------------------------------

Tangible Capital          $  3,210,000          1.50%           $21,288,000           9.95%           $18,078,000
Core Capital                 8,561,000          4.00             21,288,000           9.95             12,727,000
Risk-based Capital          10,546,000          8.00             22,088,000          16.76             11,542,000



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

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


16.  Earnings Per Share

During the years ended September 30, 2002 and 2001, the Board of Directors authorized a stock repurchase program under which up to 10% of the then outstanding shares of the Company's stock may be repurchased. During 2002, 86,556 shares were repurchased for an aggregate amount of approximately $1,239,000.

Earnings per share is calculated as follows:



Year ended September 30,                                    2002                      2001                  2000
-------------------------------------------------------------------------------------------------------------------

Basic earnings
Income available to common shareholders               $2,939,000                $2,325,000            $2,249,000
===================================================================================================================

Weighted average share outstandings                    1,978,563                 2,054,151             2,076,902
===================================================================================================================

Basic earnings per share                              $    1.49                 $    1.13             $     1.08
===================================================================================================================


Diluted earnings per share

Income available to common shareholders               $2,939,000                $2,325,000            $2,249,000
===================================================================================================================

Weighted average shares outstanding                    1,978,563                 2,054,151             2,076,902

   Dilutive effect of RRP plan shares                          -                       818                 1,619

   Dilutive effect of stock options                       77,973                    87,679                79,656
-------------------------------------------------------------------------------------------------------------------

Total weighted average shares outstanding              2,056,536                 2,142,648             2,158,177
===================================================================================================================

Diluted earnings per share                            $    1.43                 $    1.09             $     1.04
===================================================================================================================


                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)



17.  Condensed Parent Company Information

Condensed financial information is shown for the Parent Company as follows:

                                 Balance Sheets
                                 (in thousands)

September 30,                                         2002            2001
-----------------------------------------------------------------------------

Assets
   Cash and cash equivalents                      $  2,813        $  1,813
   Securities                                           53              53
   Investment in Subsidiaries                       21,644          21,233
   Other assets                                        299             437
-----------------------------------------------------------------------------

Total assets                                       $24,809         $23,536
=============================================================================


Liabilities and stockholders' equity
   Other liabilities                               $     6         $     6
   Dividends payable                                   241             227
   Stockholders' equity                             24,562          23,303
-----------------------------------------------------------------------------

Total liabilities and stockholders' equity         $24,809         $23,536
=============================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


17.  Condensed Parent Company Information (continued)

                       Condensed Statements of Operations
                                 (in thousands)

Year Ended September 30,                                    2002             2001            2000
---------------------------------------------------------------------------------------------------

Income
   Interest
     Savings Bank's ESOP loan                             $   12           $   18          $   24
     Loan to Savings Bank subsidiary                           -                -               1
   Dividends received from Bank                                -                2               -
   Other                                                      71               71              42
---------------------------------------------------------------------------------------------------

Total income                                                  83               91              67
---------------------------------------------------------------------------------------------------

Expenses
   Compensation and employee benefits                          -                2               4
   Professional fees                                          67               91              57
   Other operating expenses                                   32               46              37
---------------------------------------------------------------------------------------------------

Total expenses                                                99              139              98
---------------------------------------------------------------------------------------------------

Net income (loss) before income taxes and equity in
   undistributed net income of subsidiaries                  (16)             (48)            (31)

Income tax expense (benefit)                                  (6)             (19)             (3)
Equity in undistributed net income of subsidiaries         2,949            2,354           2,277
---------------------------------------------------------------------------------------------------

Net income                                                $2,939           $2,325          $2,249
===================================================================================================


                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


17.     Condensed Parent Company Information (continued)

                       Condensed Statements of Cash Flows
                                 (in thousands)


Year Ended September 30,                                                2002             2001            2000
---------------------------------------------------------------------------------------------------------------

Operating activities
   Net income                                                         $2,939           $2,325          $2,249
   Adjustments
     Equity in undistributed net income of subsidiaries               (2,949)          (2,354)         (2,277)
     (Increase) decrease in other assets                                 138              (95)            133
     Increase (decrease) in other liabilities                              -             (225)           (486)
---------------------------------------------------------------------------------------------------------------

Net cash absorbed by operating activities                                128             (349)           (381)
---------------------------------------------------------------------------------------------------------------

Investing activities
   Subsidiary dividend payment                                         2,500            2,500           2,307
   Proceeds from sale of available for sale securities                     -               50               -
   Loans originated, net of principal repayments                           -                -             180
---------------------------------------------------------------------------------------------------------------

Net cash provided by investing activities                              2,500            2,550           2,487
---------------------------------------------------------------------------------------------------------------

Financing activities
   Dividends paid                                                       (935)            (896)           (820)
   Repurchase of stock                                                (1,239)          (1,311)           (264)
   RRP vesting                                                             9               16              38
   ESOP note payment                                                     330              267             204
   Exercise of options                                                   207              173               -
---------------------------------------------------------------------------------------------------------------

Net cash absorbed by financing activities                             (1,628)          (1,751)           (842)
---------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                       1,000              450           1,264

Cash and cash equivalents, beginning of year                           1,813            1,363              99
---------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                $2,813           $1,813          $1,363
===============================================================================================================


                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


18.     Selected Quarterly Financial Data (Unaudited)

Condensed quarterly consolidated financial data, in thousands (except per share data), is shown as follows:


                                                       First                Second               Third             Fourth
Year ended September 30, 2002                         Quarter              Quarter              Quarter           Quarter
-------------------------------------------------------------------------------------------------------------------------------

Total interest income                                   $3,918               $3,884               $3,895             $3,915
Total interest expense                                   2,021                1,991                1,960              1,916
-------------------------------------------------------------------------------------------------------------------------------

Net interest income                                      1,897                1,893                1,935              1,999
Provision for credit losses                                 45                  100                   75                 75
-------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
   for credit losses                                     1,852                1,793                1,860              1,924

Noninterest income                                         387                  570                  480                406
Noninterest expense                                      1,147                1,094                1,171              1,158
-------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                               1,092                1,269                1,169              1,172
Provision for income taxes                                 415                  429                  444                475
-------------------------------------------------------------------------------------------------------------------------------

Net income                                              $  677              $   840              $   725            $   697
===============================================================================================================================

Cash dividends declared per share                       $  .11              $   .12              $   .12            $  .12
===============================================================================================================================

Basic earnings per share                                $  .33              $   .43              $   .37            $  .36
Diluted earnings per share                              $  .32              $   .41              $   .36            $  .34
===============================================================================================================================

                            Bedford Bancshares, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (continued)


18. Selected Quarterly Financial Data (Unaudited) (continued)


                                                       First                Second               Third             Fourth
Year ended September 30, 2001                         Quarter              Quarter              Quarter           Quarter
-------------------------------------------------------------------------------------------------------------------------------

Total interest income                                   $3,600               $3,756               $3,782             $3,858
Total interest expense                                   2,020                2,072                2,075              2,094
-------------------------------------------------------------------------------------------------------------------------------

Net interest income                                      1,580                1,684                1,707              1,764
Provision for credit losses                                 30                   45                   45                 30
-------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
   for credit losses                                     1,550                1,639                1,662              1,734

Noninterest income                                         226                  245                  291                375
Noninterest expense                                        962                  939                1,044              1,031
-------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                 814                  945                  909              1,078
Provision for income taxes                                 309                  358                  345                409
-------------------------------------------------------------------------------------------------------------------------------

Net income                                              $  505              $   587              $   564             $  669
===============================================================================================================================

Cash dividends declared per share                       $  .10              $   .11              $   .11             $ .11
===============================================================================================================================

Basic earnings per share                                $  .24              $   .29              $   .27             $ .33
Diluted earnings per share                              $  .23              $   .28              $   .26             $ .32
===============================================================================================================================



43